As filed with the U.S. Securities and Exchange Commission on May 27, 2022

Registration No. 333-259012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 8
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ICZOOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

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Cayman Islands	5065	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 102, Technology Bldg., International e-Commerce Industrial Park
105 Meihua Road
Futian, Shenzhen China, 518000
Tel: 86 755 86036281
(Address, including zip code, and telephone number, including area code, of principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Arila Zhou, Esq. Anna Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: 212-451-2908	Anthony W. Basch, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 Tel: 804-771-5700

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On August 25, 2021, we adopted the second amended and restated memorandum and articles of association (the “Second Amended MAA”), which was filed with Cayman Islands General Registry on September 1, 2021. Pursuant to the Second Amended MAA, we increased our authorized share capital by $3,600,000 such that our authorized share capital changes from $2,000,000 divided into 15,000,000 Class A Ordinary Shares with a nominal or par value of $0.08 each and 10,000,000 Class B Ordinary Shares with a nominal or par value of $0.08 each, into $5,600,000 divided into 60,000,000 Class A Ordinary Shares with a par value of $0.08 each and 10,000,000 Class B Ordinary Shares with a par value of $0.08 (the “2021 Share Increase”). As of the date hereof, we have 9,993,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares issued and outstanding.

All share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement will be adjusted to give effect to the 2021 Share Increase, unless otherwise indicated or unless the context suggests otherwise.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2022

ICZOOM GROUP INC.
4,400,000 Class A Ordinary Shares

This is the initial public offering (the “Offering”) of our Class A ordinary shares, par value $0.08 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”). We expect that the initial public offering price will be between $5.00 and $6.00 per share. Prior to this offering, there has been no public market for our Class A Ordinary Shares. We will apply for approval for quotation on the NASDAQ Capital Market under the symbol “IZM” for the Class A Ordinary Shares we are offering. However, there is no assurance that the offering will be closed and our Class A Ordinary Shares will be trading on NASDAQ Capital Market.

As the date hereof, our authorized share capital is $5,600,000 divided into 60,000,000 Class A Ordinary Shares and 10,000,000 Class B ordinary shares, par value $0.08 per share (each, a “Class B Ordinary Share”; collectively, “Class B Ordinary Shares”). As of the date hereof, we have 9,993,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares, issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Class A Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to ten votes. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one to one basis. The Class B ordinary shares shall automatically convert into fully paid and nonassessable Class A ordinary shares upon the occurrence of certain events as described herein. See “Description of Share Capital — Conversion” starting on page 185 of this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

We anticipate that following the completion of this Offering, our Chief Executive Officer, Lei Xia and our Chief Operating Officer, Duanrong Liu, will beneficially own an aggregate 84.18% voting power of the Company given the effect of 1 vote power of each Class A Ordinary Shares and 10 votes of each Class B Ordinary Share, which will allow Lei Xia and Duanrong Liu together to determine all matters requiring approval by shareholders. We may be deemed to be a “controlled company” under NASDAQ Marketplace Rules 5615(c); however, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the NASDAQ Marketplace Rules.

We are not a Chinese operating company, but a holding company incorporated in the Cayman Islands with all of our operations conducted by our wholly-owned subsidiaries established in the People’s Republic of China (“PRC” or “China”) and Hong Kong. This structure involves unique risks to investors, in particular, that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations and/or a material change of the value of our Class A Ordinary Shares that we are registering for sale, and the value of such securities may significantly decline or become worthless See “Risk Factor — Risks Related to Doing Business in China” starting on page 54 of this prospectus and “Risk Factor — Risks Related to Our Corporate Structure” starting on page 52 of this prospectus.

Historically we had a series of contractual arrangements with Shenzhen Pai Ming Electronics Co., Ltd., a PRC company which functioned as a variable interest entity and is referred to as “the VIE” or “Pai Ming Shenzhen” in this prospectus. The VIE structure provided contractual exposure to foreign investment in the VIE rather than replicating an investment and the main contribution of the VIE was to hold an ICP license as the PRC law prohibits direct foreign investment in internet-based businesses, such as provision of internet information services platform and other value-added telecommunication services. We generated more than 96.5% of our revenue from operations of our wholly foreign owned entity (“WFOE”), Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”) and its subsidiaries and our Hong Kong subsidiaries for the last two fiscal years and the most recent fiscal semi year. In December 2021, we terminated the agreements under the VIE structure and our Hong Kong subsidiary Iczoom Electronics Limited, or ICZOOM HK, now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. As a result, though we consolidated the financial results of the VIE for the last two fiscal years as a primary beneficial under the U.S. GAAP, we will no longer consolidate the operation and financial results of Pai Ming Shenzhen. As of the date of this prospectus, the agreements under the contractual arrangements have not been tested in any court of law. For a description of the historical VIE contractual arrangements, see “Corporate History and Structure — Historical Contractual Arrangements” starting on page 91 of this prospectus. For the summary of the condensed consolidated schedule and the consolidated financial statements, see pages 30-36 of this prospectus for “Summary Financial Data — Selected Consolidated Balance Sheet Data” (which is a summary of pages F-2 and F-40 of the consolidated financial statements); “— Selected Consolidated Statement of Operations Data” (which is a summary of pages F-3 and F-41 of the consolidated financial statements); “— Selected Consolidated Statement of Cash Flows” (which is a summary of pages F-5 and F-43 of the consolidated financial statements); and “— Roll-Forward of Investment” (which is a summary of pages F-37 and F-75 of the financial statements of parent company). While the current corporate structure does not contain any VIE and we have no intention establishing any VIEs in PRC in the future, if in the future the PRC laws and regulations change, and the PRC regulatory authorities disallow the VIE structure, including retroactively, it would likely result in a material adverse change in our operations, and the securities of ICZOOM Cayman may decline significantly in value or become worthless.

This is an offering of the Class A ordinary shares of the offshore Cayman Islands holding company, ICZOOM Group Inc. (“ICZOOM Cayman”), which wholly owns our operating subsidiaries in the PRC and Hong Kong. Investors in the Class A Ordinary Shares are not purchasing, and may never directly hold, equity securities of our subsidiaries in the PRC and Hong Kong that have substantive business operations. Investing in our Class A Ordinary Shares is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Because all of our operations are conducted in Hong Kong and China through our wholly-owned subsidiaries, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, the Chinese government may intervene or influence the operation of our Hong Kong and PRC operating entities and exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our Class A ordinary shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, including disallowing our holding company structure, could have a material change in our operation and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 24, 2021, China Securities Regulatory Commission (the “CSRC”) issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings, which are currently published for public comments only. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulators of applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable),(iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. Although we do not believe that we are currently prohibited from conducting overseas offering and listings, if the Draft Rules Regarding Overseas Listings is enacted, we may be subject to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” on page 57 of this prospectus.

After the termination of the agreements under the VIE structure, in consideration that it may take some time for customers to take actions to complete the transfer and adapt to the new platform from the old platform operated by Pai Ming Shenzhen, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022, pursuant to which Pai Ming Shenzhen agreed to provide us with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online & offline data push through its platform. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security and transfer of confidential and private information, such as personal information and other data. According to the Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022 and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ personal information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures is relatively new and does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” On November 14, 2021, the Cyberspace Administration of China, or “CAC”, released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the

Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with this offering before listing abroad because we currently hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially small and medium-sized enterprises. However, the Data Security Management Regulations Draft has not been formally adopted. It is uncertain when the final regulation will be issued and take effect, how it will be enacted, interpreted or implemented, and whether it will affect us. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. See “Permission Required from the PRC Authorities for the Company’s Operation and to Issue Our Class A Ordinary Shares to Foreign Investors” and “Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.” on page 55 of this prospectus.

Hjet Supply Chain has maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between Hjet Supply Chain and other subsidiaries. Hjet Supply Chain conducts regular review and management of its subsidiaries’ cash transfers and reports to its board of directors. Other than Hjet Supply Chain, neither ICZOOM Cayman or its other subsidiaries has cash management policies dictating how funds are transfer, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries for our cash and financing requirements. If any of our PRC or Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between ICZOOM Cayman and its subsidiaries. Prior to the termination of the VIE arrangement in December 2021, funds were historically transferred between Hjet Supply Chain to Pai Ming Shenzhen pursuant to the commercial agreements between them, in the aggregated amount of $59,478 for the six months ended December 31, 2021 and in the aggregated amount of $217,464 for the fiscal year ended June 30, 2021. After the termination of the VIE arrangement until the date of this prospectus, Hjet Supply Chain transferred funds in the aggregated amount of $401,709 to Pai Ming Shenzhen pursuant to the business cooperation agreement dated January 18, 2022. See “Prospectus Summary — Our Company” on page 5 of this prospectus. Other than funds transferred to Pai Ming Shenzhen, funds are transferred among our HK and PRC subsidiaries for working capital purpose. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by ICZOOM Cayman to its Hong Kong and PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to ICZOOM Cayman. As of the date of this prospectus, no dividends or distributions have been made to any investors by ICZOOM Cayman or any of its subsidiaries. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC and Hong Kong subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Certain payments from us or the Hong Kong subsidiaries to the PRC operating entities are subject to PRC taxes, including business taxes and value added tax, or VAT. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

See “Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” on page 13 of this prospectus, and “Risk Factor — The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.” from page 47 of this prospectus. For the summary of the condensed consolidated schedule and the consolidated financial statements, see pages 30-36 of this prospectus for “Summary Financial Data — Selected Consolidated Balance Sheet Data” (which is a summary of pages F-2 and F-40 of the consolidated financial statements); “— Selected Consolidated Statement of Operations Data” (which is a summary of pages F-3 and F-41 of the consolidated financial statements); “— Selected Consolidated Statement of Cash Flows” (which is a summary of pages F-5 and F-43 of the consolidated financial statements); and “— Roll-Forward of Investment” (which is a summary of pages F-37 and F-75 of the financial statements of parent company); and “Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our Class A Ordinary Shares.” on page 55 of this prospectus; and “Risk Factor — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 64 of this prospectus; and “Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 67 of this prospectus; and “Risk Factor — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.” on page 68 of this prospectus.

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Friedman LLP, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in May 2018 and an ongoing inspection that started in October 2020. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 78 of this prospectus for more information.

We are a Cayman Islands company and conduct a significant portion of our operations in China, and the majority of our assets are located in China. In addition, all of our directors and officers (except one independent director nominee) are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom (except one independent director nominee) are residents in the United States, and whose significant assets are located outside the United States. See “Risk Factors — Risks Related to Our Business and Industry — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.” on page 71 of this prospectus.

Please see “Risk Factor” starting on page 37 of this prospectus for additional information.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Class A Ordinary Share		Total
Initial public offering price	$	[•]	$	[•]
Underwriting discount and commissions (7.5%) for sales to investors introduced by the underwriter(1)	$	[•]	$	[•]
Underwriting discount and commissions (4.0%) for sales to investors introduced by us(1)	$	[•]	$	[•]
Assumed proceeds to us, before expenses	$	[•]	$	[•]

____________

(1)         Offering amounts for underwriter- and company-introduced investors assume sale of 100% of shares at each respective commission rate. Assumed proceeds presumes the sale of half of offered shares at 7.5% commission and half at 4.0% commission rates. See “Underwriting” for a description of compensation payable to the underwriter.

The underwriters are selling our Class A Ordinary Shares in this Offering on a firm commitment basis.

In addition to the underwriting discounts listed above and the expense allowance described in the footnote, we have agreed to issue upon the closing of this Offering, compensation warrants to Prime Number Capital, LLC, as representatives of the underwriters, entitling them to purchase up to 6% of the total number of Class A Ordinary Shares being sold in this Offering. The compensation warrants and underlying Class A Ordinary Shares are registered hereby. The exercise price of the compensation warrants is equal to 125% of the Offering Price of the Class A Ordinary Shares offered hereby. Assuming the exercise of the over-allotment option in full and an exercise price of $[•] per share, we would receive, in the aggregate, $[•] upon exercise of the compensation warrants, of which there can be no guarantee. The compensation warrants are exercisable commencing six months after the date of effectiveness of the Registration Statement of which this prospectus forms a part and will terminate five years after the date of effectiveness. An underwriting discount or spread equal to 7.5% of the Offering Price will also be provided to underwriters. The Registration Statement of which this prospectus is a part also covers the Class A Ordinary Shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 207.

We have granted the representatives an option, exercisable for forty-five (45) days from the date of this prospectus, to purchase up to an additional 15% of the Class A Ordinary Shares on the same terms as the other shares being purchased by the underwriters from us.

The underwriter expects to deliver the Class A Ordinary Shares to purchasers in the Offering on or about [•].

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prime Number Capital, LLC	Shengang Securities Company Limited

The date of this prospectus is May 27, 2022

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares in the Company.

This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We did not commission any of such reports. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

All references in this prospectus to “$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars and all references to “RMB” mean Renminbi, unless otherwise noted. All references to “PRC” or “China” in this prospectus refer to the People’s Republic of China, excluding for the sake of this prospectus only, Hong Kong, Macau and Taiwan.

i

COMMONLY USED DEFINED TERMS

•        “AP” refers to accounts payable.

•        “AR” refers to accounts receivable.

•        “ASC” refers to Accounting Standards Codification.

•        “ASU” refers to Accounting Standards Update.

•        “AEO” refers to Authorized Economic Operator.

•        “BOM” refers to Bill of Material.

•        “Class A Ordinary Shares” refer to our Class A ordinary shares, $0.08 par value per share;

•        “Class B Ordinary Shares” refer to our Class B ordinary shares, $0.08 par value per share;

•        “Components Zone HK” refers to Components Zone International Limited, a Hong Kong company.

•        “CECO” refers to Control of Exemption Clauses Ordinance (Cap. 71, Laws of Hong Kong).

•        “CRM” refers to customer relationship management.

•        “CSRC” refers to China Securities Regulatory Commission.

•        “Competition Ordinance” refers to Competition Ordinance (Cap. 619, Laws of Hong Kong).

•        “China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        Depending on the context, the terms “we,” “us,” “our company,” “our”, “ICZOOM” and “ICZOOM Cayman” refer to ICZOOM Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its subsidiaries and affiliated companies.

•        “DTA” refers to the comprehensive double taxation agreements between Hong Kong and other countries or territories, including the PRC.

•        “EDI License” refers to a VATS License for online data processing and transaction processing business.

•        “EW Bank” refers to East West Bank.

•        “Ehub” refers to Ehub Electronics Limited, a Hong Kong company.

•        “ECO” refers to the Employees’ Compensation Ordinance (Cap. 282, Laws of Hong Kong).

•        “FIE” refers to a foreign-invested enterprise.

•        “GACC” refers to General Administration of China Customs.

•        “ICZOOM HK” refers to Iczoom Electronics Limited, a Hong Kong company.

•        “ICZOOM Shenzhen” refers to Shenzhen Iczoom Electronics Co., Ltd., a PRC company.

•        “ICZOOM WFOE” refers to Components Zone (Shenzhen) Development Limited, a PRC company.

•        “HBI” refers to Horizon Business Intelligence Co., Limited, the former name of ICZOOM Group Inc.

•        “Hjet HK” refers to Hjet Industrial Corporation Limited, a Hong Kong company.

•        “Hjet Shuntong” refers to Hjet Shuntong (Shenzhen) Co., Ltd., a PRC company.

•        “Hjet Supply Chain” refers to Shenzhen Hjet Supply Chain Co., Ltd., a PRC company.

•        “Hjet Logistics” refers to Shenzhen Hjet Yun Tong Logistics Co., Ltd., a PRC company.

•        “Heng Nuo Chen” refers to Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd., a PRC company.

•        “IMECM” refers to the Formulated Interim Measures for Enterprise Credit Management (decree No. 225 of GACC).

•        “IoT” refers to Internet of Things.

•        “IRO” refers to the Inland Revenue Ordinance (Cap. 112, Laws of Hong Kong).

•        “ICP License” refers to a VATS License with the business scope of Internet information service that commercial Internet information services operators are required to obtain.

•        “IRD” refers to the Inland Revenue Department of Hong Kong.

•        “MRO” refers to maintenance, repair, and operations.

•        “M&A Rules” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China.

•        “MOFCOM” refers to the Ministry of Commerce of China.

•        “MOHRSS” refers to Human Resources and Social Security of China.

•        “MPF Scheme” refers to the Mandatory Provident Fund Scheme, a contribution retirement scheme managed by authorized independent trustees.

•        “Negative List” refers the Special Administrative Measures for Foreign Investment Access of China.

•        “NDRC” refers the National Development and Reform Commission of China.

•        “NPC” refers the National People’s Congress of China.

•        “ODM” refers to original design manufactures.

•        “OEM” refers to original electronic manufactures.

•        “OLO” refers to the Occupiers Liability Ordinance (Cap. 314, Laws of Hong Kong).

•        “OSHO” refers to the Occupational Safety and Health Ordinance (Cap. 509, Laws of Hong Kong).

•        “PBOC” refers to People’s Bank of China.

•        “PBOC Notice No. 9” refers to Full-coverage Macro-prudent Management of Cross-border Financing.

•        “Pai Ming Shenzhen” and/or “VIE” refer to Shenzhen Pai Ming Electronics Co., Ltd., a PRC company.

•        “POA” refers to the shareholder of Pai Ming Shenzhen’s power of attorney dated December 14, 2020.

•        “QEF” refers to a qualified electing fund.

•        “SaaS” refers to software-as-a-service.

•        “SAFE” refers to China’s State Administration of Foreign Exchange.

•        “SAFE Circular 19” refers to the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises.

•        “SAFE Circular 37” refers to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles.

•        “SAFE Circular 82” refers to the Circular of the State Administration of Taxation on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management.

•        “SAIC” refers to State Administration for Industry and Commerce in China and currently known as State Administration for Market Regulation.

•        “SAT” refers to PRC State Administration of Taxation.

•        “SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation.

•        “SCNPC” refers to the Standing Committee of the National People’s Congress of China.

•        “SKU” refers to stock keeping unit.

•        “SME” refers to small and medium-sized enterprise.

•        “SOGO” refers to the Sale of Goods Ordinance (Cap. 26, Laws of Hong Kong).

•        “SOSO” refers to the Supply of Services (Implied Terms) Ordinance (Cap. 457, Laws of Hong Kong).

•        “SPV” refers to special purpose vehicle.

•        “Controlling Shareholders” refers to collectively Lei Xia and Duanrong Liu;

•        “China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong; and

•        “UED” refers to user experience design.

•        “Urgent Notice” refers to the Urgent Notice of the General Office of MOHRSS on Effectively Implementing the Spirit of the Standing Meeting of the State Council and Effectively Conducting the Collection of Social Insurance Premiums in a Stable Manner.

•        “VAT” refers to value added taxes.

•        “VATS License” refers to two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for value-added telecommunications services.

•        “WFOE” refers to a wholly foreign-owned enterprise.

•        All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•        the timing of the development of future services;

•        projections of revenue, earnings, capital structure and other financial items;

•        the development of future company-owned branches;

•        statements regarding the capabilities of our business operations;

•        statements of expected future economic performance;

•        statements regarding competition in our market; and

•        assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying Class A Ordinary Shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements. Unless otherwise stated, all references to “us,” “our,” “ICZOOM,” “we,” the “company” and similar designations refer to ICZOOM Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its consolidated subsidiaries. See Note 1 to our consolidated financial statements as of and for the years ended June 30, 2021 and 2020 included elsewhere in this prospectus.

Our Company

We are an offshore holding company incorporated in Cayman Islands, conducting our operation in Hong Kong and the People’s Republic of China (“PRC”) through our wholly-owned subsidiaries in Hong Kong and PRC. Prior to December 2021, our wholly foreign owned entity in PRC, Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”) had contractual arrangements, or VIE arrangements, with Pai Ming Shenzhen which held an Internet Content Provider (“ICP”) license, allowing us to provide internet information services through our e-commerce platform in PRC. The ICP license is a VATS License with the business scope of Internet information service that commercial Internet information services operators are required to obtain and can only be held by PRC operators without any foreign ownership because the PRC law prohibits direct foreign investment in internet-based businesses.

In December 2021, we terminated the VIE arrangements with Pai Ming Shenzhen, and our Hong Kong subsidiary, Iczoom Electronics Limited, or ICZOOM HK, now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. The reason for us to change the entity operating our B2B online platform was twofold. First, with the increased number of customers in Hong Kong and potential demands from other countries for electronic components in China, we were motivated to establish a B2B online platform in Hong Kong for our growth in Hong Kong market and potential expansion to other markets. Second, the substantially increased regulatory and operational risks of the VIE arrangements accelerated our termination of the VIE arrangements, which as a result terminated our contractual right to access to the old platform held by the Pai Ming Shenzhen. Our new platform www.iczoomex.com is not only operated and managed by ICZOOM HK but its server and data are located and stored in Singapore. As neither our online platform nor its operation is within the territory of China, ICZOOM HK is not required by PRC law to obtain an ICP license to maintain and operate www.iczoomex.com, and we are able to provide internet information services through www.iczoomex.com.

Upon the termination of the VIE arrangements, we no longer consolidate the operation and financial results of Pai Ming Shenzhen and conduct all of our operations through our wholly owned subsidiaries in China and Hong Kong. Nevertheless, we generated more than 96.5% of our revenue from operations of our wholly foreign owned subsidiaries for the last two fiscal years and the most recent fiscal semi year before the termination of the VIE arrangements and now generate all of our revenue from operations of our wholly owned subsidiaries after such termination. See “Prospectus Summary — Historical Contractual Arrangements” for a summary of these historical VIE agreements starting on page 9 of this prospectus. See “Summary Financial Data — Selected Consolidated Balance Sheet Data”; “— Selected Consolidated Statement of Operations Data”; “— Selected Consolidated Statement of Cash Flows”; and “— Roll-Forward of Investment” on pages 30-36 of this prospectus. While the current corporate structure does not contain any VIE and we have no intention establishing any VIEs in PRC in the future, if in the future the PRC laws and regulations change, and the PRC regulatory authorities disallow the VIE structure, including retroactively, it would likely result in a material adverse change in our operations, and the securities of ICZOOM Cayman may decline significantly in value or become worthless.

Following the termination of the VIE arrangements in December 2021, we no longer have access to the old platform or website in China, and we now operate a new B2B platform through www.iczoomex.com. The new platform has substantially the same features and functions as the old platform or website, which, among others, enables us to collect, optimize and present product offering information, match orders for customers and fulfil orders through our SaaS suite services.

For the six months ended December 31, 2021 and for the fiscal year ended June 30, 2021, we made purchases from a total of 629 and 966 suppliers, respectively. As the date hereof, we have uploaded information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform.

For the six months ended December 31, 2021 and for the fiscal year ended June 30, 2021, we generated revenue from a total of 770 and 1,049 customers through the old platform, respectively. The new platform, however, does not automatically integrate the information of registered customers from the old platform. The customers are mainly small-medium electronic component buyers in PRC, some of which are repeat customers who constantly place orders on the platform and some are less active who place orders whenever they need to. For those repeat customers, we were able to contact them and worked with them even prior to the termination of the VIE arrangement to register with the new platform and continue working with them to transfer over to the new platform. For other random customers, with the assistance from Pai Ming Shenzhen, we are gradually transferring them over. See more details about the cooperation with Pai Ming Shenzhen described in this prospectus. We currently expect that it will take us up to one year to complete the transfer of customers. During the period from January to March 2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen). During January and March 2022, orders placed by 443 transferred customers attributed unaudited revenue of approximately $61.4 million (or 94.5% of the unaudited revenue) and orders placed by 89 new customers attributed unaudited revenue of $3.6 million (or 5.5% of the unaudited revenue); totalling unaudited revenue of $65.0 million in this quarter and representing an increase of 0.2% compared to the unaudited revenue of $64.9 million during the comparative quarter in 2021.

In order to retain customers and reduce interruption of operations during the transitional period, we entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022. Pursuant to the business cooperation agreement, Pai Ming Shenzhen has agreed to utilize the old platform to provide us with network services, including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push and we have agreed to pay Pai Ming Shenzhen for its monthly service with a base monthly fixed fee of RMB100,000 and additional variable service fee based on its performance during the one-year-term of the agreement. Pai Ming Shenzhen also posts the offering prices of products for customers to review and request orders on the old platform, however the old platform no longer has the function to match and fulfil orders. When an order is placed on the old platform, the customer will receive an automatically generated message that a representative will contact him, her or it shortly to confirm and fulfil the order. Pai Ming Shenzhen sends information of orders to us on a daily basis so that we can contact customers directly to guide them to register with the new platform to place orders so that the orders can be matched and fulfilled through the new platform. The services provided by Pai Ming Shenzhen to assist with the transfer are paid out through its monthly fixed fee, for any new customer that has not previously registered with the old platform but sourced by Pai Ming Shenzhen and has placed orders with us through the new platform, we have agreed to pay Pai Ming Shenzhen variable service fee. For instance, from January 2022 to March 2022, 16 new customers sourced by Pai Ming Shenzhen placed orders on our new platform, and we agreed to pay Pai Ming Shenzhen of RMB 1,000 (approximately $157) for each new customer.

As an ICP license is no longer required for the new platform, the business cooperation agreement is not necessary for us to operate the e-commerce platform in the long term, but it is necessary for us to retain the customers who still use the old platform during the transitional period. In addition, in January and March 2022, we also had 89 new customers, including 5 new customers located outside of China because the new platform in Hong Kong is easier for customers outside of China to access to as compared to the old platform.

Taking all the factors and measures in consideration, we do not expect any material negative impact caused by the termination of the VIE arrangement on our business or the results of operations except that (i) we incur additional expenses under the business cooperation agreement with Pai Ming Shenzhen; (ii) we have to designate certain sales person and service team to assist with the transfer which may be a slight distraction to our routine business; and (iii) it may cause certain level of inconvenience to customers to redo a new registration and get familiar with the new platform.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our Class A ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene or influence the operations of our PRC operating entities at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of our PRC operating entities and/or the value of our Class A ordinary shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) issued the Draft Rules Regarding Overseas Listings. See “Prospectus Summary — Permission Required from the PRC Authorities for the Company’s Operation and to Issue Our Class A Ordinary Shares to Foreign Investors” starting on page 10 of this prospectus; “Risk Factor — Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” starting on page 57 of this prospectus; “Risk Factor — Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our Class A Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Class A Ordinary Shares.” starting on page 53 of this prospectus; and “Regulation — Regulation Related to M&A Regulations and Overseas Listings” starting on page 167 of this prospectus.

After the termination of the agreements under the VIE structure, in consideration that it may take some time for customers to take actions to complete the transfer and adapt to the new platform from the old platform operated by Pai Ming Shenzhen, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022, under which Pai Ming Shenzhen agreed to provide us with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push through its platform. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. According to the Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022 and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” On November 14, 2021, the Cyberspace Administration of China, or “CAC”, released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refer to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with this offering before listing abroad because we currently hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially small and medium-sized enterprises (“SMEs”). Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. See “Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares” starting on page 55 of this prospectus; “Risk Factor — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner” starting on page 64 of this prospectus; “Risk Factor — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management named in the prospectus based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited” starting on page 71 of this prospectus; and “Risk Factor — China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed” starting on page 60 of this prospectus.

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (“HFCA Act”) if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. Our auditor, Friedman LLP, headquartered in Manhattan, NY, is an independent registered public accounting firm with the PCAOB and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” starting on page 78 of this prospectus for more information.

We, supported by our e-commerce trading platform, are primarily engaged in sales of electronic component products to customers in Hong Kong and the PRC. These products are primarily used by China based small and medium-sized enterprises (“SMEs”) in the consumer electronic industry, Internet of Things (“IoT”), automotive electronics and industry control segment. In addition to the sales of electronic component products, we also provide services to customers such as temporary warehousing, logistic and shipping, and customs clearance and charge them additional service commission fees.

We primarily generate revenue from sales of electronic components products to customers. In addition, we have certain amount of revenue from service commission fee for services provided to our customers.

Our Corporate Structure

The following charts summarize our corporate legal structure and identify our subsidiaries as of the date of this prospectus. For more detail on our corporate history please refer to “Corporate History and Structure” appearing on page 89 of this prospectus.

ICZOOM Group Inc.
Registered in Cayman Islands
100%
Iczoom Electronics Limited
拍明电子有限公司
Registered in Hong Kong
100%
Components Zone International Limited
芯城国际有限公司
Registered in Hong Kong
100%
Ehub Electronics Limited
易能电子有限公司
Registered in Hong Kong
100%
Hjet Industrial Corporation Limited
恒捷实业有限公司
Registered in Hong Kong
offshore
onshore
100%
WFOE
Components Zone (ShenZhen) Development Limited
芯领域（深圳）发展有限公司
Registered in China
100%
Hjet Shuntong (Shenzhen) Co., Ltd.
恒捷顺通（深圳）有限公司
Registered in China
100%
Shenzhen Hjet Supply Chain Co., Ltd.
深圳市恒捷供应链有限公司
Registered in China
100%
Shenzhen Iczoom Electronics Co., Ltd.
深圳市拍明芯城电子有限公司
Registered in China
100%
Shenzhen Hjet Yun Tong Logistics Co., Ltd.
深圳市恒捷运通物流有限公司
Registered in China
Equity interest

____________

Note:

(1)      Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”) previously owned 100% of the equity interest of Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd. (“Heng Nuo Chen”) which was incorporated on March 25, 2015. With limited business activities and operations since inception, in order to streamline the Company’s business structure, on August 23, 2021, Heng Nuo Chen completed its deregistration in accordance with PRC laws.

(2)      In December 2021, ICZOOM WFOE terminated the contractual arrangements with Pai Ming Shenzhen and the shareholder of Pai Ming Shenzhen. As a result, we unwound the VIE structure and no longer consolidate the operation and financial results of Pai Ming Shenzhen.

For details of each shareholder’s ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

Historical Contractual Arrangements

Historically, due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of electronic component exchange in China, including Shenzhen and Shanghai, we operated our previous online platform through the ICP license held by Pai Ming Shenzhen, a PRC company with no foreign ownership. Pai Ming Shenzhen was directed through contractual arrangements in lieu of direct equity ownership by us or any of our subsidiaries, and the main contribution of Pai Ming Shenzhen was to hold the ICP license. Such contractual arrangements consist of a series of three agreements, along with shareholder’s powers of attorney (“POA”) and irrevocable commitment letters (collectively, the “Contractual Arrangements”), which were signed on December 14, 2020. However, we terminated the VIE arrangement with Pai Ming Shenzhen, completed the relevant regulatory procedures, and unwound the VIE structure in December 2021. Our Hong Kong subsidiary, ICZOOM HK, now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. The reason for us to change the entity operating our B2B online platform was twofold. First, with the increased number of customers in Hong Kong and potential demands from other countries for electronic components in China, we were motivated to establish a B2B online platform in Hong Kong for our growth in Hong Kong market and potential expansion to other markets. Second, the substantially increased regulatory and operational risks of the

VIE arrangements accelerated our termination of the VIE arrangement, which as a result terminated our contractual right to access to the old platform held by the Pai Ming Shenzhen. Our new platform www.iczoomex.com is not only operated and managed by ICZOOM HK but its server and data are located and stored in Singapore. As neither our online platform nor its operator is within territory of China, ICZOOM HK is not required by PRC law to obtain an ICP license to maintain and operate www.iczoomex.com, and we are able to provide internet information services through www.iczoomex.com. As a result, we no longer consolidate the operation and financial results of Pai Ming Shenzhen and conduct all of our operations through our wholly owned subsidiaries in China and Hong Kong.

The Contractual Arrangements were designed to allow ICZOOM Cayman to consolidate Pai Ming Shenzhen’s operations and financial results in ICZOOM Cayman’s financial statement.

For details of our corporate history and historical VIE arrangement, please see “Corporate History and Structure” starting on page 89 of this prospectus.

Permission Required from the PRC Authorities for the Company’s Operation and to Issue Our Class A Ordinary Shares to Foreign Investors

Our operations in China are governed by PRC laws and regulations. Our PRC legal counsel, Han Kun Law Offices, has advised us that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, we and our subsidiaries have received all requisite permissions and approvals from the PRC government authorities that are material for our business operations currently conducted in China. Neither have we nor our subsidiaries received any denial of permissions for our business operations currently conducted in China. These permissions and approvals include (without limitation) Business License, Record Registration Form for Foreign Trade Business Operators, Customs Declaration Entity Registration Certificate, Filing Form for Enterprises Applying for Entry-exit Inspection and Quarantine and Road Transport Operation License.

Our PRC legal counsel, Han Kun Law Offices, has advised us that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, we and our subsidiaries are currently not required to obtain permission from any of the PRC authorities to issue our Class A Ordinary Shares to foreign investors.

However, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we are required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange, which would likely cause the value of our securities to significantly decline or become worthless.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce of China (“MOFCOM”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contains provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. However, the application of the M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. We have not chosen to voluntarily request approval under the M&A Rules. Based on the understanding of the current PRC law, rules and regulations, given that ICZOOM WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules, we believe that, as of the date of this prospectus, the CSRC’s approval under the M&A Rules are not be required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering.

Notwithstanding the foregoing, on December 24, 2021, the CSRC issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings, which are currently published for public comments only. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises or controlling shareholders, de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

Although we do not believe that we are currently prohibited from overseas offering and listings, if the Draft Rules Regarding Overseas Listings is enacted, we may be subject to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we have obtained CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior CSRC approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Class A Ordinary Shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 57 of this prospectus; “Risk Factor — Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our Class A Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Class A Ordinary Shares” on page 53 of this prospectus; and “Regulation — Regulation Related to M&A Regulations and Overseas Listings” starting on page 167 of this prospectus.

After the termination of the agreements under the VIE structure, in consideration that it may take some time for customers to take actions to complete the transfer and adapt to the new platform from the old platform operated by Pai Ming Shenzhen, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022, under which Pai Ming Shenzhen agreed to provide us with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push through its platform. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with this offering before listing abroad because we currently hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially SMEs.

The Cybersecurity Review Measures also provide that if a critical information infrastructure operator, or a CIIO, purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. We do not expect to be a CIIO, since (i) we do not hold a large amount of individual information, and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

Our Hong Kong subsidiary ICZOOM HK currently operate a B2B online trading platform, primarily engaged in sales of electronic component products to customers in China, where our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. According to the Personal Information Protection Law issued by Standing Committee of the National People’s Congress of the PRC on August 20, 2021, where the purpose of the activity is to provide a product or service to that natural person located within China, such activity shall comply with the Personal Information Protection Law. Further, the Data Security Law provides that where any data handling activity carried out outside of the territory of China harms the national security, public interests, or the legitimate rights and interests of citizens or organizations of China, legal liability shall be investigated in accordance with such law. However, the Personal Information Protection Law and the Data Security Law are relatively new, there remains uncertainty as to how the laws will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to such two laws. It is uncertain whether our Hong Kong subsidiary ICZOOM HK shall comply with the aforesaid laws. As of the date hereof, we are of the view that ICZOOM HK is in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the Cyberspace Administration of China, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. In reaching this conclusion, we have adopted corresponding internal control measures to ensure the security of our information system and confidentiality of our customers’ personal information, including, but not limited to the followings:

•        We have established information security management systems which stipulate the standardized procedures for the management of information system. Through the information security management systems, we classify our staff based on their positions and responsibilities and grant them different access rights and adopt password control to identify system users. We adjust, shut down or deregister the access rights in a timely manner when such staff change their positions or take long vacations or terminate their employment agreements with us. Moreover, we conduct information system security inspections and periodically check the access logs of the information system so that we could identify abnormal accesses and deregister such abnormal accessed accounts.

•        We provide training to our employees to ensure that they are aware of our internal policies in relation to data protection.

•        We have specific network administrator responsible for installing the network firewall, remoting backup storage of important databases, business data, and documents, and promoting information security awareness among our employees.

For the data and personal information collected from our customers, we set out our data privacy policy and obtain the prior consent of the customers as required by the applicable laws and regulations before collecting their data and personal information. We collect personal information in accordance with the principle of legality, propriety and necessity, and do not collect personal information irrelevant to the service we provide to the customers. We have not shared, transferred or publicly disclosed user data without prior consent or authorization from the customers, unless otherwise permitted by relevant laws and regulations. We may be required to comply with laws and regulations in the PRC relating to data privacy and personal information, and failure to comply with such laws and regulations may potentially lead to regulatory or civil liability.

The Draft Rules Regarding Overseas Listings, Data Security Management Regulations Draft, Cybersecurity Review Measures, Personal Information Protection Law and Data Security Law are relatively new, there are substantial uncertainties regarding their interpretation and application, the PRC regulatory authorities may take a view that is contrary to the analysis above. We are not sure whether the PRC regulatory authorities will adopt other rules and restrictions in the future. See “Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us” on page 54 of this prospectus; Risk Factor — Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 57 of this prospectus; “Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares” on page 55 of this prospectus; “Risk Factor — We may be liable for improper use or appropriation of personal information provided by our customers” on page 62 of this prospectus; and “Risk Factor — China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. Additional compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permission to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless” on page 60 of this prospectus.

New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have. If the PRC government deems us as operating without proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business, we may be required to apply for additional approvals, license or permits. See “Risk Factor — Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material and adverse impact on our business and results of operations” on page 44 of this prospectus.

Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct substantially all of our operations through our PRC operating entities. We are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 67.

Neither ICZOOM Cayman or its subsidiaries except Hjet Supply Chain has cash management policies dictating how funds are transferred, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities. Hjet Supply Chain has maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between Hjet Supply Chain and other subsidiaries. Hjet Supply Chain conducts regular review and management of all its subsidiaries’ cash transfers and reports to the board of directors.

Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between ICZOOM Cayman and its subsidiaries. Prior to the termination of the VIE arrangement in December 2022, funds were historically transferred between Hjet Supply Chain to Pai Ming Shenzhen pursuant to the contracts between them, in the aggregated amount of $59,478 and $9,318 for the six months ended December 31, 2021 and 2020, respectively, and in the aggregated amount of $217,464 and $224,556 for the fiscal year ended June 30, 2021 and 2020, respectively. After the termination of the VIE arrangement until the date of this prospectus, Hjet Supply Chain transferred funds in the aggregated amount of $401,709 to Pai Ming Shenzhen pursuant to the business cooperation agreement dated January 18, 2022. Other than funds transferred to Pai Ming Shenzhen, funds are transferred among our HK and PRC subsidiaries for working capital purpose. As of the date hereof, there has been no dividend or distributions made between U.S. investors, other investors and the Company’s entities. See “Summary Financial Data — Selected Consolidated Balance Sheet Data.”; “— Selected Consolidated Statement of Operations Data”; “— Selected Consolidated Statement of Cash Flows”; and “— Roll-Forward of Investment” on pages 30-36 of this prospectus.

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by ICZOOM Cayman to Components Zone HK, and then transferred to ICZOOM WFOE, and then transferred to Hjet Shuntong, and then Hjet Supply Chain, and then ICZOOM Shenzhen and Hjet Logistics as capital contribution and/or shareholder loans subject to applicable regulatory approvals, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our Hong Kong subsidiaries, including Components Zone HK, which will be dependent on receipt of dividends from ICZOOM WFOE, which will be dependent on dividends from the Hjet Shuntong, which will be dependent on receipt of dividends from Hjet Supply Chain, which will be dependent on receipt of payments from ICZOOM Shenzhen and Hjet Logistics in accordance with the laws and regulations of the PRC and Hong Kong.

ICZOOM WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit ICZOOM WFOE to pay dividends to Components Zone HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of ICZOOM WFOE and the other subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

As of the date of this prospectus, PRC subsidiaries have not paid any dividends to the offshore companies.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. Please see “Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our Class A Ordinary Shares.” on page 55 of this prospectus; “Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 67 of this prospectus; and “Risk Factor — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing” on page 68 of this prospectus.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hjet Shuntong and its subsidiaries and the distribution of such payments to Components Zone HK as dividends from ICZOOM WFOE. Certain payments from our PRC subsidiaries to ICZOOM WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Components Zone HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Components Zone HK intends to apply for the tax resident certificate when ICZOOM WFOE plans to declare and pay dividends to Components Zone HK. See “Risk Factors — We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 68 of this prospectus.

The diagram below illustrates the intended cash flow under our current corporate structure.

ICZOOM
capital contribution / shareholder loan
dividends / distributions
ICZOOM HK
Components Zone HK
Ehub
Hjet HK
offshore
onshore
capital contribution / shareholder loan
dividends / distributions
WFOE
capital contribution / shareholder loan
dividends / distributions
Hjet Shuntong
capital contribution / shareholder loan
dividends / distributions
Hjet Spply Chain
capital contribution / shareholder loan
dividends / distributions
ICZOOM Shenzhen
Hjet Logistic

____________

Note:

(1)      Parent companies may transfer fund to their subsidiaries via capital contributions or shareholder loans, subsidiaries may transfer funds to their parent companies via dividends or distributions.

(2)      Under PRC laws, PRC companies may not pay dividends unless it has set aside at least 10% of its accumulative profits after tax each year to fund statutory reserve funds until such reserve funds reach 50% of its registered capital.

(3)      In December 2021, ICZOOM WFOE terminated the contractual arrangements with Pai Ming Shenzhen and the shareholder of Pai Ming Shenzhen. As the VIE was to hold the ICP license in the past, we did not have any cash flow or distribution between the VIE and ICZOOM WFOE.

Sales of Electronic Components Products

We sell two categories of electronic component products: (i) semiconductor products and (ii) electronic equipment, tools and other products. Our semiconductor products primarily include various integrated circuit, discretes, passive components, optoelectronics, and our equipment, tools and other electronic component products primarily include various electromechanical, maintenance, repair & operations (“MRO”), and various design tool. The selling prices for our semiconductor products range from $0.002 per unit to approximately $69,571 per unit, and selling prices for our electronic equipment, tools and other products normally range from $0.001 per unit to $50,496 per unit, depending on different features of stock keep units (each, the “SKU”, collectively, the “SKUs”). For the six months ended December 31, 2021 and 2020, the average selling prices of semiconductor products were $0.17 per unit and $0.16 per unit respectively, and the average selling prices of equipment, tools and others were $0.95 per unit and $0.87 per unit, respectively. For the fiscal years ended June 30, 2021 and 2020, the average selling prices of semiconductor products were $0.20 per unit and $0.23 per unit respectively, and the average selling prices of equipment, tools and others were $0.21 per unit and $0.27 per unit, respectively.

Service Commission Fees

Our service commission fees consist of (1) fees charged to customers for assisting them with customs clearance when electronic component products are purchased from overseas suppliers; (2) fees charged to customers for providing temporary warehousing and organizing the shipping and delivery after customs clearance.

For those add-on services, we typically charge non-refundable commission fees ranging from 0.2% to 1% based on the value of products. Such revenue is recognized when our customs clearance, warehousing, logistic and delivery services are performed and the customer receive the products. Revenues are recorded net of sales taxes and value added taxes.

Our Business Model

We operate a B2B online platform www.iczoomex.com, which was held by ICZOOM HK, where our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. Our suppliers have requirements for minimum purchase amount in order for us to obtain favorable prices. We post such requirements and corresponding prices on our platform. Our customer will place an order meeting minimum purchase amount requirement. Once a customer’s order is placed through our platform, we will acquire selected products from a supplier and sell directly to the customer. In addition, our platform can collect and analyze the order information and re-organize single purchase order from different customers into one combo order based on the component part number provided that those orders are within same or close range of delivery schedules. We often can renegotiate further discount from suppliers for those combo orders.

Our registered users can post enquiries if they cannot find their desired products. Our platform can screen product offering information automatically for them to identify a match. If there is no match, we may reach out to suppliers to locate the desired products and then provide the offering information to them.

We also provide add-on services for our customers with commission fees, such services including, but not limit to, temporary warehousing, logistic and shipping, and customs clearance.

Key Facts of Our Business

(ICZOOM Business Model)

1. Anonymous Product Offering

We take the responsibilities and risks to verify the suppliers and their products. Our platform collects, optimizes and presents product offering information such as price, volume, and the delivery of components, without revealing the suppliers’ identity so that the suppliers cannot be reached directly by our registered users or using our platform to post fake and unfair offering information. This arrangement allows customers to screen essential product offering information effectively.

2. Real-Time Transaction Information

Our platform captures changes of product offering prices and updates them in a timely manner. The platform also publishes, among others, the most recent transaction details of component part numbers and product trading volume. The transaction information is published on our platform as references on our platform. We have also developed a comprehensive collection of component specs, design and application information from suppliers. This catalog enables customers to screen, compare and cross-reference components efficiently. Since our inception in 2012, our platform has accumulated more than 25 million SKUs in multiple electronic industry subdivisions. Because of the information and data we provide, we have substantial amount of visitors to our platform to review and collect product information and more than 20,000 SMEs registered as users on our platform so that they can post enquiries and/or offering information of their products, among which, some become our customers and some become our suppliers. For the six months ended December 31, 2021, we generated our revenue from a total of 770 customers and purchased products from 629 suppliers. For the six months ended December 31, 2020, we generated our revenue from a total of 702 customers and purchased products from 595 suppliers.

For year ended June 30, 2021, we generated our revenue from a total of 1,049 customers and purchased products from 966 suppliers. For year ended June 30, 2020, we generated our revenue from a total of 866 customers and purchased products from 835 suppliers.

3. SaaS Solutions

Our full-fledged software-as-a-service (“SaaS”) suite enables customers to optimize and digitalize their orders. Our SaaS suite includes inventory management, procurement management, customer relationship management (“CRM”), bill of material (“BOM”) management and logistics management. The comprehensive range of services improve customers’ transaction experience, enhance our platform brand image, and empower our business growth.

Awards

Our platform is widely recognized within the industry and has earned 26 awards from various organizations, none of which requires us to pay to participate, including but not limited to the following:

i.       T50 Innovative B2B Companies of China by B2B Branch of China Electronic Commerce Association in 2017;

ii.      T30 Innovative B2B Companies of China by China Industrial Internet Allies in 2018; and

iii.     Top 100 B2B Enterprises in China and Outstanding B2B Entrepreneur in China by China B2B Summit Organization in 2019.

Our Customers

Our customers are mainly SMEs in the PRC. As the electronics industry is subject to short product life cycles and involves constantly evolving technologies, our platform, with a relatively short inventory turnover period of 4.77 days, 5.04 days, 2.81 days and 3.64 days as of December 31, 2021 and 2020, and June 30, 2021 and 2020, respectively, can satisfy our customers’ needs of frequent purchase and timely delivery. Our e-commerce platform provides our customers with comprehensive solutions to improve their shopping experience and eventually save costs for them. In conjunction with the termination of the VIE arrangement, we launched a new B2B platform through www.iczoomex.com, which has substantially the same features and functions as the old platform or website. The new platform, however, does not automatically integrate the information of registered customers from the old platform, so we currently work with Pai Ming Shenzhen on the transfer pursuant to a business operation agreement. During the period from January to March  2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen). For more information, see “Our Business” starting on page 136 of this prospectus.

Our Suppliers

The majority of our suppliers are mainly authorized distributors from Hong Kong, Taiwan, and overseas. They have provided accumulated offering information of more than 25 million SKUs from worldwide on our platform as of the date of this prospectus. We sold about 16,501 SKUs and 13,419 SKUs in aggregate for the six months ended December 31, 2021 and 2020, respectively. We sold about 23,975 SKUs and 18,438 SKUs in aggregate in the fiscal year ended June 30, 2021 and 2020, respectively. As of the date of this prospectus, we have uploaded offering information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform. For more information, see “Our Business” starting on page 136 of this prospectus.

For the six months ended December 31, 2021, we made purchases from a total of 629 suppliers approximately 85.1% of which were from Hong Kong, Taiwan and overseas and 14.9% of which were from PRC. For the six months ended December 31, 2020, we made purchases from a total of 595 suppliers approximately 91.4% of which were from Hong Kong, Taiwan and overseas and 8.6% of which were from PRC. For the six months ended December 31, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases.

For the fiscal year ended June 30, 2021, we made purchases from a total of 966 suppliers approximately 90.5% of which were from Hong Kong, Taiwan and overseas and 9.5% of which were from PRC. For the fiscal year ended June 30, 2020, we made purchases from a total of 835 suppliers approximately 94.1% of which were from Hong Kong, Taiwan and overseas and 5.9% of which were from PRC. For the years ended June 30, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases.

Market Opportunities and Competition

The current electronic components business model is a closed market system dominated by vendors, distributors, and traders with no open market infrastructure. This not only leads to complex trading processes but also high transaction cost and a low transaction efficiency caused by information barrier. Despite the size of the market, a significant portion of the business value in the global electronic industry is still handled by distributors and traders, who make high profits from the price differences caused by information barriers.

We aim to address the problems and difficulties that SMEs face through our e-commerce platform:

•        Information asymmetry and delay between the customers and suppliers;

•        Over-reliance on upstream suppliers which leaves little control and bargain power to SME customers, especially to customers with special requirements and small purchase amount; and

•        High distribution costs which make it hard for SMEs to generate economic benefit.

Competition

We believe that we are an advanced e-commerce platform that provides anonymous product offering, real-time transaction information, and SaaS solutions for SMEs in China’s electronics component industry. We may, however, face competition from traditional distributors and traders of the electronic components as well as competition from existing competitors and new market entrants in the electronic component exchange market, including the following, each in its respective aspect:

•        electronic components distributors mainly serving the SMEs, including authorized distributors, category distributors, and proprietary platforms,

•        B2B e-commerce platforms providing one-stop procurement of electronic components for SMEs, and

•        SaaS providers offering digital solutions to enterprise procurement management.

Our Strengths

We believe that the following are our key competitive strengths that contribute to our growth and, on a combined basis, differentiate us from our competitors:

•        first move advantage of building an e-commerce platform that could bring a new trading method on product information and purchase demand, low transaction cost, and transaction efficiency, to the electronic component distribution industry,

•        tailor-made e-commerce solutions that cater to the specific needs of our customers,

•        unique infrastructure for efficient customers management and service post-order until delivery,

•        exclusive availability of the anonymous product offering on our platform, and

•        visionary founders, experienced management team and strong corporate culture.

Growth Strategies

Since our inception, we have focused on building an e-commerce platform with the low transaction cost and transparent pricing to meet the needs of SMEs in the electronic component market. In order to stay competitive, we will:

•        continue to invest in our information engine to support our business.

•        strengthen our technology capabilities and enrich our SaaS suite.

•        further develop and expand our solutions on our e-commerce platform.

•        expand our marketing and sales by enhancing cooperation with suppliers and our services.

Source and Cost of Revenues, Gross Profit, Operating Expenses, and Net Income

Our revenues are primarily derived from sales of electronic component products. For the six months ended December 31, 2021 and 2020, approximately 98.6% and 99.4% of our sales were from sales of electronic component products respectively. In addition, approximately 1.4% and 0.6% of our sales were from the service commission fees, respectively. For the fiscal years ended June 30, 2021 and 2020, approximately 99.4% and 99.2% of our sales were from sales of electronic component products respectively. In addition, approximately 0.6% and 0.8% of our sales were from the service commission fees, respectively.

Our cost of revenues primarily consists of third-party products purchase price, tariffs associated with import products from overseas suppliers, inbound freight costs, warehousing and overhead costs and business taxes. Cost of revenue generally changes due to factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes.

Our gross profit increased by $283,428 or 7.2%, from $3,942,265 for the six months ended December 31, 2020 to $4,225,693 for the six months ended December 31, 2021, and our gross profit margin decreased by 0.1% from 3.1% for the six months ended December 31, 2020 to 3.0% for the six months ended December 31, 2021. We have other additional operating expenses consisting of selling expenses, and general and administrative expenses. As a result, we reported a net income of $1,104,588 for the six months ended December 31, 2021, representing a $905,858 decrease from the net income of $2,010,446 for the six months ended December 31, 2020.

Our gross profit increased by $3,424,021 or 74.5%, from $4,597,261 in fiscal year 2020 to $8,021,282 in fiscal year 2021, and our gross profit margin increased by 0.1% from 2.8% in fiscal year 2020 to 2.9% in fiscal year 2021. We have other additional operating expenses consisting of selling expenses, and general and administrative expenses. As a result, we reported a net income of $2,634,566 for the fiscal year ended June 30, 2021, representing a $2,042,696 increase from the net income of $591,870 for the fiscal year ended June 30, 2020.

For the six months ended December 31, 2021 and 2020, our revenues were $140,525,068 and $127,666,969, respectively, and our gross profit were $4,225,693 and $3,942,265, respectively. For the fiscal years ended June 30, 2021 and 2020, our revenues were $279,360,826 and $165,213,611, respectively, and our gross profit were $8,021,282 and $4,597,261, respectively. We currently generate most of our revenues from our platform.

Impacts of COVID-19

Like many others, our operations have been affected by the outbreak and spread of the coronavirus disease 2019 (COVID-19), which in March 2020, was declared a pandemic by the World Health Organization. The COVID-19 outbreak has caused lockdowns, travel restrictions, and closures of businesses. Our business was temporarily impacted by the COVID-19 coronavirus outbreak to a certain extent.

The negative impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

•        Temporary lockdown of business.    We temporarily closed our facilities for one month (from the beginning of February until March 1, 2020) as the Chinese government required the nationwide closure of many business activities in the PRC in response to COVID-19. Our on-site work resumed after March 1, 2020.

•        Increase in product cost and expense.    Given that the productivity of certain components manufacturers has not recovered, a shortage of these products has driven up their prices and extended the period of time for delivery.

•        Delay of delivery.    Our logistics channels have been negatively impacted by the outbreak, which to certain extent delayed our products delivery. For example, some of our orders have been delayed because the suppliers were impacted by the lock-down in the U.S. However, our product delivery recovered gradually after March 1, 2020.

•        Extended collection time.    A few of our customers required additional time to pay us due to the negative business impact of the ongoing COVID-19.

Despite the above-mentioned negative impacts of COVID-19 which were temporary to our business, our customer demands increased during the pandemic. After we resumed our business operation on March 1, 2020, there we received and fulfilled increased sales orders for electronic components products through on our e-commerce platform. As a result, our revenues increased $12,858,099, or 10.1%, from $127,666,969 for the six months ended December 31, 2020, to $140,525,068 the six months ended December 31, 2021, and our revenues increased $114,147,215, or 69.1%, from $165,213,611 for the fiscal year ended June 30, 2020, to $279,360,826 for the fiscal year ended June 30, 2021. Although the negative impact of the COVID-19 coronavirus outbreak on our business seems to be temporary in China, there is still uncertainty both in China and globally and potential disruption to business and the economy. A resurgence could negatively affect the execution of customer contracts, the collection of customer payments, or disruption of the Company’s supply chain. The continued uncertainties associated with COVID-19 may cause the Company’s revenue and cash flows to underperform in the next 12 months. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the date of this prospectus.

Research and Development

We maintain an internal dedicated engineering and technology team, who are responsible for (1) software research and development; (2) operational support; and (3) data management and analysis of the e-commerce platform and order fulfilment platform. As of the date of this prospectus, our team consists of 11 full-time R&D personnel, which accounts for 10% of the Company’s employees.

Intellectual Property

Our primary trademark portfolio consists of 20 registered trademarks and 1 intellectual property management system certification. Our trademarks are valuable assets that reinforce the brand and our consumers’ favorable perception of our products.

We currently own 55 registered software copyrights. Our software supports the operation of SaaS platform.

In addition to trademark and software protection, we own 14 domain names, including iczoomex.com.

Our intellectual property is subject to risks of theft and other unauthorized use, and our ability to protect our intellectual property from unauthorized use is limited. In addition, we may be subject to claims that we have infringed the intellectual property rights of others. See “Risk Factors — Risks Relating to Our Business — We may not be able to prevent others from unauthorized use of our intellectual property, which could cause a loss of customers, reduce our revenues and harm our competitive position” on page 44 of this prospectus.

Our Securities and Reverse Split

In October 2020, upon shareholder approval, we effected a reverse split pursuant to which each four Class A Ordinary Shares of a par value of $0.02 each were reverse split into one Class A Ordinary Shares of a par value of $0.08 each and every four Class B Ordinary Shares of a par value of $0.02 each were reverse split into one Class B Ordinary Share of a par value of $0.08 each (the “Reverse Split”). All share numbers, stock option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Split, unless otherwise indicated or unless the context suggests otherwise.

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares prior to the completion of this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to ten votes. Due to the Class B Ordinary Shares’ voting power, the holders of Class B Ordinary Shares currently and may continue to have a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. (See “Risk

Factors — The conversion of Class B Ordinary Shares into Class A Ordinary Shares may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of Class A Ordinary Shares eligible for future resale in the public market, which may negatively impact the trading price of our Class A Ordinary Shares.” on page 75 of this prospectus) Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. There are no provisions in our amended and restated articles of association that would limit the lifespan of the Class B Ordinary Shares, and the holders of Class B Ordinary Shares are able to hold their Class B Ordinary Shares for any period of time; provided however, in the event of any sale, transfer, assignment or disposition of any Class B Ordinary Shares to any person other than the permitted transferees (as defined in the amended and restated memorandum and articles of association), such Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares on a one-to-one ratio. (See “Description of Share Capital”).

Unless the context requires otherwise, all references to the number of shares of Class A and Class B Ordinary Shares to be outstanding after our initial public offering is based on 14,393,743 Class A Ordinary Shares (including 9,993,743 Class A Ordinary Shares issued and outstanding as of the date hereof and 4,400,000 Class A Ordinary Shares issued in this offering) and 7,659,000 Class B Ordinary Shares outstanding, and excludes 12,500,000 Class A Ordinary Shares reserved for issuance under our 2015 Share Option Plan (as amended in October 2020, the “Option Plan”).

Unless otherwise indicated, all information in this prospectus assumes a price to the public in this Offering of $5.7 per share.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Risks Related to Our Business and Industry. See “Risk Factor — Risks Related to Our Business and Industry” starting on page 37 of the prospectus.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        We derive substantially our revenue from purchases made by SMEs in China that are electronic manufacturers or traders engaging in consumer electronic industry, IoT, automotive electronics, industry control segment. As a result, factors that adversely affect Chinese electronics manufacturers or the Chinese electronics manufacturing industry could also materially and adversely affect our customers’ business, financial condition, results of operations and prospects and subsequently impact them placing orders with us. See “Risk Factor — We substantially rely on purchases made by Chinese electronics SMEs, and factors that adversely affect Chinese electronics industry could have a material adverse effect on our business, financial condition, results of operations and prospects.” on page 38 of this prospectus.

•        Our continued success requires us to maintain our current customers and develop new relationships. We cannot guarantee that our customers will continue to use our platform in the future or at the current level. We may be unable to maintain existing customers or to obtain new customers on a profitable basis due to competitive dynamics. See “Risk Factor — If we could not maintain existing customers or attract new customers, ensure our existing customers to register with our new platform, and face a significant decrease in the number of customers or the volume of customer demands, our business, financial condition, results of operations and prospectus could be materially and adversely impacted.” on page 38 of this prospectus.

•        Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products we sold and services we provided. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected. See “Risk Factor — If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.” on page 51 of this prospectus.

•        We rely on third-party courier service providers to deliver products to our customers. Interruptions to or failures in these couriers’ shipping services could prevent the timely or successful delivery of our products. See “Risk Factor — We rely on third-party courier service providers to deliver our products, and their failure to provide high-quality courier services to our customers may negatively impact the procurement experience of our customers, damage our market reputation and materially and adversely affect our business and results of operations.” on page 42 of this prospectus.

•        The satisfactory performance, reliability and availability of our website, our mobile applications and our network infrastructure are critical to our success and our ability to attract and retain customers and maintain adequate customer service levels. See “Risk Factor — The proper functioning of our e-commerce platform is essential to our business and any failure to maintain the satisfactory performance, security and integrity of our e-commerce platform will materially and adversely affect our business, reputation, financial condition and results of operations.” on page 42 of this prospectus.

Risks Related to Our Corporate Structure. See “Risk Factors — Risks Related to Our Corporate Structure” starting on page 52 of the prospectus.

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•        Previously, our B2B online platform was operated through Pai Ming Shenzhen, the VIE, which held the ICP license to provide internet information services in PRC according to the regulations in China. If we were subject to severe penalties retroactively, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations and failures. Further, the PRC government could disallow our holding company structure, which would likely result in a material adverse change in our operations, and/or our Class A Ordinary Shares may decline significantly in value or become worthless. See “Risk Factor — We previously operated our B2B online platform through the ICP license held by Pai Ming Shenzhen by means of Contractual Arrangements. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, or if the PRC government disallow our holding company structure, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and/or the securities of ICZOOM Cayman may decline significantly in value or become worthless.” from page 52 of this prospectus.

Risks Related to Doing Business in China. See “Risk Factors — Risks Related to Doing Business in China” starting on page 54 of the prospectus.

We are based in China and have the majority of our operations in China, so we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•        The transfer of funds and assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. See “Risk Factor — The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.” from page 47 of this prospectus.

•        China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. See “Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” on page 54 of this prospectus.

•        China’s social and political conditions may change and become unstable. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations. See “Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our Class A Ordinary Shares.” from page 55 of this prospectus.

•        The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. See “Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.” from pages 55 to 57 of this prospectus.

•        China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. See “Risk Factor — China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. Additional compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permission to commence the sale of our securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.” from pages 60 to 62 of this prospectus.

•        The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC subsidiaries receive such proceeds in the PRC. See “Risk Factor — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 64 this prospectus.

•        Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information. See “Risk Factor — We may be liable for improper use or appropriation of personal information provided by our customers.” from pages 62 to 64 of this prospectus.

•        Failure by any such shareholders or beneficial owners to comply with Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See “Risk Factor — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.” from pages 66 of this prospectus.

•        We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, we conduct a significant portion of our operations in China and the majority of our assets are located in China. As a result, it may be difficult for our Shareholders to effect service of process upon us or those persons inside mainland China. In addition, all of our directors and officers (except one independent director nominee) are nationals or residents of countries other than the United States. See “Risk Factor — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.” from pages 71 to 72 of this prospectus.

Risks Related to This Offering and the Ordinary Shares. See “Risk Factors — Risks Related to This Offering and the Ordinary Shares” on page 74 of the prospectus.

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and this offering, including, but not limited to, the following:

•        Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share (unless otherwise described herein and adjusted as per our amended and restated articles of association) at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Risk Factor — Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Shares.” on page 75 of this prospectus.

•        Our Class B Ordinary Shares have ten votes per share, and our Class A Ordinary Shares, which are the shares we are offering in our initial public offering, have one vote per share. Our founders, who are our CEO and COO, will together hold approximately 88.46% and 84.18% of the voting power of our outstanding ordinary shares before and after our initial public offering, respectively. See “Risk Factor — The dual class structure of our ordinary shares has the effect of concentrating voting control with our founders.” on page 76 of this prospectus.

•        The recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. See “Risk Factor — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors. These developments could add uncertainties to our offering.” from page 78 to 79 of this prospectus.

Corporate Information

Our principal executive office is located at Room 102, Technology Bldg., International e-Commerce Industrial Park, 105 Meihua Road, Futian, Shenzhen China, 518000, As the lease for our current office will expire in late May 2022, the Company entered into new lease agreements on May 12, 2022 for a new location and plans to move to the new location in the next two months. The new office will be located in Rooms 1, 05A, 05B, 05D, 06, 38th Floor, Building A of Xin Hao Yi Du, No. 7018, Cai Tian Road, North Ring Avenue, Futian District, Shenzhen, Guangdong, China. Our registered agent in Cayman Islands is Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands. Our telephone number is +86 755 86036281. Our website is as follows www.iczoomex.com. The information on our website is not part of this prospectus.

Controlled Company

Prior to the completion of this Offering, and as long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under NASDAQ Marketplace Rules.

For so as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the NASDAQ listing rules for at least one year after the initial public offering, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Risk Factor — As a “controlled company” under the rules of the NASDAQ Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Compliance with Foreign Investment

All limited liability companies formed and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, which was amended and promulgated by the Standing Committee of the National People’s Congress on October 26, 2018 and came into effect on the same day. Foreign invested enterprises must also comply with the Company Law, with exceptions as specified in the relevant foreign investment laws. Under our corporate structure as of the date of this prospectus, 100% of the equity interests of ICZOOM WFOE are entirely and directly held by our company through Components Zone HK. Therefore, ICZOOM WFOE, the WFOE of Components Zone HK, should be regarded as a foreign-invested enterprise and comply with both the Company Law and other applicable foreign investment laws.

Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are incorporated under the laws of the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the PRC information technology industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Other than in accordance with relevant accounting rules and as otherwise stated, all translations of Renminbi into U.S. dollars in this prospectus were made at the rate of RMB7.0771 to USD1.00, the buying rate on 30 June, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Where we make period-on-period comparisons of operational metrics, such calculations are based on the Renminbi amount and not the translated U.S. dollar equivalent. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

The Offering

Issuer:	ICZOOM Group Inc.
Securities being Offered:	4,400,000 Class A Ordinary Shares (or 5,060,000 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full), par value $0.08 per share
Assumed Price per Share:	We estimate that purchase price will be between $5.00 and $6.00 per Class A Ordinary Shares.
Over-Allotment:	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 657,895 additional Class A Ordinary Shares.
Class A Ordinary Shares Outstanding before the Offering	9,993,743
Class A Ordinary Shares Outstanding following the consummation of the Offering:	14,393,743 Class A Ordinary Shares (or 15,053,743 Class A Ordinary Shares if the Underwriters exercise their over-allotment option in full)
Symbol:	We plan to apply to list our Class A Ordinary Shares on the NASDAQ Capital Market under the symbol “IZM”
Transfer Agent:	Transhare Corporation
Use of Proceeds

We estimate that we will receive net proceeds from this Offering of $22.56 million, based on an assumed price to the public in this Offering of $5.7, after deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment. We currently intend to allocate the net proceeds as follows: 20% for research and development; 20% for sales and marketing, 10% for logistics and warehousing capabilities, and 50% for working capital. See “Use of Proceeds” for additional information.

Risk Factors

Investing in our Class A Ordinary Shares involves a high degree of risk and purchasers of our Class A Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares beginning on page 37.

Lock-Up

We, our directors, executive officers, and holders of five percent or more of the ordinary share on a fully diluted basis immediately prior to the consummation of this offering are expected to enter into a lock-up agreement with the underwriters not to sell, transfer or dispose of any of our shares for a period of 180 days from the effective date of this prospectus. See “Shares Eligible for Future Sales” and “Underwriting.”

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Voting Rights	Shares of Class A Ordinary Share are entitled to one vote per share.
Shares of Class B Ordinary Share are entitled to ten votes per share.

Holders of our Class A Ordinary Share and Class B Ordinary Share will generally vote together as a single class, unless otherwise required by law. Mr. Lei Xia and Ms. Duanrong Liu, who after our initial public offering will control, 43.29% and 40.89%, respectively, and in aggregation more than 84.18% of the voting power of our outstanding ordinary shares, may have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors. See “Description of Share Capital.”

Summary Financial Data

The following selected historical statements of operations for six months ended December 31, 2021, 2020 and 2019 were derived from our unaudited condensed consolidated financial statements for the periods indicated. The selected historical financial statements data for the fiscal years ended June 30, 2021, 2020 and 2019, have been derived from our audited consolidated financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Consolidated Statement of Income and Comprehensive Income
(In U.S. dollars, except number of shares)

	For six months ended December 31,		For the years ended June 30,
	2021	2020	2021	2020
	(Unaudited )	(Unaudited)
Revenues	$140,525,068	$127,666,969	$279,360,826	$165,213,611
Gross profit	$4,225,693	$3,942,265	$8,021,282	$4,597,261
Operating expenses	$2,408,686	$2,136,888	$4,624,837	$3,621,659
Income from operations	$1,817,007	$1,805,377	$3,396,445	$975,062
Other income (expense), net	$(337,556)	$833,583	$306,994	$334,681
Provision for income taxes	$374,863	$628,514	$1,068,873	$718,413
Net income	$1,104,588	$2,010,446	$2,634,566	$591,870
Earnings per share, basic	$0.06	$0.11	$0.15	$0.03
Weighted average ordinary shares outstanding	17,652,743	17,652,743	17,652,743	17,591,661
Earnings per share, diluted	$0.06	$0.10	$0.13	$0.03
Weighted average ordinary shares outstanding, diluted	19,529,883	19,529,910	19,529,883	19,540,869

The following table presents our summary consolidated balance sheet data as of December 31, 2021, June 30, 2021 and 2020.

	As of December 31, 2021	As of June 30,
		2021	2020
	(Unaudited)
Cash	$1,078,338	$3,196,683	$2,615,843
Total Current Assets	$79,821,785	$86,923,509	$59,661,649
Total Assets	$80,361,297	$87,510,007	$60,314,555
Total Liabilities	$71,169,048	$80,096,714	$57,141,236
Total Shareholders’ Equity	$9,192,249	$7,413,293	$3,173,319
Total Liabilities and Shareholders’ Equity	$80,361,297	$87,510,007	$60,314,555

The following tables present selected consolidated financial data of ICZOOM Cayman, its subsidiaries, and VIE for the years ended June 30, 2021, 2020 and 2019, and consolidated balance sheet data as of June 30, 2021, 2020 and 2019, which have been derived from our audited consolidated financial statements for those periods. In addition, the selected unaudited condensed consolidated financial data of ICZOOM Cayman, its subsidiaries, and VIE as of and for the six months ended December 31, 2021, 2020 and 2019 were derived from our unaudited interim financial statements for those periods. ICZOOM Cayman records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidated balance sheets of ICZOOM Cayman as “Investment in subsidiaries, VIE and VIE’s subsidiaries” and the loss of the subsidiaries is presented as “Loss from investment in subsidiaries, VIE” in the selected consolidated statements of operations and comprehensive loss. On December 15, 2021 (the “VIE termination date”), the Company terminated the agreements under the VIE structure. Therefore, the Company’s unaudited consolidated balance sheet information as of December 31, 2021 did not consolidate the balance sheet information of the VIE as of December 31, 2021, but the Company’s unaudited consolidated results of operation data and cash flow for the six months ended December 31, 2021 consolidated the results of operation data and cash flow of the VIE from July 1, 2021 to the VIE termination date.

Selected Consolidated Balance Sheet Data

	As of December 31, 2021 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE		The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—		$79,821,785	$—	$—	$79,821,785
Investments in subsidiaries and VIEs	$9,192,249	$		$—	$(9,192,249)	$—
Total non-current assets	$—		$539,512	$—	$—	$539,512
Total assets	$9,192,249		$80,361,297	$—	$(9,192,249)	$80,361,297
Total current liabilities	$—		$71,169,048	$—	$—	$71,169,048
Total non-current liabilities	$—		$—	$—	$—	$—
Total liabilities	$—		$71,169,048	$—	$—	$71,169,048
Total shareholders’ equity (deficit)	$9,192,249		$9,192,249	$—	$(9,192,249)	$9,192,249
Total liabilities and shareholders’ equity (deficit)	$9,192,249		$80,361,297	$—	$(9,192,249)	$80,361,297
	As of June 30, 2021
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$87,479,715	$9,952	$(556,158)	$86,933,509
Investments in subsidiaries and VIEs	$7,413,293	$—	$—	$(7,413,293)	$—
Total non-current assets	$—	$585,046	$1,452	$—	$586,498
Total assets	$7,413,293	$88,064,761	$11,404	$(7,969,451)	$87,520,007
Total current liabilities	$—	$80,096,714	$566,158	$(566,158)	$80,096,714
Total non-current liabilities	$—	$—	$—	$—	$—
Total liabilities	$—	$80,096,714	$566,158	$(566,158)	$80,096,714
Total shareholders’ equity (deficit)	$7,413,293	$7,968,047	$(554,754)	$(7,413,293)	$7,413,293
Total liabilities and shareholders’ equity (deficit)	$7,413,293	$88,064,761	$11,404	$(7,979,451)	$87,510,007
	As of June 30, 2020
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$59,956,384	$10,106	$(304,841)	$59,661,649
Investments in subsidiaries and VIEs	$3,173,319	$—	$—	$(3,173,319)	$—
Total non-current assets	$—	$652,906	$—	$—	$652,906
Total assets	$3,173,319	$60,609,290	$10,106	$(3,478,160)	$60,314,555

Total current liabilities	$—	$57,131,197	$314,880	$(304,841)	$57,141,236
Total non-current liabilities	$—	$—	$—	$—	—
Total liabilities	$—	$57,131,197	$314,880	$(304,841)	$57,141,236
Total shareholders’ equity (deficit)	$3,173,319	$3,478,094	$(304,775)	$(3,173,319)	$3,173,319
Total liabilities and shareholders’ equity (deficit)	$3,173,319	$60,609,291	$10,105	$(3,478,160)	$60,314,555

	As of June 30, 2019
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$39,576,618	$8,614	$(84,339)	$39,500,893
Investments in subsidiaries and VIEs	$1,783,276	$—	$—	$(1,783,276)	$—
Total non-current assets	$—	$787,021	$—	$—	$787,021
Total assets	$1,783,276	$40,363,639	$8,614	$(1,867,615)	$40,287,914
Total current liabilities	$—	$38,494,344	$94,633	$(84,339)	$38,504,638
Total non-current liabilities	$—	$—	$—	$—	$—
Total liabilities	$—	$38,494,344	$94,633	$(84,339)	$38,504,638
Total shareholders’ equity (deficit)	$1,783,276	$1,869,295	$(86,019)	$(1,783,276)	$1,783,276
Total liabilities and shareholders’ equity (deficit)	$1,783,276	$40,363,639	$8,614	$(1,867,615)	$40,287,914
	As of December 31, 2020 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Total current assets	$—	$75,031,397	$44,670	$(456,629)	$74,619,438
Investments in subsidiaries and VIEs	$5,966,830	$—	$—	$(5,966,830)	$—
Total non-current assets	$—	$606,479	$—	$—	$606,479
Total assets	$5,966,830	$75,637,876	$44,670	$(6,423,459)	$75,225,917
Total current liabilities	$—	$69,231,075	$484,641	$(456,629)	$69,259,087
Total non-current liabilities	$—	$—	$—	$—	$—
Total liabilities	$—	$69,231,075	$484,641	$(456,629)	$69,259,087
Total shareholders’ equity (deficit)	$5,966,830	$6,406,801	$(439,971)	$(5,966,830)	$5,966,830
Total liabilities and shareholders’ equity (deficit)	$5,966,830	$75,637,876	$44,670	$(6,423,459)	$75,225,917

Selected Consolidated Statement of Operations Data

	For the six months ended December 31, 2021 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$140,452,643	$72,425	$—	$140,525,068
Income from equity method investment	$1,104,588	$—	$—	$(1,104,588)	$—
Cost of revenue	$—	$136,298,253	$1,122	$—	$136,299,375
Gross profit	$1,104,588	$4,154,390	$71,303	$(1,104,588)	$4,225,693
Total operating expenses	$—	$2,318,670	$90,016	$—	$2,408,686
Total other income	$—	$(337,648)	$92	$—	$(337,556)
Net income (loss)	$1,104,588	$1,123,209	$(18,621)	$(1,104,588)	$1,104,588
Comprehensive income	$1,978,210	$$1,996,831	$(18,621)	$(1,978,210)	$$1,978,210

	For the year ended June 30, 2021
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$279,324,553	$36,273	$—	$279,360,826
Income from equity method investment	$2,634,566	$—	$—	$(2,634,566)	$—
Cost of revenue	$—	$271,307,315	$32,229	$—	$271,339,544
Gross profit	$—	$8,017,238	$4,044	$—	$8,021,282
Total operating expenses	$—	$4,404,400	$220,437	$—	$4,624,837
Total other income	$—	$306,751	$243	$—	$306,994
Net income (loss)	$—	$2,850,716	$(216,150)	$—	$2,634,566
Comprehensive income	$3,685,576	$3,815,497	$(129,921)	$(3,685,576)	$3,685,576
	For the year ended June 30, 2020
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$165,213,611	$—	$—	$165,213,611
Income from equity method investment	$591,870	$—	$—	$(591,870)	$—
Cost of revenue	$—	$160,616,350	$—	$—	$160,616,350
Gross profit	$—	$4,597,261	$—	$—	$4,597,261
Total operating expenses	$—	$3,398,898	$222,761	$—	$3,621,659
Total other income (expenses)	$—	$334,724	$(43)	$—	$334,681
Net income (loss)	$—	$814,674	$(222,804)	$—	$591,870
Comprehensive income (loss)	$507,271	$761,922	$(254,651)	$(507,271)	$507,271
	For the year ended June 30, 2019
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$119,641,069	$1,382	$—	$119,642,451
Income from equity method investment	$58,020	$—	$—	$(58,020)	$—
Cost of revenue	$—	$115,582,079	$—	$—	$115,582,079
Gross profit	$—	$4,058,990	$1,382	$—	$4,060,372
Total operating expenses	$—	$3,202,908	$106,703	$—	$3,309,611
Total other expenses	$—	$(199,505)	$(148)	$—	$(199,653)
Net income (loss)	$—	$163,489	$(105,469)	$—	$58,020
Comprehensive loss	$(237,479)	$(130,912)	$(106,567)	$237,479	$(237,479)

	For the six months ended December 31, 2020 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$127,664,561	$30,839	$(28,431)	$127,666,969
Income from equity method investment	$2,010,446	$—	$—	$(2,010,446)	$—
Cost of revenue	$—	$123,781,566	$28,431	$(85,293)	$123,724,704
Gross profit	$—	$3,882,995	$59,270	$56,862	$3,942,265
Total operating expenses	$—	$2,030,728	$106,160	$—	$2,136,888
Total other income	$—	$833,367	$216	$—	$833,583
Net income (loss)	$—	$2,057,120	$(46,674)	$—	$2,010,446
Comprehensive income	$2,484,944	$2,520,602	$(35,658)	$(2,484,944)	$2,484,944
	For the six months ended December 31, 2019 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Revenue	$—	$80,214,687	$—	$—	$80,214,687
Loss from equity method investment	$(170,632)	$—	$—	$170,632	$—
Cost of revenue	$—	$78,075,574	$—	$—	$78,075,574
Gross profit	$—	$2,139,113	$—	$—	$2,139,113
Total operating expenses	$—	$1,734,144	$125,093	$—	$1,859,237
Total other income (expenses)	$—	$(181,273)	$48	$—	$(181,225)
Net loss	$—	$(45,587)	$(125,045)	$—	$(170,632)
Comprehensive loss	$(1,492,974)	$(1,356,973)	$(136,001)	$1,492,974	$(1,492,974)

Selected Consolidated Statement of Cash Flows

	For the six months ended December 31, 2021 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$—	$(227,768)	$38,672	$—	$16,154
Net cash provided by investing activities	$—	$917,440	$—	$—	$917,440
Net cash provided by financing activities	$—	$(4,957,623)	$—	$—	$(4,957,623)
	For the year ended June 30, 2021
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$—	$3,866,746	$(3,940)	$—	$3,862,806
Net cash provided by investing activities	$—	$1,482,224	$—	$—	$1,482,224
Net cash provided by financing activities	$—	$1,851,324	$—	$—	$1,851,324

	For the year ended June 30, 2020
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$—	$(4,180,061)	$5,997	$—	$(4,174,064)
Net cash used in investing activities	$—	$(2,448,478)	$—	$—	$(2,448,478)
Net cash provided by financing activities	$—	$1,736,095	$—	$—	$1,736,095
	For the year ended June 30, 2019
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash used in operating activities	$—	$(4,765,366)	$(307)	$—	$(4,765,673)
Net cash used in investing activities	$—	$(335,090)	$—	$—	$(335,090)
Net cash provided by financing activities	$—	$3,347,867	$—	$—	$3,347,867
	For the six months ended December 31, 2020 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$2,962,114	$60,843	$—	$3,022,957
Net cash used in investing activities	$—	$(338,151)	$—	$—	$(338,151)
Net cash used in financing activities	$—	$(1,054,172)	$—	$—	$(1,054,172)
	For the six months ended December 31, 2019 (Unaudited)
	ICZOOM (“Parent” or the “Company”)	The Company’s subsidiaries other than VIE	The VIE (Pai Ming Shenzhen)	Eliminations	Consolidated Total
Net cash provided by operating activities	$—	$2,235,614	$835	$—	$2,236,449
Net cash used in investing activities	$—	$(245,337)	$—	$—	$(245,337)
Net cash used in financing activities	$—	$(2,877,224)	$—	$—	$(2,877,224)

Roll-Forward of Investment

The following presents the roll-forward of investment in subsidiaries and the VIE for the periods presented:

Balance at June 30, 2019	$1,783,276
Comprehensive income from equity method investment in subsidiaries and the VIE	507,271
Shares issued and employee common share options	882,772
Balance at June 30, 2020	3,173,319
Comprehensive income from equity method investment in subsidiaries and the VIE	3,685,576
Employee common share options	554,398
Balance at June 30, 2021	$7,413,293

Balance at June 30, 2019	$1,783,276
Comprehensive loss from equity method investment in subsidiaries and the VIE	$(1,492,974)
Shares issued and employee common share options	$590,739
Balance at December 31, 2019	$881,041

Balance at June 30, 2020	$3,173,319
Comprehensive income from equity method investment in subsidiaries and the VIE	$2,484,944
Shares issued and employee common share options	$308,567
Balance at December 31, 2020	$5,966,830

Balance at June 30, 2021	$7,413,293
Comprehensive income from equity method investment in subsidiaries and the VIE	$1,978,210
Shares issued and employee common share options	$161,096
Effect of termination of the VIE Agreements	$(360,350)
Balance at December 31, 2021	$9,192,249

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business and Industry

We may be unable to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources. We may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

Our revenues grew from $165,213,611 in the fiscal year 2020 to $279,360,826 in the fiscal year 2021. As of the date of this prospectus, we maintain 9 subsidiaries, 5 of which are located in Shenzhen, China to serve different customers in various geographic locations. The number of our total employees grew from 105 in fiscal year 2020 to 120 in fiscal year 2021. As of the date of the prospectus, we have 111 full-time employees. We are actively looking for additional locations to establish new offices and expand our current offices. We intend to continue our expansion in the foreseeable future to pursue existing and potential market opportunities. Our growth has placed and will continue to place significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in:

•        recruiting, training, developing and retaining sufficient IT talents and management personnel;

•        creating and capitalizing upon economies of scale;

•        managing a larger number of customers in several locations;

•        maintaining effective oversight of personnel and offices;

•        coordinating work among offices and maintaining high resource utilization rates;

•        integrating new management personnel and expanded operations while preserving our culture and core values;

•        developing and improving our internal administrative infrastructure, particularly our financial, operational, human resources, communications and other internal systems, procedures and controls; and

•        adhering to and further improving our high quality and process execution standards and maintaining high levels of customer satisfaction;

•        maintaining relationships with third parties, including our warehousing and logistics partners, customs clearance, referral sources and payment processors.

Moreover, as we introduce new services or expand our e-commerce platform, we may face technological and operational risks and challenges with which we are unfamiliar, and it may require substantial management efforts and skills to mitigate these risks and challenges. As a result of any of these problems associated with expansion, our business, results of operations and financial condition could be materially and adversely affected. Furthermore, we may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects. Therefore, you should not rely on our past results or our historic rate of growth as an indication of our future performance. You should consider our future prospects in light of the risks and challenges encountered by a company seeking to grow and expand in a competitive industry that is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions.

We substantially rely on purchases made by Chinese electronics SMEs, and factors that adversely affect Chinese electronics industry could have a material adverse effect on our business, financial condition, results of operations and prospects.

We derive substantially our revenue from purchases made by SMEs in China that are electronic manufacturers or traders engaging in consumer electronic industry, IoT, automotive electronics, industry control segment. As a result, factors that adversely affect Chinese electronics manufacturers or the Chinese electronics manufacturing industry could also materially and adversely affect our customers’ business, financial condition, results of operations and prospects and subsequently impact them placing orders with us. These factors include, among others:

•        a decline in demand for, or negative perception of, or publicity about, Chinese electronic products;

•        a downturn in general economic conditions in China or decline in demand by Chinese electronic customers;

•        increasing competition from electronics manufacturers in other countries;

•        the reduction or elimination of preferential tax treatments and economic incentives for electronics manufacturers in China;

•        regulatory restrictions, trade disputes, industry-specific quotas, tariffs, non-tariff barriers and taxes that may have the effect of limiting electronic products exports from China;

•        appreciation in the value of the Renminbi against the currencies of other countries and regions that import electronic products from China; and

•        rising material and labor costs in China relating to electronics manufacturing.

If we could not maintain existing customers or attract new customers, ensure our existing customers to register with our new platform, and face a significant decrease in the number of customers or the volume of customer demands, our business, financial condition, results of operations and prospectus could be materially and adversely impacted.

Our continued success requires us to maintain our current customers and develop new relationships. We cannot guarantee that our customers will continue to use our platform in the future or at the current level. In conjunction with the termination of the VIE arrangement, we launched a new B2B platform through a new domain www.iczoomex.com, which has substantially the same features and functions as the old platform or website, which, among others, enables us to collect, optimize and present product offering information, match orders for customers and fulfil orders through our SaaS suite services. However, the new platform does not automatically integrate the information of registered users from the old platform. In order to retain customers and reduce interruption of operations during the transitional period, we entered into a business cooperation agreement with
Pai Ming Shenzhen on January 18, 2022. We currently expect that it will take us up to one year to complete the transfer of customers. During the period from January to March 2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen). During January and March 2022, orders placed by 443 transferred customers attributed unaudited revenue of approximately $61.4 million (or 94.5% of the unaudited revenue) and orders placed by 89 new customers attributed unaudited revenue of $3.6 million (or 5.5% of the unaudited revenue); totaling revenue of $65.0 million in this quarter and representing an increase of 0.2% compared to the unaudited revenue of $64.9 million during the comparative quarter in 2021. When an order is placed on the old platform, the customer will receive an automatically generated message that a representative will contact him, her or it shortly to confirm and fulfil the order. Pai Ming Shenzhen sends information of orders to us on a daily basis so that we can contact customers directly to guide them to register with the new platform to place orders so that the orders can be matched and fulfilled through the new platform. For more information, see “Our Business.”

We may be unable to maintain existing customers or to obtain new customers on a profitable basis due to competitive dynamics. We may be unable to ensure all of our existing customers will register with our new platform. In addition, our customers can place orders on our platform at any time once they register as users and we do not have any long-term agreements with the customers. We cannot assure you that our customers will continue to use our platforms after each purchase or that we will be able to attract new customers. Any adverse effect would be exacerbated if we lose our existing customers or if we are unable to attract new customers. Our customers may also choose to pursue alternative electronic components resources, or in lieu of, our platform, either on their own or in collaboration with others, including our competitors. The loss of existing customers or a significant decrease in the volume of customer demand or the price at which we sell our products to customers, could materially adversely affect our business, financial condition, results of operations and prospectus.

If we are unable convert the users on our platform to customers, our revenue and results of operations would be adversely affected.

We generate all of our revenues from the sales of electronic components and service commission fees through our platform. Our customers have to register with our platform before placing any orders or purchasing any services. In conjunction of the termination of the VIE arrangement, now, we operate through the new platform www.iczoomex.com which does not automatically integrate the information of registered customers from the old platform. We are currently working with Pai Ming Shenzhen on the transfer pursuant to a business cooperation agreement. During January and March 2022, orders placed by 443 transferred customers attributed unaudited revenue of approximately $61.4 million (or 94.5% of the unaudited revenue) and orders placed by 89 new customers attributed unaudited revenue of $3.6 million (or 5.5% of the unaudited revenue); totalling unaudited revenue of $65.0 million in this quarter and representing an increase of 0.2% compared to the unaudited revenue of $64.9 million during the comparative quarter in 2021. In addition, during January and March 2022, we also had 89 new customers, including 5 new customers located outside of China because the new platform in Hong Kong is easier for customers outside of China to access to as compared to the old platform. An inability to convert the registered users to customers could have a material adverse effect on our financial condition and results of operations.

We substantially rely on supplies from the oversea suppliers and factories of origin, and factors that adversely affect the imports could have a material adverse effect on our business, financial condition, results of operations and prospectus.

We purchased electronic components from 535 overseas suppliers for the six months ended December 31, 2021, which consist approximately 85.1% of total 629 suppliers for the six months ended December 31, 2021. We purchased electronic components from 544 overseas suppliers for the six months ended December 31, 2020, which consist approximately 91.4% of total 595 suppliers for the six months ended December 31, 2020. We purchased electronic components from 874 overseas suppliers in fiscal year 2021, which consist approximately 90.5% of total 966 suppliers in fiscal year 2021. We purchased electronic components from 786 overseas suppliers in fiscal year 2020, which consist approximately 94.1% of total 835 suppliers in fiscal year 2020. As a result, factors that adversely affect oversea electronics manufacturing industry and import and export of the products could also materially and adversely affect our customers’ business, financial condition, results of operations and prospects and subsequently impact them placing orders with us. These factors include, among others:

•        increasing shipping, warehouse storage, labor cost;

•        foreign regulatory restrictions, trade disputes, industry-specific quotas, tariffs, non-tariff barriers and taxes that may have the effect of limiting electronic products exports to China;

•        PRC regulatory restrictions, trade disputes, industry-specific quotas, tariffs, non-tariff barriers and taxes that may have the effect of limiting electronic products import from other countries and regions;

•        appreciation in the value of the Renminbi against the currencies of other countries and regions that export electronic products to China.

If we fail to obtain electronic components from with our suppliers or on terms acceptable to us, our business and prospects may be adversely affected.

We sourced our products from approximately 629, 595, 966 and 835 suppliers in the six months ended December 31, 2021 and 2020, in fiscal year 2021 and 2020, respectively, including some of the top brand-name suppliers in key product categories. It is essentially important for us to procure electronic components from them on terms acceptable to us so that we can offer attractive or wholesale prices to our customers. In order to achieve favorable terms, we need to meet requirements of minimum purchase or combine orders from different customers for same product. We also need to search for products that are not posted on our platform through our suppliers. There can be no assurance that our current suppliers will continue to sell electronic components to us on terms acceptable to us, or that we will be able to establish new or extend current supplier relationships to ensure a steady supply of electronic components in a timely and cost-efficient manner, or to procure electronic components demanded from our suppliers.

Fraudulent activity could negatively impact our results of operations, brand and reputation and cause the use of our platform to decrease.

We are subject to the risk of fraudulent activities associated with suppliers’ information. Our resources and technologies may be insufficient to accurately detect and prevent fraud. Our suppliers are mainly authorized distributors from overseas and certain manufactures in China. Even though we require all suppliers to provide their governing documents and SAIC filings on a regular basis and conduct due diligence on them to ensure their qualifications, we may be unable to identify the genuineness of signatures, the authenticity of documents provided by the suppliers, and any other fraudulent activities conducted by the suppliers. The fraudulent information provided by the suppliers could negatively impact our brand and reputation, discourage customers from using our platform, reduce the amount of orders placed by the customers, and lead us to take additional steps to reduce fraud risk, which could increase our costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities conducted by the suppliers in the past, we cannot rule out the possibility that fraudulent activities may materially and adversely affect our business, financial condition and results of operations in the future.

Our business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, which may reduce demand for our services and products.

The electronic components procurement market in China is intensely competitive. We face competition from: (i) offline suppliers, vendors, and traders of electronic components, some of which are authorized distributors possessing significant brand recognition, sales volume and customer bases, and some of which currently sell, or in the future may sell, products or services through their online service platforms, and (ii) information based B2B e-commerce companies. Some of our current and potential competitors have greater financial, technical or marketing resources than we have. In addition, some of our competitors or new entrants may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure merchandise from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and system development than we do.

In addition, we anticipate that China’s electronic components procurement market will continually evolve. As we further develop our e-commerce platform, we will face increasing competitive challenges competing for new customers and retain loyal customers, including:

•        sourcing products efficiently;

•        pricing our products competitively;

•        maintaining the quality of the products sold on our e-commerce platform;

•        anticipating and quickly responding to changing technologies and product trends;

•        providing quality customer services; and

•        conducting effective marketing activities.

There can be no assurance that we will be able to compete successfully against current and future competitors, or that we will be able to address the challenges we face. Our failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all.

In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. If any of our senior executives or key personnel joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members to them. Also, if any of our business development managers, who generally keep a close relationship with our customers, joins a competitor or forms a competing company, we may lose customers, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. Most of our executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between our executive officers and key personnel and us, such non-competition, non-solicitation and non-disclosure provisions might not provide effective protection to us, especially in China, where most of these executive officers and key employees reside, in light of the uncertainties with China’s legal system.

Our continued growth depends on our ability to maintain our e-commerce platform as a trusted medium for customers to procure electronic components.

We believe that the market recognition and reputation of our e-commerce platform as a trusted procurement medium have significantly contributed to the recent growth of our business. Many factors, some of which are beyond our control, could harm our reputation, impair our ability to attract new customers and retain existing customers, such as:

•        our ability to maintain a convenient and reliable customer experience as consumer preferences and electronic components evolve;

•        our ability to increase brand awareness among existing and potential customers;

•        the capability of our platform to handle increased traffic and process massive information, to screen the request from customers and to instantly generate and timely track orders;

•        our ability to scale the platform and functionalities of technology and network infrastructures;

•        efficiency, reliability and quality of our customer service and order fulfilment;

•        quality and variety of the products we offer on our online platform;

•        the effectiveness of our supplier authentication and verification procedures to screen out counterfeit or pirated, as well as faulty or defective products; and

•        any negative media publicity about e-commerce in general or security or product quality problems of other e-commerce websites in China.

•        our ability to prevent security breaches, improper access to or disclosure of our data or user data, or other hacking and attacks,

If our e-commerce platform’s reputation as a trusted procurement medium is harmed, it may be more difficult to maintain and grow our base of registered users and customers, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

We may be unable to adequately develop our systems, processes and support in a manner that will enable us to meet the demand for our services and sales.

We initiated our online operations 8 years ago and are developing our e-commerce systems on a transactional basis over the Internet on a SaaS basis. Our future success will depend on our ability to improve the infrastructure to respond effectively to the evolving markets, including additional hardware and software, and implement the services efficiently to meet the need of our customers. In the event we are not successful in developing the necessary systems and implementing the necessary provisions on a timely basis, our revenues could be adversely affected, which would have a material adverse effect on our financial condition.

If we are unable to provide superior customer service, our business and reputation may be materially and adversely affected.

The success of our business hinges on our ability to provide superior customer services which include but are not limited to custom clearance, warehousing, shipping and delivery. The convenience of one-stop shop that we give to our customers are supported by our customer services department and sale department. As we continue to grow in the future, we may have insufficient staff at our customer services department and sale department, and there is no assurance that we will be able to hire more qualified staff or provide sufficient training to them to manage, track, coordinate and handle all services or that an influx of relatively inexperienced personnel will not dilute the quality of our service. If we fail to provide satisfactory service timely, our brand and customer loyalty may be adversely affected. In addition, any negative publicity or poor feedback regarding our service may harm our brand and reputation which in turn may cause us to lose customers and market share.

We rely on third-party courier service providers to deliver our products, and their failure to provide high-quality courier services to our customers may negatively impact the procurement experience of our customers, damage our market reputation and materially and adversely affect our business and results of operations.

We rely on third-party courier service providers to deliver products to our customers. Interruptions to or failures in these couriers’ shipping services could prevent the timely or successful delivery of our products. These interruptions may be due to unforeseen events that are beyond our control or the control of these third-party couriers, such as inclement weather, natural disasters or labor unrest. If our products are not delivered on time or are delivered in a damaged state, customers may refuse to accept our products and have less confidence in our services. Thus, we may lose customers, and our financial condition and market reputation could suffer.

Our profitability will suffer if we are not able to maintain our resource utilization levels and continue to improve our gross margins.

Our gross margin and profitability are significantly impacted by product purchase costs. Customer demand may fall to zero or surge to a level that we cannot cost-effectively satisfy. Although our platform allows us to capture the best offer for to acquire products based on the orders by our customers, it is largely depending on the availability of the offering information provided by suppliers on our platform and such best offer may potentially be less favorable compared to what is in the market. Unless and until our platform can attract significant and substantial suppliers to post offering information and accordingly additional customers, we can better take advantage of our platform to improve our gross margins. In addition, although we try to use all commercially reasonable efforts to accurately estimate service orders and resource requirements from our customers, we may overestimate or underestimate, which may result in unexpected cost and strain or redundancy of our human capital and adversely impact our utilization levels. If we are not able to maintain high resource utilization levels without corresponding cost reductions or price increases, our profitability will suffer.

The proper functioning of our e-commerce platform is essential to our business and any failure to maintain the satisfactory performance, security and integrity of our e-commerce platform will materially and adversely affect our business, reputation, financial condition and results of operations.

The satisfactory performance, reliability and availability of our website, our mobile applications and our network infrastructure are critical to our success and our ability to attract and retain customers and maintain adequate customer service levels. Our net revenues depend significantly on the number of customers who are registered on our e-commerce platform and the volume of orders we fulfil. For orders processed on our e-commerce platform, any system interruptions caused by telecommunications failures and natural disasters that result in the unavailability or slowdown of the platform or reduce order fulfilment performance may reduce the volume of products sold and negatively impact the customer experience on our website. Our servers and data centers may also be vulnerable to computer viruses, hacking, vandalism, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfil customer orders. Occurrence of any of those incidents could damage our reputation and result in a material decrease in our revenues.

We use our own cloud computing system and another provided by a third-party cloud service provider to support our e-commerce platform and substantially all aspects of transaction processing, including enterprise resource planning, customer relationship management, order management, payment management, logistics management and database management. We periodically upgrade and expand our cloud computing system, and in the future, we may further upgrade and expand our system to support increased transaction volume. Any inability to add additional software and hardware or to develop and upgrade our existing technology, cloud computing system or network infrastructure to accommodate increased traffic on our e-commerce platform or increased sales volume through our cloud computing system, or any failure by the third party service provider to develop, maintain or upgrade its system, may cause unanticipated system disruptions, slower response time, degradation in levels of customer service and impaired quality and speed of order fulfilment, which would have a material adverse effect on our business, reputation, financial condition and results of operations.

We may lose market share and customers if we fail to compete effectively with well-capitalized new entrants and our current competitors.

The electronic components procurement market in China is intensely competitive. We face competitions from large information based B2B e-commerce companies, offline distributors, vendors, and traders of electronic components, many of which possess significant brand recognition, sales volume and customer bases, and some of which currently sell, or in the future may sell, products or services through their online service platforms.

Increased competition may reduce our margins, market share and brand recognition, or result in significant losses. When we set prices, we have to consider how competitors have set prices for the same or similar products. When they cut prices or offer additional benefits to compete with us, we may have to lower our own prices or offer additional benefits or risk losing market share, either of which could harm our financial condition and results of operations.

Some of our current and potential competitors have significantly greater financial, technical or marketing resources than we do. In addition, some of our competitors or new entrants may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Our failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be liable to our customers for damages caused by unauthorized disclosure of sensitive and confidential information, whether through our employees or otherwise.

We are typically required to manage, utilize and store sensitive or confidential data in connection with the services we provide. Under the terms of our service contracts, we are required to keep such information strictly confidential. We use network security technologies, surveillance equipment and other methods to protect sensitive and confidential customer data. We also require our employees to enter into confidentiality agreements to limit access to and distribution of our customers’ sensitive and confidential information as well as our own trade secrets. We can give no assurance that the steps taken by us in this regard will be adequate to protect our customers’ confidential information. If our customers’ proprietary rights are misappropriated by our employees, in violation of any applicable confidentiality agreements or otherwise, our customers may consider us liable for those acts and seek damages and compensation from us. Any such acts could cause us to lose existing and future business and damage our reputation in the market. In addition, we currently do not have any insurance coverage for mismanagement or misappropriation of such information by our subcontractors or employees. Any litigation with respect to unauthorized disclosure of sensitive and confidential information might result in substantial costs and diversion of resources and management attention.

If we fail to prevent security breaches, improper access to or disclosure of our data or user data, or other hacking and attacks, we may lose users, and our business, reputation, financial condition and results of operations may be materially and adversely affected.

We have employed significant resources to develop our security measures against breaches. Although we have not experienced any material disruptions, outages, cyberattacks, attempts to breach our systems, or other similar incidents and do not expect the occurrence of such incidents in the future, our cybersecurity measures may not detect, prevent or control all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of customer information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our supporting service providers, we may be unable to anticipate, or implement adequate measures to protect against, these attacks.

We are likely in the future to be subject to these types of attacks. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liabilities, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our suppliers, customers or other participants, or the internet infrastructure on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. As we do not carry cybersecurity insurance, we will not be able to mitigate such risks to any third party. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

We may not be able to prevent others from unauthorized use of our intellectual property, which could cause a loss of customers, reduce our revenues and harm our competitive position.

We rely on a combination of copyright, trademark, software registration, anti-unfair competition and trade secret laws, as well as confidentiality agreements and other methods to protect our intellectual property rights. To protect our trade secrets and other proprietary information, employees, customers, subcontractors, consultants, advisors and collaborators are required to enter into confidentiality agreements. These agreements might not provide effective protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other developed countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Reverse engineering, unauthorized copying, other misappropriation, or negligent or accidental leakage of our proprietary technologies could enable third parties to benefit from our technologies without obtaining our consent or paying us for doing so, which could harm our business and competitive position. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material and adverse impact on our business and results of operations.

Our business is subject to intense regulation, and we are required to hold a number of licenses and permits in connection with our business operation, for example the Customs Declaration Entity Registration Certificate.

We hold all material licenses and permits described above. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the conducting of our business without the material approvals, certificates and permits. However, we cannot assure you that we can renew any of the licenses and permits in a timely manner when their current term expires.

New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have. If the PRC government deems us as operating without proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business, we may be required to apply for additional approvals, license or permits, or subject to various penalties, including fines, termination or restrictions of the part of our business or revoking of our business licenses, which may adversely affect our business and materially and adversely affect our business, financial conditions and results of operations.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

Our success largely depends on our ability to use and develop our technology and services without infringing the intellectual property rights of third parties, including copyrights, trade secrets and trademarks. We may be subject to litigation involving claims of violation of other intellectual property rights of third parties. The holders of other intellectual property rights potentially relevant to our service offerings may make it difficult for us to acquire a license on commercially acceptable terms. Also, we may be unaware of intellectual property registrations or applications relating to our services that may give rise to potential infringement claims against us. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. We are subject to additional risks as a result of our recent and proposed acquisitions and the hiring of new employees who may misappropriate intellectual property from their former employers. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology, or re-brand our name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our customers against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether we ultimately win or lose, could damage our reputation and have a material adverse effect on our business, results of operations or financial condition.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We believe that our current cash, cash flow from operations and borrowings from related parties and banks, should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•        investors’ perception of, and demand for, securities of technology services outsourcing companies;

•        conditions of the U.S. and other capital markets in which we may seek to raise funds;

•        our future results of operations and financial condition;

•        PRC government regulation of foreign investment in China;

•        economic, political and other conditions in China; and

•        PRC government policies relating to the borrowing and remittance outside China of foreign currency.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

We may incur losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events.

Our operational facilities may be damaged in natural disasters such as earthquakes, floods, heavy rains, sand storms, tsunamis and cyclones, or other events such as fires. Such natural disasters or other events such as outbreak of the coronavirus may lead to disruption of information systems and telephone service for sustained periods.

Damage or destruction that interrupts our provision of outsourcing services could damage our relationships with our customers and may cause us to incur substantial additional expenses to repair or replace damaged equipment or facilities. We may also be liable to our customers for disruption in service resulting from such damage or destruction. Prolonged disruption of our services as a result of natural disasters or other events may also entitle our customers to terminate their contracts with us. We currently do not have insurance against business interruptions.

Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in Renminbi (“RMB”). Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our Class A Ordinary Shares will be affected by the foreign exchange rate between U.S. dollars and RMB because the primary value of our business is effectively denominated in RMB, while the Class A Ordinary Shares will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rate and achieve certain exchange rate targets, and through such intervention kept the U.S. dollar-RMB exchange rate relatively stable.

As we may rely on dividends paid to us by our PRC subsidiaries and branches, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our Class A Ordinary Shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Furthermore, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert into foreign currencies.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of (i) any dividends payable on our shares in U.S. dollar terms, (ii) any proceeds receivable upon the exercise of any options granted or may be granted under our incentive plan, (iii) any proceeds receivable upon the exercise of the Representatives’ Warrants, or (iv) any proceeds receivable upon any convertible securities that we may issue in the future in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollar we receive from our offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollar for the purpose of paying dividends on our common stock, exercising options, redeeming the warrants or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Since July 2005, the RMB is no longer pegged to the U.S. dollar, although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.

As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries for our cash and financing requirements. If any of our PRC or Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between ICZOOM Cayman and its subsidiaries. Prior to the termination of the VIE arrangement in December 2022, funds were historically transferred between Hjet Supply Chain to Pai Ming Shenzhen pursuant to the contracts between them, in the aggregated amount of $59,478 and $9,318 for the six months ended December 31, 2021 and 2020, respectively, and in the aggregated amount of $217,464 and $224,556 for the fiscal year ended June 30, 2021 and 2020, respectively. After the termination of the VIE arrangement until the date of this prospectus, Hjet Supply Chain transferred funds in the aggregated amount of $401,709 to Pai Ming Shenzhen pursuant to the business cooperation agreement dated January 18, 2022. Other than funds transferred to Pai Ming Shenzhen, funds are transferred among our HK and PRC subsidiaries for working capital purpose. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our subsidiaries via capital contribution or shareholder loans, as the case may be. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by ICZOOM to Components Zone HK, then transferred to WFOE and other PRC operating entities, via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to ICZOOM. As of the date of this prospectus, we do not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors. As of the date of this prospectus, no dividends or distributions have been made between any investors and Company’s entities. We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Certain payments from us or the Hong Kong subsidiaries to the PRC operating entities are subject to PRC taxes, including value added tax, or VAT. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to ICZOOM Cayman. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

See “Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” on page 13 of this prospectus, and “Risk Factor — The transfer of funds or assets between ICZOOM Cayman, its Hong Kong subsidiaries and the PRC operating entities is subject to restriction.” from page 47 of this prospectus. For the summary of the condensed consolidated schedule and the consolidated financial statements, see pages 31-36 of this prospectus for “Summary Financial Data — Selected Consolidated Balance Sheet Data” (which is a summary of pages F-2 and F-40 of the consolidated financial statements); “— Selected Consolidated Statement of Operations Data” (which is a summary of pages F-3 and F-41 of the consolidated financial statements); “— Selected

Consolidated Statement of Cash Flows” (which is a summary of pages F-5 and F-43 of the consolidated financial statements); and “— Roll-Forward of Investment” (which is a summary of pages F-37 and F-75 of the financial statements of parent company); and “Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our Class A Ordinary Shares” on page 55 of this prospectus; and “Risk Factor — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 64 of this prospectus; and “Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on pages 67-68 of this prospectus; and “Risk Factor — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.” on page 68 of this prospectus.

Foreign currency exchange regulation in the PRC is primarily governed by Foreign Exchange Administration Regulations, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment issued by SAFE on February 13, 2015 and most recently amended on December 30, 2019, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions, interest and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of State Administration of Foreign Exchange, or the SAFE, or its local office has been obtained. Capital investments by foreign enterprises are also subject to the regulations of the NDRC, the Ministry of Commerce and the SAFE.

Therefore, ICZOOM Cayman and its subsidiaries may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if the PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Uncertainties regarding the growth and sustained profitability of e-commerce in China could adversely affect our net revenues and business prospects and the trading price of our Class A Ordinary Shares.

The continued growth in our revenue and profit is substantially dependent upon the widespread acceptance and use of the Internet as a medium for commerce by businesses. In particular, rapid growth in the use of and interest in the Internet and other online services is still a relatively recent phenomenon, and we cannot assure you that this acceptance and use will continue to develop or that a sufficiently broad base of customers will adopt, and continue to use, the Internet as a medium of commerce. A decline in the popularity of purchasing on the Internet in general, or any failure by us to adapt our e-commerce platform and improve the online shopping experience of our customers in response to trends and consumer requirements, will adversely affect our net revenues and business prospects. As a result, growth in our customer base is dependent on attracting customers who have historically used traditional channels of commerce to procure IC and other electronic components. For our company to be successful, these customers must accept and adopt new ways of conducting business and exchanging information.

Moreover, concerns about fraud, privacy, lack of trust and other problems may discourage businesses from adopting the Internet as a medium of commerce. If these concerns are not adequately addressed, they may inhibit the growth of online commerce and communications. In addition, if a well-publicized breach of Internet security or privacy were to occur, general Internet usage could decline, which could reduce the use of our services and products and impede our growth. Our business, financial condition, results of operations and prospects will suffer to the extent the Internet, e-commerce and online marketing industries in general, and uses of the Internet as a medium of commerce in particular, do not continue to grow.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended June 30, 2021 and 2020, we identified several material weaknesses in our internal control over financial reporting and other control deficiencies as of June 30, 2021. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified to date relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; (iii) lack of risk assessment in accordance with the requirement of COSO 2013 framework and (iv) a lack of an effective review process by the accounting manager which led to material audit adjustments to the financial statements.

Following the identification of the material weaknesses and control deficiencies, we have (i) hired a chief financial officer who has sufficient expertise in U.S. GAAP to improve the quality of U.S. GAAP reports, (ii) implemented regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (iii) continued our efforts to set up the internal audit department, and enhance the effectiveness of the internal control system. We also plan to hire qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework We will also plan to appoint independent directors, establishing an audit committee, and strengthening corporate governance.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2022.

In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm will be required to attest to and report on the effectiveness of our internal control over financial reporting depending on whether we will be an accelerated filer or even large accelerated filers subsequently. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares, if and when they trade. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Our insurance coverage may be inadequate to protect us against losses.

Although we maintain labor insurance and property insurance coverage for certain of our facilities and equipment, we do not have any loss of data or business interruption insurance coverage for our operations. If any claims for damage are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

All of our offices, warehouses and data centers are presently located on leased premises. At the end of each lease term ranging from April 24, 2021 to December 31, 2022, we may not be able to negotiate an extension of the lease and may therefore be forced to move to a different location, or the rent we pay may increase significantly. This could disrupt our operations and adversely affect our profitability. In addition, we may not be able to obtain new leases at desirable locations on acceptable terms to accommodate our future growth, which could materially and adversely affect our business.

We may incur liability for defective electronic components we sell and products or content displayed on our marketplace platform that infringe on third-party intellectual property rights.

We sell electronic components manufactured by third parties, some of which may be defectively designed or manufactured. For the six months ended December 31, 2021 and 2020 and for the fiscal years ended in 2021 and 2020, we did not receive any order or claims from third parties in this regard and historically our allowance for product returns due to the defective electronic components were immaterial. However, as purchases by our customers are mostly for industrial purposes, we may still be exposed to product liability claims if the electronics manufactured by our customers are defective due to the electronic components sold by us in the future. Third parties subject to injury or damage caused by such defective electronics may also bring claims or legal proceedings against us. Although we would have legal recourse against the suppliers of such electronic components under PRC law, attempting to enforce our rights against the suppliers may be expensive, time-consuming and ultimately futile. In addition, we do not currently maintain any third-party liability insurance or product liability insurance in relation to products we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation.

Products we sell may be subject to U.S. export controls, which could subject us to liability or impair our ability to compete in the market.

Products we sell may be subject to U.S. export controls, specifically the Export Administration Regulations, and economic sanctions enforced by the Office of Foreign Assets Control. These regulations provide that certain products may be exported outside of the U.S. only with the required export authorizations, including by license, license exception or other appropriate government authorizations. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. The potential penalties for violations of the Export Administration Regulations include a monetary fine of up to US$250,000 or twice the value of the transaction, whichever is greater, for any violation and/or a denial of export privileges under the Export Administration Regulations. Although we did not have any penalty assessed against us, we cannot ensure you that we will not be found to be in violation of such export laws in the future, despite the precautions we take, especially if such laws change. If we fail to comply with these laws, we may be adversely affected by reputational harm or loss of access to certain markets.

If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products we sold and services we provided. As of December 31, 2021, June 30, 2021 and 2020, our accounts receivable balance, net of allowance, amounted to approximately $66,531,550, $68,064,235 and $43,990,262, respectively. Since we generally do not require collateral or other security from our customers, we establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected.

Acquisitions, strategic alliances and investments could be difficult to integrate, which may disrupt our business, and lower our results of operations and the value of your investment.

We may enter into selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us further expand our logistics service offerings and improve our technology system. These strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

Provided suitable opportunities, we may pursue strategic alliances and investments in the future. Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. Acquired businesses or assets may not generate expected financial results immediately, or at all, and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

If we fail to manage our inventory effectively, our operations and financial condition may be materially and adversely affected.

Although for a substantial majority of electronic components sold on our Online Platform, the whole transaction process only takes a few days to deliver to our customers at most after we purchased from our suppliers, we still bear inventory risk, and we are required to manage our inventory effectively. We depend on our internal business analysis to make purchase decisions and manage our inventory. Demand for electronic components, however, can change between the time inventory is ordered and the date by which we expect to sell it. Demand may be affected by development of new types of electronic components, changes in production cycles and pricing, defects, changes in customer needs with respect to our electronic components and other factors. We are not entitled to return unsold electronic components to suppliers.

If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory level may require us to commit substantial capital resources, preventing us from using the capital for other important purposes. On the other hand, if we underestimate demand of electronic components we sell, or if our suppliers fail to supply electronic components in a timely manner, we may experience inventory shortage, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm our business and reputation. Any of the above may materially and adversely affect our results of operations and financial condition.

If we fail to adopt new technologies to cater to changing consumer requirements or emerging industry standards, or if our efforts to invest in the development of new technologies are unsuccessful or ineffective, our business may be materially and adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website and mobile applications. The internet and the online retail industry are characterized by rapid technological evolution, changes in customer requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, and respond to technological advances and emerging industry standards and practices, such as mobile internet, in a cost-effective and timely way. The development of websites, mobile applications and other proprietary technology entails significant technical and business risks. We cannot assure you that we will be able to use new technologies effectively or adapt our website, mobile applications, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Corporate Structure

We previously operated our B2B online platform through the ICP license held by Pai Ming Shenzhen by means of Contractual Arrangements. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, or if the PRC government disallow our holding company structure, we could be subject to severe penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and/or the securities of ICZOOM Cayman may decline significantly in value or become worthless.

Foreign ownership of internet-based businesses, such as provision of internet information services platform and other value-added telecommunication services, are subject to restrictions under current PRC laws and regulations. We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our wholly-owned PRC subsidiaries are currently considered foreign-invested enterprises. Previously, our B2B online platform was operated through Pai Ming Shenzhen, the VIE, which held the ICP license to provide internet information services in PRC according the regulations in China. As a result of the contractual agreements we entered into with Pai Ming Shenzhen, we consolidated its financial results as the VIE under U.S. GAAP. In December 2021, we terminated the VIE agreements. As a result, we no longer consolidate the balance sheet data of Pai Ming Shenzhen but the operation and financial results of Pai Ming Shenzhen from the beginning of the period to the VIE termination date, and conduct all of our operations through our wholly owned subsidiaries in China and Hong Kong. ICZOOM HK now operates our B2B online platform www.iczoomex.com which has substantially the same features and functions as the platform prior to the termination of the VIE arrangements and does not require the ICP license under the PRC law. For the six months ended December 31, 2021 and 2020, we generated $72,425 and $30,839 revenue from Pai Ming Shenzhen. For the year ended June 30, 2021, we generated $36,273 revenue from Pai Ming Shenzhen. For the fiscal years ended June 30, 2020 there was no revenue generating from Pai Ming Shenzhen. For the fiscal year ended June 30, 2019, we generated $1,382 revenue from Pai Ming Shenzhen. See “Historical Contractual Arrangement” for further details.

In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structures of our WFOE and the VIE in China, both previously were not in violation of PRC laws and regulations at the time thereof; and (ii) the contractual arrangements between our WFOE, the VIE and its shareholder governed by PRC law were not in violation of PRC laws or regulations at the time thereof, and valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations at the time thereof. However, our PRC legal counsel has also advised us that, even though we terminated the VIE structure in December 2021, there are still substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules; accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our

PRC legal counsel, and we may be subject to severe penalties retroactively. Further, the PRC government could disallow our holding company structure, which would likely result in a material adverse change in our operations, and/or our Class A Ordinary Shares may decline significantly in value or become worthless.

If we were subject to severe penalties retroactively, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations and failures, including:

•        revoking the business and operating licenses of such entities;

•        discontinuing or placing restrictions or onerous conditions on our operations;

•        imposing fines, confiscating the income from our PRC subsidiary or the VIE, or imposing other requirements with which we or our PRC entities may not be able to comply;

•        restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Since the Foreign Investment Law and its current implementation and interpretation rules are relatively new, uncertainties still exist in relation to their further application and improvement. According to the Foreign Investment Law, “foreign investment” refers to investment activities carried out directly or indirectly by foreign natural persons, enterprises, or other organizations, or “foreign investors,” including the following: (i) foreign investors establishing foreign-invested enterprises in China alone or collectively with other investors; (ii) foreign investors acquiring shares, equities, properties, or other similar rights of Chinese domestic enterprises; (iii) foreign investors investing in new projects in China alone or collectively with other investors; and (iv) foreign investors investing through other ways prescribed by laws, regulations, or guidelines of the State Council.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list”. It is unclear whether the “negative list” to be published pursuant to the Foreign Investment Law will differ from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List) (2021 Version). The Foreign Investment Law provides that foreign-invested entities operating in “restricted” industries will require market entry clearance and other approvals from relevant PRC government authorities. As of the date hereto, the current business activities of our PRC subsidiaries are not in the “negative list”, and foreign investors are allowed to hold 100% equity interests of our PRC subsidiaries under the Foreign Investment Law. We have no plans at the present to change our PRC subsidiaries’ business activities in the future. However, it is uncertain whether we will engage in business activities that are in the “negative list” in the future, and whether the “negative list” will be amended in the future.

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our Class A Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Class A Ordinary Shares.

On August 8, 2006, six Chinese regulatory agencies, including the MOFCOM, jointly issued the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contains provisions that require that an offshore SPV formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. However, the application of the M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. We have not chosen to voluntarily request approval under the M&A Rules. Based on the understanding of the current PRC law, rules and regulations, we believe that the CSRC’s approval may not be required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that ICZOOM WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

Risks Related to Doing Business in China

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

The majority of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategical allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. While the Chinese economy has experienced significant growth in the past decades, growth has been uneven, both geographically and among various sectors of the economy. The growth of the Chinese economy may not continue at a rate experienced in the past, and the impact of COVID-19 on the Chinese economy may continue. Any prolonged slowdown in the Chinese economy may reduce the demand for our services and materially and adversely affect our business and results of operations. Furthermore, any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and market demand for our outsourcing services. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. We conduct our business primarily through our subsidiaries established in China.

These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and etc. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, customers and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

Our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China. For example, as a result of recent proposed changes in the cybersecurity regulations in China that would require certain Chinese technology firms to undergo a cybersecurity review before being allowed to list on foreign exchanges, this may have a material adverse effect on our business and the value of our Class A Ordinary Share.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for target services and products depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause our potential customers to delay or cancel their plans to purchase our services and products, which in turn could reduce our net revenues.

Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations may be quick with little advance notice and could adversely affect the economy in China and could have a material adverse effect on our business and the value of our Class A ordinary shares.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly. China’s social and political conditions may change and become unstable. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. Our business may be subject to various government and regulatory interference in the provinces in which we operate. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Central Committee of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Since the Cybersecurity Review Measures is new, the implementation and interpretation thereof is not yet clear. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court. Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. See “Risk Factor — We may be liable for improper use or appropriation of personal information provided by our customers” and “Risk Factors — Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our Class A Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Class A Ordinary Shares.”

We also face risks relating to our previous corporate structure. If the PRC government deems that our previous Contractual Arrangements with the consolidated VIEs domiciled in China did not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties retroactively.

Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

On December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, are available for public consultation. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markers.

The Draft Rules Regarding Overseas Listing, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, etc.; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

Although we do not believe that we are currently prohibited from overseas offering and listings, if the Draft Rules Regarding Overseas Listings is enacted, we may be subject to additional compliance requirements in the future. Since the Draft Rules Regarding Overseas Listings are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we have obtained CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior CSRC approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Class A Ordinary Shares to significantly decline in value or become worthless.

The holding company may be subject to approval or other requirement from PRC authorities in connection with this offering, and, if required, we cannot assure you that we will be able to obtain such approval or satisfy such requirement. If we failed to obtain such approval or satisfy such requirement, we may not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and the value of our Class A Ordinary Shares may decrease or become worthless.

As of the date of this prospectus, we or our subsidiaries have not received any requirement to obtain permission or approval from CSRC or Cyberspace Administration of China for the prior VIE’s operation. Except as disclosed in this prospectus, based on our understanding of the current PRC laws, regulations and rules, we believe we and our subsidiaries are currently not required to obtain permission from any of the PRC authorities to operate or issue our Class A Ordinary Shares to foreign investors, and we and our subsidiaries have received all requisite material permissions and approvals for the company’s operation, nor have we or our subsidiaries received any denial for the company’s operation. However, recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Given the current regulatory environment in the PRC, we are still subject to the uncertainty of interpretation and enforcement of the rules and regulations in the PRC, which can change quickly with little advance notice, and any future actions of the PRC authorities. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE agreements (including retroactively), and even if such permission is obtained, whether it will be denied or rescinded. As a result, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Regulation and censorship of information distribution over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from or linked to our website.

China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. The PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of the content on our online platform were deemed to violate any content restrictions by the

PRC government, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of our customers or customers of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in China.

China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. Additional compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. If we are required to obtain PRC governmental permissions to commence the sale of the securities, we will not commence the offering until we obtain such permissions. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our future business, results of operations, and the value of our securities.

Further, Chinese government continues to exert more oversight and control over Chinese technology firms. On July 2, 2021, Chinese cybersecurity regulator announced, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s application be removed from smartphone application stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ).

Therefore, China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. As of the date of this prospectus, we have not received any requirement to obtain approval of CSRC to list on U.S. exchanges. Further, however, given the current regulatory environment in the PRC, we are still subject to the uncertainty of interpretation and enforcement of the rules and regulations in the PRC, which can change quickly with little advance notice, and any future actions of the PRC authorities, additional compliance procedures may be required in connection with this offering and our business operations. If such compliance procedures were required in the future in connection with this offering and our business operations, and, if required, we cannot predict whether we will be able to obtain such approval. If we are unable to obtain such permission, we may be forced to abandon this offering. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Following the termination of the VIE arrangement in December of 2021, we operate our B2B platform through www.iczoomex.com. Our new platform has substantially the same features and functions as the platform prior to the termination of the VIE arrangement which, among others, enables us to collect, optimize and present product offering information from suppliers. Uncertainties exist regarding whether Hong Kong companies are subject to the new Cybersecurity Review Measures, and ICZOOM HK as the operator of our online platform may be subject to PRC laws relating to the use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures,” which were promulgated on April 13, 2020, amended on December 28, 2021 and became effective on February 15, 2022, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, Review Measures stipulates that online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures does not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator.” As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, CAC published the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft to solicit public opinion and comments. Under the Data Security Management Regulations Draft, which provides that an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with this offering before listing abroad because we hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially SMEs. However, the Data Security Management Regulations Draft has not been formally adopted. It is uncertain when the final regulation will be issued and take effect, how it will be enacted, interpreted or implemented, and whether it will affect us. There remains uncertainty as to how the Review Measures and the Data Security Management Regulations Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures and the Data Security Regulations Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. Any cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required for our listing on the Nasdaq capital market and the offering as well can be taken in a timely manner, or at all.

Our Hong Kong subsidiary ICZOOM HK currently operate a B2B online trading platform, primarily engaged in sales of electronic component products to customers in China, where our customers can register as members first, and then use the platform to search for or post quotes for their desired electronic component products. By utilizing latest technologies, our platform collects, optimizes and presents product offering information from suppliers of all sizes, all transparent and available to our SME customers to compare and select. According to the Personal Information Protection Law issued by Standing Committee of the National People’s Congress of the PRC

on August 20, 2021, where the purpose of the activity is to provide a product or service to that natural person located within China, such activity shall comply with the Personal Information Protection Law. Further, the Data Security Law provides that where any data handling activity carried out outside of the territory of China harms the national security, public interests, or the legitimate rights and interests of citizens or organizations of China, legal liability shall be investigated in accordance with such law. However, the Personal Information Protection Law and the Data Security Law are relatively new, there remains uncertainty as to how the laws will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the two laws. It is uncertain whether our Hong Kong subsidiary ICZOOM HK shall comply with the aforesaid laws.

The regulatory requirements with respect to cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, and significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us to government enforcement actions and investigations, fines, penalties, suspension or disruption of our operations, among other things.

See “Regulations — Regulations on Internet Information Security and Privacy Protection.”

We may be liable for improper use or appropriation of personal information provided by our customers.

Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the SCNPC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, or MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, or the SAMR (formerly known as State Administration for Industry and Commerce, or the SAIC), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020, was amended on December 28, 2021, and became effective on February 15, 2022. According to the Cybersecurity Review Measures, (i) operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security; (ii) online platform operators who are engaged in data processing are also subject to the regulatory scope; (iii) the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism; (iv) the online platform operators holding more than one million users/users’ individual information and seeking a listing outside China shall file for cybersecurity review; (v) the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or illegally transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As of the date hereof, we are of the view that we are in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the Cyberspace Administration of China, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

In December 2021, we terminated the contractual arrangements with Pai Ming Shenzhen. In order to retain customers and reduce interruption of operations during the transitional period, we entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022. As provided in the business cooperation agreement, Pai Ming Shenzhen has agreed to utilize the old platform to provide us with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push and we have agreed to pay Pai Ming Shenzhen for its monthly service with a base monthly fixed fee of RMB100,000 and additional variable service fee based on its performance during the one-year-term of the agreement. After termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022, the COO’s brother transferred all his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the Company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions. During this transitional period, Pai Ming Shenzhen also posts the offering prices of products for customers to review and request orders on the old platform, however the old platform no longer has the function to match and fulfil orders but instead that Pai Ming Shenzhen collects the information of orders placed on the old platform and we can utilize such information to contact customers directly to guide them to register with our new platform to place orders so that the orders can be matched and fulfilled through our new platform. As we no longer have any control over Pai Ming Shenzhen, we can give no assurance that the steps taken by Pai Ming Shenzhen will be adequate to protect users’ personal information in accordance with all the applicable laws. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to the systems or disclosure of Pai Ming Shenzhen’s data, including their personal information, could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust, impairment of our technology infrastructure, and harm our reputation and business, resulting in legal and financial exposure and potential lawsuits.

While we take various measures to comply with all applicable data privacy and protection laws and regulations, our current security measures and those of our third-party service providers may not always be adequate for the protection of our customer, employee or company data. We may be a target for computer hackers, foreign governments or cyber terrorists in the future.

Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm our reputation and adversely affect our business and results of operations. In addition, we may be subject to negative publicity about our security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to our systems or disclosure of our customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust, impairment of our technology infrastructure, and harm our reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC subsidiaries receive such proceeds in the PRC. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiaries is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2 times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws, for example, we will open a special foreign exchange account for capital account transactions, remit the offering proceeds into such special foreign exchange account and apply for settlement of the foreign exchange. The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our ordinary shares.

U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.

The majority of our operations conducted outside of the U.S. As a result, it may not be possible for the U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside China on us, our subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult or impossible.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of our operating company.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation (“SAT”) on December 10, 2009, or Circular 698, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly by way of the sale of equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 supersedes the rules with respect to the Indirect Transfer under SAT Circular 698. SAT Bulletin 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698. SAT Bulletin 7 extends the PRC’s tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or SAT Bulletin 37, which, among others, repealed the SAT Circular 698 on December 1, 2017. SAT Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises under SAT Circular 698. And certain rules stipulated in SAT Bulletin 7 are replaced by SAT Bulletin 37. Where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the PRC Enterprise Income Tax Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority; however, if the non-resident enterprise voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.

In July 2014, SAFE has promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

If any PRC shareholder who makes direct or indirect investments in offshore special purpose vehicles, or SPV, fails to make the required registration or to update the previously filed registration, the subsidiaries of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contribution into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment, including those required under the SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We have requested our shareholders that we know are PRC residents and hold direct or indirect interests in us to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. To our knowledge, Ms. Duanrong Liu, our COO, completed the initial foreign exchange registration. However, we cannot guarantee that all or any of those shareholders will complete the 37 registration before the closing of this Offering. In addition, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 37 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37 or other related regulations. Failure by any such shareholders or beneficial owners to comply with SAFE Circular 37 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as the interpretation and implementation of these foreign exchange regulations has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant governmental authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our subsidiaries established in China and Hong Kong. We may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China.

Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly foreign-owned subsidiaries in China to finance their activities must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our wholly foreign-owned subsidiaries in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.

The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. Restrictions on currency conversion imposed by the PRC government may limit our ability to use revenues generated in Renminbi to fund our expenditures denominated in foreign currencies or our business activities outside China. Under China’s existing foreign exchange regulations, Renminbi may be freely converted into foreign currency for payments relating to current account transactions, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not at its discretion take measures in the future to restrict access to foreign currencies for current account transactions.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to capital account transactions, which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. We cannot assure you that the registration process will not delay or prevent our conversion of Renminbi, therefore, to the extent the funds in the business is in the PRC or a PRC subsidiary, the funds may not be available to fund operations or for other use outside of China.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In 2009, the SAT issued the Circular of the State Administration of Taxation on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, known as SAT Circular 82, which was partially amended by Announcement on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions issued by SAT on January 29, 2014, and further partially amended by Decision on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents issued by SAT on December 29, 2017. SAT Circular 82, as amended, provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China, which include all of the following conditions: (i) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (ii) the location where financial and human resource decisions are made or approved by organizations or persons; (iii) the location where the major assets and corporate documents are kept; and (iv) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. SAT Circular 82 further clarifies that the identification of the “de facto management body” must follow the substance over form principle. In addition, SAT issued SAT Bulletin 45 on July 27, 2011, effective from September 1, 2011 and partially amended on April 17, 2015, June 28, 2016, and June 15, 2018, respectively, providing more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining de facto management bodies which are applicable to our company or our overseas subsidiaries. We do not believe that ICZOOM Cayman meets all of the conditions required for PRC resident enterprise. The Company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

However, if the PRC tax authorities determine that ICZOOM is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, the tax rate is reduced to 5% for dividends if relevant conditions are met. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, ICZOOM, is not deemed to be a PRC resident enterprise, our shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee would be obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7, and we may be required to expend valuable resources to comply with Bulletin 37, or to establish that we should not be taxed under Circular 7 and Bulletin 37.

In addition to the uncertainty in how the new resident enterprise classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the Enterprise Income Tax law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected. These rates may be reduced by an applicable tax treaty, but it is unclear whether, if we are considered a PRC resident enterprise, holders of our shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. Any such tax may reduce the returns on your investment in our shares.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under our equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation — Regulation Related to Stock Incentive Plans.”

In addition, SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities. See “Regulation — Regulation Related to Stock Incentive Plans.”

Failure to make adequate contributions to various mandatory social security plans as required by PRC regulations may subject us to penalties.

Under the PRC Social Insurance Law and the Administrative Measures on Housing fund, We are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, certain of our affiliated entities are making contributions to the plans based on the basic salary of our employees which may not be adequate in strict compliance with the relevant regulations. As of the prospectus date, the accumulated impact in this regard was immaterial to our financial condition and results of operations. We have not received any order or notice from the local authorities nor any claims or complaints from our current and former employees regarding our current practice in this regard. As the interpretation of implementation of labor-related laws and regulations are still involving, we cannot assure you that our practice in this regard will not be violate any labor-related laws and regulations regarding including those relating to the obligations to make social insurance payments and contribute to the housing funds and other welfare-oriented payments. If we deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and subject to penalties, and our business, financial condition and results of operations will be adversely affected.

Enforcement of stricter labor laws and regulations may increase our labor costs as a result.

China’s overall economy and the average wage have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers who pay for our services, our profitability and results of operations may be materially and adversely affected. The PRC Labor Contract Law and its implementing rules impose requirements concerning contracts entered into between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract. We cannot assure you that our employment policies and practices do not, or will not, violate the Labor Contract Law or its implementing rules and that we will not be subject to related penalties, fines or legal fees. If we are subject to large penalties or fees related to the Labor Contract Law or its implementing rules, our business, financial condition and results of operations may be materially and adversely affected In addition, according to the Labor Contract Law and its implementing rules, if we intend to enforce the non-compete provision with an employee in a labor contract or non-competition agreement, we have to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract, which may cause extra expenses to us. Furthermore, the Labor Contract Law and its implementation rules require certain terminations to be based upon seniority rather than merit, which significantly affects the cost of reducing workforce for employers. In the event we decide to significantly change or decrease our workforce in the PRC, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our circumstances or in a timely and cost effective manner, thus our results of operations could be adversely affected.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, and we conduct a significant portion of our operations in China and the majority of our assets are located in China. In addition, all of our directors and officers (except one independent director nominee) are nationals or residents of countries other than the United States. As a result, it may be difficult for our Shareholders to effect service of process upon us or those persons inside mainland China. In addition, our PRC legal counsel has advised us that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

On July 14, 2006, Hong Kong and the PRC entered into the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the PRC and of the Hong Kong Special Administrative Region Pursuant to Choice of Court Agreements Between Parties Concerned, or the 2006 Arrangement, pursuant to which a party with a final court judgment rendered by a Hong Kong court requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing may apply for recognition and enforcement of the judgment in the PRC. Similarly, a party with a final judgment rendered by a PRC court requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing may apply for recognition and enforcement of the judgment in Hong Kong. A choice of court agreement in writing is defined as any agreement in writing entered into between parties after the effective date of the 2006 Arrangement in which a Hong Kong court or a PRC court is expressly designated as the court having sole jurisdiction for the dispute. Therefore, it is not possible to enforce a judgment rendered by a Hong Kong court in the PRC if the parties in dispute have not agreed to enter into a choice of court agreement in writing. The 2006 Arrangement became effective on August 1, 2008.

Subsequently on January 18, 2019, Hong Kong and the PRC entered into the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters between the Courts of the Mainland and of the Hong Kong Special Administrative Region, or the Arrangement, pursuant to which, among other things, the scope of application was widened to cover both monetary and non-monetary judgments in most civil and commercial matters, including effective judgments on civil compensation in criminal cases. In addition, the requirement of a choice of court agreement in writing has been removed. It is no longer necessary for parties to agree to enter into a choice of court agreement in writing, as long as it can be shown that there is a connection between the dispute and the requesting place, such as place of the defendant’s residence, place of the defendant’s business or place of performance of the contract or tort. The 2019 Arrangement shall apply to judgments in civil and commercial matters made on or after its effective date by the courts of both sides. The 2006 Arrangement shall be terminated on the same day when the 2019 Arrangement comes into effect. If a “written choice of court agreement” has been signed by parties according to the 2006 Arrangement prior to the effective date of the 2019 Arrangement, the 2006 Arrangement shall still apply. Although the 2019 Arrangement has been signed, its effective date has yet to be announced. Therefore, there are still uncertainties about the outcomes and effectiveness of enforcement or recognition of judgments under the 2019 Arrangement.

Furthermore, shareholder claims that are common in the U.S., including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the U.S. have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Associated with This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, as amended, the Companies Act (2022 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our amended and restated memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ corporate governance requirements; these practices may afford less protection to shareholders than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S.

Risks Related to Operations in Hong Kong

Political risks associated with conducting business in Hong Kong.

We have four subsidiaries incorporated in Hong Kong, including (i) ICZOOM HK, (ii) Ehub, (iii) Hjet HK, and (iv) Components Zone HK. ICZOOM HK, Ehub and Hjet HK are primarily engaged in purchases and distribution of electronic components from overseas suppliers, and Components Zone HK is a holding company with no activities. Accordingly, our business operation and financial conditions will be affected by the political and legal developments in Hong Kong. Any changes in the economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and the business operations of our Hong Kong subsidiaries. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” Nevertheless, we cannot ensure that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may affect the stability of the economy in Hong Kong, thereby directly affecting our results of operations and financial positions.

Under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC NPC in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose sanctions against foreign individuals and entities who are determined by the U.S. administration to have materially contributed to the failure to preserve Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on the business operations of our Hong Kong subsidiaries, which could in turn materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be affected.

Increases in labor costs in Hong Kong may adversely affect our business and results of operations.

The economy in Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong are expected to continue to increase. In the meantime, we continue to be required by Hong Kong laws and regulations to maintain various statutory employee benefits, including mandatory provident fund scheme and work-related injury insurance, to provide statutorily required paid sick leave, annual leave and maternity leave, and pay severance payments or long service payments. The relevant government agencies may examine whether an employer has complied with such requirements, and those employers who fail to comply may commit criminal offences and may be subject to fines and/or imprisonment. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and operating results may be adversely affected.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus based on Hong Kong laws.

Currently, all of our operations are conducted outside the United States, and all of our assets are located outside the United States. Some portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a competent court. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities.”

The effect of HKAA and other U.S. government policies in response to the enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC NPC adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the HKAA, into law, authorizing the U.S. administration to impose sanctions against foreign individuals and entities who are determined by the U.S. administration to have materially contributed to the failure to preserve Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including Hong Kong chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA, our business operations, financial position and results of operations could be materially and adversely affected.

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. Any compromise on the autonomy of Hong Kong may have an adverse effect in our business and operations in Hong Kong. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws or national laws, changes to existing laws or the interpretation or enforcement thereof.

Risks Related to this Offering and the Ordinary Shares

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. We currently do not have or expect to have dividend payment plan in foreseeable future. There is no assurance that our Board of Directors will declare dividends even if we are profitable. The payment of dividends by entities organized in China is subject to limitations as described herein. Under Cayman Islands law, we may only pay dividends out of profits of the Company, or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business. Pursuant to the Chinese enterprise income tax law, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of 10%. Similarly, dividends payable by a foreign investment entity to its Hong Kong investor who owns 25% or more of the equity of the foreign investment entity is subject to a withholding tax of 5%. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The transfer to this reserve must be made before distribution of any dividend to shareholders.

Our dual class capital structure may render our shares ineligible for inclusion in certain indices. We cannot predict the impact this may have on the trading price of our Class A Ordinary Shares.

In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. It continues to be somewhat unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from the indices, but in certain situations they may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A Ordinary Shares less attractive to investors and, as a result, the market price of our Class A Ordinary Shares could be adversely affected.

Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Shares.

As of the date thereof, our issued and outstanding ordinary shares consist of 9,993,743 Class A ordinary shares and 7,659,000 Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten (10) votes per share based on our dual-class share structure. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share (unless otherwise described herein and adjusted as per our amended and restated articles of association) at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

The conversion of Class B Ordinary Shares into Class A Ordinary Shares may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of Class A Ordinary Shares eligible for future resale in the public market, which may negatively impact the trading price of our Class A Ordinary Shares.

Each Class B Ordinary Share is convertible at the option of the holder of Class B Ordinary Shares at any time into one Class A Ordinary Share (unless otherwise described herein and adjusted as per our amended and restated articles of association). If any such conversions occur, the total number of Class A Ordinary Shares issued and outstanding will be increased and be dilutive to our other shareholders.

If any of these newly issued Class A Ordinary Shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our Class A Ordinary Shares. In addition, issuance of Class A Ordinary Shares pursuant to the conversion of Class B Ordinary Shares may also materially impair our ability to raise capital through the future sale of equity securities because the issuance of the Class A Ordinary Shares would cause further dilution of our securities.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our founders.

Our Class B Ordinary Shares have ten votes per share, and our Class A Ordinary Shares, which are the shares we are offering in our initial public offering, have one vote per share. Our founders, who are our CEO and COO, will together hold approximately 88.46% and 84.18% of the voting power of our outstanding ordinary shares before and after our initial public offering, respectively and therefore be able to control all matters submitted to our shareholders for approval. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval, until we issue substantial amount of Class A Ordinary Shares over time in the future or our founders select to convert their Class B Ordinary Shares into Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

For a description of the dual class structure, see “Description of Share Capital — Anti-Takeover Provisions.”

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We intend to list our Class A Ordinary Shares on the NASDAQ Capital Market. If an active trading market for our Class A Ordinary Shares does not develop after this offering, the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected. Negotiations with the underwriters will determine the initial public offering price for our Class A Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop or that the market price of our Class A Ordinary Shares will not decline below the initial public offering price.

The coverage of our business or our ordinary shares by securities or industry analysts or the absence thereof could adversely affect the trading price and trading volume of our ordinary shares.

We intend to apply for the listing of our ordinary shares on NASDAQ Capital Market. However, we cannot assure you that an active trading market for our ordinary shares will develop on that exchange or elsewhere or, if developed, that any such market will be sustained. The trading market for our securities is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. We may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline. Accordingly, we cannot assure you of the likelihood that an active trading market will develop or be maintained, the liquidity of any trading market, your ability to sell your ordinary shares when desired or the price that you may be able to obtain in any such sale.

If we are unable to comply with certain conditions, our Class A Ordinary Shares may not trade on the NASDAQ Capital Market.

We intend to apply to list our Class A Ordinary Shares on the NASDAQ Capital Market. However, there is no guarantee that we will be successful in listing our Class A Ordinary Shares on the NASDAQ Capital Market. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to obtain approval for listing, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering until we have met the final conditions.

If we are listed on the NASDAQ Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market also requires companies to fulfil specific requirements in order for their shares to continue to be listed. If our shares are listed on the NASDAQ Capital Market but are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our Class A Ordinary Shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our Class A Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our Class A Ordinary Shares are not so listed or are delisted at some later date, our Class A Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Class A Ordinary Shares might decline. If our Class A Ordinary Shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

If we are listed on the NASDAQ Capital Market and a limited number of participants in this offering purchase a limited amount of the shares, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market requires companies to have at least 300 round lot holders of unrestricted common stock and at least 150 required round lot holders and to hold unrestricted shares with a value of at least $2,500. There is no guarantee that we could sell our Class A Ordinary Shares to a certain amount of the shareholders or sell our Class A Ordinary Shares with a value of a certain amount. If we failed to comply with this requirement, we may not be able to continue to be listing on the NASDAQ Capital Market.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A Ordinary Shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

The market price for our shares may be volatile.

The trading prices of our Class A Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our shares. In addition to the above factors, the price and trading volume of our Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us, our customers, or our industry;

•        regulatory uncertainties with regard to our variable interest entity arrangements;

•        announcements of studies and reports relating to our service offerings or those of our competitors;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•        additions to or departures of our senior management;

•        detrimental negative publicity about us, our management or our industry;

•        fluctuations of exchange rates between the RMB and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

•        sales or perceived potential sales of additional Class A Ordinary Shares.

Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in

China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the NASDAQ Capital Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Class A Ordinary Shares trading in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor, Friedman LLP, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in May 2018 and an ongoing inspection that started in October 2020. In the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit Friedman LLP to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the determinations so that our PRC operating entities will be subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. The recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

The Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCA Act”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in May 2018 and an ongoing inspection that started in October 2020. The recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 9,993,743 Class A Ordinary Shares, and 1,920,348 options are outstanding before the consummation of this offering and 14,393,743 Class A Ordinary Shares will be outstanding immediately after this offering with an aggregate of 303,600 shares issuable upon the exercise of warrants. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Investors in this Offering will experience immediate and substantial dilution.

The Offering Price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the Offering and an Offering Price of $5.7 per share, if you purchase shares in this Offering, you will incur immediate dilution of approximately $4.28 or approximately 75.1% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. See “Dilution” beginning on page 87.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. Specifically, we intend to use the net proceeds from this offering for expansion and upgrades of our production lines and warehouse facilities, establishment promotion of overseas sales, and working capital and general corporate purposes. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” beginning on page 83.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

As a “controlled company” under the rules of the NASDAQ Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Following this offering, our Chief Executive Officer, Lei Xia and our Chief Operating Officer, Duanrong Liu, will beneficially own an aggregate 84.18% voting power of the Company given the effect of 1 vote for each Class A Ordinary Shares and 10 votes for each Class B Ordinary Share, which will allow Lei Xia and Duanrong Liu together to determine all matters requiring approval by shareholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company”

exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•        the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

•        the last day of the fiscal year following the fifth anniversary of this offering;

•        the date on which we have, during the previous 3-year period, issued more than $1.0 billion in non-convertible debt; or

•        the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and the trading price of our Class A Ordinary Shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on the anticipated market price of our Class A Ordinary Shares in this offering and expected price of our Class A Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder and such U.S. Holder may be subject to additional reporting requirements. For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation — Passive Foreign Investment Company.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class A Ordinary Shares to decline.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the Class A Ordinary Shares of approximately $22,564,920, based upon an assumed initial public offering price of $5.7 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses

Each $0.25 increase (decrease) in the assumed initial public offering price of $5.7 per share, would increase (decrease) the net proceeds to us from this offering by approximately $1.04 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

•        Approximately $4,512,984 (or $5,231,361 if the over-allotment option is exercised in full) or 20% for sales and marketing;

•        Approximately $4,512,984 (or $5,231,361 if the over-allotment option is exercised in full) or 20% for research and development;

•        Approximately $2,256,492 (or $2,615,681 if the over-allotment option is exercised in full) or 10% for logistics and warehousing capabilities; and

•        Approximately $11,282,460 (or $13,078,403 if the over-allotment option is exercised in full) or 50% for working capital.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions are they develop. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

In utilizing the proceeds of this Offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary and branches only through loans or capital contributions. None of the proceeds of this Offering can be loaned or contributed to our PRC subsidiary without additional government registration or approval. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiary and branches to fund its capital expenditures or working capital. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiary. This is because there are no statutory limits on the amount of registered capital for our PRC subsidiary, and we are allowed to make capital contributions to our PRC subsidiary by subscribing for its initial registered capital and increased registered capital, provided that the PRC subsidiary completes the relevant necessary filing and registration procedures in accordance with the applicable laws and regulations. With respect to loans to the PRC subsidiary by us, (i) if the relevant PRC subsidiary determines to adopt the traditional foreign exchange administration mechanism, or the current foreign debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiary and there is, in effect, no statutory limits on the amount of loans that we can make to our PRC subsidiary under this circumstance since we can increase the registered capital of our PRC subsidiary by making capital contributions to them, subject to the completion of relevant registrations, and the difference between the total investment and the registered capital will increase accordingly; and (ii) if the relevant PRC subsidiary determines to adopt the foreign exchange administration mechanism as provided in the Notice of the People’s Bank of China (“PBOC”) on Full-coverage Macro-prudent Management of Cross-border Financing (the “PBOC Notice No. 9”), the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiary.

According to the relevant PRC laws and regulations, in terms of capital contributions, it typically takes about eight weeks to complete the relevant filings and registrations. In terms of loans, the SAFE registration process typically takes about four weeks to complete, provided that all the necessary procedures could be successfully consummated by the relevant PRC subsidiary, as case may be, and/or our company. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiary, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or controlled PRC affiliate or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from this Offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business”, and “Risk Factors — Risks Related to Doing Business in China — However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions.” It is likely that we will need to convert some of our net proceeds in U.S. dollars into Renminbi in order to use as proceeds as contemplated in this section. For details of PRC regulations governing foreign currency conversion, see “Government Regulation — Regulation of Foreign Currency Exchange.”

Pending remitting the Offering proceeds to the PRC, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that the company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. Our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve funds until the accumulative amount of such statutory reserve funds reaches 50% of its registered capital. Upon contribution to the statutory reserve funds using its post-tax profits, a PRC company may also make further contribution to the discretionary reserve funds using its post-tax profits in accordance with a resolution of the shareholders meeting. Where the shareholders or the board of directors violates the provisions of the preceding paragraphs to distribute profits to the shareholders before making up for the losses and contributing to the statutory reserve funds, the shareholders shall return such distributed profits to the company.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of our Ordinary Shares to the depositary, as the registered holder of such Ordinary Shares, and the depositary then will pay such amounts to the holders of our Ordinary Share, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of Share Capital.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021:

•        On an actual basis; and

•        On a pro forma basis to give effect to the sale of 4,400,000 Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $5.7 per share after deducting the estimated underwriting commissions and estimated offering expenses and assuming that the underwriters do not exercise their over-allotment option.

In addition, we currently have 7,659,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Class A Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to 1 vote and each Class B Ordinary Share will be entitled to 10 votes. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one to one basis. The Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares on a one to one ratio upon the occurrence of certain events as described herein. See “Description of Share Capital — Class B Ordinary Shares.” The Class B Ordinary Shares are not being converted as part of this Offering.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.” You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

	December 31, 2021
	Actual	As adjusted (Over-allotment option not exercised)	As adjusted (Over-allotment option exercised in full)
	(Presented in US$)
Class A shares, 60,000,000 shares authorized, 9,993,743 shares issued and outstanding as of December 31, 2021; 14,393,743 Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised, and 15,053,743 Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is exercised in full	799,499	1,151,499	1,204,299
Class B shares, 10,000,000 shares authorized, 7,659,000 shares issued and outstanding	612,720	612,720	612,720
Additional paid-in capital	14,606,138	36,819,058	40,358,143
Statutory reserve	538,750	538,750	538,750
Accumulated deficit	(8,465,345)	(8,465,345)	(8,465,345)
Accumulated other comprehensive loss	1,100,487	1,100,487	1,100,487
Total Bon Natural Life Limited shareholders’ equity	9,192,249	31,757,169	35,349,054
Total capitalization	9,192,249	31,757,169	35,349,054

____________

(1)      Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $5.7 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $22,564,920, assuming the Underwriter has not exercised the over-allotment option. The net proceeds of $22,564,920 are calculated as follows: $25,080,000 gross offering proceeds, less underwriting discounts and non-accountable expense allowance of $1,592,100 and estimated offering expenses of $922,980. The pro forma as adjusted total equity of $31,757,169 is the sum of the net proceeds of $22,564,920 and the actual equity of $9,192,249.

A $0.25 increase in the assumed initial public offering price of $5.7 per Ordinary Share would increase each of additional paid-in capital, total shareholders’ equity and total capitalization by $1.04 million, while a $0.25 decrease in the assumed initial public offering price of $5.7 per Ordinary Share would decrease each of additional paid-in capital, total shareholders’ equity and total capitalization by $1.04 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us.

DILUTION

If you invest in our shares, as a result of the issuance of the Class A Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the initial public offering price per Class A Ordinary Shares and the pro forma net tangible book value per Class A Ordinary Shares after this offering.

Holders of Class A Ordinary Shares and Class B Class A Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to 1 vote and each Class B Ordinary Share will be entitled to 10 votes. The Class A Ordinary Share and Class B Ordinary Share are collectively known as ordinary shares. The Class B Ordinary Shares are not being converted as part of this Offering.

Our net tangible book value as of December 31, 2021 was $8,752,045, or $0.50 per share. Our pro forma net tangible book value as of December 31, 2021 was $31,316,965, or $1.42 per share. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our share stock outstanding, and assumes no exercise by the underwriter of the over-allotment option.

Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. After giving effect to our issuance and sale of 4,400,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of $5.7 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of December 31, 2021 would have been $31,316,965, or $1.42 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.93 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $4.28 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

	Post-offering
	Without overallotment	With overallotment
Assumed initial public offering price per ordinary share	$5.70	$5.70
Net tangible book value per ordinary share at December 31, 2021	$0.50	$0.50
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	0.93	$1.05
Pro forma net tangible book value per Ordinary Share immediately after this offering	$1.42	$1.54
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.28	$4.16

A $0.25 increase (decrease) in the assumed public offering price of $5.7 per share would increase (decrease) the pro forma net tangible book value by $1.04 million, the pro forma net tangible book value per share after this offering by $0.05 per share and the dilution in pro forma net tangible book value per share to investors in this offering by $0.20 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

POST-OFFERING OWNERSHIP

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

Post-Offering Ownership — No Exercise of Over-Allotment Option

	Class A Ordinary Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent* (%)
Existing shareholders	17,652,743	80.05%	16,018,357	38.98%	$0.91
New investors	4,400,000	19.95%	25,080,000	61.02%	$5.70
Total	22,052,743	100.0%	41,098,357	100.0%	$1.86

Post-Offering Ownership — Full Exercise of Over-Allotment Option

	Class A Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent* (%)
Existing shareholders	17,652,743	77.72%	16,018,357	35.71%	$0.91
New investors	5,060,000	22.28%	28,842,000	64.29%	$5.70
Total	22,712,743	100.0%	44,860,357	100.0%	$1.98

The number of Ordinary Shares reflected in the discussion and table above is based on 9,993,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares issued and outstanding as December 31, 2021 and excludes outstanding share options and warrants (See “Capitalization”).

CORPORATE HISTORY AND STRUCTURE

Our History

ICZOOM Group Inc. (“ICZOOM”), formerly known as Horizon Business Intelligence Co., Limited (“HBI”), was incorporated as an exempted company with limited liability under the laws of Cayman Islands on June 18, 2015. The Company changed to its current name on May 3, 2018.

The Company owns 100% equity interest of the following four companies that incorporated in accordance with the laws and regulations in Hong Kong:

1)      Iczoom Electronics Limited (“ICZOOM HK”), an entity incorporated on May 22, 2012;

2)      Ehub Electronics Limited (“Ehub”), an entity incorporated on September 13, 2012;

3)      Hjet Industrial Corporation Limited (“Hjet HK”), an entity incorporated on August 6, 2013;

4)      Components Zone International Limited (“Components Zone HK”), an entity incorporated on May 19, 2020.

Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”), was formed on September 17, 2020 as a WFOE in PRC. Its equity interest is 100% owned by Components Zone HK.

ICZOOM, ICZOOM WFOE, Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”), and Component Zone Shenzhen are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, Mr. Lei Xia, the chairman of the board of directors and the chief executive officer of the Company, and Ms. Duanrong Liu, a member of the board of directors and the chief operating officer of the Company, were the controlling shareholders of Hjet Shuntong, an entity incorporated on November 8, 2013 in accordance with PRC laws. Hjet Shuntong is currently not engaging in any active business operations and merely acting as holding company. Hjet Shuntong currently owns 100% of the equity interest of Shenzhen Hjet Supply Chain Co., Ltd. (“Hjet Supply Chain”), incorporated on July 3, 2006 in accordance with PRC laws. Hjet Shuntong previously owned 100% of the equity interest of Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd. (“Heng Nuo Chen”) which was incorporated on March 25, 2015. With limited business activities and operations since inception, in order to streamline the Company’s business structure, on August 23, 2021, Heng Nuo Chen completed its deregistration in accordance with PRC laws.

Hjet Spply Chain in turn owns 100% of the equity interest of two subsidiaries: (1) Shenzhen Iczoom Electronics Co., Ltd. (“ICZOOM Shenzhen”) was incorporated on July 20, 2015 in accordance with PRC laws; (2) Shenzhen Hjet Yun Tong Logistics Co., Ltd. (“Hjet Logistics”) was incorporated on May 31, 2013 in accordance with PRC laws.

Hjet Supply Chain, ICZOOM Shenzhen and Hjet Logistics, these three entities are collectively referred to as the “ICZOOM Operating Companies” below.

A reorganization of our legal structure was completed on December 16, 2020 (the “Reorganization”). The reorganization involved the incorporation of ICZOOM WFOE, the transfer of the 100% equity interest of ICZOOM operating entities to ICZOOM WFOE, and entering into certain contractual arrangements between ICZOOM WFOE and the shareholders of Pai Ming Shenzhen. Consequently, ICZOOM became the ultimate holding company of all the entities mentioned above.

Our Corporate Structure

The following charts summarize our corporate legal structure and identify our subsidiaries as of the date of this prospectus.

____________

Note:

(1)      Hjet Shuntong previously owned 100% of the equity interest of Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd. (“Heng Nuo Chen”) which was incorporated on March 25, 2015. With limited business activities and operations since inception, in order to streamline the Company’s business structure, on August 23, 2021, Heng Nuo Chen completed its deregistration in accordance with PRC laws.

(2)      In December 2021, ICZOOM WFOE terminated the contractual arrangements with Pai Ming Shenzhen and the shareholder of Pai Ming Shenzhen. As a result, we unwound the VIE structure and no longer consolidate the operation and financial results of Pai Ming Shenzhen.

For details of each shareholder’s ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

Name	Background	Ownership
ICZOOM HK	• A Hong Kong company	100% owned by ICZOOM
• Incorporated on May 22, 2012
• Purchase and distribution of electronic components from overseas suppliers
Components Zone HK	• A Hong Kong company	100% owned by ICZOOM
• Incorporated on May 19, 2020
• A holding company
Ehub	• A Hong Kong company	100% owned by ICZOOM
• Incorporated on September 13, 2012
• Purchase and distribution of electronic components from overseas suppliers

Name	Background	Ownership
Hjet HK	• A Hong Kong company	100% owned by ICZOOM
• Incorporated on August 6, 2013
• Purchase and distribution of electronic components from overseas suppliers
ICZOOM WFOE	• A PRC company and deemed a WFOE	100% owned by Components Zone HK
• Incorporated on September 17, 2020
• Registered capital of $350,000
• A holding company, Consultancy and information technology support
Hjet Shuntong	• A PRC company	100% owned by ICZOOM WFOE
• Incorporated on November 8, 2013
• Registered capital of RMB 2,140,000
• A holding company.
Hjet Supply Chain	• A PRC company	100% owned by Hjet Shuntong
• Incorporated on July 3, 2006
• Registered capital of RMB 18,700,000
• Order fulfilment.
ICZOOM Shenzhen	• A PRC company	100% owned by Hjet Supply Chain
• Incorporated on July 20, 2015
• Registered capital of RMB 17,500,000
• Sales of electronic components through B2B e-commerce platform
Hjet Logistics	• A PRC company	100% owned by Hjet Supply Chain
• Incorporated on May 31, 2013
• Registered capital of RMB 2,000,000
• Logistics and product shipping

Historical Contractual Arrangements

Historically, due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of electronic component exchange in China, including Shenzhen and Shanghai, we operated previous online platform through the ICP license held by Pai Ming Shenzhen, a PRC company with no foreign ownership. We previously consolidated the operation and financial results of Pai Ming Shenzhen through contractual arrangements in lieu of direct equity ownership by us or any of our subsidiaries. Such contractual arrangements consisted of a series of three agreements, along with shareholder’s powers of attorney (“POA”) and irrevocable commitment letters (collectively, the “Contractual Arrangements”), which were signed on December 14, 2020. However, in December 2021, we terminated the VIE arrangement with Pai Ming Shenzhen, completed the relevant regulatory procedures, and unwound the VIE structure in December 2021. Our Hong Kong subsidiary, ICZOOM HK, now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. The reason for us to change the entity operating our B2B online platform was twofold. First, with the increased number of customers in Hong Kong and potential demands from other countries for electronic components in China, we were motivated to establish a B2B online platform in Hong Kong for our growth in Hong Kong market and potential expansion to other markets. Second, the substantially increased regulatory and operational risks of the VIE arrangements accelerated our termination of the VIE arrangement, which as a result terminated our contractual right to access to the old platform held by the Pai Ming Shenzhen. Our new platform www.iczoomex.com is not only operated and managed by ICZOOM HK but its server and data are located and stored in Singapore. As neither our online platform nor its operator is within the territory of China, ICZOOM HK is not required by PRC law to obtain an ICP license to maintain and operate www.iczoomex.com, and we are able to provide internet information services through www.iczoomex.com. As a result, we no longer consolidate the operation and financial results of Pai Ming Shenzhen and conduct all of our operations through our wholly owned subsidiaries in China and Hong Kong.

The Contractual Arrangements were designed to allow ICZOOM Cayman to consolidate Pai Ming Shenzhen’s operations and financial results in ICZOOM Cayman’s financial statement. The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between ICZOOM WFOE and Pai Ming Shenzhen, ICZOOM WFOE had the exclusive right to provide Pai Ming Shenzhen with technical support services, consulting services and other services, including granting use rights of intellectual property rights, software services, network support, database support, hardware services, technical support, employee training, research and development of technology and market information, business management consulting, marketing and promotion services, customer management and services, lease hardware and device, and the others necessary for Pai Ming Shenzhen’s needs. In exchange, ICZOOM WFOE was entitled to a service fee that equals to all of the consolidated profit after offsetting the previous year’s accumulated deficit, operating costs, expenses, taxes, and other contributions and reasonable operation profit of Pai Ming Shenzhen. In addition to the services fees, Pai Ming Shenzhen would reimburse all reasonable costs, reimbursed payments and out-of-pocket expenses, paid or incurred by ICZOOM WFOE in connection with its performance.

Under the exclusive business cooperation agreement, without ICZOOM WFOE’s prior written consent, Pai Ming Shenzhen agreed not to engage in any transaction which may materially affect its asset, business, employment, obligation, right or operation.

The exclusive business cooperation agreement would remain effective, unless terminated pursuant to the exclusive business cooperation agreement or upon the written notice of ICZOOM WFOE.

Call Option Agreement

Pursuant to the call option agreement, among ICZOOM WFOE, Pai Ming Shenzhen and the shareholder who owned all the equity interests of Pai Ming Shenzhen, such shareholder granted ICZOOM WFOE an option to purchase his equity interests in Pai Ming Shenzhen. The purchase price shall be the lowest price then permitted under applicable PRC laws. ICZOOM WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Pai Ming Shenzhen until it has acquired all equity interests of Pai Ming Shenzhen, which was irrevocable during the term of the agreements.

The call option agreement would remain in effect until all equity interests held by the shareholder had been transferred or assigned to ICZOOM WFOE and/or any other person designated by ICZOOM WFOE. However, ICZOOM WFOE had the right to terminate these agreements unconditionally upon giving prior written notice to Pai Ming Shenzhen at any time.

Equity Pledge Agreement

Pursuant to the equity pledge agreement among the shareholder who owned all the equity interests of Pai Ming Shenzhen, such shareholder pledged all of the equity interests in Pai Ming Shenzhen to ICZOOM WFOE as collateral to secure the obligations of Pai Ming Shenzhen under the exclusive business cooperation agreement and call option agreement. The shareholder of Pai Ming Shenzhen was prohibited or may not transfer the pledged equity interests without prior consent of ICZOOM WFOE unless transferring the equity interests to ICZOOM WFOE or its designated person in accordance to the call option agreements.

The equity pledge agreement shall come into force the date on which the pledged interests was recorded, which is three days after signing of this agreement on December 14, 2020, under Pai Ming Shenzhen’s register of shareholder and was registered with competent administration for industry and commerce of Pai Ming Shenzhen until all of the liabilities and debts to ICZOOM WFOE had been fulfilled completely by Pai Ming Shenzhen. Pai Ming Shenzhen and the shareholder who owned all of Pai Ming Shenzhen shall not terminate this agreement in any circumstance for any reason.

Shareholder’s POA

Pursuant to the shareholder’s POA, the sole shareholder of Pai Ming Shenzhen gave ICZOOM WFOE an irrevocable proxy to act on his behalf on all matters pertaining to Pai Ming Shenzhen and to exercise all of his right as a shareholder of Pai Ming Shenzhen, including the right to execute and deliver shareholder resolutions, to dispose any or all equity interests, to nominate, elect, designate, or appoint officers and directors, to supervise company’s performance, to approve submission of any registration documents, to attend shareholders meetings, to exercise voting rights and all of the other rights, to take legal actions against the harmful actions by directors or officers, to approve the amendments to the articles of association of the company, and any other rights under the articles of association of the company. The POA shall remain in effect while the shareholder of Pai Ming Shenzhen holds the equity interests in Pai Ming Shenzhen.

Spouse Consent Letter

Pursuant to the Spouse Consent Letter dated December 14, 2020, the spouse of the sole shareholder of Pai Ming Shenzhen, unconditionally and irrevocably agreed not to assert any rights over the equity interest in Pai Ming Shenzhen held by and registered in the name of the spouse. In addition, the spouse agreed to be bound by the Contractual Arrangements described here if the spouse obtains any equity interest in Pai Ming Shenzhen for any reason.

In the opinion of our PRC counsel, Han Kun Law Offices:

•        the ownership structures of ICZOOM WFOE and Pai Ming Shen Zhen, both previously did not contravene any PRC laws or regulations at the time thereof; and

•        the Contractual Arrangements governed by PRC laws were valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations then in effect.

However, there were substantial uncertainties regarding the interpretation and application of the PRC laws, regulations, and rules at the time thereof. Accordingly, the PRC regulatory authorities may take a view that is contrary to or otherwise different from the above opinion of our PRC counsel. Even though we terminated the VIE structure in December 2021, there were uncertainty whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If the PRC government finds that the agreements that established the structure for the operation of Pai Ming Shenzhen did not comply with PRC government restrictions on foreign investment in our business, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Relating to Our Corporate Structure — We conduct our business through the ICP license held by Pai Ming Shenzhen by means of Contractual Arrangements. If the PRC government determines that these contractual arrangements do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. In addition, changes in such PRC laws and regulations may materially and adversely affect our business” and “Risk Factors — Risks Relating to Doing Business in China — Uncertainties with respect to the PRC legal system could have a material adverse effect on us” and “Risk Factors — Risks Relating to Doing Business in China — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares” for more details.

Based on the foregoing Contractual Arrangements, which enabled ICZOOM WFOE to receive all of their expected residual returns, we accounted for Pai Ming Shenzhen as a VIE. Accordingly, we consolidated the accounts of Pai Ming Shenzhen for the periods presented herein, in accordance with Regulation S-X Rule 3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an offshore holding company incorporated in Cayman Islands, conducting all of our operation in through our wholly owned subsidiaries established in China and Hong Kong. Previously, we conducted a substantial majority of our operations through our wholly owned subsidiaries established in China and Shenzhen Pai Ming Electronics Co., Ltd. (“Pai Ming Shenzhen”), a variable interest entity (the “VIE”). The VIE structure provided contractual exposure to foreign investment in the VIE rather than replicating an investment, and the main contribution of the VIE was to hold an Internet Content Provider (“ICP”) license, allowing us to provide internet information services through our e-commerce platform. In December 2021, we terminated the agreements under the VIE structure and our Hong Kong Subsidiary ICZOOM HK now operates our B2B online platform www.iczoomex.com, which does not require an ICP license under the PRC law. The reason for us to change the entity operating our B2B online platform was twofold. First, with the increased number of customers in Hong Kong and potential demands from other countries for electronic components in China, we were motivated to establish a B2B online platform in Hong Kong for our growth in Hong Kong market and potential expansion to other markets. Second, the substantially increased regulatory and operational risks of the VIE arrangements accelerated our termination of the VIE arrangement which as a result terminated our contractual right to access to the old platform held by the Pai Ming Shenzhen. Our new platform www.iczoomex.com is not only operated and managed by ICZOOM HK but its server and data are located and stored in Singapore. As neither our online platform nor its operator is within the territory of China, ICZOOM HK is not required by PRC law to obtain an ICP license to maintain and operate www.iczoomex.com, and we are able to provide internet information services through www.iczoomex.com. As a result, we no longer consolidate the operation and financial results of Pai Ming Shenzhen and conduct all of our operations through our wholly owned subsidiaries in China and Hong Kong. See “Corporate History and Structure — Historical Contractual Arrangements” for the descriptions of these historical VIE agreements.

We are a technology-driven company running an ecommerce trading platform and are primarily engaged in sales of electronic component products to customers in the PRC. Major electronic component products we sold to customers through our online e-commerce platform fall into two broad product categories: semiconductor products (such as integrated circuit, power/circuit protection, discretes, passive components, optoelectronics/ electromechanical, etc.) and equipment, tools and other electronic component products (such as MRO, and various design tools, etc.). These products are primarily used by customers in the consumer electronic industry, IoT, automotive electronics, industry control segment with primary target customers being China SMEs. In addition to sales of electronic component products, we also provide services to customers to earn service commission fees, such services include, but not limit to, order fulfilment, temporary warehousing, logistic and shipping, and customs clearance, etc.

Built upon our proprietary industry knowledge and coupled with our SaaS suite, we are committed to working with our clients to understand their needs and challenges and offering suitable products and services to help them meet their respective needs. Our mission is to transform the traditional electronic component distribution business by offering SME customers integrated solutions and help them introduce innovative products, reduce their time to market, and enhance their overall competitiveness.

We primarily generate revenue from sales of electronic components products to customers. In addition, we have certain amount of revenue from service commission fee for services provided to our customers including, but not limit to, customs clearance, warehousing and product shipping and delivery services.

Following the termination of the VIE arrangements in December 2021, we no longer have access to the old platform or website in China, and we now operate a new B2B platform through www.iczoomex.com. The new platform has substantially the same features and functions as the old platform or website, which, among others, enables us to collect, optimize and present product offering information, match orders for customers and fulfil orders through our SaaS suite services.

For the six months ended December 31 and for the fiscal year ended June 30, 2021, we made purchases from a total of 629 and 966 suppliers, respectively. As the date hereof, we have uploaded information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform.

For the six months ended December 31 and for the fiscal year ended June 30, 2021, we generated revenue from a total of 770 and 1,049 customers through the old platform, respectively. The new platform, however, does not automatically integrate the information of registered customers from the old platform. The customers are mainly small-medium electronic component buyers in PRC, some of which are repeat customers who constantly place orders on the platform and some are less active who place orders whenever they need to. For those repeat customers, we were able to contact them and worked with them even prior to the termination of the VIE arrangement to register with the new platform and continue working with them to transfer over to the new platform. For other random customers, with the assistance from Pai Ming Shenzhen, we are gradually transferring them over. See more details about the cooperation with Pai Ming Shenzhen described in this prospectus. We currently expect that it will take us up to one year to complete the transfer of customers. During January and March 2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen). During January and March 2022, orders placed by 443 transferred customers attributed unaudited revenue of approximately $61.4 million (or 94.5% of the unaudited revenue) and orders placed by 89 new customers attributed unaudited revenue of $3.6 million (or 5.5% of the unaudited revenue); totalling unaudited revenue of $65.0 million in this quarter and representing an increase of 0.2% compared to the unaudited revenue of $64.9 million during the comparative quarter in 2021.

In order to retain customers and reduce interruption of operations during the transitional period, we entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022. Pursuant to the business cooperation agreement, Pai Ming Shenzhen has agreed to utilize the old platform to provide us with network services, including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push and we have agreed to pay Pai Ming Shenzhen for its monthly service with a base monthly fixed fee of RMB100,000 and additional variable service fee based on its performance during the one-year-term of the agreement. After termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022, the COO’s brother transferred all his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the Company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions. Pai Ming Shenzhen also posts the offering prices of products for customers to review and request orders on the old platform, however the old platform no longer has the function to match and fulfil orders. When an order is placed on the old platform, the customer will receive an automatically generated message that a representative will contact him, her or it shortly to confirm and fulfil the order. Pai Ming Shenzhen sends information of orders to us on a daily basis so that we can contact customers directly to guide them to register with the new platform to place orders so that the orders can be matched and fulfilled through the new platform. The services provided by Pai Ming Shenzhen to assist with the transfer are paid out through its monthly fixed fee, for any new customer that has not previously registered with the old platform but sourced by Pai Ming Shenzhen and has placed orders with us through the new platform, we have agreed to pay Pai Ming Shenzhen variable service fee. For instance, from January 2022 to March 2022, 16 new customers sourced by Pai Ming Shenzhen placed orders on our new platform, and we agreed to pay Pai Ming Shenzhen of RMB 1,000 (approximately $157) for each new customer.

As an ICP license is no longer required for the new platform, the business cooperation agreement is not necessary for us to operate the e-commerce platform in the long term, but it is necessary for us to retain the customers who still use the old platform during the transitional period. In addition, in January and March 2022, we also had 89 new customers, including 5 new customers located outside of China because the new platform in Hong Kong is easier for customers outside of China to access to as compared to the old platform.

Taking all the factors and measures in consideration, we do not expect any material negative impact caused by the termination of the VIE arrangement on our business or the results of operations except that (i) we incur additional expenses under the business cooperation agreement with Pai Ming Shenzhen; (ii) we have to designate certain sales person and service team to assist with the transfer which may be a slight distraction to our routine business; and (iii) it may cause certain level of inconvenience to customers to redo a new registration and get familiar with the new platform.

Our Organization

The Company, together with its wholly owned subsidiaries, is effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries, and its VIEs has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Our revenues increased by $12,858,099, or 10.1%, from $127,666,969 for the six months ended December 31, 2020, to $140,525,068 for the six months ended December 31, 2021. Revenues from sales of electronic component products accounted for 98.6% and 99.4% of our total revenues for the six months ended December 31, 2021 and 2020, respectively. Revenues from service commission fees accounted for 1.4% and 0.6% of our total revenues for the six months ended December 31, 2021 and 2020, respectively.

Our revenues increased by $114,147,215, or 69.1%, from $165,213,611 for the fiscal year ended June 30, 2020 to $279,360,826 for the fiscal year ended June 30, 2021. Revenues from sales of electronic component products accounted for 99.4% and 99.2% of our total revenues for the fiscal years ended June 30, 2021 and 2020, respectively. Revenues from service commission fees accounted for 0.6% and 0.8% of our total revenues for the fiscal years ended June 30, 2021 and 2020, respectively.

The following tables illustrate the amount and percentage of our revenue for the six months ended December 31, 2021 and 2020, and for the years ended June 30, 2021 and 2020, respectively:

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components	$138,531,453	98.6%	$126,881,524	99.4%	$11,649,929	9.2%
Service commission fee	1,993,615	1.4%	785,445	0.6%	1,208,170	153.8%
Total revenue	$140,525,068	100.0%	$127,666,969	100.0%	$12,858,099	10.1%
	For the years ended June 30,
	2021		2020		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components	$277,747,738	99.4%	$163,971,645	99.2%	$113,776,093	69.4%
Service commission fee	1,613,088	0.6%	1,241,966	0.8%	371,122	29.9%
Total revenue	$279,360,826	100.0%	$165,213,611	100.0%	$114,147,215	69.1%

Key Factors That Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Effectiveness of Risk Management

The success of our business relies heavily on our ability to effectively evaluate customers’ credit profiles and the likelihood of default. We have devised and implemented a systematic credit assessment model and disciplined risk management approach to minimize customers’ default risk and mitigate the impact of default. Specifically, our assessment model and risk management capabilities enable us to select high-quality SME customers whose financial conditions and background meet our selection criteria. There can be no assurance that our risk management measures will allow us to identify or appropriately assess whether customer payments due will be collected when due. If our risk management approach is ineffective, or if we otherwise fail or are perceived to fail to manage the impact of default, our reputation and market share could be materially and adversely affected, which would severely impact our business and results of operations.

Our Ability to Attract Additional Customers and Increase the Spending Per Customer

Our major customers are China’s SMEs running their businesses in the consumer electronic industry, Internet of Things, automotive electronics, and industry control segment, etc. We currently sell our electronic component products to these customers in 19 provinces in China, with significant customers located in Guangdong Province, Jiangsu Province, Liaoning Province, Beijing City and Shanghai City in China. We plan to expand our business to extended geographic areas to cover 80% of the provinces in China within the next 1-2 years. For the six months ended December 31, 2021 and 2020, we had total 770 and 702 customers, respectively. For the years ended June 30, 2021 and 2020, we had total 1,049 and 866 customers, respectively. No single customer accounted for more than 10% of our total revenue in either period. For the six months ended December 31, 2021 and 2020, our top 10 customers in aggregate accounted for 25.1% and 25.0% of the total revenue, respectively. Our top 10 customers in the aggregate accounted for 27.9% and 25.9% of our total revenues for the years ended June 30, 2021 and 2020, respectively. Our dependence on a small number of larger customers could expose us to the risk of substantial losses if a single large customer stops purchasing our products, purchases fewer of our products or goes out of business and we cannot find substitute customers on equivalent terms. If any of our significant customers reduces the quantity of the products it purchases from us or stops purchasing from us, our net revenues could be materially and adversely affected. Therefore, the success of our business in the future depends on our effective marketing efforts to expand our distribution network in the PRC in an effort to increase our geographic penetration. The success of expansion will depend upon many factors, including our ability to form relationships with, and manage an increasing number of, customers and optimize our distribution network. If our marketing efforts fail to convince customers to accept our products, we may find it difficult to maintain the existing level of sales or to increase such sales. Should this happen, our net revenues would decline and our growth prospectus would be severely impaired.

Our Ability to Increase Awareness of Our Brand and Develop Customer Loyalty

Our brand is integral to our sales and marketing efforts. We will promote our company brand to enhance customer recognition of our company brand; at the same time, we will increase our customers’ stickiness through our SaaS services. We believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our electronic component products and is an important element in our effort to increase our customer base. Successful promotion of our brand name will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Our ability to establish and retain long-term strategic relationship with suppliers

We source our products from various suppliers, mainly including some of the top brand-name suppliers in electronic component product categories. Maintaining good relationships with these suppliers and procuring products from suppliers on favorable terms are important to the growth of our business. With the growth of our e-commerce platform, we expect we will be able to continuously provide more demand information to our suppliers. However, there can be no assurance that our current suppliers will continue to sell electronic component products to us on terms acceptable to us, or that we will be able to establish new or extend current supplier relationships to ensure a steady supply of electronic component products in a timely and cost-efficient manner. If we are unable to develop and maintain good relationships with suppliers, we may not be able to offer products demanded by our customers, or to offer them in sufficient quantities and at prices acceptable to them. In addition, if our suppliers cease to provide us with favorable pricing or payment terms or exchange privileges, our working capital requirements may increase and our operations may be materially and adversely affected. Any deterioration in our relationship with major suppliers, or a failure to timely resolve disputes with or complaints from our major suppliers, could materially and adversely affect our business, prospects and results of operations.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

Because orders from SMEs are often very complicated and the order amount is small, the cost of serving them for the existing traditional business model is relatively high. We reduce our operating cost through our advanced e-commerce business model and effectively serve SMEs at an effective low cost. Our business growth is dependent on our ability to attract and retain qualified and productive employees, identify business opportunities, secure new contracts with customers and our ability to control costs and expenses to improve our operating efficiency. Our inventory costs (including third-party electronic component product purchase costs, tariffs, inbound freight and shipping costs, warehouse lease and overhead costs and business taxes) have a direct impact on our profitability. The inventory purchase costs are subject to price volatility and other inflationary pressures, which may, in turn, result in an increase in the amount we pay for sourced products. Price increases may adversely impact our financial results. In addition, our staffing costs (including payroll and employee benefit expense) and administrative expenses also have a direct impact on our profitability. Our ability to drive the productivity of our staff and enhance our operating efficiency affects our profitability. To the extent that the costs we are required to pay to our suppliers and our staffs exceed our estimates, our profit may be impaired. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted.

Our Ability to Compete Successfully

The electronic component procurement market in China is intensely competitive. We face competition from large information based B2B e-commerce companies, offline distributors, vendors, and traders of electronic components, many of which possess significant brand recognition, sales volume and customer bases, and some of which currently sell, or in the future may sell, products or services through their online service platforms. Some of our current and potential competitors have significantly greater financial, technical or marketing resources than we do. In addition, some of our competitors or new entrants may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Our failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations.

A Severe or Prolonged Slowdown in The Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The rapid growth of the Chinese economy has slowed down since 2012 and this slowdown may continue in the future. There is considerable uncertainty over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There are also concerns about the relationships between China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, results of operation in financial condition. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

COVID-19

The Company’s business operations may be further affected by the ongoing outbreak and spread of COVID-19 pandemic. A COVID-19 resurgence could negatively affect the execution of our sales contract and fulfilment of customer orders and the collection of the payments from customers on a timely manner. We will continue to monitor and modify the operating strategies in response to the COVID-19. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the date our unaudited condensed consolidated financial statements are released.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”.

For the six months ended December 31, 2021 and 2020

Net Revenue

Our net revenue is driven by changes in the number of customers, sales volume, selling price, and mix of products sold.

	the six months ended December 31,
	2021	2020	Variances	%
	(Unaudited)	(Unaudited)
Sales of electronic components:
Sales of semiconductor products	86.4%	87.4%
Sales of equipment, tools and others	12.2%	12.0%
Total sales of electronic component products	98.6%	99.4%
Service commission fee	1.4%	0.6%
Total revenue	100.0%	100.0%

Number of customers for electronic component products	635	602	33	5.5%
Number of customers for services	135	100	35	35.0%
Total number of customers	770	702	68	9.7%

Stock-keeping unit (SKU) available for sale- Semiconductor	12,840	8,891	3,949	44.4%
Stock-keeping unit (SKU) available for sale- Equipment and tools	3,661	4,528	(867)	(19.1)%
Total SKUs	16,501	13,419	3,082	23.0%

Sales volume for semiconductor (Unit)	702,327,625	712,762,961	(10,435,336)	(1.5)%
Sales volume for equipment, tools and others (Unit)	18,125,352	17,647,126	478,226	2.7%
Total sales volume of electronic component products	720,452,977	730,410,087	(9,957,110)	(1.4)%

Average selling price of semiconductor	$0.17	$0.16	$0.01	6.3%
Average selling price of equipment, tools and others	$0.95	$0.87	$0.08	9.2%

Revenues from sales of electronic component products accounted and 98.6% and 99.4% of our total revenues for the six months ended December 31, 2021 and 2020, respectively. Electronic component products sold to customers by us fall into two categories: (i) semiconductor products and (ii) electronic equipment, tools and other products. Our semiconductor products primarily include various integrated circuit, power/circuit protection, discretes, passive components, optoelectronics/electromechanical and our equipment, tools and other electronic component products primarily include various MRO, and design tools.

Total SKUs sold to customers increased by 23.0% from 13,419 different products for the six months ended December 31, 2020 (including 8,891 different variety of semiconductor products and 4,528 different variety of equipment and tools products) to 16,501 different products for the six months ended December 31, 2021 (including 12,840 different variety of semiconductor products and 3,661 different variety of equipment and tools products). The increase in variety of product offerings enabled us to target more customers to meet their needs. We measure the number of customers by referencing each customer’s name from the revenue breakdown and removing the orders under the same names made in such fiscal year. Thus, the number of customers for our electronic component products increased by 5.5% from 602 customers for the six months ended December 31, 2020 to 635 customers for the six months ended December 31, 2021. We also count the number of the repeat customers, measured by the number of the customers who made orders in the current period with transaction records with us in the last five fiscal years. And the number of the repeat customers for the six months ended December 31, 2021 was 530, increased by 54, or 11.3% from 476 for the six months ended December 31, 2020. The repeat customers accounted for 68.8% and 67.8% of the total customers for six months ended December 31, 2021 and 2020. Our customers are mainly SMEs who rely on our e-commerce platform for one-stop procurement, as well as the add-on services to lower the total cost of procurement conducted by themselves. Even though the electronics industry is subject to short product life cycles, fast changing product trends, constantly evolving technologies and customers with frequent purchase needs, our relatively short inventory turnover period and increasingly large number of the SKUs enable us to satisfy our customers’ frequent, changing, and various demands and further to maintain a long term business relationship with our customers. Therefore, the increased percentage of the repeat customers reflects the higher satisfactions and loyalty of our existing customers who made orders on our platform, as one of the indicators of the performance of our services and business. Our management references to the number of repeat customers to monitor our customers’ satisfaction levels and takes it into consideration for the future development of the business. On the other hand, due to changes in product mix sold as well as the appreciated average exchange rate of RMB against USD during the period, the average selling price of semiconductor products increased by $0.01 per unit or 6.3%, and average selling price of equipment and tool products increased by $0.08 per unit or 9.2% per unit, when comparing the six months ended December 31, 2021 to the six months ended December 31, 2020. These combined factors led to a 9.2% increase in our total revenue from sales of electronic component products from the six months ended December 31, 2021 to the six months ended December 31.

Service commission fee revenue from providing customs clearance, temporary warehousing, and logistic and shipping services to customers accounted for 1.4% and 0.6% of our total revenues for the six months ended December 31, 2021 and 2020, respectively. We earn a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable. Number of customers for our services increased by 35.0% from 100 customers for the six months ended December 31, 2020 to 135 for the six months ended December 31, 2021. Because total merchandise value involved in the transactions increased, as a result, our service commission fee earned increased by 153.8% from the six months ended December 31, 2021 to the six months ended December 31, 2020.

Gross Profit

Gross profit is equal to net revenue minus cost of goods sold. Cost of goods sold primarily includes inventory costs (third-party products purchase price, tariffs, inbound freight costs, warehouse lease and overhead costs and business taxes) and sales taxes. Cost of goods sold generally changes as affected by factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes. Our cost of revenues accounted for 97.0% and 96.9% of our total revenue for the six months ended December 31, 2021 and 2020, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 3.0% for the six months ended December 31, 2021, a decrease by 0.1% from gross margin of 3.1% for the six months ended December 31, 2020. Our gross profit and gross margin is affected by sales of different product mix during each reporting period. Our gross margin increases when more revenue comes from products with lower costs and higher margin, while our gross margin decreases when more revenue comes from products with higher costs and lower margin. for the six months ended December 31, 2021, we earned more revenue from products with higher costs and lower margin. These factors led to the increase in our gross profit but the decrease in gross margin. See detailed discussion under “Results of Operation”.

Although our total sales volume decreased by 1.4% from 730.4 million units sold for the six months ended December 31, 2020 to 720.5 million units sold for the six months ended December 31, 2021, the average selling price of semiconductor products increased by $0.01 per unit or 6.3%, and average selling price of equipment and tool products increased by 9.2% or $0.08 per unit, when comparing the six months ended December 31, 2020 to the six months ended December 31, 2021. Such increase of the average selling price of semiconductor products and equipment and tool products were because of appreciated exchange rate of RMB against USD and the change in product mix and higher priced products being sold to customers. Our product mix change is determined by market conditions. As we adjusted our product mix from time to time based on the market demands, which had driven the increase in average selling price during the six months ended December 31, 2021 and the six months ended December 31, 2020. However, we are unable to predict with reasonable certainty whether such price increase will continue to be a trend or whether the price will decrease. If it is, in either case, we do not believe it is likely to have a material impact on our future operating results or financial condition because the variety of the SKUs we provide can minimize the impact of the price decrease or increase and product costs and other factors that contribute to our future operating results may offset such a decrease or increase in response to the market conditions. See detailed discussion under “Results of Operation”.

Operating Expenses

Our operating expenses consist of selling expenses, and general and administrative expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, warehouse rental expense, shipping and delivery expenses, tariff expenses, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

Our selling expenses accounted for 0.7% and 0.7% of our total revenue for the six months ended December 31, 2021 and 2020, respectively. Although our selling expenses in terms of our total revenue remained 0.7% from the six months ended December 31, 2020 to for the six months ended December 31, 2021, due to increased total revenue and sales activities, in terms of dollar amount, our total selling expenses increased by $60,499 or 7.0% in the six months ended December 31, 2021 as compared to the six months ended December 31, 2020, and the increase was largely due to the increase of payroll expense to our newly recruited marketing team members to support fast growing business and the increased expense associated with the customs clearance in line with the increased sales revenue. Nevertheless, if we continue to expand our business and promote our products to customers located at extended geographic areas, we still expect our overall selling expenses, including but not limited to, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, bad debt reserve expenses, office supply and utility expenses, business travel and meals expenses, and professional service expenses. General and administrative expenses were 1.0% and 1.0% of our revenue for the six months ended December 31, 2021 and 2020, respectively. Although our general and administrative expenses in terms of our total revenue remained 1.0%, due to increased total revenue, in terms of dollar amount, our total general and administrative expenses increased by $211,299 or 16.6% in the six months ended December 31, 2021 compared to the six months ended December 31, 2020, and the increase was largely due to the increase of research and development expense to maintain and upgrade our operating systems and the launch of our new B2B online platform in Hong Kong . Our research and development expenses are included in general and administrative expenses. Our research and development activities primarily relate to development and implementation of our e-commerce platform and software. Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the research and development activities, depreciation, and other miscellaneous expenses. Research and development expenses were 0.17% and 0.03% of our revenue for the six months ended December 31, 2021 and 2020, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering. As we continue to develop and implement our e-commerce platform and software in order to optimize our inventory management and provide more friendly services to satisfy customer demand, we expect our research and development expenses to continue to increase in the foreseeable future.

Results of Operations

Comparison of Results of Operations for the Six Months Ended December 31, 2021 and 2020

The following table summarizes our operating results as reflected in our statements of income during the six months ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components	$138,531,453	98.6%	$126,881,524	99.4%	$11,649,929	9.2%
Service commission fee	1,993,615	1.4%	785,445	0.6%	1,208,170	153.8%
Total revenue	140,525,068	100.0%	127,666,969	100.0%	12,858,099	10.1%
Cost of revenues	136,299,375	97.0%	123,724,704	96.9%	12,574,671	10.2%
Gross profit	4,225,693	3.0%	3,942,265	3.1%	283,428	7.2%

Operating expenses
Selling expenses	921,587	0.7%	861,088	0.7%	60,499	7.0%
General and administrative expenses	1,487,099	1.0%	1,275,800	1.0%	211,299	16.6%
Total operating expenses	2,408,686	1.7%	2,136,888	1.7%	271,798	12.7%
Income from operations	1,817,007	1.3%	1,805,377	1.4%	11,630	0.6%

Other income (expenses)
Interest expenses, net	(236,444)	(0.2)%	(359,088)	(0.3)%	(122,644)	(34.2)%
Income from short-term investment	23,981	0.0%	32,882	0.0%	(8,901)	(27.1)%
Foreign exchange gain	(14,213)	0.0%	1,133,406	0.9%	(1,147,619)	(101.3)%
Subsidy income	181,086	0.1%	161,740	0.1%	19,346	12.0%
Loss due to the termination of VIE agreements	(205,250)	(0.1)%	—	—	(205,250)	(100)%
Other expenses	(86,716)	(0.1)%	(135,357)	(0.1)%	(48,641)	(35.9)%
Total other expenses, net	(337,556)	(0.2)%	833,583	0.7%	(1,171,139)	(140.5)%
Income before income tax provisions	1,479,451	1.1%	2,638,960	2.1%	(1,159,509)	(43.9)%
Provision for income taxes	374,863	0.3%	628,514	0.5%	(253,651)	(40.4)%
Net income	$1,104,588	0.8%	$2,010,446	1.6%	$905,858)	(45.1)%

Revenue.    Total revenue increased by $12,858,099 or 10.1%, to $140,525,068 for the six months ended December 31 2021 from $127,666,969 for the six months ended December 31, 2020. The increase was largely attributable to increased product offering variety by 23.0%, increased number of customers for our electronic component products and services by 9.7%, increased average unit selling price of our electronic component products when sales mix changed, the appreciated exchange rate of RMB against USD by 6.4%, and offset by decreased sales volume by 1.4% from 730.4 million units sold for the six months ended December 31, 2020 to 720.5 million units sold for the six months ended December 31,2021, as discussed in details below.

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components
Revenue from sales of semiconductor	$121,395,835	86.4%	$111,529,726	87.4%	$9,866,109	8.8%
Revenue from sales of equipment, tools and others	17,135,618	12.2%	15,351,799	12.0%	1,783,820	11.6%
Subtotal of sales of electronic component products	138,531,453	98.6%	126,881,524	99.4%	11,649,929	9.2%

Service commission fee	1,993,615	1.4%	785,445	0.6%	1,208,170	153.8%
Total revenue	$140,525,068	100.0%	$127,666,969	100.0%	$12,858,099	10.1%

(1) Revenue from sales of electronic component products

Revenue from sales of electronic components increased by $11,649,929 or 9.2%, to $138,531,453 for the six months ended December 31, 2021 from $126,881,524 for the six months ended December 31, 2020.

Our electronic component products sold to customers fall into two categories: semiconductor products and electronic equipment, tools and other products.

	For the six months ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Sales of electronic components products:
Semiconductor:
Integrated Circuits	$57,803,495	$68,232,292
Power/Circuit Protection	9,451,825	8,405,795
Discretes	13,121,904	14,557,949
Passive Components	20,282,073	7,793,587
Optoelectronics/Electromechanical	7,396,134	7,072,610
Other semiconductor products	13,340,404	5,467,493

Equipment, tools and others:
Equipment	4,464,687	8,162,663
Tools and others	12,670,931	7,189,135
Total sales of electronic components products	$138,531,453	$126,881,524
Service commission fees	1,993,615	785,445
Total revenue	$140,525,068	$127,666,969

Our semiconductor products primarily include various integrated circuit, power/circuit protection, discretes, passive components, optoelectronics/electromechanical, etc. Total SKUs of semiconductor products available to be sold to customers increased by 3,949 SKUs, or 44.4% from 8,891 different SKUs for the six months ended December 31, 2020 to 12,840 SKUs for the six months ended December 31, 2021. The increase in product offerings enabled us to target more customers to meet their needs. Number of customers for electronic component products increased by 5.5% from 602 customers (including 412 repeat customers and 190 new customers) for the six months ended December 31, 2020 to 635 (including 408 repeat customers and 227 new customers) for the six months ended December 31, 2021. Sales to repeat customers accounted for approximately 84% and 88% of the total revenue, while sales to new customers accounted for approximately 16% and 12% of the total revenue for the six months ended December 31, 2021 and 2020, respectively. On the other hand, in terms of average selling price, due to changes in product mix sold and the average exchange rates of RMB against USD appreciated by 6.4%, average selling price of semiconductor products increased by $0.01 per unit or 6.3%, from $0.16 per unit for the six months ended December 31, 2020 to $0.17 per unit for the six months ended December 31, 2021. These combined factors led to an increase in sales of semiconductor products by $9,866,109 or 8.8%, from $111,529,726 for the six months ended December 31,2020 to $121,395,835 for the six months ended December 31, 2021.

Our equipment, tools and other electronic component products primarily include various MROs, and design tools, etc. Total SKUs of equipment and tools available to be sold to customers decreased by 867 SKUs, or 19.1% from 4,528 different SKUs for the six months ended December 31, 2020 to 3,661 SKUs for the six months ended December 31, 2021. However, our sales volume of equipment and tools product increased by 2.7% or 0.48 million units, from 17.6 million units of various equipment and tools products sold for the six months ended December 31, 2020 to 18.1 million units of various equipment and tools products sold for the six months ended December 31, 2021. Number of customers for electronic component products increased by 5.5% from 602 customers for the six months ended December 31, 2020 to 635 in for the six months ended December 31, 2021. Sales to repeat customers accounted for approximately 84% and 88% of the total revenue, while sales to new customers accounted for approximately 16% and 12% of the total revenue for the six months ended December 31, 2021 and 2020, respectively. On the other hand, in terms of average selling price, due to changes in product mix sold and the average exchange rates of RMB against USD appreciated by 6.4%, average selling price of equipment and tools products increased by $0.08 per unit or 9.2%, from $0.87 per unit for the six months ended December 31, 2020 to $0.95 per unit for the six months ended December 31, 2021. These combined factors led to an increase in sales of equipment and tools products by $1,783,820 or 11.6%, from $15,351,799 for the six months ended December 31, 2020 to $17,135,618 for the six months ended December 31, 2021.

For our sales of electronic component products, for the six months ended December 31, 2021 and 2020, the number of our repeat customers were 408 and 412, respectively. Sales to repeat customers accounted for approximately 84% and 88% of the total revenue, while sales to new customers accounted for approximately 16% and 12% of the total revenue for the six months ended December 31, 2021 and 2020, respectively. The average purchase amount per customer for our electronic component products was $218,160 per customer for the six months ended December 31, 2021, increased by approximately 3.5% from $210,767 for the six months ended December 31, 2020.

The product mix change is driven by the market conditions. As we adjust our product mix from time to time based on market demands which had driven the increase in average selling price during the six months ended December 31, 2021 and 2020, we are unable to predict with reasonable certainty whether such price increase will continue to be a trend or whether such price will decrease. If it is, in either case, we do not believe it is likely to have a material impact on future operating results or financial condition because the variety of the SKUs we provide can minimize the impact of the price decrease or increase and product costs and other factors that contribute to our future operating results may offset such a decrease or increase in response to the market conditions.

The number of the repeat customers for the six months ended December 31, 2021 was 530, increased by 64, or 11.3% from 476 for the six months ended December 31, 2020. The repeat customers accounted for 68.8% and 63.8% of the total customers for the six months ended December 31, 2021 and 2020, while sales to new customers accounted for approximately 16% and 12% of the total revenue for the six months ended December 31, 2021 and 2020, respectively.

(2) Service commission fees

Service commission fees increased by $1,208,170 or 153.8%, to $1,993,615 for the six months ended December 31, 2021 from $785,445 for the six months ended December 31, 2020.

We provide customs clearance when customers purchase electronic component products directly from overseas suppliers, as well as temporary warehousing, and logistic and shipping services after the customs clearance. We earn a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers, and such commission fee is not refundable. Number of customers for our services increased by 35.0% from 100 customers for the six months ended December 31, 2020 to 135 for the six months ended December 31, 2021. This led to total merchandise value involved in the transactions increased, as a result, our service commission fee earned increased by 153.8% from the six months ended December 31, 2020 to the six months ended December 31, 2021.

Cost of Revenues.    Our cost of revenues primarily consists of third-party products purchase price, tariffs associated with import products from overseas suppliers, inbound freight costs, warehousing and overhead costs and business taxes. Cost of revenue generally changes as affected by factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes.

The following table sets forth the breakdown of our cost of revenues for the six months ended December 31, 2021 and 2020:

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)
	Amount	% of total cost	Amount	% of total cost	Variances	%
Third-party products purchase costs	$135,064,091	99.1%	$122,335,152	98.9%	$12,728,939	10.4%
Tariffs	697,340	0.5%	$849,359	0.7%	(152,020)	(17.9)%
Inbound shipping and delivery costs	270,624	0.2%	264,317	0.2%	6,307	2.4%
Warehouse lease and overhead costs	214,539	0.2%	242,036	0.2%	(27,498)	(11.4)%
Business taxes	52,781	0.0%	33,839	0.0%	18,943	56.0%
Total cost of revenues	$136,299,375	100.0%	$123,724,704	100.0%	$12,574,671	10.2%

Total cost of revenue increased by $12,574,671, or 10.2%, from $123,724,704 for the six months ended December 31, 2020 to $136,299,375 for the six months ended December 31, 2021. The increase in our cost of revenue was largely attributable to increased third-party product purchase costs by $12,728,939 or 10.4%, when number of customers for our electronic component products increased by 5.5% from 602 customers for the six months ended December 31, 2020 to 635 customers for the six months ended December 31, 2021. In addition, temporally supply shortage and the inflation as a result of the Covid-19 impact and the appreciated exchange rate of RMB against to the USD also attributed to the increase of third-party product purchase costs and our average third party purchased cost per unit increased by 11.8% from $0.17 per unit for the electronic components products for the six months ended December 31, 2020 to $0.19per unit for the six months ended December 31, 2021.

Cost of revenue related to tariffs associated with our purchase of products from overseas suppliers decreased by $152,020 or 17.9%, from $849,359 for the six months ended December 31, 2020, to $697,340 for the six months ended December 31, 2021, due to increase purchase of low-tariff electronic components from the overseas suppliers due to the change of product mix imported.

Cost of revenue related to warehouse lease and overhead costs slightly decreased by $27,498 or 11.4%, because of decreased utility costs when we strengthened the warehouse cost control management.

Cost of revenue related to inbound shipping and delivery of purchased third-party products to our warehouse increased slightly by $6,307 or 2.4% and business taxes increased by $18,943 when comparing the six months ended December 31, 2021 to the six months ended December 31, 2020 due to the inflation of delivery expense charged by third party;

Gross profit

Our gross profit increased by $283,428 or 7.2%, from $3,942,265 in the six months ended December 31, 2020 to $4,225,693 in the six months ended December 31, 2021. Our gross margin decreased by 0.1%, from 3.1% in the six months ended December 31, 2020 to 3.0% in the six months ended December 31, 2021. Our gross profit and gross margin were affected by changes in selling price and third-party product purchase costs, changes in sales volume and the sales of different product mix during each reporting period. Our gross margin decreased in the period are primarily attributable to the increase in the average third party product purchase cost per unit. In addition, our gross profit and gross margin is also affected by sales of different product mix during each reporting period. In the six months ended December 31, 2021, we earned more revenue from products with higher costs and lower margin. Our average third party purchased cost per unit increased by 11.8% from $0.17 per unit for the electronic components products for the six months ended December 31, 2020 to $0.19 per unit for the six months ended December 31, 2021. These factors led to the increase in our costs of revenue and our gross profit and the decrease in our gross margin.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the six months ended December 31, 2021 and 2020:

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Total revenues:	$140,525,068	100.0%	$127,666,969	100.0%	$12,858,099	10.1%
Operating expenses:
Selling expenses	921,587	0.7%	861,088	0.7%	60,499	7.0%
General and administrative expenses	1,487,099	1.0%	1,275,800	1.0%	211,299	16.6%
Total operating expenses	$2,408,686	1.7%	$2,136,888	1.7%	$271,798	12.7%

Selling expenses

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, office rental expense, shipping ad delivery expenses, customs clearance, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$647,284	70.2%	$575,309	66.8%	$71,975	12.5%
Lease expense	53,925	5.9%	60,373	7.0%	(6,448)	(10.7)%
Shipping and delivery expenses	92,650	10.1%	67,128	7.8%	25,521	38.0%
Sales promotion	23,845	2.6%	86,599	10.1%	(62,755)	(72.5)%
Business travel and meals expenses	24,733	2.7%	21,868	2.5%	2,865	13.1%
Tariffs	32,245	3.5%	7,839	0.9%	24,405	311.3%
Utility and office expenses	24,759	2.7%	20,771	2.4%	3,988	19.2%
Depreciation and amortization	1,477	0.2%	9,214	1.1%	(7,736)	(84.0)%
Other sales promotion related expenses	20,669	2.2%	11,987	1.4%	8,683	72.4%
Total selling expenses	$921,587	100.0%	$861,088	100.0%	$60,499	7.0%

Our selling expenses increased by $60,499 or 7.0%, from $861,088 for the six months ended December 31, 2020 to $921,587 for the six months ended December 31, 2021, primarily attributable to that (i) our salary and employee benefit expense increased by $71,975 or 12.5%, from $575,309 for the six months ended December 31, 2020 to $647,284 for the six months ended December 31, 2021 due to our increased headcount of sales personnel in the semi-annual fiscal year 2022 to handle increased sales orders; (ii) shipping and delivery expenses increased by $25,521 or 38.0% from $67,128 for the six months ended December 31, 2020 to $92,650 for the six months ended December 31, 2021, primarily because of the inflation of delivery expense charged by third party; (iii) customs clearance expenses or tariffs increased by $24,405 or 311.3%, from $7,839 for the six months ended December 31, 2020 to $32,245 for the six months ended December 31, 2021 because of increased purchase of electronic components from overseas suppliers. The increase was offset by a decrease in sales promotion expense by $62,755, because we reduced our promotion activities due to the spread of the Omicron. These above-mentioned factors combined led to the increase in our selling expenses for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020. As a percentage of revenues, our selling expenses accounted for 0.7% and 0.7% of our total revenue for the six months ended December 31, 2021 and 2020, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, bad debt reserve expenses, office supply and utility expenses, business travel and meals expenses, and professional service expenses.

	For the six months ended December 31,
	2021 (Unaudited)		2020 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$522,024	35.1%	$557,224	43.7%	$(35,200)	(6.3)%
Stock-based compensation expenses	128,771	8.7%	244,354	19.2%	(115,583)	(47.3)%
Rent expense	70,279	4.7%	31,188	2.4%	39,091	125.3%
Depreciation and amortization	70,692	4.8%	62,627	4.9%	8,065	12.9%
Bad debt reserve expenses recovery	(30,249)	(2.0)%	—	0.0%	(30,249)	0%
Transportation, travel and meals expenses	75,625	5.1%	60,290	4.7%	15,336	25.4%
Office supply and utility expenses	26,643	1.8%	31,328	2.5%	(4,685)	(15.0)%
Professional service fee	307,914	20.7%	136,244	10.7%	171,670	126.0%
Bank charges	71,251	4.8%	48,600	3.8%	22,651	46.6%
Insurance	998	0.1%	8,166	0.6%	(7,168)	(87.8)%
Research and development expenses	235,767	15.9%	41,959	3.3%	193,809	461.9%
Others	7,384	0.5%	53,820	4.2%	(46,437)	(86.3)%
Total general and administrative expenses	$1,487,099	100.0%	$1,275,800	100.0%	$211,299	16.6%

Our general and administrative expenses increased by $211,299 or 16.6% from $1,275,800 for the six months ended December 31, 2020 to $1,487,099 for the six months ended December 31, 2021, primarily attributable to (i) an increase in rent expense by $39,091, or 125.3%. We rent a new office from May 21, 2021 which led to an increase in rent expenses for the six months ended December 31, 2021; (ii) that stock-based compensation expenses decreased by $115,583 or 47.3% because some of our outstanding options were fully matured by June 30, 2021 and there were no additional options granted to employees for the six months ended December 31, 2021. The first two batches of options were granted to employees in fiscal year 2016 in fiscal 2017, which were fully matured in fiscal year 2021. As a result, the compensation expense was lower for the six months ended December 31, 2021 as compared to for the six months ended December 31,2020; (iii) that our professional consulting expenses increased by $171,670 for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020, as we consulted with professional service providers for preparation of listing in overseas market and the increased charge for audit of our Hong Kong subsidiaries; and (iv) that our research and development expenses increased by $193,809 or 461.9%, from $41,959 for the six months ended December 31, 2020 to $235,767 for the six months ended December 31, 2021, due to increased research and development activities to improve our SaaS suite and platform and to enhance customer experience of using our platform. (v) that Salary and employee benefit expenses decreased by $35,200 for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020, due to the decrease of the headcount. (vi) that our bad debt reserve expenses decreased by $30,249 for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020, because we reversed the bad debt provision because the company previously accrued bad debt reserve based on collectability assessment and $30,249 accrued bad debt was collected back during the period (vi) that our other expenses decreased by $46,437 for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020, because we applied a stricter cost control policy to avoid unnecessary expenditure. The overall increase in our general and administrative expenses for the six months ended December 31, 2021 as compared to the six months ended December 31,2020 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 1.0% and 1.0% of our revenue for the six months ended December 31, 2021 and 2020, respectively.

Other income (expenses)

Other income (expenses) primarily included interest income, interest expenses, foreign exchange gain or loss, government subsidiary income, gain or loss from disposal of fixed assets, other non-operating income or expenses.

	For the six months ended December 31,
	2021	2020	Variances
	(Unaudited)	(Unaudited)
	Amount	Amount	Amount	%
Interest expense	$(236,444)	$(359,088)	$122,644	34.2%
Interest from short-term investment	23,981	32,882	(8,901)	(27.1)%
Foreign transaction gain(expense)	(14,213)	1,133,406	(1,147,619)	(101.3)%
Government subsidy	181,086	161,740	19,346	12.0%
Loss due to the termination of the VIE	(205,250)	—	(205,250)	100%
Other expense	(86,716)	(135,357)	48,641	(35.9)%
Total Other income (expense), net	$(337,556)	$833,583	$(1,171,139)	(140.5)%

Total other income (expense) decreased by $1,171,139, from net other income of $833,583 for the six months ended December 31, 2020 to net other expense of $337,556 for the six months ended December 31, 2021. The decrease was attributable to the following factors:

(i)     Foreign exchange gain(expense) decreased by $1,147,619 or 101.3%, from net gain of $1,133,406 for the six months ended December 31, 2020 to net loss of $14,213 for the six months ended December 31, 2021, due to more exchange loss derived from the unfavorable USD, Euro, and other currency exchange rates against RMB on our foreign currency denominated account receivables

(ii)    Interest expenses on our short-term bank loans, notes payable and third-party loan decreased by $122,644 from $359,088 for the six months ended December 31, 2020 to $236,444 for the six months ended December 31, 2021. As of December 31, 2020, we had total outstanding debt of $16,937,973 (including short-term bank loans of $15,067,938 bankers’ acceptance notes payable of $1,500,035 and third party loan payable of $37,000). As of December 31, 2021, we had total outstanding debt of $12,259,776 (including short-term bank loans of $10,059,776, bankers’ acceptance notes payable of $1,500,000 and third party loan payable of $700,000). Since the Company carried lower amount of outstanding loan balance for the six months ended December 31, 2021 for its decreased working capital needs as compared to the six months ended December 31, 2020, related interest expenses decreased for the six months ended December 31, 2021.

(iii)   Income from short-term investment decreased by $8,901, from $32,882 for the six months ended December 31, 2020 to $23,981 for the six months ended December 31, 2021. Our investment income was generated from our short-term investment to purchase interest-bearing wealth management financial products from the PRC banks to earn interest income. We had short-term investments of $1,568 and $2,785,461 as of December 31, 2021 and 2020, respectively. The decrease in our investment income was largely due to lower average short term investment we held with PRC banks for the six months ended December 31, 2021 as compared to the six months ended December 31, 2020.

(iv)   Government subsidy primarily includes local government’s subsidy in terms of tax refund and interest expense subsidy to encourage import and export business activities and support technology enterprises engaged in e-commerce business like us. Total government subsidies amounted to $181,086 and $161,740 for the six months ended December 31, 2021 and 2020, respectively. The increase of $19,346 or 12.0% was mainly due to more refund and interest expense subsidy granted by the government to cope with the Covid-19 outbreak.

(v)    On December 15, 2021, we terminated the VIE agreements with Pai Ming Shenzhen and we recorded a loss of $205,250 from the termination of VIE agreements with Pai Ming Shenzhen in connection with our restructuring of our legal structure.

(vi)   Other expense primarily included transaction fees with the bank and others of $86,716 and $135,357 for the six months ended December 31, 2021 and 2020, respectively.

Provision for Income Taxes

Our provision for income taxes was $374,863 for the six months ended December 31, 2021, an decrease of $253,651 or 40.4%, from $628,514 for the six months ended December 31, 2020 due to our decreased taxable income of our operating entities Hjet Supply Chain, Ehub, Hjet HK,ICZOOM HK, ICZOOM Shenzhen, Hjet Logistics, and Pai Ming Shenzhen for the six months ended December 31, 2021.

Net Income

As a result of the foregoing, we reported a net income of $1,104,588 for the six months ended December 31, 2021, representing a $905,858 decrease from the net income of $2,010,446 for the six months ended December 31, 2020.

Liquidity and Capital Resources

Under the PRC laws, an offshore company may choose to transfer funds to its PRC subsidiaries via an increase in the registered capital of the onshore company or a shareholder loan to the onshore company. We transfer offshore cash to our direct onshore PRC subsidiary, ICZOOM WFOE, via increasing the registered capital of ICZOOM WFOE. According to the relevant PRC regulations on foreign-invested enterprises, capital contributions from a foreign shareholder to our PRC subsidiary is subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with a local bank authorized by the State Administration of Foreign Exchange, as well as registration with the local branch of the State Administration for Market Regulation, or the SAMR, by such PRC subsidiary.

We have not transferred any cash from an offshore company to the former VIE company, Pai Ming Shenzhen. We terminated the VIE agreement on December 15, 2021.

Our offshore company principally relied on dividends distributions from our PRC subsidiaries. Current PRC regulations permit our PRC subsidiaries to pay dividends to shareholders only out of their accumulated profits, if any, as determined in accordance with the PRC accounting standards and regulations. Additionally, our PRC subsidiaries may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the company’s registered capital. In addition, these companies may also allocate a portion of their after-tax profits based on the PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

The restricted net assets were the total book value of the share capital, additional paid-in capital and statutory reserve which were not allowed to transfer to the shareholders in the forms of dividends.

Please see the following table of the breakdown of cash and restricted cash and short-term investment in different jurisdictions:

	December 31, 2021	June 30, 2020	June 30, 2019
Cash and Restricted cash
Cayman Islands	$—	$—	$—
Hong Kong	353,666	528,997	1,277,342
PRC	2,773,117	6,279,193	1,421,485
Total	$$3,126,783	$6,808,190	$2,698,827
Short-term Investments
Cayman Islands	$—	$—	$—
Hong Kong	—	—	—
PRC	1,568	928,800	2,267,865
Total	$1,568	$928,800	$2,267,865

Cash Flows for the Six Months Ended December 31, 2021 Compared to the Six Months Ended December 31, 2020

As of December 31, 2021, we had $3,126,783 in cash and restricted cash on hand as compared to $6,808,190 as of June 30, 2021. We also had $66,531,550 in accounts receivable. Our accounts receivable primarily include balance due from customers for our electronic component products sold and delivered to customers. Approximately 85.9%, or $57.2 million, of our net accounts receivable balance as of December 31, 2021 has been subsequently collected as of the date of this prospectus. The remaining balance is expected to be collected by June 30, 2022.

As of December 31, 2021, our accounts receivable consisted of balances due from 397 customers, and no single customer accounted for more than 10% of the total accounts receivable balance. We normally grant our customers from 90 days to 180 days payment terms. Some of our customers have required longer payment terms due to their longer payment processing procedures related to the COVID-19 outbreak and impact; As a result, 2.5% of accounts receivable as of December 31, 2021, approximately $1.7 million were past due with the age over 6 months. However, we believe that they are unlikely to default because of our long-term business relationships with them and our belief that the collectability risk is low based on our historical experience and collection history with them. As of December 31, 2021, 97.5% of our outstanding accounts receivable aged below six months. We periodically review our accounts receivable and allowance level in order to ensure our methodology used to determine allowances is reasonable and accrue additional allowances if necessary. Allowance for doubtful accounts amounted to $104,184 and $133,059 as of December 31,2021 and June 30, 2021, respectively. The net change of allowance for doubtful accounts amounted to $28,875 from June 30, 2021 to December 31, 2021. The allowance is determined based on individual customer financial health analysis, historical collection trend and management’s best estimate of specific losses on individual exposures. As of the date of this prospectus, approximately 85.9%, or $57.2 million, of our net accounts receivable balance as of December 2021 has been subsequently collected.

The following table summarizes our December 31, 2021 accounts receivable (“AR”) and subsequent collection by aging bucket as of April 22, 2022 when our unaudited condensed consolidated financial statements for the six months ended December 31, 2021 were issued:

	As of December 31, 2021	Subsequent collection	% of collection
	(Unaudited)
AR aged less than 6 months	$64,968,628	$51,227,510	78.8%
AR aged from 7 to 12 months	1,667,106	1,562,922	93.8%
AR aged over 1 year	—		—
Accounts Receivable	$66,635,734	$52,790,432	79.2%

From April 23, 2022 until the date of this prospectus, we collected additional approximately $4.5 million December 31, 2021 accounts receivable. As a result, total $57.2 million or 85.9% of the December 31, 2021 accounts receivable balance has been collected as of the date of this prospectus, as detailed below:

	As of December 31, 2021	Subsequent collection	% of collection
	(Unaudited)
AR aged less than 6 months	$64,968,628	$55,677,652	85.7%
AR aged from 7 to 12 months	1,667,106	1,562,922	93.8%
AR aged over 1 year	—		—
Accounts Receivable	$66,635,734	$57,240,574	85.9%

The following table summarizes our accounts receivable and subsequent collection by aging bucket as of June 30, 2021:

	Balance as of June 30, 2021	Subsequent collection	% of collection
AR aged less than 6 months	$63,787,917	$63,654,858	99.8%
AR aged from 7 to 12 months	4,409,377	4,409,377	100.0%
AR aged over 1 year	—	—	—
Accounts Receivable	$68,197,294	$68,064,235	99.8%

As of December 31, 2021, our inventory balance amounted to $1,152,073, primarily consisting of finished electronic component products we purchased from third-party suppliers, which we believe can be sold quickly based on the analysis of the current trends in demand for our products. We also had advances to suppliers of $6,505,480, representing our prepayment to various suppliers to lock the purchase of electronic component products at favorable prices. 96.9% of the advance to suppliers balance as of December 31, 2021 has been realized as of the date of this prospectus.

As of December 31, 2021, we had outstanding accounts payable (“AP”) of $50,278,896, representing balance due to suppliers for purchase of electronic components products. As of December 31, 2021, we have established long-term business relationship with 629 suppliers. We normally have 90 days to 180 days payment terms with our suppliers for credit purchases. However, as a result of the financial challenges posed by the COVID-19 pandemic, we have recently negotiated with some large suppliers to extend the payment terms from 180 days to 270 days. Approximately 93.9% of accounts payable balances as of December 31, 2021 has been settled as of the date of this prospectus and remaining balance is expected to be settled before June 30, 2022.

The following table summarizes the Company’s AP payable as of December 31, 2021 and subsequent settlement by aging bucket as of April 22, 2022 when our unaudited condensed consolidated financial statements for the six months ended December 31, 2021 were issued:

	Balance as of December 31, 2021 (Unaudited)	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$49,978,100	42,771,783	85.6%
Accounts payable aged from 7 to 12 months	300,796	300,796	100.0%
Accounts payable aged over 1 year	—	—	—
Total accounts payable	$50,278,896	43,072,579	85.7%

From April 23, 2022 until the date of this prospectus, additional approximately $4.2 million December 31, 2021 accounts payable has been settled. As a result, total $47.2 million or 93.9% of the December 31, 2021 accounts payable balance has been settled as of the date of this prospectus, as detailed below:

	Balance as of December 31, 2021 (Unaudited)	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$49,978,100	46,935,933	93.9%
Accounts payable aged from 7 to 12 months	300,796	300,796	100.0%
Accounts payable aged over 1 year	—	—	—%
Total accounts payable	$50,278,896	47,236,729	93.9%

The following table summarizes the Company’s outstanding AP as of June 30, 2020 and subsequent settlement by aging bucket:

	Balance as of June 30, 2020	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$52,399,768	$52,399,768	100.0%
Accounts payable aged from 7 to 12 months	2,037,594	2,037,594	100.0%
Accounts payable aged over 1 year	7,624	7,624	100.0%
Total accounts payable	$54,444,986	$54,444,986	100.0%

As of December 31, 2021, we had deferred revenue of $5,024,973, which represents payments of products we had received in advance prior to delivery of the products to customers and fully satisfying our performance obligation. Such amount is expected to be fully recognized as revenue by June 30, 2022.

As of December 31, 2021, we had outstanding bank loans of approximately $10.1 million, short-term borrowings from third-parties of $0.7 million and notes payable of approximately $1.5 million borrowed from PRC banks. We expect that we will be able to renew all of our existing bank loans upon their maturity based on past experience and our good credit history. In addition to the current borrowings, subsequently, we borrowed additional $12.1 million loans from various PRC banks and repaid approximately $11.4 million loans and $1.5 million banker’s acceptance note upon loan maturity, as a result, as of the date of this prospectus, we had outstanding short-term loans of approximately $10.8 million. In addition, in March 2021, we secured an additional $20 million line of credit with East West Bank (“EW Bank”). As a result, as of the date of this prospectus, we had the availability to borrow $20 million from this line of credit before September 15, 2022.

As of December 31, 2021, our working capital amounted to approximately $8.6 million. We intend to finance our future working capital requirements from cash generated from operating activities, bank borrowings and financial support from related parties. However, we may seek additional financings, to the extent required, and there can be no assurances that such financing will be available on favorable terms or at all.

Based on the current operating plan, management believes that the above-mentioned measures collectively will provide sufficient liquidity for us to meet our future liquidity and capital requirement for at least 12 months from the date of this filing.

The following table sets forth summary of our cash flows for the periods indicated:

	For the six months ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$16,154	$3,022,957
Net cash provided by (used in) investing activities	917,440	(338,151)
Net cash used in financing activities	(4,957,623)	(1,054,172)
Effect of exchange rate fluctuation on cash and restricted cash	342,622	(423,062)
Net increase (decrease) in cash and restricted cash	(3,681,407)	1,207,572
Cash and restricted cash at beginning of period	6,808,190	2,698,827
Cash and restricted cash at end of period	$3,126,783	$3,906,399

Operating Activities

Net cash provided by operating activities was $16,154 for the six months ended December 31, 2021, which primarily consisted of the following:

•        Net income of $1,104,588 for the six months ended December 31, 2021.

•        A decrease in accounts receivable of $2,389,739. The decrease was because that we applied a stricter credit control on the collection of accounts receivable. Approximately 99.8% of accounts receivable balance as of June 30, 2021 has been collected and approximately 85.9% of accounts receivable balance as of December 31, 2021 has been collected as of the date of this prospectus and the remaining balance is expected to be substantially collected before June 30, 2022.

•        A decrease in inventories of $1,328,520. Due to our increased sales for the six months ended December 31, 2021, inventories were delivered to the customers in shorter turnover days.

•        A decrease in accounts payable of $4,366,567. The decrease was due to our arrangement on the payment on the accounts payable balance as of June 30, 2021. We make payment to suppliers based on payment terms and upon receiving the invoices from suppliers. Approximately 93.9% of accounts payable balances as of December 31, 2021 has been settled as of the date of this prospectus and the remaining balance is expected to be settled before June 30, 2022.

•        A decrease in deferred revenue of $412,749. Our customers are typically required to make certain prepayment to us before we purchase products from suppliers. We record such prepayment as deferred revenue because our performance obligation associated with delivery of products to customers had not been satisfied as of the balance sheet date.

Net cash provided by operating activities was $3,022,957 for the six months ended December 31, 2020, which primarily consisted of the following:

•        Net income of $2,010,446 for the six months ended December 31, 2020.

•        A decrease in notes receivable of $1,016,400. Our notes receivable represent receivables that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These receivables are non-interest bearing and are collectible within six to twelve months. As of December 31, 2020, all notes receivable has been fully collected and there was no such balance.

•        An increase in accounts receivable of $9,164,660. The increase was due to increased sales of our electronic component products for the six months ended December 31, 2020 when number of customers increased by 16.4%, from 603 for the six months ended December 31, 2019 to 702 for the six months ended December 31, 2020, and increased sales volume by 114.0% from 341.2 million units sold for the six months ended December 31, 2019 to 730.4 million units sold for the six months ended December 31, 2020. Approximately 92.1% of accounts receivable balance as of December 31, 2020 has been collected as of June 30, 2021 and we further collected additional $2.6 million December 31, 2020 accounts receivable balance during July and August 2021. The collected accounts receivable is available cash, which can be used as working capital for our business operation, if necessary.

•        An increase in advance to suppliers of $478,043. Our advance to suppliers consists of balances paid to suppliers for purchase of electronic components at favorable price and guarantee the purchases. All of advance to suppliers balance as of December 31, 2020 has been realized when we received the purchased electronic component products from suppliers as of the date of this prospectus.

•        An increase in accounts payable of $7,266,821. Due to our increased sales for the six months ended December 31, 2020, we increased the purchase of electronic component products from various suppliers with payment terms ranging from three to six months. We make payment to suppliers based on payment terms and upon receiving the invoices from suppliers. Approximately 90.9% of accounts payable balances as of December 31, 2020 has been settled as of June 30, 2021 and we further settled additional $1.8 million December 31, 2020 outstanding accounts payable during July and August 2021.

•        An increase in tax payable of $1,051,536 due to increased taxable income.

Investing Activities

Net cash provided by investing activities amounted to $917,440 for the six months ended December 31, 2021, primarily consisting of purchase of property and equipment of $10,124, purchase of intangible assets of $1,485, an increase in short-term investment $14,625,930 to purchase interest-bearing wealth management financial products from PRC banks to earn interest income, offset by a collection of $15,554,979 short-term investments proceeds upon maturity.

Net cash used in investing activities amounted to $338,151 for the six months ended December 31, 2020, primarily consisting of purchase of property and equipment of $9,925, purchase of intangible assets of $20,402, an increase in short-term investment $20,765,971 to purchase interest-bearing wealth management financial products from PRC banks to earn interest income, offset by a collection of $20,458,147 short-term investments proceeds upon maturity.

Financing Activities

Net cash used in financing activities amounted to $4,957,623 for the six months ended December 31, 2021, primarily consisting of proceeds from short-term bank loans of $15,053,570, proceeds from notes payable of $1,500,000, proceeds from borrowings from related parties as working capital of $448,238 and proceeds from borrowing from third-parties working capital of $700,000, offset by a repayment of short-term bank loans of $20,200,000 and a repayment of notes payable of $1,500,035 upon maturities, a repayment of related parties borrowings of $589,396 and a repayment of third parties borrowings of 370,000.

Net cash used in financing activities amounted to $1,054,172 for the six months ended December 31, 2020, primarily consisting of proceeds from short-term bank loans of $15,769,052, proceeds from borrowings from related parties as working capital of $15,000, offset by a repayment of short-term bank loans of $15,800,000 upon maturities, and a repayment of related parties borrowings of $1,173,224.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the six months ended December 31, 2021, we did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of December 31, 2021, we had the following contractual obligations:

		Payment due by period
	Total	Less than 1 year	1 – 2 years
Contractual obligations
Repayment of short-term bank loans(1)	$10,059,776	$10,059,776	$—
Repayment of bankers’ acceptance notes payable(2)	1,500,000	1,500,000	—
Repayment of a third-party loan(3)	700,000	700,000	—
Operating lease commitment(4)	504,724	469,132	35,592
Total	$12,764,500	$12,728,908	$35,592

____________

(1)      As of December 31, 2021, we borrowed total of $10,059,776 short-term loans from PRC banks as working capital (including $5 million short-term loans from Shanghai Pudong Development Bank, $2.5 million short-term loans from Agricultural Bank of China, and $2.6 million short-term loans from Industrial and Commercial Bank of China) with maturity date ranging from January 18, 2022 to March 23, 2022, and effective interest rate ranging from 1.2531% to 4.7% per annum. Most of these short-term loans have been repaid upon maturity (see Note 10).

(2)      As of December 31, 2021, we had notes payable of $1.5 million borrowed from Huaxia Bank as working capital, with maturity date on January 10, 2022 with an effective interest rate of 1.2% per annum. We pledged restricted cash of $1.5 million as collateral to secure this note (see Note 10). This notes payable has been subsequently repaid upon maturity.

(3)      As of December 31, 2021, we borrowed $700,000 loan from an unrelated individual in order to pay IPO related service fees to various service providers. The effective interest rate on this third-party loan is 4% per annum, with loan maturity date ranging from July 7, 2022 to December 31, 2022. The loan was repaid upon maturity (see Note 10).

(5)      The Company’s PRC subsidiaries entered into operating lease agreements with landlords to lease warehouse and office space. For six months ended December 31, 2021 and 2020, total operating lease expense amounted to $299,367 and $254,748, respectively.

As of December 31, 2021, future minimum lease payments under non-cancelable operating lease agreement are as follows:

Twelve Months ended December 31,	Lease expense
2022	$469,132
2023	35,592
Total	$504,724

For the years ended June 30, 2021 and 2020

Net Revenue

Our net revenue is driven by changes in the number of customers, sales volume, selling price, and mix of products sold.

	For the years ended June 30,
	2021	2020	Variances	%
Sales of electronic components:
Sales of semiconductor products	84.0%	83.5%
Sales of equipment, tools and others	15.4%	15.7%
Total sales of electronic component products	99.4%	99.2%
Service commission fee	0.6%	0.8%
Total revenue	100.0%	100.0%

Number of customers for electronic component products	864	779	85	10.9%
Number of customers for services	185	87	98	112.6%
Total number of customers	1,049	866	183	21.1%

Stock-keeping unit (SKU) available for sale- Semiconductor	14,717	11,721	2,996	25.6%
Stock-keeping unit (SKU) available for sale- Equipment and tools	9,258	6,717	2,541	37.8%
Total SKUs	23,975	18,438	5,537	30.0%

Sales volume for semiconductor (Unit)	1,198,330,317	602,267,569	596,062,748	99.0%
Sales volume for equipment, tools and others (Unit)	205,312,689	97,580,149	107,732,540	110.4%
Total sales volume of electronic component products	1,403,643,006	699,847,718	703,795,288	100.6%

Average selling price of semiconductor	$0.20	$0.23	$(0.03)	(13.0)%
Average selling price of equipment, tools and others	$0.21	$0.27	$(0.06)	(22.2)%

Revenues from sales of electronic component products accounted and 99.4% and 99.2% of our total revenues for the fiscal years ended June 30, 2021 and 2020, respectively. Electronic component products sold to customers by us fall into two categories: (i) semiconductor products and (ii) electronic equipment, tools and other products. Our semiconductor products primarily include various integrated circuit, power/circuit protection, discretes, passive components, optoelectronics/electromechanical and our equipment, tools and other electronic component products primarily include various MRO, and design tools.

Total SKUs sold to customers increased by 30.0% from 18,438 different products in fiscal year 2020 (including 11,721 different variety of semiconductor products and 6,717 different variety of equipment and tools products) to 23,975 different products in fiscal year 2021 (including 14,717 different variety of semiconductor products and 9,258 different variety of equipment and tools products). The increase in variety of product offerings enabled us to target more customers to meet their needs and increase our sales volume by 100.6% or 703.8 million units, from 699.8 million units of various electronic component products sold in fiscal year 2020 to 1,404 million units of various electronic component products sold in fiscal year 2021. We measure the number of customers by referencing each customer’s name from the revenue breakdown and removing the orders under the same names made in such fiscal year. Thus, the number of customers for our electronic component products increased by 10.9% from 779 customers in fiscal year 2020 to 864 customers in fiscal year 2021. We also count the number of the repeat customers, measured by the number of the customers who made orders in the current period with transaction records with us in the last five fiscal years. And the number of the repeat customers in fiscal year 2021 was 544, increased by 125, or 29.8% from 419 in fiscal year 2020. The repeat customers accounted for 51.9% and 48.4% of the total customers for the years ended June 30, 2021 and 2020. Our customers are mainly SMEs who rely on our e-commerce platform for one-stop procurement, as well as the add-on services to lower the total cost of procurement conducted by themselves. Even though the electronics industry is subject to short product life cycles, fast changing product trends, constantly evolving technologies and customers with frequent purchase needs, our relatively short inventory turnover period and increasingly large number of the SKUs enable us to satisfy our customers’ frequent, changing, and various demands and further to maintain a long term business relationship with our customers. Therefore, the increased percentage of the repeat customers reflects the higher satisfactions and loyalty of our existing customers who made orders on our platform, as one of the indicators of the performance of our services and business. Our management references to the number of repeat customers to monitor our customers’ satisfaction levels and takes it into consideration for the future development of the business. On the other hand, due to changes in product mix sold, the average selling price of semiconductor products decreased by $0.03 per unit or 13.0%, and average selling price of equipment and tool products decreased by $0.06 per unit or 22.2% per unit, when comparing fiscal year 2021 to fiscal year 2020. These combined factors led to a 69.4% increase in our total revenue from sales of electronic component products from fiscal year 2020 to fiscal year 2021.

Service commission fee revenue from providing customs clearance, temporary warehousing, and logistic and shipping services to customers accounted for 0.6% and 0.8% of our total revenues for the fiscal years ended June 30, 2021 and 2020, respectively. We earn a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable. Number of customers for our services increased by 112.6% from 87 customers in fiscal year 2020 to 185 in fiscal year 2021. Because total merchandise value involved in the transactions increased, as a result, our service commission fee earned increased by 29.9% from fiscal year 2020 to fiscal year 2021.

Gross Profit

Gross profit is equal to net revenue minus cost of goods sold. Cost of goods sold primarily includes inventory costs (third-party products purchase price, tariffs, inbound freight costs, warehouse lease and overhead costs and business taxes) and sales taxes. Cost of goods sold generally changes as affected by factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes. Our cost of revenues accounted for 97.1% and 97.2% of our total revenue for the fiscal year 2021 and 2020, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 2.9% for fiscal year 2021, an increase by 0.1% from gross margin of 2.8% in fiscal year 2020. Our gross profit and gross margin is affected by sales of different product mix during each reporting period. Our gross margin increases when more revenue comes from products with lower costs and higher margin, while our gross margin decreases when more revenue comes from products with higher costs and lower margin. In fiscal year 2021, we earned more revenue from products with lower costs and higher margin. These factors led to the increase in our gross profit and gross margin. See detailed discussion under “Results of Operation”.

Although our total sales volume increased by 100.6% from 699.8 million units sold in 2020 to 1,404 million units sold in fiscal year 2021, average selling price of semiconductor products decreased by $0.03 per unit or 13.0%, and average selling price of equipment and tool products decreased by 22.2% or $0.06 per unit, when comparing fiscal year 2021 to fiscal year 2020. Such decrease of the average selling price of semiconductor products and equipment and tool products was because of the change in product mix and lower priced products being sold to customers. Our product mix change is determined by market conditions. As we adjusted our product mix from time to time based on the market demands, which had driven the decrease in average selling price during the fiscal year ended June 30, 2021 and 2020. However, we are unable to predict with reasonable certainty whether such price decrease will continue to be a trend or whether the price will increase. If it is, in either case, we do not believe it is likely to have a material impact on our future operating results or financial condition because the variety of the SKUs we provide can minimize the impact of the price decrease or increase, and product costs and other factors that contribute to our future operating results may offset such a decrease or increase in response to the market conditions. See detailed discussion under “Results of Operation”.

Operating Expenses

Our operating expenses consist of selling expenses, and general and administrative expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, warehouse rental expense, shipping and delivery expenses, tariff expenses, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

Our selling expenses accounted for 0.6% and 0.9% of our total revenue for the years ended June 30, 2021 and 2020, respectively. Although our selling expenses in terms of our total revenue decreased from 0.9% in fiscal year 2020 to 0.6% in fiscal year 2021 due to increased total revenue, in terms of dollar amount, our total selling expenses increased by $280,696 or 18.7% in the fiscal year 2021 compared to the fiscal year 2020, and the increase was largely due to the increase of payroll expense to our newly recruited marketing team members to support fast growing business and the increased shipping and delivery expense in line with the increased sales volume. Nevertheless, if we continue to expand our business and promote our products to customers located at extended geographic areas, we still expect our overall selling expenses, including but not limited to, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, bad debt reserve expenses, office supply and utility expenses, business travel and meals expenses, and professional service expenses. General and administrative expenses were 1.0% and 1.3% of our revenue for the years ended June 30, 2021 and 2020, respectively. Although our general and administrative expenses in terms of our total revenue decreased from 1.3% in fiscal year 2020 to 1.0% in fiscal year 2021 due to increased total revenue, in terms of dollar amount, our total general and administrative expenses increased by $722,482 or 34.0% in the fiscal year 2021 compared to the fiscal year 2020, and the increase was largely due to the increase of payroll expense to our newly recruited administrative and management team members to support the fast growing business and the increased consulting service fees as we increased the consultation with professional service providers for legal structure setup and business strategy in order to prepare for our intended listing in overseas market. Our research and development expenses are included in general and administrative expenses. Our research and development activities primarily relate to development and implementation of our e-commerce platform and software. Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the research and development activities, depreciation, and other miscellaneous expenses. Research and development expenses were 0.1% and 0.1% of our revenue for the years ended June 30, 2021 and 2020, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering. As we continue to develop and implement our e-commerce platform and software in order to optimize our inventory management and provide more friendly services to satisfy customer demand, we expect our research and development expenses to continue to increase in the foreseeable future.

Results of Operations

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2021 and 2020

The following table summarizes our operating results as reflected in our statements of income during the fiscal years ended June 30, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the years ended June 30,
	2021		2020		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components	$277,747,738	99.4%	$163,971,645	99.2%	$113,776,093	69.4%
Service commission fee	1,613,088	0.6%	1,241,966	0.8%	371,122	29.9%
Total revenue	279,360,826	100.0%	165,213,611	100.0%	114,147,215	69.1%
Cost of revenues	271,339,544	97.1%	160,616,350	97.2%	110,723,194	68.9%
Gross profit	8,021,282	2.9%	4,597,261	2.8%	3,424,021	74.5%

Operating expenses
Selling expenses	1,778,854	0.6%	1,498,158	0.9%	280,696	18.7%
General and administrative expenses	2,845,983	1.0%	2,123,501	1.3%	722,482	34.0%
Total operating expenses	4,624,837	1.7%	3,621,659	2.2%	1,003,178	27.7%
Income from operations	3,396,445	1.2%	975,602	0.6%	2,420,843	248.1%

Other income (expenses)
Interest expenses, net	(864,691)	(0.3)%	(744,046)	(0.5)%	(120,645)	16.2%
Income from short-term investment	92,314	0.0%	102,359	0.1%	(10,045)	(9.8)%
Foreign exchange gain	861,542	0.3%	889,356	0.5%	(27,814)	(3.1)%
Subsidy income	168,461	0.1%	26,113	0.0%	142,348	545.1%
Other income(expenses) net	49,368	0.0%	60,899	0.0%	(11,531)	(18.9)%
Total other income (expenses)	306,994	0.1%	334,681	0.2%	(27,687)	(8.3)%
Income before income tax provisions	3,703,439	1.3%	1,310,283	0.8%	2,393,156	182.6%
Provision for income taxes	1,068,873	0.4%	718,413	0.4%	350,460	48.8%
Net income	$2,634,566	0.9%	$591,870	0.4%	$2,042,696	345.1%

Revenue.    Total revenue increased by $114,147,215, or 69.1%, to $279,360,826 for the fiscal year 2021 from $165,213,611 for the fiscal year 2020. The increase was largely attributable to increased product offering variety by 30.0%, increased number of customers for our electronic component products and services by 21.1%, increased sales volume by 100.6% from 699.8 million units sold in 2020 to 1,404 million units sold in 2021, offset by decreased average unit selling price of our electronic component products when sales mix changed, as discussed in details below.

	For the years ended June 30,
	2021		2020		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Revenues
Sales of electronic components
Revenue from sales of semiconductor	$234,774,482	84.0%	$137,981,015	83.5%	$96,793,467	70.1%
Revenue from sales of equipment, tools and others	42,973,256	15.4%	25,990,630	15.7%	16,982,626	65.3%
Subtotal of sales of electronic component products	277,747,738	99.4%	163,971,645	99.2%	113,776,093	69.4%
Service commission fee	1,613,088	0.6%	1,241,966	0.8%	371,122	29.9%
Total revenue	$279,360,826	100.0%	$165,213,611	100.0%	$114,147,215	69.1%

(1) Revenue from sales of electronic component products

Revenue from sales of electronic components increased by $113,776,093 or 69.4%, to $277,747,738 for the fiscal year 2021 from $163,971,645 for the fiscal year 2020.

Our electronic component products sold to customers fall into two categories: semiconductor products and electronic equipment, tools and other products.

	For the Years Ended June 30,
	2021	2020
Sales of electronic components products:
Semiconductor:
Integrated Circuits	$143,829,248	$79,312,766
Power/Circuit Protection	16,223,578	10,025,174
Discretes	36,810,512	22,683,681
Passive Components	18,173,486	9,366,104
Optoelectronics/Electromechanical	6,530,856	8,813,314
Other semiconductor products	13,206,802	7,779,976

Equipment, tools and others:
Equipment	18,595,683	14,250,154
Tools and others	24,377,573	11,740,476
Total sales of electronic components products	277,747,738	163,971,645
Service commission fees	1,613,088	1,241,966
Total revenue	$279,360,826	$165,213,611

Our semiconductor products primarily include various integrated circuit, power/circuit protection, discretes, passive components, optoelectronics/electromechanical, etc. Total SKUs of semiconductor products available to be sold to customers increased by 2,996 SKUs, or 25.6% from 11,721 different SKUs in fiscal year 2020 to 14,717 SKUs in fiscal year 2021. The increase in product offerings enabled us to target more customers to meet their needs and increase our sales volume of semiconductor products by 99.0% or 596.1 million units, from 602.3 million units of various semiconductor products sold in fiscal year 2020 to 1,198 million units of various semiconductor products sold in fiscal year 2021. Number of customers increased by 10.9% from 779 customers (including 342 repeat customers and 437 new customers) in fiscal year 2020 to 864 (including 464 repeat customers and 400 new customers) in fiscal year 2021. Sales to repeat customers accounted for approximately 85% and 80% of the total revenue, while sales to new customers accounted for approximately 15% and 20% of the total revenue for the years ended June 30, 2021 and 2020, respectively. On the other hand, in terms of average selling price, due to changes in product mix sold, average selling price of semiconductor products decreased by $0.03 per unit or 13.0%, from $0.23 per unit in fiscal year 2020 to $0.20 per unit in fiscal year 2021. These combined factors led to an increase in sales of semiconductor products by $96,793,467 or 70.1%, from $137,981,015 in fiscal year 2020 to $234,774,482 in fiscal year 2021.

Our equipment, tools and other electronic component products primarily include various MROs, and design tools, etc. Total SKUs of equipment and tools available to be sold to customers increased by 2,541 SKUs, or 37.8% from 6,717 different SKUs in fiscal year 2020 to 9,258 SKUs in fiscal year 2021. Our broad variety of product offerings enabled us to target more customers to meet their needs and increase our sales volume of equipment and tools product by 110.4% or 107.7 million units, from 97.6 million units of various equipment and tools products sold in fiscal year 2020 to 205.3 million units of various equipment and tools products sold in fiscal year 2021. Number of customers increased by 10.9% from 779 customers in fiscal year 2020 to 864 in fiscal year 2021. Sales to repeat customers accounted for approximately 85% and 80% of the total revenue, while sales to new customers accounted for approximately 15% and 20% of the total revenue for the years ended June 30, 2021 and 2020, respectively. On the other hand, in terms of average selling price, due to changes in product mix sold, average selling price of equipment and tools products decreased by $0.06 per unit or 22.2%, from $0.27 per unit in fiscal year 2020 to $0.21 per unit in fiscal year 2021. These combined factors led to an increase in sales of equipment and tools products by $16,982,626 or 65.3%, from $25,990,630 in fiscal year 2020 to $42,973,256 in fiscal year 2021.

For our sales of electronic component products, for the fiscal years ended June 30, 2021 and 2020, the number of our repeat customers were 544 and 419, respectively. Sales to repeat customers accounted for approximately 85% and 80% of the total revenue, while sales to new customers accounted for approximately 15% and 20% of the total revenue for the years ended June 30, 2021 and 2020, respectively. The average purchase amount per customer for our electronic component products was $321,467 per customer in fiscal year 2021, increased by approximately 52.7% from $210,490 in fiscal year 2020. By provided one stop solutions to our customers, we enhance our client loyalty. The repeat customers accounted for 51.9% and 48.4% of the total customers for the years ended June 30, 2021 and 2020.

The product mix change is driven by the market conditions. As we adjust our product mix from time to time based on market demands which had driven the decrease in average selling price during fiscal years ended June 30, 2021 and 2020, we are unable to predict with reasonable certainty whether such price decrease will continue to be a trend or whether such price will increase. If it is, in either case, we do not believe it is likely to have a material impact on future operating results or financial condition because the variety of the SKUs we provide can minimize the impact of the price decrease or increase and product costs and other factors that contribute to our future operating results will may offset such a decrease or increase in response to the market conditions.

The number of the repeat customers in fiscal year 2021 was 544, increased by 125, or 29.8% from 419 in fiscal year 2020. The repeat customers accounted for 51.9% and 48.4% of the total customers for the years ended June 30, 2021 and 2020,while sales to new customers accounted for approximately 15% and 20% of the total revenue for the years ended June 30, 2021 and 2020, respectively.

(2) Service commission fees

Service commission fees increased by $371,122 or 29.9%, to $1,613,088 for the fiscal year 2021 from $1,241,966 for the fiscal year 2020.

We provide customs clearance when customers purchase electronic component products directly from overseas suppliers, as well as temporary warehousing, and logistic and shipping services after the customs clearance. We earn a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers, and such commission fee is not refundable. Number of customers for our services increased by 112.6% from 87 customers in fiscal year 2020 to 185 in fiscal year 2021. This led to total merchandise value involved in the transactions increased, as a result, our service commission fee earned increased by 29.9% from fiscal year 2020 to fiscal year 2021.

Cost of Revenues.    Our cost of revenues primarily consists of third-party products purchase price, tariffs associated with import products from overseas suppliers, inbound freight costs, warehousing and overhead costs and business taxes. Cost of revenue generally changes as affected by factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes.

The following table sets forth the breakdown of our cost of revenues for the fiscal years ended June 30, 2021 and 2020:

	For the years ended June 30,
	2021		2020
	Amount	% of total cost	Amount	% of total cost	Variances	%
Third-party products purchase costs	$268,588,482	99.0%	$158,211,459	98.5%	$110,377,023	69.8%
Tariffs	1,746,584	0.6%	1,548,698	1.0%	197,886	12.8%
Inbound shipping and delivery costs	518,233	0.2%	351,415	0.2%	166,818	47.5%
Warehouse lease and overhead costs	407,394	0.2%	455,395	0.3%	(48,001)	(10.5)%
Business taxes	78,851	0.0%	49,383	0.0%	29,468	59.7%
Total cost of revenues	$271,339,544	100.0%	$160,616,350	100.0%	$110,723,194	68.9%

Total cost of revenue increased by $110,723,194, or 68.9%, from $160,616,350 in fiscal year 2020 to $271,339,544 in fiscal year 2021. The increase in our cost of revenue was largely attributable to increased third-party product purchase costs by $110,377,023 or 69.8%, when sales volume of our electronic component products increased by 100.6% from 699.8 million units sold in 2020 to 1,404 million units sold in 2021 and number of customers for our electronic component products increased by 10.9% from 779 customers in fiscal year 2020 to 864 customers in fiscal year 2021.

Cost of revenue related to tariffs associated with our purchase of products from overseas suppliers increased by $197,886 or 12.8%, from $1,548,698 in fiscal year 2020, to $1,746,584 in fiscal year 2021, due to increased purchase of electronic components from overseas suppliers.

Cost of revenue related to warehouse lease and overhead costs slightly decreased by $48,001 or 10.5%, because of decreased utility costs when we strengthened the warehouse cost control management.

Cost of revenue related to inbound shipping and delivery of purchased third-party products to our warehouse increased by $166,818 or 47.5% and business taxes increased by $29,468 when comparing fiscal year 2021 to fiscal year 2020 due to increased sales volume as discussed above.

Gross profit

Our gross profit increased by $3,424,021 or 74.5%, from $4,597,261 in fiscal year 2020 to $8,021,282 in fiscal year 2021. Our gross margin increased by 0.1%, from 2.8% in fiscal year 2020 to 2.9% in fiscal year 2021. Our gross profit and gross margin were affected by changes in selling price and third-party product purchase costs, changes in sales volume and the sales of different product mix during each reporting period. Our gross margin increased in the period are primarily attributable to the decrease in the average third party product purchase cost per unit. In addition, our gross profit and gross margin is also affected by sales of different product mix during each reporting period. In fiscal year 2021, we earned more revenue from products with lower costs and higher margin. Our average third party purchased cost per unit decreased by 5.0% from $0.20 per unit for the semiconductor products for the fiscal year 2020 to $0.19 per unit for fiscal year 2021, and decreased by 84.7% from $1.36 per unit for equipment and tools products for the fiscal year 2020 to $0.21 per unit for the fiscal year 2021. These factors led to the decrease in our costs of revenue and increase in our gross profit and gross margin.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended June 30, 2021 and 2020:

	For the years ended June 30,
	2021		2020		Variances
	Amount	% of total revenue	Amount	% of total revenue	Amount	%
Total revenues:	$279,360,826	100.0%	$165,213,611	100.0%	$114,147,215	69.1%
Operating expenses:
Selling expenses	1,778,854	0.6%	1,498,158	0.9%	280,696	18.7%
General and administrative expenses	2,845,983	1.0%	2,123,501	1.3%	722,482	34.0%
Total operating expenses	$4,624,837	1.7%	$3,621,659	2.2%	$1,003,178	27.7%

Selling expenses

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, office rental expense, shipping ad delivery expenses, customs clearance, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

	For the years ended June 30,
	2021		2020		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$917,075	51.6%	$826,739	55.2%	$90,336	10.9%
Lease expense	126,650	7.1%	110,813	7.4%	15,837	14.3%
Shipping and delivery expenses	359,111	20.2%	270,196	18.0%	88,915	32.9%
Sales promotion	137,772	7.7%	123,089	8.2%	14,683	11.9%
Business travel and meals expenses	44,121	2.5%	46,041	3.1%	(1,920)	(4.2)%
Tariffs	31,571	1.8%	20,790	1.4%	10,781	51.9%
Utility and office expenses	92,447	5.2%	74,195	5.0%	18,252	24.6%
Depreciation and amortization	63,808	3.6%	23,773	1.6%	40,035	168.4%
Other sales promotion related expenses	6,299	0.4%	2,522	0.2%	3,777	149.8%
Total selling expenses	$1,778,854	100.0%	$1,498,158	100.0%	$280,696	18.7%

Our selling expenses increased by $280,696 or 18.7%, from $1,498,158 in fiscal year 2020 to $1,778,854 for fiscal year 2021, primarily attributable to that (i) our salary and employee benefit expense increased by $90,336 or 10.9%, from $826,739 in fiscal year 2020 to $917,075 in fiscal year 2021 due to our increased headcount of sales personnel in 2021 to handle increased sales orders when sales volume increased; (ii) sales promotion expenses increased by $14,683 or 11.9%, from $123,089 in fiscal year 2020 to $137,772 in fiscal year 2021, because we organized more onsite marketing activities to attract new customers and promote our brand after we resumed our business activities following the COVID-19 lockdown; (iii) shipping and delivery expenses increased by $88,915 or 32.9% from $270,196 in fiscal year 2020 to $359,111 in fiscal year 2021, primarily because our sales volume increased significantly; and (iv) customs clearance expenses or tariffs increased by $10,781 or 51.9%, from $20,790 in fiscal year 2020 to $31,571 in fiscal year 2021 because of increased purchase of electronic components from overseas suppliers. These above-mentioned factors combined led to the increase in our selling expenses in fiscal year 2021 as compared to fiscal year 2020. As a percentage of revenues, our selling expenses accounted for 0.6% and 0.9% of our total revenue for the years ended June 30, 2021 and 2020, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, bad debt reserve expenses, office supply and utility expenses, business travel and meals expenses, and professional service expenses.

	For the years ended June 30,
	2021		2020		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$1,052,269	37.0%	$738,430	34.8%	$313,839	42.5%
Stock-based compensation expenses	462,087	16.2%	609,222	28.7%	(147,135)	(24.2)%
Rent expense	62,379	2.2%	61,510	2.9%	869	1.4%
Depreciation and amortization	128,045	4.5%	110,106	5.2%	17,939	16.3%
Bad debt reserve expenses	113,998	4.0%	15,363	0.7%	98,635	642.0%
Transportation, travel and meals expenses	81,475	2.9%	68,751	3.2%	12,724	18.5%
Office supply and utility expenses	54,312	1.9%	71,114	3.3%	(16,802)	(23.6)%
Professional service fee	549,345	19.3%	235,616	11.1%	313,729	133.2%
Bank charges	87,229	3.1%	82,404	3.9%	4,825	5.9%
Insurance	12,518	0.4%	24,552	1.2%	(12,034)	(49.0)%
Research and development expenses	238,070	8.4%	101,129	4.8%	136,941	135.4%
Others	4,256	0.1%	5,304	0.2%	(1,048)	(19.8)%
Total general and administrative expenses	$2,845,983	100.0%	$2,123,501	100.0%	$722,482	34.0%

Our general and administrative expenses increased by $722,482 or 34.0% from $2,123,501 in fiscal year 2020 to $2,845,883 in fiscal year 2021, primarily attributable to (i) an increase in our salaries, welfare expenses and insurance expenses paid to administrative employees by $313,839, or 42.5%. The number of our administrative employees increased from 30 in fiscal year 2020 to 46 in fiscal year 2021, which led to an increase in our salary and employee benefit expenses in fiscal year 2021; (ii) that stock-based compensation expenses decreased by $147,135 or 24.2% because some of our outstanding options were fully matured by June 30, 2020 and there were no additional options granted to employees during fiscal year 2021. The first batch of options were granted to employees in fiscal year 2016, which were fully matured in fiscal year 2020. As a result, the compensation expense was lower in fiscal year 2021 as compared to fiscal year 2020; (iii) that our professional consulting expenses increased by $313,729 in fiscal year 2021 as compared to fiscal year 2020, as we consulted with professional service providers for legal structure setup and business strategy in fiscal year 2021 to prepare for listing in overseas market; (iv) that our research and development expenses increased by $136,941 or 135.4%, from $101,129 in fiscal year 2020 to $238,070 in fiscal year 2021, due to increased research and development activities to improve our SaaS suite and platform and to enhance customer experience of using our platform; and (v) that our bad debt expense on uncollectible accounts receivable increased by $98,635 from $15,363 in fiscal year 2020 to $113,998 in fiscal year 2021 as some of our customers delayed the payment to us as their businesses were negatively affected by the COVID-19 spread. Based on management’s analysis of the collectability of individual customer account, we accrued increased bad debt expense in fiscal year 2021. The overall increase in our general and administrative expenses in fiscal year 2021 as compared to fiscal year 2020 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 1.0% and 1.3% of our revenue for the years ended June 30, 2021 and 2020, respectively.

Other income (expenses)

Other income (expenses) primarily included interest income, interest expenses, foreign exchange gain or loss, government subsidiary income, gain or loss from disposal of fixed assets, other non-operating income or expenses.

	For the years ended June 30,
	2021	2020	Variances
	Amount	Amount	Amount	%
Interest expense	$(864,691)	$(744,046)	$(120,645)	16.2%
Interest from short-term investment	92,314	102,359	(10,045)	(9.8)%
Foreign transaction gain	861,542	889,356	(27,814)	(3.1)%
Government subsidy	168,461	26,113	142,348	545.1%
Other income	49,368	60,899	(11,531)	(18.9)%
Total Other income (expense), net	$306,994	$334,681	$(27,687)	(8.3)%

Total other income (expense) decreased by $27,687, from net other income of $334,681 in fiscal year 2020 to net other income of $306,994 in fiscal year 2021. The decrease was attributable to the following factors:

(i)     Foreign exchange gain decreased by $27,814 or 3.1%, from $889,356 in fiscal year 2020 to $861,542 in fiscal year 2021, due to less exchange gain derived from the favorable USD, Euro, and other currency exchange rates against RMB on our foreign currency denominated account receivables.

(ii)    Interest expenses on our short-term bank loans, notes payable and third-party loan increased by $120,645, from $744,046 in fiscal year 2020 to $864,691 in fiscal year 2021. As of June 30, 2020, we had total outstanding debt of $12,447,535 (including short-term bank loans of $11,034,535 and bankers’ acceptance notes payable of $1,413,000). As of June 30, 2021, we had total outstanding debt of $16,970,035 (including short-term bank loans of $15,100,000, bankers’ acceptance notes payable of $1,500,035 and third party loan payable of $370,000). The average daily outstanding loan balance in fiscal year 2020 was $7,675,945 per day, while the average daily outstanding loan balance in fiscal year 2021 was $11,452,692 per day. Since the Company carried higher amount of outstanding loan balance in fiscal year 2021 for its increased working capital needs as compared to fiscal year 2020, related interest expenses increased in fiscal year 2021.

(iii)   Income from short-term investment decreased by $10,045, from $102,359 in fiscal year 2020 to $92,314 in fiscal year 2021. Our investment income was generated from our short-term investment to purchase interest-bearing wealth management financial products from the PRC banks to earn interest income. We had short-term investments of $928,800 and $2,267,865 as of June 30, 2021 and 2020, respectively. The decrease in our investment income was largely due to lower average short term investment we held with PRC banks during the fiscal year 2021 as compared to the fiscal year 2020.

(iv)   Government subsidy primarily includes local government’s subsidy in terms of tax refund and interest expense subsidy to encourage import and export business activities and support technology enterprises engaged in e-commerce business like us. Total government subsidies amounted to $168,461 and $26,113 for the years ended June 30, 2021 and 2020, respectively. The increase of $142,348 or 545.1% was mainly due to more refund and interest expense subsidy granted by the government to cope with the Covid-19 outbreak.

(v)    Other income primarily included interest income from our large bank deposit and other income of $49,368 and $60,899 for the years ended June 30, 2021 and 2020, respectively.

Provision for Income Taxes

Our provision for income taxes was $1,068,873 in fiscal year ended June 30, 2021, an increase of $350,460, or 48.8%, from $718,413 in fiscal year ended June 30, 2020 due to our increased taxable income of our major operating entities Hjet Supply Chain, Ehub and Hjet HK. Our other operating entities including ICZOOM HK, Components Zone HK, ICZOOM Shenzhen, Hjet Logistics, and Pai Ming Shenzhen suffered recurring net operating loss, and a full valuation allowance has been applied against the net operating loss from these entities for the years ended June 30, 2021 and 2020.

Net Income

As a result of the foregoing, we reported a net income of $2,634,566 for the fiscal year ended June 30, 2021, representing a $2,042,696 increase from the net income of $591,870 for the fiscal year ended June 30, 2020.

Liquidity and Capital Resources

Under the PRC laws, an offshore company may choose to transfer funds to its PRC subsidiaries via an increase in the registered capital of the onshore company or a shareholder loan to the onshore company. We transfer offshore cash to our direct onshore PRC subsidiary, ICZOOM WFOE, via increasing the registered capital of ICZOOM WFOE. According to the relevant PRC regulations on foreign-invested enterprises, capital contributions from a foreign shareholder to our PRC subsidiary is subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with a local bank authorized by the State Administration of Foreign Exchange, as well as registration with the local branch of the State Administration for Market Regulation, or the SAMR, by such PRC subsidiary.

We have not transferred any cash from an offshore company to the VIE company, Pai Ming Shenzhen.

Under the VIE contractual arrangements, our direct PRC subsidiary, ICZOOM WFOE, had the exclusive right to provide Pai Ming Shenzhen, with technical support services, consulting services and other services, including granting use rights of intellectual property rights, software services, network support, database support, hardware services, technical support, employee training, research and development of technology and market information, business management consulting, marketing and promotion services, customer management and services, lease hardware and device, and the others necessary for our Pai Ming Shenzhen’s needs. In exchange, ICZOOM WFOE, was entitled to a service fee that equals to all of the consolidated profit after offsetting the previous year’s accumulated deficit, operating costs, expenses, taxes, and other contributions and reasonable operation profit of Pai Ming Shenzhen.

Our offshore company principally relies on dividends distributions from our PRC subsidiaries. Current PRC regulations permit our PRC subsidiaries to pay dividends to shareholders only out of their accumulated profits, if any, as determined in accordance with the PRC accounting standards and regulations. Additionally, our PRC subsidiaries may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the company’s registered capital. In addition, these companies may also allocate a portion of their after-tax profits based on the PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

The restricted net assets were the total book value of the share capital, additional paid-in capital and statutory reserve which were not allowed to transfer to the shareholders in the forms of dividends.

Please see the following table of the breakdown of cash and restricted cash and short-term investment in different jurisdictions:

	As of June 30,
	2021	2020	2019
Cash and Restricted cash
Cayman Islands	$—	$—	$—
Hong Kong	528,997	1,277,342	316,904
PRC	6,279,193	1,421,485	5,554,814
Total	$6,808,190	$2,698,827	$5,871,718

Short-term Investments
Cayman Islands	$—	$—	$—
Hong Kong	—	—	—
PRC	928,800	2,267,865	—
Total	$928,800	$2,267,865	$—

Cash Flows for the Year Ended June 30, 2021 Compared to the Year Ended June 30, 2020

As of June 30, 2021, we had $6,808,190 in cash and restricted cash on hand as compared to $2,698,827 as of June 30, 2020. We also had short-term investments of approximately $0.93 million to purchase interest-bearing wealth management financial products from the PRC banks and such short-term investments have maturities ranging from one to twelve months. These short-term investments are highly liquid and can be used as working capital when needed.

We also had $68,064,235 in accounts receivable. Our accounts receivable primarily include balance due from customers for our electronic component products sold and delivered to customers. As of the date of this prospectus, approximately 99.8% or $68.1 million, of our net accounts receivable balance as of June 30, 2021 has been subsequently collected as of the date of this prospectus. Collected accounts receivable will be used as working capital in our operations, if necessary.

As of June 30, 2021, our accounts receivable consisted of balances due from 343 customers, and no single customer accounted for more than 10% of the total accounts receivable balance. As of June 30, 2020, our accounts receivable consisted of balances due from 423 customers, and no single customer accounted for more than 10% of the total accounts receivable balance. We normally grant our customers 90 days payment terms. Some of our customers have required longer payment terms due to their longer payment processing procedures related to the COVID-19 outbreak and impact; As a result, 6.5% of accounts receivable as of June 30, 2021, approximately $4.4 million were past due with the age over 6 months. However, we believe that they are unlikely to default because of our long-term business relationships with them and our belief that the collectability risk is low based on our historical experience and collection history with them. As of June 30, 2021, 93.5% of our outstanding accounts receivable aged below six months. We periodically review our accounts receivable and allowance level in order to ensure our methodology used to determine allowances is reasonable and accrue additional allowances if necessary. Allowance for doubtful accounts amounted to $133,059 and $15,255 as of June 30, 2021 and 2020, respectively. The net change of allowance for doubtful accounts amounted to $117,804 from June 30, 2020 to June 30, 2021. The allowance is determined based on individual customer financial health analysis, historical collection trend and management’s best estimate of specific losses on individual exposures. As of the date of our 2021 consolidated financial statements were issued on November 15, 2021, we have collected approximately $54.7 million or 80.2% of the June 30, 2021 outstanding accounts receivable. Subsequent to November 15, 2021 and through the date of this prospectus, additional $10.8 million June 30, 2021 outstanding accounts receivable has been collected. As a result, as of the date of this prospectus, approximately 99.8%, or $68.1 million, of our net accounts receivable balance as of June 30, 2021 has been subsequently collected.

The following table summarizes our accounts receivable (“AR”) and subsequent collection by aging bucket as of June 30, 2021:

	As of June 30, 2021	Subsequent collection	% of collection
AR aged less than 6 months	$63,787,917	$50,290,417	78.8%
AR aged from 7 to 12 months	4,409,377	4,409,377	100.0%
AR aged over 1 year	—	—	—
Accounts Receivable	$68,197,294	$54,699,794	80.2%

Due to additional collection of accounts receivable subsequent to November 15, 2021, as mentioned above, the following table summarizes the collection of accounts receivable as of the date of this prospectus:

	As of June 30, 2021	Subsequent collection	% of collection
AR aged less than 6 months	$63,787,917	$63,654,858	99.8%
AR aged from 7 to 12 months	4,409,377	4,409,377	100.0%
AR aged over 1 year	—	—	—
Accounts Receivable	$68,197,294	$68,064,235	99.8%

The following table summarizes our accounts receivable and subsequent collection by aging bucket as of June 30, 2020:

	Balance as of June 30, 2020	Subsequent collection	% of collection
AR aged less than 6 months	$38,217,572	$38,202,317	100.0%
AR aged from 7 to 12 months	5,524,755	5,524,755	100.0%
AR aged over 1 year	263,190	247,935	94.2%
Accounts Receivable	$44,005,517	$43,990,262	99.9%

As of June 30, 2021, our inventory balance amounted to $2,463,465, primarily consisting of finished electronic component products we purchased from third-party suppliers, which we believe can be sold quickly based on the analysis of the current trends in demand for our products. We also had advances to suppliers of $6,644,093, representing our prepayment to various suppliers to lock the purchase of electronic component products at favorable prices. The advance to suppliers balance as of June 30, 2021 has been fully realized as of the date of this prospectus.

As of June 30, 2021, we had outstanding accounts payable (“AP”) of $54,444,986, representing balance due to suppliers for purchase of electronic components products. As of June 30, 2021, we have established long-term business relationship with 533 suppliers. We normally have 90 days to 180 days payment terms with our suppliers for credit purchases. However, as a result of the financial challenges posed by the COVID-19 pandemic, we have recently negotiated with some large suppliers to extend the payment terms from 180 days to 270 days. As of the date of our 2021 consolidated financial statements were issued on November 15, 2021, we have settled approximately $45.4 million or 83.3% of the June 30, 2021 outstanding accounts payable. Subsequent to November 15, 2021 and through the date of this prospectus, additional $8.7 million June 30, 2021 outstanding accounts payable has been settled. As a result, 100% of accounts payable balances as of June 30, 2021 has been settled as of the date of this prospectus and remaining balance is expected to be settled before January 31, 2022.

The following table summarizes the Company’s AP payable as of June 30, 2021 and subsequent settlement by aging bucket:

	Balance as of June 30, 2021	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$52,399,768	43,323,202	82.7%
Accounts payable aged from 7 to 12 months	2,037,594	2,037,594	100.0%
Accounts payable aged over 1 year	7,624	7,624	100.0%
Total accounts payable	$54,444,986	45,368,420	83.3%

Due to additional settlement of accounts payable subsequent to November 15, 2021 as mentioned above, the following table summarizes the subsequent settlement of accounts payable as of the date of this prospectus:

	Balance as of June 30, 2021	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$52,399,768	52,399,768	100.0%
Accounts payable aged from 7 to 12 months	2,037,594	2,037,594	100.0%
Accounts payable aged over 1 year	7,624	7,624	100.0%
Total accounts payable	$54,444,986	54,104,990	100.0%

The following table summarizes the Company’s outstanding AP as of June 30, 2020 and subsequent settlement by aging bucket:

	Balance as of June 30, 2020	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$29,543,056	$29,543,056	100.0%
Accounts payable aged from 7 to 12 months	7,297,511	7,297,511	100.0%
Accounts payable aged over 1 year	1,893,973	1,893,973	100.0%
Total accounts payable	$38,734,540	$38,734,540	100.0%

As of June 30, 2021, we had deferred revenue of $5,390,649, which represents payments of products we had received in advance prior to delivery of the products to customers and fully satisfying our performance obligation. Such amount is expected to be fully recognized as revenue in the 2022 fiscal year.

As of June 30, 2021, we had outstanding bank loans of approximately $15.1 million and notes payable of approximately $1.5 million borrowed from PRC banks. We expect that we will be able to renew all of our existing bank loans upon their maturity based on past experience and our good credit history. In addition to the current borrowings, subsequently, we borrowed additional $15.2 million loans and $1.5 million banker’s acceptance note from various PRC banks and repaid approximately $20.2 million loans and $3.0 million banker’s acceptance note upon loan maturity, as a result, as of the date of this prospectus, we had outstanding short-term loans of approximately $7.6 million. In addition, in March 2021, we secured an additional $20 million line of credit with East West Bank (“EW Bank”). On April 26, 2021, we borrowed $2 million out of this line of credit as working capital, with loan maturity date on July 26, 2021. We repaid this loan upon maturity. As a result, as of the date of this prospectus, we had the availability to borrow $20 million from this line of credit before September 15, 2022.

As of June 30, 2021, our working capital amounted to approximately $6.8 million. We intend to finance our future working capital requirements from cash generated from operating activities, bank borrowings and financial support from related parties. However, we may seek additional financings, to the extent required, and there can be no assurances that such financing will be available on favorable terms or at all.

Based on the current operating plan, management believes that the above-mentioned measures collectively will provide sufficient liquidity for us to meet our future liquidity and capital requirement for at least 12 months from the date of this filing.

The following table sets forth summary of our cash flows for the periods indicated:

	For the years ended June 30,
	2021	2020
Net cash provided by (used in) operating activities	$3,862,806	$(4,174,064)
Net cash provided by (used in) investing activities	1,482,224	(2,448,478)
Net cash provided by financing activities	1,851,324	1,736,095
Effect of exchange rate fluctuation on cash and restricted cash	(3,086,991)	1,713,556
Net increase (decrease) in cash and restricted cash	4,109,363	(3,172,891)
Cash and restricted cash at beginning of year	2,698,827	5,871,718
Cash and restricted cash at end of year	$6,808,190	$2,698,827

Operating Activities

Net cash provided by operating activities was $3,862,806 for the fiscal year ended June 30, 2021, which primarily consisted of the following:

•        Net income of $2,634,566 for the fiscal year 2021.

•        A decrease in notes receivable of $1,042,500 because we substantially collected the 2020 notes receivable from customers in fiscal year 2021. Our notes receivable represent receivables that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These receivables are non-interest bearing and are collectible within six to twelve months.

•        An increase in accounts receivable of $19,761,705. The increase was due to increased sales of our electronic component products in fiscal year 2020 when number of customers increased by 21.1%, from 866 in fiscal year 2020 to 1,049 in fiscal year 2021, and increased sales volume by 100.6% from 699.8 million units sold in fiscal year 2020 to 1,404 million units sold in fiscal year 2021. Approximately 99.9% of accounts receivable balance as of June 30, 2020 has been collected and approximately 99.8% of accounts receivable balance as of June 30, 2021 has been collected as of the date of this prospectus. The collected accounts receivable is available cash, which can be used as working capital for our business operation, if necessary.

•        An increase in accounts payable of $15,615,601. Due to our increased sales in fiscal year 2021, we increased the purchase of electronic component products from various suppliers with payment terms ranging from three to six months. We make payment to suppliers based on payment terms and upon receiving the invoices from suppliers. Accounts payable balances as of June 30, 2021 has been fully settled as of the date of this prospectus.

•        An increase in deferred revenue of $2,527,843. Our customers are typically required to make certain prepayment to us before we purchase products from suppliers. We record such prepayment as deferred revenue because our performance obligation associated with delivery of products to customers had not been satisfied as of the balance sheet date.

•        An increase in taxes payable of $675,649 due to increased taxable income.

Net cash used in operating activities was $4,174,064 for the fiscal year ended June 30, 2020, which primarily consisted of the following:

•        Net income of $519,870 for the fiscal year 2020.

•        An increase in notes receivable of $996,100. Our notes receivable represent receivables that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These receivables are non-interest bearing and are collectible within six to twelve months. As of the date of this report, notes receivable balance as of June 30, 2020 has been fully settled and collected.

•        An increase in accounts receivable of $18,398,123. The increase was due to increased sales of our electronic component products in fiscal year 2020 when number of customers increased by 15.6%, from 749 in fiscal year 2019 to 866 in fiscal year 2020, and increased sales volume by 70.2% from 411.1 million units sold in fiscal year 2019 to 699.8 million units sold in fiscal year 2020. Approximately 99.9% of accounts receivable balance as of June 30, 2020 has been collected as of the date of this prospectus. The collected accounts receivable is available cash, which can be used as working capital for our business operation, if necessary.

•        An increase in advance to suppliers of $3,543,553. Our advance to suppliers consists of balances paid to suppliers for purchase of electronic components at favorable price and guarantee the purchases. The June 30, 2019 advance to supplier balance has been fully realized in fiscal year 2020. All of advance to suppliers balance as of June 30, 2020 has been realized when we received the purchased electronic component products from suppliers as of the date of this prospectus.

•        An increase in accounts payable of $15,333,732. Due to our increased sales in fiscal year 2020, we increased the purchase of electronic component products from various suppliers with payment terms ranging from three to six months. We make payment to suppliers based on payment terms and upon receiving the invoices from suppliers. 100.0% of accounts payable balances as of June 30, 2020 has been settled as of the date of this prospectus.

•        An increase in deferred revenue of $1,259,093. Our customers are typically required to make certain prepayment to us before we purchase products from suppliers. We record such prepayment as deferred revenue because our performance obligation associated with delivery of products to customers had not been satisfied as of the balance sheet date.

Investing Activities

Net cash provided by investing activities amounted to $1,482,224 for the fiscal year ended June 30, 2021, primarily consisting of purchase of property and equipment of $21,755, purchase of intangible assets of $18,596, an increase in short-term investment $44,822,233 to purchase interest-bearing wealth management financial products from PRC banks to earn interest income, offset by a collection of $46,344,808 short-term investments proceeds upon maturity.

Net cash used in investing activities amounted to $2,448,478 for the fiscal year ended June 30, 2020, primarily consisting of purchase of property and equipment of $6,501, purchase of intangible assets of $158,062, an increase in short-term investment $40,306,475 to purchase interest-bearing wealth management financial products from PRC banks to earn interest income, offset by a collection of $38,022,560 short-term investments proceeds upon maturity.

Financing Activities

Net cash provided by financing activities amounted to $1,851,324 for the year ended June 30, 2021, primarily consisting of proceeds from short-term bank loans of $35,148,698, proceeds from notes payable of $1,468,058, proceeds from borrowings from related parties as working capital of $1,500,193 and proceeds from borrowing from a third-party as working capital of $370,000, offset by a repayment of short-term bank loans of $32,271,871 and a repayment of notes payable of $1,515,000 upon maturities, and a repayment of related parties borrowings of $2,848,754.

Net cash provided by financing activities amounted to $1,736,095 for the year ended June 30, 2020, primarily consisting of proceeds from short-term bank loans of $24,324,646, proceeds from notes payable of $6,229,912, proceeds from borrowings from related parties as working capital of $1,101,460, offset by a repayment of short-term bank loans of $18,753,950 and a repayment of notes payable of $10,381,551 upon maturities, and a repayment of related parties borrowings of $1,057,972. In addition, we issued 67,500 of our Class A ordinary shares to several investors and received proceeds of $270,000 from them. We also issued 44,375 shares to our employees upon exercise of their options granted under the Plan and received proceeds of $3,550 during fiscal year 2020.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended June 30, 2021 and 2020, we did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of June 30, 2021, we had the following contractual obligations:

		Payment due by period
	Total	Less than 1 year	1 – 2 years
Contractual obligations
Repayment of short-term bank loans(1)	$15,100,000	$15,100,000	$—
Repayment of bankers’ acceptance notes payable(2)	1,500,035	1,500,035	—
Repayment of a third-party loan(3)	370,000	370,000	—
Operating lease commitment(4)	803,289	601,067	202,222
Total	$17,773,324	$17,571,102	$202,222

____________

(1)      As of June 30, 2021, we borrowed total of $15,100,000 short-term loans from PRC banks as working capital (including $5 million short-term loans from Shanghai Pudong Development Bank, $3 million short-term loans from Huaxia Bank, $2.5 million short-term loans from Agricultural Bank of China, $2.6 million short-term loans from Industrial and Commercial Bank of China and $2 million loan from East West Bank) with maturity date ranging from July 20, 2021 to September 3, 2021, and effective interest rate ranging from 1.2531% to 1.50% per annum. Most of these short-term loans have been repaid upon maturity (see Note 10).

(2)     As of June 30, 2021, we had notes payable of $1.5 million borrowed from Huaxia Bank as working capital, with maturity date on December 18, 2021 and the note is interest free. We pledged restricted cash of $1.5 million as collateral to secure this note (see Note 10). This notes payable has been subsequently repaid upon maturity.

(3)      As of June 30, 2021, we borrowed $370,000 loan from an unrelated individual in order to pay IPO related service fees to various service providers. The effective interest rate on this third-party loan is 4% per annum, with loan maturity date on July 29, 2021. The loan was repaid upon maturity (see Note 10).

(5)      The Company’s PRC subsidiaries and VIE entered into operating lease agreements with landlords to lease warehouse and office space. For the years ended June 30, 2021 and 2020, total operating lease expense amounted to $600,062 and $406,420, respectively.

As of June 30, 2021, future minimum lease payments under non-cancelable operating lease agreement are as follows:

Twelve Months ended June 30,	Lease expense
2022	$601,067
2023	202,222
Total	$803,289

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of December 31, 2021, June 30, 2021 and 2020.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, useful lives of property and equipment, the realization of deferred tax assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations. The Company’s business operations may be further affected by the ongoing outbreak and spread of COVID-19 pandemic. A COVID-19 resurgence could negatively affect the execution of our sales contract and fulfilment of customer orders and the collection of the payments from customers on a timely manner. We will continue to monitor and modify the operating strategies in response to the COVID-19. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the date our unaudited condensed consolidated financial statements are released.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and advance to suppliers, inventory valuations, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, realization of deferred tax assets, and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company reduces accounts receivable by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The Company determines the adequacy of allowance for doubtful accounts based on individual account analysis, historical collection trend, and best estimate of specific losses on individual exposures. The Company establishes a provision for doubtful receivable when there is objective evidence that the Company may not be able to collect amounts due. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after the management has determined that the likelihood of collection is not probable. Allowance for uncollectable balances amounted to $104,184, $133,059 and $15,525 as of December 31, 2021, June 30, 2021 and 2020, respectively.

Inventories

Inventories are comprised of purchased electronic components products to be sold to customers. Inventories are stated at the lower of cost or net realizable value, determined using primarily an average weighted cost method. The Company reviews its inventories periodically to determine if any reserves are necessary for potential shrinkage and obsolete or unusable inventory. There was no inventory allowance as of December 31, 2021, June 30, 2021 and 2020, respectively.

Advances to suppliers

Advance to suppliers consists of balances paid to suppliers for purchase of electronic components that have not been provided or received. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for doubtful accounts by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of December 31, 2021, June 30, 2021 and 2020, there was no allowance recorded as the Company considers all of the advances to be fully realizable.

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

We currently generate our revenue from the following main sources:

Revenue from sales of electronic components to customers

We operate a B2B online platform www.iczoomex.com, where our customers can register as members first, and then use the platform to search for or post the quotes for electronic component products (such as microcircuit and microchip, etc.). Once we receive purchase orders from customers, we purchase desired products from suppliers, take control of purchased products in our warehouses, and then organize the shipping and delivery of products to customers. New customers are typically required to make certain prepayment to us before we purchase products from suppliers.

We account for revenue from sales of electronic components on a gross basis as we are responsible for fulfilling the promise to provide the desired electronic component products to customers, and are subject to inventory risk before the product ownership and risk are transferred and have the discretion in establishing prices. All of our contracts are fixed price contracts and have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. Advance payment from customers is recorded as deferred revenue first and then recognized as revenue when products are delivered to the customers and our performance obligations are satisfied. Our revenue from sales of electronic components is recognized when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. The Company does not routinely allow customers to return products unless electronic component products sold to customers are damaged and such damage is verified by independent inspection agent. Historically, return allowance was immaterial. There is no separate rebate, discount, or volume incentive involved. Revenue is reported net of all value added taxes (“VAT”).

Commission fee revenue

Our commission fee revenues primarily consist of (1) fees charged to customers for assisting them for customs clearance when they directly purchase electronic component products from overseas suppliers; (2) fees charged to customers for providing temporary warehousing and organizing the product shipping and delivery to customer designated destinations after customs clearance. There is no separately identifiable other promises in the contracts.

For these add-on services, we earn a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable. We do not have control of the goods, have no discretion in establishing prices and do not have the ability to direct the use of the goods to obtain substantially all the benefits. Such revenue is recognized at the point when our customs clearance, warehousing, logistic and delivery services are performed and the customer receive the products. Revenues are recorded net of sales taxes and value added taxes.

Contract Assets and Liabilities

We did not have contract assets as of December 31, June 30, 2021 and 2020.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. Our contract liabilities, which are reflected in our consolidated balance sheets as deferred revenue of $5,024,973 $5,390,649 and $2,608,228 as of December 31, 2021, June 30, 2021 and 2020, respectively. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling expense when incurred.

Disaggregation of revenue

Revenue disaggregated by product and service types was as follows for the six months ended December 31, 2021 and 2020 and for the fiscal years ended June 30, 2021 and 2020:

	For the six months ended December 31,		For the Years Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Sales of electronic components products:
Semiconductor:
Integrated Circuits	$57,803,495	$68,232,292	$143,829,248	$79,312,766
Power/Circuit Protection	9,451,825	8,405,795	16,223,578	10,025,174
Discretes	13,121,904	14,557,949	36,810,512	22,683,681
Passive Components	20,282,073	7,793,587	18,173,486	9,366,104
Optoelectronics/Electromechanical	7,396,134	7,072,610	6,530,856	8,813,314
Other semiconductor products	13,340,404	5,467,493	13,206,802	7,779,976

Equipment, tools and others:
Equipment	4,464,687	8,162,663	18,595,683	14,250,154
Tools and others	12,670,931	7,189,135	24,377,573	11,740,476
Total sales of electronic components products	138,531,453	126,881,524	277,747,738	163,971,645
Service commission fees	1,993,615	785,445	1,613,088	1,241,966
Total revenue	$140,525,068	$127,666,969	$279,360,826	$165,213,611

Income Tax

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended December 31, 2021 and 2020 and during the years ended June 30, 2021 and 2020. We do not believe that there was any uncertain tax provision as of December 31, June 30, 2021 and 2020. Our subsidiaries in Hong Kong are subject to the profit taxes in Hong Kong. Our subsidiaries in China are subject to the income tax laws of the PRC. For the six months ended December 31, 2021 and 2020, the Company generated income of $505,461 and $1,439,727 through its Hong Kong subsidiaries, respectively. No significant income was generated outside the PRC for the fiscal years ended June 30, 2021 and 2020. As of December 31, 2021, all of the tax returns of our subsidiaries remain available for statutory examination by Hong Kong and PRC tax authorities.

Recently adopted accounting pronouncement

In August 2018, the FASB Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. In November 2019, the FASB issued ASU 2019-10, which extends the effective date for adoption of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11 to clarify its new credit impairment guidance in ASU 326. Accordingly, for public entities that are not smaller reporting entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an emerging growth company, we plan to adopt this guidance effective July 1, 2022. We are currently evaluating the impact of our pending adoption of ASU 2016-13 on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842)– Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. ASU 2016-02 was further amended in November 2019 by ASU 2019-10 and in June 2020 by ASU 2020-05, which deferred the effective date of new lease standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company will adopt this guidance effective July 1, 2022. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)— Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

OUR BUSINESS

Overview

We, supported by our e-commerce trading platform, are primarily engaged in sales of electronic component products to customers in the PRC. These products are primarily used by China based SMEs in the consumer electronic industry, IoT, automotive electronics, industry control segment. In addition to the sales of electronic component products, we provide services to customers such as temporary warehousing, logistic and shipping, and customs clearance and charge them additional service commission fees.

We primarily generate revenue from sales of electronic components products to customers. In addition, we have certain amount of revenue from service commission fee for services provided to our customers.

Sales of Electronic Components Products

We sell two categories of electronic component products: (i) semiconductor products and (ii) electronic equipment, tools and other products. Our semiconductor products primarily include various integrated circuit, discretes, passive components, optoelectronics, and our equipment, tools and other electronic component products primarily include various electromechanical, MRO, and various design tool. The selling prices for our semiconductor products range from $0.002 per unit to approximately $69,571 per unit, and selling prices for our electronic equipment, tools and other products normally range from $0.001 per unit to $50,496 per unit, depending on different features of SKUs. For the six months ended December 31, 2021 and 2020, the average selling prices of semiconductor products were $0.17 and $0.16 per unit, respectively, and the average selling prices of equipment, tools and others were $0.91 and $0.86 per unit, respectively. For the fiscal years ended June 30, 2021 and 2020, the average selling prices of semiconductor products were $0.20 and $0.23 per unit, respectively, and the average selling prices of equipment, tools and others were $0.21 and $0.27 per unit, respectively.

Service Commission Fees

Our service commission fees primarily consist of (1) fees charged to customers for assisting them with customs clearance when electronic component products are purchased from overseas suppliers; (2) fees charged to customers for providing temporary warehousing for and organizing the product shipping and delivery after customs clearance.

For those add-on services, we typically charge non-refundable commission fee ranging from 0.2% to 1% based on the value of products. Such revenue is recognized when our customs clearance, warehousing, logistic and delivery services are performed and the customer receive the products. Revenues are recorded net of sales taxes and value added taxes.

Our Business Model

The following chart summarizes the key participants in our ecosystem and how the interactions among them:

Our comprehensive solutions enable us to serve the SMEs as our customers better in the following ways:

•        Break the information barrier by gathering the request from both the customers and suppliers in a trading platform that provides anonymous auction, real-time price match-making, and information of excess inventory and consignment sales;

•        Lower the transaction costs by providing all required assistance in fulfilment at a timely available, transparent and pre-agreed price for customers and suppliers;

•        Increase the market efficiency by providing a one-stop order fulfilment services to the customers and suppliers, which are supported by our customized and regularly updated SaaS solutions.

Our vision is to create an open and transparent trading platform for electronic components. We believe such a platform will lead to increasing market efficiency, breaking the information barrier, and remodeling of the trillion-dollar traditional electronic component market. (Source: https://www.icinsights.com/news/bulletins/IC-Insights-Releases-The-New-2021-Edition-Of-The-McClean-Report/) Given that the electronic component industry in China is still under-served, especially for SMEs, we aim to capture additional market share by leveraging our strengths developed during the past eight (8) years and continue to grow our business by implementing a number of strategies as described in “Growth Strategies” below.

We first launched our Platform 1.0 in 2012 in the form of a website, www.iczoom.com, under our “ICZOOM” brand, the domain of which was held by Pai Ming Shenzhen under the contractual arrangements. In 2015, we launched our improved Platform 2.0 and Financial System 2.0 to support the rapid growth of our SME customer base. We launched Financial System 3.0 online in 2016. Since 2017, we upgraded our Platform twice a month. Since the launch of our initial Platform and Financial System in 2012, we have received 55 software copyrights. In December 2021, we terminated the agreements under the contractual arrangements with Pai Ming Shenzhen, and our Hong Kong subsidiary ICZOOM HK now operates our B2B online platform www.iczoomex.com, which has substantially the same features and functions as the platform prior to the termination of the contractual arrangements.

We built a highly expandable and distributed software architecture that can be sustainably improved. We also established an effective user experience design (“UED”) process in our SaaS suite to improve the experience of our customers. After years of development in the Chinese electronic components industry, our Company has collected and sorted out massive data of electronic components which also allows us to collect more accurate and detailed performance information and therefore expose variability and boost performance. We are able to make better management decisions. For example, when managing electronic components, we use BOM intelligent management, which is backed by our electronic components database and allows us to meet production targets on time and within budget.

We won two consecutive Excellent E-Commerce Platform Award issued by AspenCore, the world’s largest media group within the technical electronics sector, and T50 Innovative B2B Companies of China issued by B2B Branch of China Electronic Commerce Association in 2017 and 2018. In 2019, our Company and Mr. Lei Xia, our chairman and CEO, were respectively honored with Excellent E-Commerce Platform Award and Excellent Manager of the Year Award issued by AspenCore. In the same year, our Company and Mr. Lei Xia respectively received the Award of Top 100 B2B Enterprises in China and the Award of Outstanding B2B Entrepreneur in China issued by Third China B2B Summit Organization Committee.

On October 8, 2014, the General Administration of China Customs (“GACC”) formulated interim measures for enterprise credit management (decree No. 225 of GACC, referred to as IMECM), which came into effect on December 1, 2014. In 2018, we were recognized by the Customs Administrator of China as a senior Authorized Economic Operator (“AEO”) and as of November 5, 2021, we are one of the 4,321 AEO certified enterprises in China recognized by customs administrations of China and enjoy the clearance facilitation granted by customs administration and are eligible for preferential treatment and clearance facilitation granted by China customs and its foreign counterparts with mutual recognition (http://credit.customs.gov.cn/ccppwebserver/pages/ccpp/html/directory.html).

With extensive needs for SME in electronic components exchange market in China, we aim to build a transparent and efficient trading platform in China for SME customers.

In conjunction with the termination of the VIE arrangements in December 2021, we no longer have access to the old platform or website in China, and we now operate a new B2B platform through www.iczoomex.com. The new platform has substantially the same features and functions as the old platform or website, which, among others, enables us to collect, optimize and present product offering information, match orders for customers and fulfil orders through our SaaS suite services.

For the six months ended December 31, 2021 and for the fiscal year ended June 30, 2021, we made purchases from a total of 629 and 966 suppliers. As the date hereof, we have uploaded information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform.

For the six months ended December 31, 2021 and for the fiscal year ended June 30, 2021, we generated revenue from a total of 770 and 1,049 customers through the old platform. The new platform, however, does not automatically integrate the information of registered customers from the old platform. The customers are mainly small-medium electronic component buyers in PRC, some of which are repeat customers who constantly place orders on the platform and some are less active who place orders whenever they need to. For those repeat customers, we were able to contact them and worked with them even prior to the termination of the VIE arrangement to register with the new platform and continue working with them to transfer over to the new platform. For other random customers, with the assistance from Pai Ming Shenzhen, we are gradually transferring them over. See more details about the cooperation with Pai Ming Shenzhen described in this prospectus. We currently expect that it will take us up to one year to complete the transfer of customers. During January and March 2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen). During January and March 2022, orders placed by 443 transferred customers attributed unaudited revenue of approximately $61.4 million (or 94.5% of the unaudited revenue) and orders placed by 89 new customers attributed unaudited revenue of $3.6 million (or 5.5% of the unaudited revenue); totalling revenue of $65.0 million in this quarter and representing an increase of 0.2% compared to the unaudited revenue of $64.9 million during the comparative quarter in 2021.

In order to retain customers and reduce interruption of operations during the transitional period, we entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022. Pursuant to the business cooperation agreement, Pai Ming Shenzhen has agreed to utilize the old platform to provide us with network services, including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push and we have agreed to pay Pai Ming Shenzhen for its monthly service with a base monthly fixed fee of RMB100,000 and additional variable service fee based on its performance during the one-year-term of the agreement. After termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022, the COO’s brother transferred all his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the Company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions. Pai Ming Shenzhen also posts the offering prices of products for customers to review and request orders on the old platform, however the old platform no longer has the function to match and fulfil orders. When an order is placed on the old platform, the customer will receive an automatically generated message that a representative will contact him, her or it shortly to confirm and fulfil the order. Pai Ming Shenzhen sends information of orders to us on a daily basis so that we can contact customers directly to guide them to register with the new platform to place orders so that the orders can be matched and fulfilled through the new platform. The services provided by Pai Ming Shenzhen to assist with the transfer are paid out through its monthly fixed fee, for any new customer that has not previously registered with the old platform but sourced by Pai Ming Shenzhen and has placed orders with us through the new platform, we have agreed to pay Pai Ming Shenzhen variable service fee. For instance, from January 2022 to March 2022, 16 new customers sourced by Pai Ming Shenzhen placed orders on our new platform, and we agreed to pay Pai Ming Shenzhen of RMB 1,000 (approximately $157) for each new customer.

As an ICP license is no longer required for the new platform, the business cooperation agreement is not necessary for us to operate the e-commerce platform in the long term, but it is necessary for us to retain the customers who still use the old platform during the transitional period. In addition, in January and March 2022, we also had 89 new customers, including 5 new customers located outside of China because the new platform in Hong Kong is easier for customers outside of China to access to as compared to the old platform.

Taking all the factors and measures in consideration, we do not expect any material negative impact caused by the termination of the VIE arrangement on our business or the results of operations except that (i) we incur additional expenses under the business cooperation agreement with Pai Ming Shenzhen; (ii) we have to designate certain sales person and service team to assist with the transfer which may be a slight distraction to our routine business; and (iii) it may cause certain level of inconvenience to customers to redo a new registration and get familiar with the new platform.

Market Opportunities and Competition

The market size of electronic components is vast in China. According to the 2020 report released by China Federation of Electronics and Information Industry, the market size of electronic information manufacturing industry was approximately RMB 20.3 trillion (or $3.1 trillion) at the growth rate of 9.2% per annum in 2020 in China. Specifically, the electronic devices, electronic components and electronic productions materials together contributed to the total revenue of RMB4.4 trillion (or $674.5 billion) at the growth rate of 10.1% per annum in 2020. (http://www.citif.org.cn/LEAP/MIIT/html/newsDetail.html?newsid=5ae16cfa96f641e294b3ac324d54101b&newstype=citif_xxdt)

Pursuant to the statistics released by CCID Consulting, even though the global economy is impacted by the COVID-19, the semiconductor products industry still continues to grow, the global market size of which reached $444 billion at the growth rate of 6.8% in 2020, whereas China is the biggest market for semiconductor products. CCID Consulting’s statistics indicate that the market size of integrated circuit in China was approximately RMB1.6 trillion (or $200 billion) in 2020 and is expected to reach RMB 1.8 trillion (or $275.9 billion) in 2021 at the growth rate of 10.9%. (https://www.techsugar.cn/20210609/)

According to the 2021-2023 Development Action Plan of Basic Electronic Components Industry published by Ministry of Industry and Information Technology of PRC, it is expected that the total sale of the electronic components could reach approximately RMB 2.1 trillion (or $321.9 billion) in 2023 to meet the increasing market demands in China. (http://www.gov.cn/zhengce/zhengceku/2021-01/29/content_5583555.htm)

Pursuant to the monthly statistics released by GACC, the transaction volume of electronic components imported to China grew to more than $440 billion in 2019, and the figure reached to more than $505 billion in 2020.

Electronic products typically have a short product life cycle of 18 – 24 months. The electronic industry is always faced with a risk of chip shortages and excess inventory. The current electronic business model is a closed market system dominated by vendors, distributors, and traders with no open market infrastructure. Customers often do not know where to buy the latest scarce electronic parts and the suppliers often do not know where to sell the electronic parts in stock. This not only leads to complex trading processes but also high transaction cost and a low transaction efficiency caused by information barrier. Despite the size of the market, a significant portion of the business value in the global electronic industry is still handled by distributors and traders, who make high profits from the price differences caused by information asymmetry.

We aim to address the problems and difficulties that SMEs are facing through our e-commerce platform:

•        Information asymmetry and delay between the customers and suppliers;

•        Over-reliance on upstream suppliers which leaves few control and bargain power to the customers, especially to customers with special demand and small purchase amount; and

•        High distribution costs which makes it hard for SMEs to generate economic benefit.

The information of the electronic components is publicly available on our platform, each of which is referred to by the unique part number and brand. With short product cycles and ineffective exchange methods, industry players are always fighting an endless war between shortage of products in need and excessive inventory in hand as it becomes obsolescent. A real-time price and information-matching platform would resolve the conflict between supply and demand. Therefore, we believe that e-commerce is a perfect solution to meet the procurement and fulfilment needs of SMEs.

In addition, through our integrated solution suite, we eliminate the need for unnecessary and redundant intermediaries between customers and suppliers, and establish a highly efficient network for electronics industry participants. We also address the information asymmetry issues that exist within the industry through our anonymous open bidding and order matching system. Our business model not only improves the efficiency in conducting electronic component transactions, but also optimizes the traditional electronics value chain by providing necessary information and a variety of available sources of products in a real time manner, and cutting out unnecessary intermediaries. This in turn reforms the way that the industry participants conduct and operate their businesses.

Competition

We believe that we are an advanced e-commerce platform that provides anonymous product offering, real-time price information, proprietary information service, and SaaS solutions for SMEs in electronic component industry in China. We may, however, face competition from traditional distributors and traders of the electronic components as well as competition from existing competitors and new market entrants in the electronic component exchange market, including the following, each in its respective aspect:

•        Electronic components suppliers mainly serving the SEMs, including authorized suppliers, category suppliers, and proprietary platforms. Examples of our competitors include Avnet, Inc., a Nasdaq listed company and a global supplier of electronic components covering 18 cities in China; Mouser Electronics, a worldwide leading authorized supplier of semiconductors and electronic components for over 800 industry leading manufacturers with 27 locations located strategically around the globe and its main branch located in Hong Kong, China; and Cogobuy Group PLC, a renowned e-commerce company dedicated to serving the electronics manufacturing industry in China.

•        B2B e-commerce platforms providing one-stop procurement of electronic components for SMEs. Examples of our competitors include ICKey (Shanghai) Internet Technology Co., Ltd., a company that adopts a “vertical” electric exchange platform that corporates with upstream supplier to efficiently obtain market demands and provides the downstream enterprise customers with product procurement services, technical support, financial services, and industry information; Liexin.com, a B2B trading platform for electronic components that relies on big data analysis and professional trading team services to quickly match product information and efficiently complete one-stop trading and supply chain services; and Yikuyi.com, a B2B electronic trading platform to provide standardized distribution and transparent, efficient, and convenient trading services and eventually help a large number SMEs to achieve one-stop supply chain solution.

•        SaaS providers offering digital solutions to enterprise procurement management. Examples of our competitors in this segment include Sunyur, a Chinese company that provides digital procurement solutions for large and medium-sized enterprises to help each customer build their own Internet procurement platforms through SaaS solutions and proprietary deployment to improve their transaction efficiency and reduce costs; fxiaoke.com, a Chinese company that provides enterprises with a mobilized life-cycle management system, which consists of sales management, marketing management, and service management; and Salesforce, a NYSE-listed company that provides customer relationship management solutions and gives all corporate departments — including marketing, sales, commerce, and service — a single, shared view of the customer.

Our Strengths

We believe that the following are our key competitive strengths contributable to our growth and, on combined basis, differentiating us from our competitors:

•        first move advantage of building an e-commerce platform that could bring a new trading method on product information and purchase demand, low transaction cost, and transaction efficiency, to the electronic component distribution industry.

We are the pioneer building an open market in the electronic component sale and supply industry. The current electronic component supply chain model was established more than 70 years ago before the popularity of e-commerce and it is a relatively closed market system where vendors, distributors, and traders are relying on the interpersonal relationships and business relations with certain entry barriers. In 2012, we started to build an e-commerce platform as the first open market in the electronic component distribution industry that focuses on real-time pricing, anonymous trading, and SaaS solutions. We monitor the orders placed on our platform and the market activities, and obtain electronic components from suppliers based on the volume of the orders which enable us to sell electronic components to our customers either on favorable terms, or based on availability of inventory, or with assistance in order fulfilment. Our customers can benefit from the transparent product information and purchase demand, low transactions costs, and transaction efficiency on our platform. After eight-year dedication to our e-commerce platform, we have seen the increase in the registered users of our platform and hold a solid position in this market. In addition, we have been updating our SaaS system on a weekly basis to facilitate our services and assure the customers’ use experience. We believe that our e-commerce business model and strong market position will further strengthen our ability to attract more customers in the electronics industry.

•        Tailor-made e-commerce solutions that cater to the specific needs of our customers

We have invested in proprietary software development team since inception and have built strong in-house software development capability. As of the date of this prospectus, we have 55 software copyrights registered. We develop a specific e-commerce platform that caters to the procurement and logistic needs of SME purchasers of electronic components. With our e-commerce solution, SME electronic industry participants are able to gain access to advanced business management systems and experience significant improvements in their operational efficiency. In addition, we analyze transaction data collected by our system and provide specific product information to provide services meeting each SME customer’s needs.

•        Unique infrastructure for efficient customer management and service post-order until delivery

Most of electronic components are imported to mainland China currently. As overseas storage facilities are limited in the electronic market, we introduced Hong Kong storage into the logistic circle to facilitate the transactions in a more tax-efficient way. When there is a purchase order generated by a customer, our platform matches such order and places an order on our behalf with the overseas suppliers and place such orders in our Hong Kong storage before moving them through customs to Mainland China. By doing so, we can avoid risk of unnecessary tax obligation in case our customers want to change their orders from different oversea suppliers and our suppliers can trade excessive inventory tax free directly overseas by placing their product in our storage as a transfer station. As one of the advanced AEO certified enterprises in China, our company also enjoys the clearance facilitation granted by China customs administration and are eligible for the preferential treatment which shorten the time of product delivery. All orders can be tracked in a real-time manner by both the customers and suppliers, which improves the operating efficiency.

•        Exclusive availability of the anonymous product offering on our platform

Our platform is the only one that uses an anonymous trading system electronic components trading in China, with early stage product searching, price seeking and logistics arrangement. Such platform allows customers and suppliers to participate and create an ecosystem that further connects vast electronic components. As a one-stop integrated platform that provides superior transaction experience to customers and suppliers, our platform also provides comprehensive solutions to meet the specific needs of customers. With the increase in the number of our customers, we believe that we are well-positioned to monetize such service to their full potential.

•        Visionary founders, experienced management team and strong corporate culture

Our management team has a strong track record of accomplishment in the fields of B2B industry, and electronic components e-commerce. Their collective experience spans key areas of expertise required of a fully integrated company delivering advanced services to electronic component transactions supported by online platforms, SaaS, and fulfilment services. Led by our co-founders, Mr. Lei Xia and Ms. Duanrong Liu, our company has an innovative business model and captured a strong market position in our industry. Our co-founders are supported by a team of 9 management team members with an average of more than 16 years of relevant industry experience in electronics, e-commerce, logistics and big data analytics. Moreover, our strong corporate culture has been instrumental to our success. We help attract, retain, and motivate talents so as to overcome the challenges in the future. Our goal is to foster the development of an ecosystem serving China’s electronics industry. We intend to pursue the following growth strategies to achieve our goal:

Growth Strategies

Since our inception, we have been focused in building an e-commerce platform with the features of low transaction cost and transparent pricing to meet the needs of SMEs in the electronic component market. In order to stay competitive, we will:

•        continue to invest in our information engine to support our business.

The information engine is the core that drives our technology services and our solutions. To further grow and scale our information engine, we will continue to accumulate useful industry data related to electronic components, supplies, purchases and users from our online platform. We continuously strive to enhance our data storage and integration capacity, boost our data processing efficiency, and optimize our data analytics algorithms. We continue to develop and incorporate additional functionality into our platform as well as develop new services associated with our knowledge engine, through which suppliers and customers may gain useful insights into the electronic component market, leading them to initiate transactions on our platform.

•        strengthen our technology capabilities and enrich our SaaS suite.

Our company plans to continue optimizing our comprehensive solutions including anonymous auction, real-time price information SaaS and order fulfilment platform to attract more customers and increase retention rate by offering a more superior transaction experience. As compared to the transaction experience in more general platform, our platform is more specialized and focuses on electronic components transactions supported with the SaaS services timely developed and optimized on the base of customer feedback.

We plan to strengthen and optimize our order matching systems so that we can drive more transactions onto our e-commerce platform, thus generating continuous pricing on a real-time basis. We will also continue to develop and integrate additional functions into our solution set to adapt to rapidly increasing market demand and, as a result, attract new customers and increase market share in the electronics procurement market.

•        further develop and expand our solutions on our e-commerce platform.

We hope to provide superior transaction experience for all participants in our ecosystem. We aim to strengthen our cooperation with large distributors by offering more streamlined integration services, which will attract and motivate more small-to-medium sized companies and larger distributors to utilize our service offerings. In addition, we plan to generate incremental revenues by providing more flexible order execution services. We will continue to grow our storage and customs clearing services which are supported by our order matching systems, especially in regions with high demand, to expand and build our customer network. We also plan to offer financing solutions to more customers in 2022. We believe that with lower financing costs, more and more customers and suppliers will be willing to use our financial services. Utilizing our advanced big data analysis and risk management systems, we plan to start offering customized financing products and credit solutions to accommodate evolving customer demands.

•        expand our marketing and sales by enhancing cooperation with suppliers and our services

We aim to strengthen our cooperation with large suppliers by offering more streamlined integration services, which will attract and motivate more SMEs and larger suppliers to utilize our service offerings. In addition, we plan to generate incremental revenues by providing more flexible order execution services. We will continue to grow our storage and customs clearing services which are supported by our order matching systems, especially in regions with high demand, to expand and build our customer network.

Corporate Information

Our principal executive office is located at Room 102, Technology Bldg., International e-Commerce Industrial Park, 105 Meihua Road, Futian, Shenzhen China, 518000. Our telephone number is +86 755 86036281. Our website is as follows www.iczoomex.com. The information on our website is not part of this prospectus. As the lease for our current office will expire in late May 2022, the Company entered into new lease agreements on May 12, 2022 for a new location and plans to move to the new location in the next two months. The new office will be located in Rooms 1, 05A, 05B, 05D, 06, 38th Floor, Building A of Xin Hao Yi Du, No. 7018, Cai Tian Road, North Ring Avenue, Futian District, Shenzhen, Guangdong, China.

Our Business Model

In the traditional electronic industry, SMEs have no direct channels to the upstream component vendors, instead, they usually make their purchases through multiple third-party distributors and independent traders. SMEs sell their product to original electronic manufactures (“OEM”), original design manufactures (“ODM”), design house, directly or through the third-party distributors. As a result, the traditional supply chain faces the issues, including but not limited to, high procurement cost, information asymmetry, limited available product selections, high transaction cost, and low transaction efficiency.

Electronic Components Vendors
Authorized Distributors
Catalogue Distributors
Independent Distributors
OEMs/ODMs, Design Houses, etc.

(Figure 1: Traditional Supply Chain)

Given that SMEs are the main customer base for us, we provide an innovative business model that features reliable sources, real-time pricing, on-time delivery to smooth the electronic component transactions for our SME customers. We connect customers and suppliers from all over the world. Backed by our proprietary match-making algorithm, we are able to gather the participants such as vendors, distributors, agents, and traders for their desired transactions on the platform. A customer can complete its purchase with us by choosing an offer of product and placing an order on the base of the real-time pricing disclosed on our platform. Once the purchase is completed, we, supported by our platform, will simultaneously notify the supplier matching the criteria of the corresponding product and the required delivery date and generate sale contract with the supplier. Our platform will deliver such product to customer upon receipt.

(Figure 2 ICZOOM Business Flow Chart)

We aim to disrupt the traditional component distribution value chain by reducing product information asymmetry in distribution channels.

In the legacy component distribution ecosystem, the procurement needs of SMEs have been underserved. SMEs have been relying on limited distributors and independent traders and suffering on high inventory costs.

By utilizing latest technologies in big data and mobile computing, we are able to streamline and optimize the supply-side product offering information from our e-commerce platform; meanwhile, our SME customers are able to access to a broad set of product offering information. SME customers can conveniently perform all their inventory purchase from our platform and manage their purchase and order fulfilment from our value-added SaaS and logistics services.

The suppliers will register on our platform to list their offering information, including the part brand, available volume, and a price range. Once a customer places an order through our platform with reference to a specific part number, brand, and price, our system automatically match the order with a supplier that satisfies the product requirement of pricing, delivery, product quantity, and supply cycle, usually the original source of the product offering information.

Key Facts of Our Business

(Figure 3: ICZOOM Business Model)

1.      Anonymous Product Offering

E-commerce platforms such as Shenzhen Huaqiang Electronic Website Group Co., Ltd, usually charge their registered users an “annual service fee” and publish the contact information together with the product information provided by their paid members, such as product description part number, and delivery time, on their platforms. This type of e-commerce platforms usually directly posts the information provided by suppliers, without further verifications, thus, there is no guarantee of the accuracy and authenticity of the information provided by suppliers to attract undue attention and promote the sales.

By adopting the anonymous auction methodology used in the stock exchanges and commodity exchanges around the world, we take the responsibilities and risks to verify the suppliers and their products and post offering information without suppliers’ identity or contact information. This, on one hand, prevents suppliers from utilizing our platform to be contacted by customers offline to provide fake, fabricated and unfair Information; and . on the other hand, allows customers to focus more on essential information such as price, volume, and the delivery of components because we have found that linking the suppliers to a given components results in customers missing out on opportunities for savings by prioritizing supplier over available inventory and other essential factors.

2.      Real-Time Transaction Information

Through anonymous auction, our platform captures changes of product offering prices and updates them in a timely manner. We currently provide our price matching service via our online exchange platform, which connects SMEs with the upstream suppliers and distributors:

•        SMEs Customer Community:    In the highly fragmented electronics manufacturing supply chain in China, SME electronics manufacturers often lack sufficient scale to secure timely access to authentic electronic components from brand-name suppliers, bargaining power to negotiate competitive purchase terms and efficiently manage the procurement process. Our e-commerce platform provides an efficient channel for SME electronics manufacturers to access reliable and high-quality branded products. Our economies of scale of the exchange platform attract suppliers to offer SMEs more competitive prices and terms. Our sales team also conduct onsite promotion to increase our platform customers, with 32 team members as of June 30, 2021 continuously visiting SMEs to collect their demand and feedback on the trading of electronic components. We also update them with information of new products and technologies we received from the suppliers.

•        SMEs Supplier Community:    In addition to helping SMEs purchase large volumes of products, we also provide additional benefits to suppliers through our integrated online platform. We promote their new products and new technologies through notifications on our online platform as well as our onsite promotion. With timely reaction of our customers’ demands and buying habits, our promotion efforts are more effective and able to reach more potential customers at a minimum cost. Our fulfilment solution also supplements their after-sale services and reduce the after-sale costs. Furthermore, our marketplace platform allows SME suppliers to take advantage of our technology infrastructure and access our well-established customer community.

The platform also publishes the most recent transaction details on, including but not limited to component part numbers and product trading volume. The transaction information is published on our platform as references for future trades on our platform. We have also developed a comprehensive collection of component specifications, design and application information from suppliers. This catalog enables customers to screen, compare and cross-reference components efficiently.

Since our inception in 2012, our platform has accumulated more than 25 million SKUs in multiple electronic industry subdivisions. Because of the information and data we provide, we have substantial amount of visitors to our platform to review and collect product information and there are more than 20,000 SMEs registered as users on our platform so that they can post enquiries and/or offering information of their products, some of which become our customers and some become our suppliers. For the six months ended December 31, 2021, we generated our revenue from a total of 770 customers and purchased products from 629 suppliers. For the six months ended December 31, 2020, we generated our revenue from a total of 702 customers and purchased products from 595 suppliers. For year ended June 30, 2021, we generated our revenue from a total of 1,049 customers and purchased products from 966 suppliers. For year ended June 30, 2020, we generated our revenue from a total of 866 customers and purchased products from 835 suppliers.

3.      SaaS Solutions

We optimize the management efficiency through our free SaaS solutions. Restricted by their business size, SMEs usually do not have the funds to purchase a reliable integrated management system tailored for electronic components industry. Therefore, they are unable to access to the timely information of electronic market. When SME customers place an order to purchase the electronic components, the information they obtain via emails and phone calls does not reflect the real-time status of the market. They are unable to track the order status either. To our knowledge, most of the SME suppliers use Excel to manually manage their internal inventory, inquiry and quotes. Given that Excel is unable to achieve automatic synchronization of inventory information, order status, and operational data, it makes it harder to keep themselves updated on an order-by-order basis. To ease the pain of SMEs and bring them more control in the trading process, we self-develop the SaaS solutions as customized software services and cloud services to support SMEs at different stages of transactions free of charge.

We provide the SaaS suite services for customers on our e-commerce platform. Customers can enjoy the software services provided by the platform free of charge. Our SaaS suite uses an enterprise-level multi-account architecture and organized grading management control to support the unlimited self-extension of our customers. As long as our customers have access to the internet connection, they will be able to enjoy the variety of application services available in our platform via computers or mobile devices anytime anywhere. Those services include Customer Relationship Management or CRM, Supplier Relationship Management or SRM, HR management, order management, warehouse management, BOM management, logistics management, import and export management, operation management, financial management, visual management, and report analysis. Based on the need of data analysis defined by the customers, our platform can further provide the customized information that meets their requirements and improve their internal management efficiency and decision-making. We also provide modularized SaaS services, such as SaaS subscription model to meet the personalized needs of customers.

With our SaaS suite, our customers can save manpower, accumulate operation statistics, and improve the production management via informationization. Our SaaS solutions allow our customers to significantly improve their operational efficiency by automatically synchronizing inventories, purchasing orders, pricing and other electronics related information directly. Our customers can manage projects with full scale control, make stock purchase plan with full transparency, check order status at any time, finish custom clearance online, get delivery as well as insurance coverage, build customer relationship and control account record.

(Figure 4: SaaS System)

Our SaaS solution is embedded in our e-commerce platform and accessible to all our customers without additional charge, and we generate income primarily by facilitating B2B orders. With the efficient software delivery, data could be accessed from any device (computer, phone or tablet PC) with an Internet connection and web browser or through our mobile application.

How Does Our Platform Work?

Industry Information Search and Product Selection

Any customer can browse our platform through our website, www.iczoomex.com. Customers can browse and download useful product information free of charge from our platform. We designed our website to meet the needs of our customers in a personalized and easy-to-use manner. We currently organize our information by product categories, manufacturers, product library, and industry news. As customers scroll down, information of Selling Purchasing, Exchange Rates, Latest Products, and Popular Scheme appear.

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Price

(Figure 5: Homepage of ICZOOM Website)

Customers can also explore various products by their features and functions if they click “Product Categories” at the left side of the interface. They will immediately see our featured banners that display different types of electronic components with a “Quick Purchase” filter listed on the right side of the webpage, through which customers can select functions on the base of their requirements of the research and development project. The features of the products are included as a part of the filter which allow our customers to locate the desired products in an easier and more efficient way.

Online Order

Users that want to place an order need to register as a member of our platform. A customer wants to purchase a specific electronic component can enter the required material part number in the search bar on the homepage to locate such product. After clicking the search button, the customer can pick an offer from all the available offers and add it to the cart, and then place an order.

(Figure 6: List of Available Offer)

The customer can also place an order by publishing purchase information in the forms of normal inquiry, emergency inquiry, and inviting bid under the “Inquiry” menu. As compared to searching by product number, the required purchase information of an inquiry includes not only the product number, but also the brand, specific inquiry date, customized number, and delivery information, which improves the efficiency of product search and transaction experience.

When the customer releases the purchase demand, the platform will automatically match the corresponding supply information to this demand. The customer can click on the supply information which meets its requirements of pricing, delivery, product quantity, and supply cycle and add it to the cart for check-out. The customer can go to the check-out page to proceed the purchase and will be required to fill in customer’s account information for real-tracking services. Once the customer confirms the order information and provides the required information, it can place the order. The order information will be sent to our customer service team, and, upon the confirmation of the order fulfilment ability by our customer service team, a payment request will be sent out to the customer to complete the purchase.

Online Tracking

After placing an order, our platform can help our customers achieve an efficient management of information flow, product flow, and cash flow. Customers can check the order processing status of their orders on our system platform with the order number and check the status of their order. We support various methods of online payment, including credit card payment, Alipay, online banking payment, and other convenient payment methods.

Vendor Sample Management:

With many years of experience in the electronic component industry and our deep understanding of the industry demand, we develop a Vendor Sample Management model to track suppliers’ design, which allows them to publish the information of new products and sample on our platform. Our suppliers can apply for sample testing by submitting their project information through our platform in order to get real-time sample application information and support in time. This type of information transmission can prevent the distortion of information based on the traditional agent offline write report application sample model. In addition, our platform will analyze the project information submitted by the suppliers to speculate on the trends of project development and help them plan the roadmap of next-generation products.

Our Customers

Our customers are mainly small-medium electronic component buyers in Hong Kong and PRC. As the electronics industry is subject to short product life cycles, fast changing product trends and constantly evolving technologies, our customers typically make frequent purchases and expect timely delivery. Accordingly, our platform, with a relatively short inventory turnover period of 4.77 days, 5.04 days, 2.81 days and 3.64 days as of December 31, 2021 and 2020, June 30, 2021 and 2020, respectively, can satisfy our customers’ purchase and delivery requirements. Further, our platform provides wide sources of electronic component with real-price match system and one-stop order fulfilment to convert most of our customers into repetitive customers.

The information, such as general inquiry of product, procurement and bidding, is open to the public. In order to use our online platform to place an order, access the general inquiry, procurement and bidding, we require the customers to register with us by pre-screening their information. Most of the services we provide related to the order placed are limited to registered users of the platform. The information submitted will be reviewed. Furthermore, we track the status of every order and value the feedback provided by the customers and suppliers after such order is completed. We believe that this will stimulate more high-quality transactions. In conjunction with the termination of the VIE arrangement, we launched a new B2B platform through www.iczoomex.com, which has substantially the same features and functions as the old platform or website. The new platform, however, does not automatically integrate the information of registered customers from the old platform, so we currently work with Pai Ming Shenzhen on the transfer pursuant to a business operation agreement. During January and March 2022, we had 532 customers, among which 443 were transferred customers and 89 were new customers (including 16 new customers sourced by Pai Ming Shenzhen).

We generated revenue from a total of 770 and 702 customers for the six months ended December 31, 2021 and 2020, respectively. For the six months ended December 31, 2021 and 2020, our repeat customers were 530 and 476, respectively.

We generated revenue from a total of 1,049 and 866 customers for the years ended June 30, 2021 and 2020, respectively.

For the fiscal years ended June 30, 2021 and 2020, our repeat customers were 544 and 419, respectively.

Our Suppliers

Our suppliers are mainly authorized distributors from overseas and certain manufactures in China. They have provided accumulated offering information of more than 25 million SKUs from approximately 3,670 brands worldwide on our platform as of the date of this prospectus. We sold about 16,501 SKUs and 13,419 SKUs in aggregate for the six months ended December 31, 2021 and 2020, respectively. We sold about 23,975 SKUs and 18,438 SKUs in aggregate in fiscal year ended June 30, 2021 and 2020, respectively. In order for them to post offering information, suppliers must register with our platform. We required all suppliers that apply for registration to provide their governing documents on a regular basis and conduct due diligence on them to ensure their qualifications. As of the date of this prospectus, we have uploaded offering information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform. For more information, see “Our Business” starting on page 136 of this prospectus.

For the six months ended December 31, 2021, we made purchases from a total of 629 suppliers approximately 85.1% of which were from Hong Kong, Taiwan and overseas and 14.9% of which were from PRC. For the six months ended December 31, 2020, we made purchases from a total of 595 suppliers approximately 91.4% of which were from Hong Kong, Taiwan and overseas and 8.6% of which were from PRC. For the six months ended December 31, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases.

For the fiscal year ended June 30, 2021, we made purchases from a total of 966 suppliers, approximately 90.5% of which were from Hong Kong, Taiwan and other areas and 9.5% of which were from mainland of PRC. For the fiscal year ended June 30, 2020, we made purchases from a total of 835 suppliers, approximately 94.1% of which were from Hong Kong, Taiwan and other areas and 5.9% of which were from mainland of PRC. For the year ended June 30, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases. As of the date of this prospectus, we have uploaded offering information of all products we purchased not only from those suppliers but from any new suppliers in 2022 on the new platform.

Source and Cost of Revenues, Gross Profit, Operating Expenses, and Net Income

Our revenues are primarily derived from sales of electronic component products and service commission fees.

Our electronic component products sold to customers fall into two categories: (i) semiconductor products, and (2) electronic equipment, tools and other products. Within this business segment, for the six months ended December 31, 2021 and 2020, and for the fiscal years ended June 30, 2021 and 2020, approximately 86.4%, 87.4%, 84.5% and 84.1% of net sales consist of semiconductor products; approximately 12.2%, 12.0%, 15.5% and 15.9% consist of equipment, tools and other products, respectively.

The Company’s service commission fees primarily consist of (1) fees charged to customers for assisting them for customs clearance when they directly purchase electronic component products from overseas suppliers; (2) fees charged to customers for providing temporary warehousing and organizing the product shipping and delivery to customer designated destinations after customs clearance. The Company earns a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable.

For the six months ended December 31, 2021 and 2020, approximately 98.6% and 99.4%, respectively, of our sales were from the sales electronic components to customers, and approximately 1.4% and 0.6%, respectively, of our sales were from the service commission fees.

For the fiscal years ended June 30, 2021 and 2020, approximately 99.4% and 99.2%, respectively, of our sales were from the sales electronic components to customers, and approximately 0.6% and 0.8%, respectively, of our sales were from the service commission fees.

Our cost of revenues primarily consists of third-party products purchase price, tariffs associated with import products from overseas suppliers, inbound freight costs, warehousing and overhead costs and business taxes. Cost of revenue generally changes as affected by factors including the availability of the third-party products in the market, the purchase price of third-party products, sales volume and product mix changes.

Our gross profit increased by $283,428 or 7.2%, from $3,942,265 for the six months ended December 31, 2020 to $4,225,693 for the six months ended December 31, 2021. Our gross profit increased by $3,424,021 or 74.5%, from $4,597,261 in fiscal year 2020 to $8,021,282 in fiscal year 2021. Our gross profit was affected by changes in selling price and third-party product purchase costs, changes in sales volume and the sales of different product mix during each reporting period.

We have other additional operating expenses consisting of selling expenses and general and administrative expenses.

As a result, we reported a net income of $1,104,588 for the six months ended December 31, 2021, representing a $905,858 decrease from the net income of $2,010,446 for the six months ended December 31, 2020. And we reported a net income of $2,634,566 for the fiscal year ended June 30, 2021, representing a $2,042,696 increase from the net income of $591,870 for the fiscal year ended June 30, 2020.

For the six months ended December 31, 2021 and 2020, our revenues were $140,525,068 and $127,666,969, respectively, and our net income were $1,104,588 and $2,010,446, respectively.

For the fiscal years ended June 30, 2021 and 2020, our revenues were $279,360,826 and $165,213,611, respectively, and our net income were $2,634,566 and $591,870, respectively.

Research and Development

We maintain an internal dedicated engineering and technology team, who are responsible for (1) software research and development; (2) operational support; and (3) data management and analysis of the e-commerce platform and order fulfilment platform. As of the date of this prospectus, our team consists of 11 full-time R&D personnel, which accounts for 10% of the Company’s employees.

The majority of our R&D team is based in our Shenzhen office and to a lesser degree in our branch offices. Our team is further apportioned into smaller agile development groups to foster continuous innovation and rapid delivery, which includes software research and development team, operational support team, data management and analysis team, and customer experience and new product design team.

Intellectual Property Rights

The PRC has domestic laws for the protection of rights in copyrights, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

•        Convention establishing the World Intellectual Property Organization (June 3, 1980);

•        Paris Convention for the Protection of Industrial Property (March 19, 1985);

•        Patent Cooperation Treaty (January 1, 1994); and

•        Agreement on Trade-Related Aspects of Intellectual Property Rights (November 11, 2001).

The PRC Trademark Law, adopted in 1982 and revised in 2013, with its implementation rules adopted in 2014, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce of the PRC, handles trademark registrations and grants trademark registrations for a term of ten years.

Our intellectual property rights are important to our business. We rely on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We also rely on and protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain our competitive position. We enter into confidentiality agreements with most of our employees and consultants, and control access to and distribution of our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. Policing unauthorized use of our technology is difficult and the steps we take may not prevent misappropriation or infringement of our proprietary technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, results of operations and financial condition. We require our employees to enter into non-disclosure agreements to limit access to and distribution of our proprietary and confidential information. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf must be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business must be kept confidential by such third parties. In the event of trademark infringement, the State Administration for Industry and Commerce has the authority to fine the infringer and to confiscate or destroy the infringing products.

Our primary trademark portfolio consists of 20 registered trademarks and 1 intellectual property management system certification. Our trademarks are valuable assets that reinforce the brand and our consumers’ favorable perception of our products. We currently own 55 registered software copyrights. Our software supports the operation of e-commerce platforms. In addition to trademark and software protection, we own 14 domain names, including iczoomex.com.

The following is a list of our registered trademarks important to our business:

No.	Owner	Trademark	Registration Number	Status	Class	Expiration Date	Country of Registration
1	Shenzhen Hjet Supply Chain Co., Ltd.		25000733	Registered	Class 35: Advertising; Advertising agency Advertising space rental; Online advertising on the computer network; Advertisement layout design; Business management assistance; Business inquiry; Business information agency; Business management and organization consulting; Business management consulting	2028.06.27	China
2	Shenzhen Hjet Supply Chain Co., Ltd.		24994721	Registered	Class 42: Technical research; Research or develop new products for others; Computer programming; Computer software design; Computer hardware design and development consulting; Computer software rental; Computer software maintenance; Computer system analysis; Computer software installation; Computer software consulting	2028.06.27	China

No.	Owner	Trademark	Registration Number	Status	Class	Expiration Date	Country of Registration
3	Shenzhen Hjet Supply Chain Co., Ltd.		24990338	Registered	Class 38: Information transmission; Computer terminal communication; Computer-aided information and image transmission; Information transmission equipment rental; Provide telecommunications link services to connect with the global computer network; Telecommunications routing and junction services; Provide access service for global computer network users; Provide database access service; Digital file transfer; Teleconference call service	2028.06.27	China
4	Shenzhen Hjet Supply Chain Co., Ltd.		17545638	Registered	Class 35: Advertising; Advertising agency Advertising space rental; Online advertising on the computer network; Advertisement layout design; Business management assistance; Business inquiry; Business information agency; Business management and organization consulting; Business management consulting.	2026.09.20	China
5	Shenzhen Hjet Supply Chain Co., Ltd.		17545338	Registered	Class 38: Information transmission; Computer terminal communication; Computer-aided information and image transmission; Information transmission equipment rental; Provide telecommunications link services to connect with the global computer network; Telecommunications routing and junction services; Provide access service for global computer network users; Provide database access service; Digital file transfer; Teleconference call service.	2026.09.20	China

No.	Owner	Trademark	Registration Number	Status	Class	Expiration Date	Country of Registration
6	Shenzhen Hjet Supply Chain Co., Ltd.		17545335	Registered	Class 35: Advertising; Advertising agency Advertising space rental; Online advertising on the computer network; Advertisement layout design; Business management assistance; Business inquiry; Business information agency; Business management and organization consulting; Business management consulting.	2026.09.20	China
7	Shenzhen Iczoom Electronics Co., Ltd.		4020191540 8U	Registered	Class 35: Advertising; Advertising agency Advertising space rental; Online advertising on the computer network; Advertisement layout design; Business management assistance; Business inquiry; Business information agency; Business management and organization consulting; Business management consulting.	2029.07.15	Singapore
8	Shenzhen Iczoom E1ectlonics Co., Ltd.		6,081,788	Registered	Class 35*	2030.06.16	U.S.A.

__________

*        Class 35: Advertisement for others on the Internet; Advertising agencies, namely, promoting the goods and services of others; Advertising and commercial information services, via the internet; Advertising and directory services, namely, promoting the services of others by providing a web page featuring links to the websites of others; Advertising, including promotion relating to the sale of articles and services for third parties by the transmission of advertising material and the dissemination of advertising messages on computer networks; Advisory services for preparing and carrying out commercial transactions; Assistance, advisory services and consultancy with regard to business planning, business analysis, business management, and business organization; Auction management services provided to others over an on-line web site accessed through a global computer network; Business administration services for processing sales made on the Internet; Business advisory services, namely, search for and selection of the best potential suppliers for others; Business monitoring and consulting services, namely, tracking web sites and applications of others to provide strategy, insight, marketing, sales, operation, product design, particularly specializing in the use of analytic and statistic models for the understanding and predicting of consumers, businesses, and market trends and actions; Commercial feasibility studies; Compilation and systemization of information into computer databases; Compilation of advertisements for use as web pages on the Internet; Compiling financial, securities, stock exchange, trade and quote index value and other financial market information for business purposes: Computerized database management: Consumer loyalty services for commercial, promotional, and/or advertising purposes, namely, administration of frequent flyer program that allows members to redeem miles for points or awards offered by other loyalty programs; Dissemination of advertising for others via the Internet; Goods import-export agencies; Goods or services price quotations; Import export agency services; Information, advisory and consultancy services relating to business and management or business administration, including such services provided on line or via the internet; Promoting the goods and services of others by means of operating an online shopping mall with links to the retail web sites of others; Promoting the goods and services of others by providing a community driven web site featuring user submitted content in the nature of coupons, rebates, price-comparison information, product reviews, links to the retail web sites of others, and discount information; Promoting the goods and services of others by providing a website featuring coupons, rebates, price-comparison information, product reviews, links to the retail websites of others, and discount information; Providing information about commercial business and commercial information via the global computer network; Providing a searchable online advertising website and guide featuring the goods and services of other vendors via the Internet; Providing a secured access database via the Internet through which documents and images can be viewed, copied, and printed for purposes of conducting corporate transactions; Providing an on-line commercial information directory on the internet; Provision of an online marketplace for customers and suppliers of goods and services.

The following is a list of our approved copyrights materially essential to our business:

No.	Registration Number	Software Name and Version Number	Copyright Owner	Country of Registration	Publication Date	Registration Date
1	2018SR681155	ICZOOM Library Intelligent Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2017.11.28	2018.08.24
2	2018SR681983	ICZOOM Online Payment Intelligent Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2018.03.28	2018.08.24
3	2018SR682849	ICZOOM BOM Intelligent Procurement Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2018.03.28	2018.08.27
4	2019SR0523014	ICZOOM Marketing Analysis Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2019.03.19	2019.05.27
5	2019SR0531453	ICZOOM Buying Algorithm System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2019.02.06	2019.05.28
6	2016SR307732	Iczoom Internet Trading Platform V1.0	Shenzhen Hjet Supply Chain Co. Ltd.	China	2016.08.17	2016.10.26
7	2016SR330769	Data Communication Acquisition And Distribution Management System V1.0	Shenzhen Hjet Supply Chain Co. Ltd.	China	2016.09.01	2016.11.15
8	2021SR0201234	Credit Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2020.09.01	2021.02.04
9	2021SR0201245	Vendor Solution Intelligent Management System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2020.07.08	2021.02.04
10	2021SR0201238	Business Forecast Analysis System V1.0	Shenzhen Iczoom Electronics Co. Ltd.	China	2020.06.10	2021.02.04

Facilities

Our headquarters and executive offices are located in Shenzhen, China and consist of approximately 564.87 square meters of office space under 8 leases which will expire from May 20, 2022. In addition to our headquarters, we lease space in Shanghai and Hong Kong. Rent expenses amounted to $299,367, $254,748, $600,062 and $406,620 for six months ended December 31, 2021 and 2020 and for the fiscal years ended June 30, 2021 and 2020, respectively.

We lease all of our facilities and do not own any real property. We intend to procure additional space as we add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations. As the lease for our current office will expire in late May 2022, the Company entered into new lease agreements on May 12, 2022 for a new location and plans to move to the new location in the next two months. The new office will be located in Rooms 1, 05A, 05B, 05D, 06, 38th Floor, Building A of Xin Hao Yi Du, No. 7018, Cai Tian Road, North Ring Avenue, Futian District, Shenzhen, Guangdong, China.

Facility	Address	Space (m2)
Headquarters	Rooms 102, 102A, 102B, 102C, 102E, Technology Building, International e-Commerce Industrial Park, 105 Meihua Road, Futian District, Shenzhen	483.87 square meters
R&D Office	Room 602, Building 2, International e-Commerce Industrial Park, 105 Meihua Road, Futian District, Shenzhen	81 square meters
Shanghai Office	Room 820, 4th Floor, 290 Zhangheng Road, Zhangjiang, Pudong New District, Shanghai	18.6 square meters
Hong Kong Warehouse	Units 1701, 1702, 1703 & 1704, 17th Floor, Tins’ Centre Block III, 3 Hung Cheung Road, Tuen Mun, New Territories, Hong Kong	2,460 square meters

Employees

As of the date of this prospectus, we had a total of 111 full-time employees, of which 11 are in research and development, 22 are in sales and marketing, 45 are in technical and customer services, 4 are in Risk and Internal Audit, and 29 are in general administration.

We have standard employment, comprehensive confidentiality with our management and standard confidentiality and non-compete terms with all other employees. As required by laws and regulations in China, we participate in various social security plans that are organized by municipal and provincial governments, including pension insurance, medical insurance, unemployment insurance, maternity insurance, job-related injury insurance and housing fund. We are required by PRC laws to make contributions to employee social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employee is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

REGULATION

This section sets forth a summary of the most significant laws, regulations and rules that affect our business activities in China and Hong Kong and the rights of our shareholders to receive dividends and other distributions from us.

REGULATIONS RELATED TO OUR BUSINESS OPERATIONS IN CHINA

REGULATIONS ON FOREIGN INVESTMENT

Foreign Investment Law

On March 15, 2019, the National People’s Congress, or the NPC, formally adopted the Foreign Investment Law, which became effective on January 1, 2020 and replaced the trio of laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. Meanwhile, the Regulations for the Implementation of the Foreign Investment Law was promulgated by the State Council on December 26, 2019 and came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law of PRC and the Partnership Enterprise Law of PRC. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this Law.

According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access shall not be less favorable than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises promulgated by the MOFCOM, on October 8, 2016 and amended on July 30, 2017 and June 29, 2018, respectively, establishment and changes of foreign investment enterprises which are not subject to the approval under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the MOFCOM and the State Administration for Market Regulation, or the SAMR, jointly promulgated the Foreign Investment Information Report Measures, or the Information Report Measures, on December 30, 2019, which has taken effect since January 1, 2020. According to the Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Investment Enterprises, foreign investors or foreign invested enterprises shall report their investment related information to the competent local counterpart of the MOFCOM through Enterprise Registration System and National Enterprise Credit Information Notification System.

Foreign Investment Industrial Policy

Investment activities in the PRC by foreign investors are principally governed by the Special Administrative Measures for Foreign Investment Access or the Negative List, and the Catalog of Industries for Encouraged Foreign Investment, or the Encouraged Catalog, both of which are jointly promulgated and amended from time to time by the National Development and Reform Commission, or the NDRC, and the MOFCOM. The Negative List contains prohibitions or restrictions on foreign investors on certain industries. For example, some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. Industries not listed in the Negative List or the Encourage Catalog are generally deemed permitted area to foreign investors unless specifically restricted by other PRC laws. The currently effective version of Negative List (“2021 Negative List”) was promulgated on December 27, 2021 and became effective on January 1, 2022, and the currently effective version of Encourage Catalog was promulgated on December 27, 2020 and became effective on January 27, 2021.

REGULATIONS ON IMPORT AND EXPORT OF GOODS

Pursuant to the Foreign Trade Law of the PRC which was promulgated by the SCNPC on May 12, 1994 and was amended on April 6, 2004 and November 7, 2016 and the Administrative Regulations for the Import and Export of Goods of the People’s Republic of China which were issued by the State Council on December 10, 2001 and became effective on January 1, 2002, certain goods are allowed to be imported into or exported out of China freely while certain goods are prohibited or restricted from being imported into or exported out of China due to their impact on national security, life and health of people, animals or plants, the development of certain domestic industries, or other reasons stipulated in relevant laws and regulations. No one shall import or export goods that are prohibited from being imported into or exported out of China. The import and export of goods that are restricted from being imported into or exported out of China shall be in compliance with relevant restrictive laws and regulations.

Under the Foreign Trade Law of the PRC, and the Measures for the Record-Filing and Registration of Foreign Trade Operators promulgated by the MOFCOM on 25 June 2004, and most recently amended on May 10, 2021, foreign trade operators which engage in the import and export of goods shall go through the record-filing and registration with the MOFCOM or an authority authorized by the MOFCOM, unless laws, administrative regulations and rules of the MOFCOM provide that it is unnecessary to go through such formalities. If foreign trade operators fail to go through the formalities for record-filing and registration in accordance with relevant provisions, the PRC customs authority shall refuse to handle the declaration and clearance formalities of their imports and exports.

Pursuant to the Administrative Provisions of the Customs of the PRC on Record-filing of Customs Declaration Entities promulgated by the General Administration of Customs on November 19, 2021 and became effective on January 1, 2022, a consignor or consignee of imported and exported goods shall go through customs declaration entity record-filing formalities with the competent customs in accordance with the applicable provisions. Customs declaration entities may handle customs declarations business within the customs territory of the PRC.

According to the Customs Law of the People’s Republic of China, promulgated by the SCNPC on January 22, 1987, most recently amended on April 29, 2021, unless otherwise provided for, the declaration of import or export goods and the payment of customs duties may be made by the consignees or consigners themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the PRC customs authority. The Regulations on Import and Export Duties of the People’s Republic of China, promulgated by the State Council on November 23, 2003, amended on January 8, 2011, December 7, 2013, February 6, 2016 and March 1, 2017, and became effective as from March 1, 2017, further stipulated that, unless otherwise provided by the relevant laws and regulations, goods permitted to be imported into or exported out of China shall be subject to payment of customs duties. The consignees of imported goods, consigners of exported goods or owners of inward articles shall undertake the obligation of the payment of customs duties. The State Council also promulgated implementation rules and tariff schedules to regulate the items and rates of the customs duties.

According to the Import and Export Commodity Inspection Law of the People’s Republic of China promulgated by the SCNPC on February 21, 1989 and most recently amended on April 29, 2021 and its implementation rules, the imported and exported goods that are subject to compulsory inspection listed in the catalog compiled by the import and export commodity inspection department established by the State Council shall be inspected by the commodity inspection organizations, and the imported and exported goods that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted customs brokers may apply for inspection to the goods inspection authorities.

REGULATIONS ON ROAD TRANSPORT

Pursuant to the Regulations of the PRC on Road Transport, which was promulgated by the State Council of the PRC on April 30, 2004 and was last amended on May 1, 2022, entities that engage in road freight transportation shall obtain the road transportation operation licenses for itself, and shall obtain the vehicle operation licenses for the road transportation vehicles, while entities that use road transportation vehicles with total mass of each not more than 4,500 kilograms for operation are not required to obtain the road transportation operation licenses and the vehicle operation licenses. The drivers that engage in road freight transportation shall pass the examinations of the road transportation administrations with regard to the laws and regulations related to the freight transportation, motor vehicle maintenance and the loading and care of goods, while the drivers that use road transportation vehicles with total mass of each not more than 4,500 kilograms for operation are not required to pass the aforesaid examinations.

REGULATIONS ON INTERNET INFORMATION SECURITY AND PRIVACY PROTECTION

Internet information in China is regulated from a national security standpoint. The SCNPC, has enacted the Decisions on Preserving Internet Security in December 2000, which was further amended in August 2009 and subjects violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated the Administrative Measures on Security Protection for International Connections to Computer Information Networks in December 1997 and amended in January 2011, which prohibits use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may issue warning, confiscate the illegal gains, impose fines, and, in severe cases, advice competent authority to revoke its operating license or shut down its websites.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and implemented in March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user’s personal information, and in case of any leak or likely leak of the user’s personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority. Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015 and implemented in November 2015, any internet service provider that fails to fulfil the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the customer’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. Any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and implemented in June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

In November 2016, the SCNPC, promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective on June 1, 2017. The Cyber Security Law requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. We are subject to such requirements as we are operating website and apps and providing certain internet services mainly through our website and apps. The Cyber Security Law further requires internet information service providers to formulate contingency plans for network security incidents, report to the competent departments immediately upon the occurrence of any incident endangering cyber security and take corresponding remedial measures.

Internet information service providers are also required to maintain the integrity, confidentiality and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal data protection, such as the requirements on the collection, use, processing, storage and disclosure of personal data, and internet information service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the Cyber Security Law may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites or criminal liabilities.

Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013, and became effective on September 1, 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

On June 28, 2016, the Cyberspace Administration of China, or the CAC, promulgated the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which became effective on August 1, 2016. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce, copy, issue or disseminate through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to procure relevant qualifications required by laws and regulations to provide services through such applications.

In June 2021, the SCNPC, promulgated the Data Security Law of the PRC, or the Data Security Law, which became effective on September 1, 2021. The Data Security Law is formulated for data security and data protection, and puts forward the requirements of enterprises as the first responsibility bearer. The Data Security Law introduces a data classification and hierarchical protection system based on the materiality of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of persons or entities when such data is tampered with, destroyed, divulged, or illegally acquired or used. It also provides a security review procedure for the data activities which may affect national security. We may be subject to such requirements as we are operating website and apps and providing certain internet services mainly through our website and apps. The Data Security Law further requires the entities conducting data handling activities by using the internet shall, based on the graded cybersecurity protection system, establish and perfect a data security management system across the entire workflow, organize and conduct data security education and training, and adopt the corresponding technical measures and other necessary measures to ensure data security.

The Cybersecurity Review Measures, or the “Review Measures”, which were promulgated on April 13, 2020, and were amended on December 28, 2021 and became effective on February 15, 2022, provide online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures do not provide a definition of “online platform operator”, therefore, we cannot assure you that ICZOOM WFOE will not be deemed as an “online platform operator”. On November 14, 2021, the CAC promulgated the Data Security Management Regulations Draft to solicit public opinion and comments, which provides that an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently make decisions on the purpose and manner of processing in data processing activities. We may be deemed as a data processor under the Data Security Management Regulations Draft. Notwithstanding the foregoing, even if we are deemed as an online platform operator under the Cybersecurity Review Measures or a data processor under the Data Security Management Regulations Draft, we do not expect to be subject to the cybersecurity review in connection with this offering before listing abroad because we hold aggregate less than ten thousand users’ individual information and it is very unlikely that we will reach threshold of one million users’ individual information in the near future as we are a B2B platform where our registered users are substantially SMEs.

The Cybersecurity Review Measures also provide that if a CIIO purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. We do not expect to be a CIIO, since (i) we do not hold a large amount of individual information, and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

As of the date of this prospectus, the Data Security Management Regulations Draft were released for public comment only, there remains substantial uncertainty, including with respect to its final content, adoption timeline or effective date. There remains uncertainty as to how the Review Measures and the Data Security Management Regulations Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures and the Data Security Management Regulations Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required can be taken in a timely manner, or at all. It is possible that CAC may require us to file the cybersecurity review. The cybersecurity review procedure usually takes 55-70 business days, and sometimes even longer in special situations, to complete. See “Risk Factors — Risks Related to Doing Business in China — China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, especially those in the technology filed. Additional compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.”

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which became effective on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

REGULATIONS RELATING TO PRODUCT QUALITY

The PRC Product Quality Law, or the Product Quality Law, which was promulgated by the SCNPC in February 1993 and most recently amended in December 2018, applies to all production and sale activities in China. Pursuant to the Product Quality Law, products offered for sale must satisfy the relevant quality and safety standards. Enterprises may not produce or sell counterfeit products in any fashion, including forging brand labels or giving false information regarding a product’s manufacturer. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced and sold and the proceeds from such sales. Severe violations may subject the responsible individual or enterprise to criminal liabilities. Where a defective product causes physical injury to a person or damage to another person’s property, the victim may claim compensation from the manufacturer or from the supplier of the product. If the supplier pays compensation and it is the manufacturer that should bear the liability, the supplier has a right of recourse against the manufacturer. Similarly, if the manufacturer pays compensation and it is the supplier that should bear the liability, the manufacturer has a right of recourse against the supplier.

REGULATIONS RELATING TO LEASING

Pursuant to the Law on Administration of Urban Real Estate of the People’s Republic of China promulgated by the SCNPC on July 5, 1994, amended on August 30, 2007, August 27, 2009, and August 26, 2019 and became effective on January 1, 2020, and the Administrative Measures for Commodity Housing Tenancy, promulgated by the Ministry of Housing and Urban-Rural Development on December 1, 2010, and became effective on February 1, 2011, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to go through the registration procedures and do not make the corrections within specified time limit, both lessor and lessee may be subject to fines ranging from RMB 1,000 to RMB 10,000.

According to the Civil Code of the PRC, which was enacted by the NPC in May 2020 and took effect on January 1, 2021, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. Where the third party causes any damage to the premises, the lessee should be liable for such damage. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises within the period when the lessee is entitled to possess in accordance with the lease contract, the lease contract between the lessee and the lessor will still remain valid.

REGULATIONS ON INTELLECTUAL PROPERTY RIGHTS

Regulations on Patents

According to the Patent Law of the PRC, which was initially promulgated in 1984 and was amended in September 1992, August 2000, December 2008 and October 2020 respectively (the most recently amended Patent Law became effective on June 1, 2021), the State Intellectual Property Office is responsible for implementing patent law in the PRC. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years in the case of utility models and designs. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Regulations on Copyrights

The Copyright Law of the PRC, which took effect on June 1, 1991 and was amended in October 2001, February 2010 and November 2020, respectively, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The amended Copyright Law extends copyright protection to internet activities and products disseminated over the internet. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Protection Regulations promulgated in June 1991 and last amended in January 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Regulations on Trademarks

Trademarks are protected by the Trademark Law of the PRC which was adopted in August 1982 and subsequently amended in February 1993, October 2001, August 2013 and April 2019 respectively. The Trademark Office of the State Administration for Market Regulation of the PRC handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

REGULATIONS ON EMPLOYMENT AND SOCIAL WELFARE

Regulations on Labor Contract

The Labor Law of the PRC, or the Labor Law, which was promulgated by the SCNPC in July 1994, became effective in January 1995, and was most recently amended in December 2018. Pursuant to the Labor Law, an employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards.

The Labor Contract Law of the PRC, or the Labor Contract Law, which took effect on January 1, 2008 and was amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance with national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Regulations on Social Insurance and Housing Fund

As required under the Social Insurance Law of the PRC implemented on July 1, 2011 and most recently amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue.

The Reform Plan of the State Tax and Local Tax Collection Administration System (the “Reform Plan”) was issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC on July 20, 2018. Under the Reform Plan, beginning from January 1, 2019, tax authorities will be responsible for the collection of social insurance contributions in the PRC. Pursuant to the Urgent Notice of the General Office of Ministry of Human Resources and Social Security (“MOHRSS”) on Effectively Implementing the Spirit of the Standing Meeting of the State Council and Effectively Stabilizing the Collection of Social Insurance Premiums (the “Urgent Notice”), which was issued by the General Office of the MOHRSS on September 21, 2018, before the reform of the social insurance collection authorities being in place, the relevant levying policies, including the base and rate of the social insurance premiums, shall remain unchanged. The Urgent Notice also clarified that it is strictly prohibited for the local authorities themselves to organize and conduct centralized collection of enterprises historical social insurance arrears. On April 1, 2019, the General Office of the State Council of the PRC issued the Comprehensive Program on Reduction of Social Insurance Premiums Rates, which generally reduced the social insurance contribution burden of enterprises, and re-emphasized that local authorities shall not conduct centralized collection of enterprises historical social insurance arrears before a uniform policy is published.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in April, 1999 and most recently amended in March, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing provident funds. Employer and employee are also required to pay and deposit housing provident funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Any employer that fails to make the contribution of housing provident funds, the housing provident fund management center shall order it to make the contribution within a specified period, and if the contribution has not been made after the expiration of such period, an application may be made to a people’s court for compulsory enforcement.

REGULATION ON FOREIGN EXCHANGE

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the PRC Foreign Exchange Administration Regulations, or the Foreign Exchange Administration Regulations, most recently amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions, interest and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of State Administration of Foreign Exchange, or the SAFE, or its local office has been obtained.

The Circular on Reforming the Management Approach regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprise, or SAFE Circular 19, which was promulgated by the SAFE on March 30, 2015 and was most recently amended on December 30, 2019, allows foreign-invested enterprises, or FIEs, to settle their foreign exchange capital at their discretion. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a FIE needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, SAFE Circular 19 stipulates that the use of capital by FIEs shall follow the principles of authenticity and self-use within the business scope of enterprises. The capital of a FIE and capital in Renminbi obtained by the FIEs from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the relevant laws and regulations; (iii) directly or indirectly used for granting entrust loans in Renminbi (unless permitted by the scope of business), repaying inter-enterprise borrowings (including advances by the third-party) or repaying the bank loans in Renminbi that have been sub-lent to third parties; or (iv) directly or indirectly used for expenses related to the purchase of real estate not for self-use (except for the foreign-invested real estate enterprises).

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-affiliated entities.

The Circular on Further Promoting Cross-border Trade and Investment Facilitation, which was promulgated on October 23, 2019 by the SAFE and became effective on the same date, further cancels restrictions on the domestic equity investment by non-investment-oriented foreign-funded enterprises with their capital funds and provides that non-investment-oriented foreign-funded enterprises are allowed to make domestic equity investment with their capital funds in accordance with the law on the premise that the existing special administrative measures (negative list) for foreign investment access are not violated and the projects invested thereby in China are true and compliant.

On December 30, 2019, the MOFCOM and the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to these measures, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Pursuant to the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or the SAFE Circular No. 13, became effective on June 1, 2015 and was amended on December 30, 2019, and other laws and regulations relating to foreign exchange, when setting up a new foreign invested enterprise, the foreign invested enterprise shall register with the bank located at its registered place after obtaining the business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including without limitation any increase in its registered capital or total investment, the foreign invested enterprise must register such changes with the bank located at its registered place after obtaining the approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of the Statistical Monitoring of Foreign Debts, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing £ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing =∑ outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor +∑ outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of one year or less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Circular 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises, or Net Asset Limits, shall be 200% of its net assets. The PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for FIEs, during which period FIEs could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Risk-Weighted Approach and the Net Asset Limits. Under the PBOC Circular 9, after the Transitional Period ends on January 11, 2018, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Circular 9. In addition, according to PBOC Circular 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, SAFE issued Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, that requires PRC residents, including PRC resident natural persons or PRC entities, to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. In addition, such PRC residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE further enacted the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which allows PRC residents to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulation Related to Stock Incentive Plans

SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. The domestic qualified agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the domestic qualified or other material changes. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

In addition, the State Administration of Taxation, or the SAT, has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

REGULATIONS ON TAX IN THE PRC

Income Tax

In March 16, 2007, the SCNPC promulgated the PRC Enterprise Income Tax Law, or the EIT Law, which was last amended on December 29, 2018. The EIT Law applies a uniform 25% enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. Subject to the approval of competent tax authorities, the income tax of an enterprise that has been determined to be a high and new technology enterprise shall be reduced to a preferential rate of 15%. Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise.

According to the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or Circular 82, a

Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval of organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and (iv) 50% or more of voting board members or senior executives habitually reside in the PRC.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Circular 7, which was amended on October 17, 2017 and December 29, 2017. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to SAT Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and amended on June 15, 2018. According to SAT Bulletin 37, the income from property transfer obtained by a non-resident enterprise, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring equity investment assets as stock equity. The withholding agent shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality.

Value-Added Tax

The Provisional Regulations on Value-added Tax of the PRC were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009, and were further amended on February 6, 2016 and November 19, 2017. The Detailed Rules for the Implementation of Provisional Regulations on Value-added Tax of the PRC were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated the Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations on Value-added Tax of the PRC, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT rates generally applicable are simplified as 17%, 11% and 6%, and the VAT rate applicable to the small-scale taxpayers is 3%.

On April 4, 2018, the Ministry of Finance and the SAT jointly issued the Notice of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates to cut down the VAT rate for sale of goods from 17% to 16%, and the VAT rate for importation of goods from 11% to 10%. On March 21, 2019, the State Administration of Taxation and other two authorities further adjusted the tax rate for sale of goods from 16% to 13% and the tax rate for importation of goods from 10% to 9%, effective from April 1, 2019 in accordance with the Announcement on Relevant Policies for Deepening the Value-Added Tax Reform.

Dividends Withholding Tax

Pursuant to the EIT Law and its implementation rules, dividends from income generated from the business of a PRC subsidiary after January 1, 2008 and distributed to its foreign investor are subject to withholding tax at a rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the SAT on February 20, 2009, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. On October 14, 2019, SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that non-PRC resident enterprises are not required to obtain pre-approval from the relevant tax authorities in order to enjoy the reduced withholding tax. Instead, non-PRC resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and include necessary forms and supporting documents in the tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

REGULATION ON DIVIDEND DISTRIBUTION

The principal regulations governing the distribution of dividends by foreign holding companies include the Company Law of the PRC, which was promulgated by the SCNPC, on December 29, 1993 and was most recently amended on October 26, 2018. Companies in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with the PRC accounting standards and regulations. Additionally, companies may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the company’s registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on the PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

REGULATION RELATED TO M&A REGULATIONS AND OVERSEAS LISTINGS

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require offshore special purpose vehicles formed to pursue overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the Chinese Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on any stock exchange overseas. On December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, are available for public consultation. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markers. The Draft Rules Regarding Overseas Listing, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. We do not believe any of the six prohibited situations aforementioned applies to us. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and became effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC, and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Platform Economy Sector, or the Anti-monopoly Guideline, aiming to improve anti-monopoly administration on online platforms. The Anti-monopoly Guideline, operating as the compliance guidance under the existing PRC anti-monopoly regulatory regime for platform economy operators, specifically prohibits certain acts of the platform economy operators that may have the effect of eliminating or limiting market competition, such as concentration of undertakings.

REGULATIONS RELATED TO OUR BUSINESS OPERATIONS IN HONG KONG

Sale of Goods

The Sale of Goods Ordinance (Cap. 26, Laws of Hong Kong) (“SOGO”) aims to codify the laws relating to the sale of goods.

Section 15 of SOGO provides that where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description.

Section 16 of SOGO provides that where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards to defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which that examination ought to reveal; or (iii) if the contract is a contract by sample, as regards defects which would have been apparent on a reasonable examination of the sample.

Pursuant to section 17 of SOGO, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality; (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample; and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Supply of Services

The Supply of Services (Implied Terms) Ordinance (Cap. 457, Laws of Hong Kong) (“SOSO”) ordinance aims to consolidate and amend the laws with respect to the terms to be implied in contract for the supply of services (including a contract for the supply of a service whether or not the goods are also transferred or to be transferred, or bailed or to be bailed by way of hire).

Section 5 of SOSO provides that, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill. Section 6 of SOSO provides that, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Control of Exemption Clauses

The Control of Exemption Clauses Ordinance (Cap. 71, Laws of Hong Kong) (“CECO”) aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise.

Under section 7 of CECO, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence. In the case of other loss or damage, a person cannot so exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirements of reasonableness.

Pursuant to section 8 of CECO, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach; or (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him; or (iii) in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness.

Trade Description

The Trade Description Ordinance (Cap. 362, Laws of Hong Kong) provides for, among others, the prohibition of false trade descriptions, false, misleading or incomplete information, false marks and misstatements in respect of goods provided in the course of trade or suppliers of such goods. In general, a person commits an offence punishable by a fine of HK$500,000 and imprisonment for 5 years (on conviction on indictment), or by a fine at level 6 (currently at HK$100,000) and imprisonment for 2 years (on summary conviction) if he:

(a)     in the course of any trade or business:

(i)     applies a false trade description to any goods; or

(ii)    supplies or offers to supply any goods to which a false trade description is applied; or

(b)    has in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

Competition Ordinance

The Competition Ordinance (Cap. 619, Laws of Hong Kong) (“Competition Ordinance”) is to prohibit conduct that prevents, restricts or distorts competition in Hong Kong. It also aims to prohibit mergers that substantially lessen competition in Hong Kong and to provide for incidental and connected matters.

The Competition Ordinance includes:

•        The First Conduct Rule, which prohibits undertakings from making or giving effect to agreements or engaging in a concerted practice, or, as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong;

•        The Second Conduct rule, which prohibits undertakings which have a substantial degree of market power in a market to abuse that power by engaging in conduct that has as its object or effect the prevention, restriction or distortion of competition in Hong Kong; and

•        The Merger Rule, which prohibits undertakings to directly or indirectly carry out a merger that has, or is likely to have, the effect of substantially lessening competition in Hong Kong.

Upon breach, the Competition Tribunal may impose pecuniary penalty, director disqualifications, and prohibition, damage and other orders on offenders. For pecuniary penalty, section 93 of the Competition Ordinance enables the Competition Tribunal to award a penalty up to 10% of the turnover of the undertakings involved for up to three years in which the contravention occurs.

Occupational Safety and Health

The Occupational Safety and Health Ordinance (Cap. 509, Laws of Hong Kong) (“OSHO”) provides for the safety and health protection to employees both in industrial and non-industrial workplaces. Pursuant to section 6 of OSHO, employers must, as far as reasonably practicable, ensure the safety and health of the employees by:

•        providing and maintaining plant and systems of work that are safe and without risks to health;

•        making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

•        providing all necessary information, instructions, training and supervision to ensure the safety and health of employees;

•        as regards any workplace under the employer’s control:

•        maintaining the workplace in a condition that is safe and without risks to health;

•        providing or maintaining means of access to and egress from the workplace that are safe and without any such risks; and

•        providing or maintaining a working environment for employees that is safe and without risks to health.

Failure to comply with any of the above duties constitutes an offence liable on conviction to a fine of HK$200,000. An employer who fails to do the same intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for six months.

The Commissioner for Labour may issue and serve improvement notices against any contravention of OSHO or suspension notices against activity or condition of workplace which may create imminent risk of death or serious bodily injury. Failure to comply with such notices without reasonable excuse constitutes an offence liable on conviction to a fine of HK$200,000 and HK$500,000 respectively, and imprisonment of up to twelve months.

Occupiers’ Liability

The Occupiers Liability Ordinance (Cap. 314, Laws of Hong Kong) (“OLO”) regulates the obligations of a person occupying or having control of the premises for injury resulting to persons or damage caused to goods or other property lawfully on the land. Section 3 of OLO imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that a visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Employment

The Employment Ordinance (Cap. 57, Laws of Hong Kong) governs conditions of employment in Hong Kong, and provides a wide range of employment protections and benefits for employees, such as wage protection, rest days, holidays with pay, paid annual leave, sickness allowance, maternity protection, statutory paternity leave, severance payment, long service payment, employment protection, termination of employment contract and protection against anti-union discrimination.

The Mandatory Provident Fund Scheme (“MPF Scheme”) is a contribution retirement scheme managed by authorized independent trustees. The Mandatory Provident Fund Scheme Ordinance (Cap. 485, Laws of Hong Kong) provides that an employer shall participate in an MPF Scheme and make contributions for its employees aged between 18 and 65. Under the MPF Scheme, both the employer and its employee are required to contribute 5% of the employee’s monthly relevant income as mandatory contribution to the MPF scheme for and in respect of the employee. The amount of contribution is subject to the minimum and maximum relevant income levels for contribution purposes. The maximum level of relevant income for contributing purposes is currently HK$30,000 per month or HK$360,000 per year.

Employees’ Compensation

The Employees’ Compensation Ordinance (Cap. 282, Laws of Hong Kong) (“ECO”) aims to provide for the payment of compensation on a no-fault and non-contributory basis to employees who are injured at work by accident or who suffer from certain occupational diseases. If an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, compensation is also payable to an employee who suffers incapacity as a result of an occupational disease.

Pursuant to section 40 and the Fourth Schedule of ECO, all employers (including contractors and subcontractors) must take out insurance policies to cover their liabilities for any injuries at work suffered by their employees. An employee must take out an insurance policy for an amount not less than HK$100,000,000 and HK$200,000,000 respectively if the number of employees in relation to whom the policy is in force is less than 200 and above 200. Failure to secure an insurance cover is liable on conviction upon indictment to a fine at level 6 and to imprisonment for 2 years; and on summary conviction to a fine at level 6 and to imprisonment for 1 year.

According to section 15 of the ECO, notice in the prescribed form or form specified by the Commissioner for Labour of any accident which results in any work accident shall be given to the Commissioner for Labour by the employer not later than after the accident for any accident which results in the death of the employee within 3 days after the accident, and not later than 14 days after the accident for accident which results in total or partial incapacity of the employee, irrespective of whether the accident gives rise to any liability to pay compensation. If the happening of such accident was or brought to the notice of the employer or did not otherwise come to his knowledge within such periods of 7 and 14 days as stated above, then such notice shall be given no later than 7 days and 14 days respectively after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

Fire Safety

The Fire Safety (Industrial Buildings) Ordinance (Cap. 636, Laws of Hong Kong) provides for better protection from the risk of fire for occupants and users of, and visitors to, certain kinds of industrial buildings including buildings for use as a warehouse. As prescribed by the Fire Safety (Industrial Buildings) Ordinance, an owner or occupier of a composite building may be directed by the Buildings Department and the Fire Services Department of Hong Kong to comply with fire safety measures in relation to the fire service installations, equipment and construction of an industrial building. An owner or occupier who, without reasonable excuse, fails to comply with a fire safety direction is guilty of an offense and is liable on conviction to a fine of HK$25,000 and to a further fine of HK$2,500 for each day or part of a day during which the failure continues after the expiry of the period specified in the direction.

Import and Export Licenses

The Import and Export Ordinance (Cap. 60, Laws of Hong Kong) requires that the import and export of the articles contained in the schedules to the Import and Export (Strategic Commodities) Regulations (Cap. 60G, Laws of Hong Kong) (the “IESC Regulations”) must be covered by valid licences issued by the Director-General of Trade and Industry. Electronic components from our suppliers and to our customers are not articles contained in the schedules of the IESC Regulations and are therefore not subject to the licensing control.

Any person importing or exporting of the aforesaid restricted articles without an import or export license commits an offense and is liable to a fine of HK$500,000 and imprisonment for two years, or on conviction on indictment to a fine of HK$2,000,000 and imprisonment for seven years.

Taxation

The Inland Revenue Ordinance (Cap. 112, Laws of Hong Kong) (“IRO”) is enacted for the purposes of imposing taxes on property, earnings and profits in Hong Kong. The IRO provides, among other things, that profits tax shall be charged on every person carrying on a trade, profession or business in Hong Kong in respect of his assessable profits arising in or derived from Hong Kong at the standard rate, which stood as at the date of this prospectus at 16.5% for corporate tax payers.

Regulations concerning transfer pricing between associated enterprises can be found in the IRO and the comprehensive double taxation agreements (the “DTAs”) between Hong Kong and other countries or territories, including the PRC. Under section 50AAF of the IRO, if the advantaged person, whom the Inland Revenue Department (“IRD”) has given notice to, fails to prove to the satisfaction of the assessor of the IRD that the amount of the person’s profit or loss as stated in the person’s tax return is an arm’s length amount, the assessor of the IRD must estimate the arm’s length amount and, taking into account the estimated amount to (a) make an assessment or additional assessment on the person; or (b) issue a computation of loss, or revise a computation of loss resulting in a smaller amount of computed loss, in respect of that person.

Under section 60 of the IRO, where it appears to an assessor that for any year of assessment any person chargeable with tax has not been assessed or has been assessed at less than the proper amount, the assessor may, within the year of assessment or within six years after the expiration thereof, assess such person at the amount or additional amount which, according to his judgment, such person ought to have been assessed, and, provided that where the non-assessment or under-assessment of any person for any year of assessment is due to fraud or willful evasion, such assessment or additional assessment may be made at any time within 10 years after the expiration of that year of assessment.

Section 61A of the IRO stipulates that where it would be concluded that person(s) entered into or carried out transactions for the sole or dominant purpose to obtain a tax benefit (which means the avoidance or postponement of the liability to pay tax or the reduction in the amount thereof), liability to tax of the relevant person(s) will be assessed (a) as if the transaction or any part thereof had not been entered into or carried out; or (b) in such other manner as the supervising authority considers appropriate to counteract the tax benefit which would otherwise be obtained.

The DTAs contain provisions mandating the adoption of arm’s length principle for pricing transactions between associated enterprises. The arm’s length principle uses the transactions of independent enterprises as a benchmark to determine how profits and expenses should be allocated for the transactions between associated enterprises. The basic rule for DTA purposes is that profits tax charged or payable should be adjusted, where necessary, to reflect the position which would have existed if the arm’s length principle had been applied instead of the actual price transacted between the enterprises.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and the positions held by them. Unless otherwise indicated, the address of each executive officer and director listed in the table below is c/o ICZOOM, Room 102, Technology Bldg., International e-Commerce Industrial Park, 105 Meihua Road, Futian, Shenzhen China, 518000.

Name	Age	Position
Lei Xia	53	Chief Executive Officer, Chairman of the Board
Duanrong Liu	46	Chief Operating Officer, Director
Qiang He	36	Chief Financial Officer
Wei Xia(1)	55	Independent director nominee
Qi (Jeff) He(2)	50	Independent director nominee
Tianshi (Stanley) Yang(3)	31	Independent director nominee

____________

(1)      Chair of the Audit Committee and audit Committee financial expert.

(2)      Chair of the Compensation Committee.

(3)      Chair of the Nominating Committee.

Lei Xia is the co-founder, CEO and the chairman of the board of directors of ICZOOM. He founded ICZOOM in October 2012 and has served as the CEO till now. In January 2000, he founded SinoHub, and was served as the president till April, 2012. From September 1998 to January 2000, he was the founder of RGL Beijing, a high-end visual software & solution provider. From June 1997 to September 1998, he worked as a sales director in NEFAB China. From December 1996 to June 1997, he worked as a senior marking engineer in HP Shanghai. He was the first sales manager of Arrow Electronics Shanghai from August 1995 to November 1996. Mr. Xia holds a bachelor’s degree in electrical engineering from University of Alabama.

We believe that Mr. Xia qualifies as a director because of his familiarity with the business and operations of the Company and his management experience.

Duanrong Liu is the co-founder and director of ICZOOM. She has been served as the COO in ICZOOM since April 2012 to date. From October 2007 to November 2011, she served as the CEO of Chenhuake Technology Development, Ltd. From October 2006 to February 2012, she served as the CEO of Unibel Technology Ltd. From May 2000 to April 2006, she worked as the manager of Dragon (Hong Kong) Electronics, Ltd. Ms. Liu accomplished Executive MBA from Tsinghua University in 2009.

We believe that Ms. Liu is qualified as a director because of her management experience and her familiarity with the Company.

Qiang He has been serving as the CFO of ICZOOM since March 2021. He was the finance director of Xiamen Shenzhouying Software and Technology Co., Ltd from 2020 to 2021. From December 2018 to January 2020, he served as the finance directors of Minjiakefeng Information and Technology Co., Ltd. He worked as a senior auditor in the Auckland Office of PricewaterhouseCoopers from June 2016 to October 2018. He was an asset management manager of Manager of Guangzhou Yuexiu Financing and leasing Co., Ltd. from 2014 to 2015. He worked as a senior auditor in PricewaterhouseCoopers Zhongtian LLP from June 2008 to September 2014. Mr. He is a CPA of China and CPA of North Dakota, U.S. He holds a bachelor degree of financial management from Jinan University.

Mr. Tianshi (Stanley) Yang, Independent Director Nominee. He will serve as the independent director of the Company upon the effectiveness of this prospectus. He has more than 9 years of experience in finance, and investment in China, Hong Kong, and the U.S. as well as management experience in three Nasdaq listed companies and directorship in a public company listed in the Stock Exchange of Hong Kong. Since June 2021, Mr. Yang has served as the chief financial officer of TD Holdings, Inc. (NASDAQ: GLG), a company engaged in commodity trading business and supply chain service business in China. From March 2020 to May 2021, Mr. Yang served as the head of investor relation in Aesthetic Medical International Holdings Group Limited (NASDAQ: AIH), a company that provides aesthetic medical service. From January 2019 to February 2020, Mr. Yang served as the financial department director of Meten International Education Group Ltd. (NASDAQ: METX), an English language training service provider. From May 2016 to October 2018, Mr. Yang served as the investment director of China First Capital

Group (HKEX: 01269), an educational investment company. Mr. Yang earned his Bachelor degree’s in Finance and Economics from Tianjin University in China in September 2011 and a Master’s degree in Financial Engineering from Brandeis University in Boston, U.S. in July 2015.

We believe that Mr. Tianshi (Stanley) Yang qualifies as a director because of his management experience in public companies.

Mr. Qi (Jeff) He, Independent Director Nominee. He will serve as the independent director of the Company upon the effectiveness of this prospectus. Since July 2017, he has served as the chief operating officer of HiFiBiO (HK) Limited, a multinational biotherapeutics company. From December 2016 to June 2017, he served as the chief financial officer of Harbour BioMed, a global clinical-stage biopharmaceutical company. From July 2013 to December 2016, he served as an executive vice president of ShangPharma Co., a pharmaceutical and biotechnology research and development and outsourcing company. Mr. He earned his Bachelor’s degree in Mechanical Engineering from Zhejiang University in 1993, a Master’s degree in Economics from Shanghai University of Science and Technology in 1998, and an MBA degree from Emory University in 2001.

We believe that Mr. Qi (Jeff) He qualifies as a director due to his experience in management.

Mr. Wei Xia, Independent Director Nominee. He will serve as the independent director of the Company upon the effectiveness of this prospectus. Since July 2012, he has served as an analytic consultant of Wells Fargo Bank. From October 2008 to October 2011, he served as the director of finance at SinoHub, Inc., a company that markets a supply chain management platform for the electronics industry. From August 2007 to September 2008, he served as a marketing consultant of Wells Fargo Bank. From May 2006 to August 2007, he served as a marketing analyst of Washington Mutual Bank from May 2001 to May 2006, he served as a financial analyst of JPMorgan Chase. Mr. Xia earned his Bachelor’s degree in accounting from University of Alabama in 1994 and a Master’s degree in Computer Information Systems from Georgia State University in 2000.

We believe that Mr. Xia qualifies as our director because of his professional experience in finance.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Currently, our management consists of three executive officers, Mr. Lei Xia, Mr. Qiang He, and Ms. Duanrong Liu, all located in China, two of which are also our directors, and three independent director nominees among which one (Mr. Wei Xia) is located in the United States and two (Mr. Qi (Jeff) He and Mr. Tianshi (Stanley) Yang) are located in China. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Board of Directors

Our Board of Directors presently consists of 5 directors, including 3 independent directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract, proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Board Committees

Currently, three committees have been established under the board: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee will be responsible for, among other matters:

•        appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm the independence of its members from its management;

•        reviewing with our independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit online transaction services of electronic components to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•        reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•        coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures;

•        establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•        reviewing and approving related-party transactions.

Our Audit Committee consists of Qi (Jeff) He, Wei Xia, and Tianshi (Stanley) Yang, with Wei Xia serving as chair of the Audit Committee. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. In addition, our board has determined that Wei Xia qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NASDAQ rules.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

•        reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;

•        reviewing key employee compensation goals, policies, plans and programs;

•        administering incentive and equity-based compensation;

•        reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•        appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of Qi (Jeff) He, Wei Xia, and Tianshi (Stanley) Yang, with Qi (Jeff) He serving as chair of the Compensation Committee. Our board has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on Compensation Committee under NASDAQ rules.

Nominating Committee

The Nominating Committee will be responsible for, among other matters:

•        selecting or recommending for selection candidates for directorships;

•        evaluating the independence of directors and director nominees;

•        reviewing and making recommendations regarding the structure and composition of our board and the board committees;

•        developing and recommending to the board corporate governance principles and practices;

•        reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

•        overseeing the evaluation of the Company’s management.

Our Nominating Committee consists of consists of Qi (Jeff) He, Wei Xia, and Tianshi (Stanley) Yang, with Tianshi (Stanley) Yang serving as chair of the Nominating Committee. Our board has affirmatively determined that each of the members of the Nominating Committee meets the definition of “independent director” for purposes of serving on a Nominating Committee under NASDAQ rules.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website after the closing of this offering. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•        appointing officers and determining the term of office of the officers;

•        authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•        exercising the borrowing powers of the company and mortgaging the property of the company;

•        executing checks, promissory notes and other negotiable instruments on behalf of the company; and

•        maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid in cash by us for the fiscal years ended 2021.

Name/principal position	Year	Salary	Equity Compensation	All Other Compensation	Total Paid
Lei Xia/CEO(1)	2021	$78,000	$—	$—	$78,000
Duanrong Liu/COO(2)	2021	$41,057	$—	$—	$41,057
Qiang He/CFO(3)	2021	$40,000	$—	$—	$40,000

____________

(1)      Appointed Chief Executive Officer effective as of June 25, 2015.

(2)      Appointed Chief Operation Officer effective as of June 25, 2015.

(3)      Appointed Chief Financial Officer effective as of March 1, 2021.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Employment Agreements

Lei Xia Employment Agreement

On November 1, 2017, we entered into an employment agreement with Mr. Lei Xia, pursuant to which he agreed to serve as our Chief Executive Officer. The agreement provides for an annual salary of $72,000, $6,000 payable monthly. The initial term of the agreement shall have expired on October 31, 2020 and was automatically extended for additional 24-month periods since neither party to the agreement terminated it upon 30-day notice pursuant to the agreement. Mr. Xia has agreed to be bound by the non-competition restrictions set forth in his employment agreement for six months after the termination of his employment; he also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

Duanrong Liu Employment Agreement

On November 1, 2017, we entered into an employment agreement with Ms. Duanrong Liu, pursuant to which she agreed to serve as our Chief Operating Officer. The agreement provides for an annual salary of RMB60,000 ($9,090), RMB5,000 (approximately $757.5) payable monthly. The initial term of the agreement shall have expired on October 31, 2020 and was automatically extended for additional 24-month periods since neither party to the agreement terminated it upon 30-day notice pursuant to the agreement. Ms. Liu has agreed to be bound by the non-competition restrictions set forth in her employment agreement for six months after the termination of her employment; she also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

Qiang He Employment Agreement

On March 1, 2021, we entered into an employment agreement with Mr. Qiang He, pursuant to which he agreed to serve as our Chief Financial Officer. The agreement provides for an annual salary of $120,000, $10,000 payable monthly. The term of the agreement shall expire on March 29, 2024, which term will automatically extend for additional six-month periods unless a party to the agreement terminates it upon 30-day notice. Mr. He has agreed to be bound by the non-competition restrictions set forth in his employment agreement for six months after the termination of his employment; he also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

Director Compensation

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his or her duties as a director. Employee directors will not receive any additional remuneration for serving as directors of the Company other than their remuneration as employees of the Company. Each of the non-employee directors is entitled to receive annual cash compensation in the amount of $24,000, payable monthly, and stock option to purchase certain amount of Class A Ordinary Shares under Company’s 2021 Equity Incentive Plan.

Limitation on Liability and Other Indemnification Matters

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)     is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)    is or was, at the request of the Company, serving as a Director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2015 Equity Incentive Plan

We have adopted a 2015 Stock Option Plan (as amended, the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options to key employees, directors and consultants of the Company. The purpose of the Plan is to recognize contributions made to our company and its subsidiaries by such individuals and to provide them with additional incentive to achieve the objectives of our Company. No grants have been made under the plan as of the date hereof. The following is a summary of the Plan and is qualified by the full text of the Plan.

Administration.    The Plan will be administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the Plan as the “Committee”).

Number of Class A Ordinary Shares.    The number of Class A Ordinary Shares that may be issued under the Plan is the maximum aggregate number of Class A Ordinary Shares reserved and available pursuant to this Plan shall be the aggregate of 12,500,000. If there is a forfeiture or termination without the delivery of Class A Ordinary Shares or of other consideration of any option made under the Plan, the Class A Ordinary Shares underlying such option, or the number of Class A Ordinary Shares otherwise counted against the aggregate number of Class A Ordinary Shares available under the Plan with respect to the option, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting options under the Plan. The number of Class A Ordinary Shares issuable under the Plan is subject to adjustment, in the event in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. Except as the board of directors or the Committee determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Option. In the event of a spin-off transaction, the board of director or the Committee may in its discretion make such adjustments and take such other action as it deems appropriate with respect to outstanding Options under the Plan.

Eligibility.    All persons as the board of directors or the Committee may select from among the employees, directors, and consultants of the Company. To the extent a grantee is a consultant, such recipient must be a natural person who has provided bona fide services to our Company, not in connection with the offer or sale of securities in capital-raising transactions or in connection with promotion or maintenance of a market for our securities.

Stock Options.    The board of directors or Committee shall determine the provisions, terms, and conditions of each option including, but not limited to, the option vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares, cashless settlement, or other consideration) upon settlement of the option, payment contingencies and the exercise price; each option will last for the term stated in the option agreement, provided, however that in the case of an option that is to qualify as an Incentive Share Option as such term is defined in Section 422 of the Code, the term shall not exceed ten (10) years. It is intended that stock options qualify as “performance based compensation” under Section 162(m) of the Code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

Payment for Stock Options and Withholding Taxes.    The board of directors or Committee may make one or more of the following methods available for payment of an option, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) check; (iii) with respect to options, payment through a broker-dealer sale and remittance procedure pursuant to which the optionee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Class A Ordinary Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Class A Ordinary Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Class A Ordinary Shares directly to such brokerage firm in order to complete the sale transaction; (iv) cashless election; or (v) any combination of the foregoing methods of payment.

No Class A Ordinary Shares shall be delivered under the Plan to any optionee or other person until such optionee or other person has made arrangements acceptable to the board of directors or Committee for the satisfaction of any national, provincial or local income and employment tax withholding obligations. Upon exercise of an option the Company shall have the right, but not the obligation (except as required by applicable law), to withhold or collect from optionee an amount sufficient to satisfy such tax obligations. The optionee will be solely responsible for his/her own tax obligations.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan.    The board of directors may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable laws, or if such amendment would adversely affect the right of any participant under any agreement in any material way without the written consent of the participant. No option may be granted during any suspension of the Plan or after termination of the Plan. No suspension or termination of the Plan shall adversely affect any rights under options already granted to an optionee. The Plan shall become effective on the date of the Company’s contemplated initial public offering is effective. It shall continue in effect for a term of ten (10) years unless sooner terminated or unless renewed for another period not to exceed ten (10) years pursuant to shareholder approval.

Notwithstanding the foregoing, neither the Plan nor any outstanding option agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No option may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.

RELATED PARTY TRANSACTIONS

The following is a description of transactions that occurred during the past three fiscal years and up to the date hereof, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

a.      Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	December 31, 2021 (Unaudited)	June 30, 2021	June 30, 2020
Mrs. Duanrong Liu	Shareholder, Chief Operating Officer, and Director	$212,828	$96,955	$488,207
Mr. Lei Xia	Shareholder, Chief Executive Officer, and Chairman	48,474	68,687	260,799
Other shareholders	Shareholders of the Company	101,510	133,089	822,860
Total due to related parties		$362,812	$298,731	$1,571,866

As of December 31, 2021, June 30, 2021 and 2020, the balance due to related parties was loan advance from the Company’s shareholders and was used as working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

b.      Loan guarantee provided by related parties

In connection with the Company’s short-term borrowings from the PRC banks, the Company’s controlling shareholder and Chief Executive Officer and several other shareholder jointly signed guarantee agreements by pledging their personal properties with the banks to secure the bank loans. The Company also incurred loan origination fees of $290,684, $269,740 and $396,048 as of December 31, 2021, June 30, 2021 and 2020 respectively, to be paid to these related parties for providing such loan guarantees.

c.      Consulting service arrangement with former VIE

On December 15, 2021, the Company terminated the VIE agreements with Pai Ming Shenzhen. On January 22, 2022, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen, pursuant to which Pai Ming Shenzhen agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push, etc. over a one-year period, and ICZOOM WFOE has agreed to pay Pai Ming Shenzhen with a base monthly fixed fee of RMB100,000 and additional service fee based on the service performance of Pai Ming Shenzhen. After the termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother is one of the shareholders of Pai Ming Shenzhen. On April 19, 2022, the COO’s brother transferred all of his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the Company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions.

Contractual Arrangements with the VIE and its Shareholders

See “Corporate History and Structure — Historical Contractual Arrangements.”

Employment Agreements

See “Executive Compensation — Employment Agreement.”

Policies and Procedures for Related Party Transactions

Our board of directors will create an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our Class A Ordinary Shares (including Class A Ordinary Shares issuable upon the conversion of outstanding Class B Ordinary Shares) and as adjusted to reflect the sale of the Class A Ordinary Shares offered by us in our initial public offering, for:

•        each shareholder known by us to be the beneficial owner of more than 5% of our outstanding Class A Ordinary Shares or Class B Ordinary Shares;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

The beneficial ownership of our Class A Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, and includes the Class A Ordinary Shares issuable upon the conversion of the outstanding Class B Ordinary Shares and the Class A Ordinary Shares issuable pursuant to share options that are exercisable within 60 days of the date of this prospectus. Class A Ordinary Shares issuable pursuant to share options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. As of the date of this prospectus, there were 1,920,348 Class A Ordinary Shares issuable pursuant to share options exercisable within 60 days thereof, 920,348 of which will be exercisable immediately after the IPO.

The percentage of beneficial ownership owned prior to the Offering is based on 9,993,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares outstanding as of the date of this prospectus. Except as otherwise set forth in the footnotes to the table below, the percentage of beneficial ownership owned after the Offering is based on: 14,393,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares outstanding after we close on [•] offering amount, assuming no exercise of the over-allotment option by the underwriters.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Class A Ordinary Shares and Class B Ordinary Shares listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ICZOOM, Room 102, Technology Bldg., International e-Commerce Industrial Park, 105 Meihua Road, Futian, Shenzhen China, 518000.

Name and Address of Beneficial Owner(1)	Beneficial Ownership Prior to the Offering				Beneficial Ownership After the Offering
	Class A Ordinary Shares		Class B Ordinary Shares		Class A Ordinary Shares		Class B Ordinary Shares
	Shares	% Total Voting Power*	Shares	% Total Voting Power*	Shares	% Total Voting Power*	Shares	% Total Voting Power*
Directors and Named Executive Officers
Lei Xia(1)(3)	—	—	3,939,000	45.49%	—	—	3.939,000	43.29%
Duanrong Liu(2)(4)	—	—	3,720,000	42.96%	—	—	3,720,000	40.89%
Qiang He	—	—	—	—	—	—	—	—
Wei Xia	—	—	—	—	—	—	—	—
Qi (Jeff) He	—	—	—	—	—	—	—	—
Tianshi (Stanley) Yang	—	—	—	—	—	—	—	—
All executive officers as a group (6 persons)	—	—	7,659,000	88.46%	—	—	7,659,000	84.18%
5% Shareholders
Yaqin Shi	1,000,000	1.15%	—	—	—	—	—	—
Express Wide Limited	1,112,500	1.29%	—	—	—	—	—	—
Xuyan Development Limited(3)	—	—	3,439,000	39.71%	—	—	3,439,000	37.80%
Forerunner Universal Limited(4)	—	—	3,270,000	37.77%	—	—	3,270,000	35.95%

____________

*        Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. According to our charter, each Class A Ordinary Shares entitles to 1 vote and each Class B Ordinary Share entitles to 10 votes.

*        Unless otherwise indicated, the business address of each of the individuals is ICZOOM, Room 102, Technology Bldg., International e-Commerce Industrial Park, 105 Meihua Road, Futian, Shenzhen China, 518000.

(1)      Mr. Lei Xia is the Chief Executive Officer and the Chairman of the board of directors of ICZOOM.

(2)      Ms. Ruanrong Liu is the Chief Operating Officer and the Director of ICZOOM.

(3)      Xuyuan Development Limited is a limited liability company incorporated under the British Virgin Islands laws and wholly owned by Mr. Lei Xia. The address of the business is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Xuyuan Development Limited is Mr. Lei Xia.

(4)      Forerunner Universal Limited is a limited liability company incorporated under the British Virgin Islands laws and wholly owned by Ms. Duanrong Liu. The address of the business is Tricor Services (BVI) Limited, 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Forerunner Universal Limited is Ms. Duanrong Liu.

As of the date of this prospectus, there were 88 holders of record entered in our share register, none of which are in the host country of Cayman Islands. There is no any portion of each class of shares held in the host country of Cayman Islands. The number of individual holders of record is based exclusively upon our share register and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in our company.

As the date of this prospectus, no other shareholder beneficially owns more than 5% of our shares. Our company is not owned or controlled directly or indirectly by any government or by any corporation or by any other natural or legal person severally or jointly. Our major shareholders do not have any special voting rights.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, the Companies Act, the common law of the Cayman Islands and rules and regulations of the stock exchange on which are shares are traded.

As of the date of the prospectus, the authorized share capital of the Company is $5,600,000 consisting of 60,000,000 Class A Ordinary Shares, par value $0.08 each and 10,000,000 Class B Ordinary Shares, par value $0.08 each. As of the date of this prospectus, 9,993,743 Class A Ordinary Shares and 7,659,000 Class B Ordinary Shares are issued and outstanding. All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Immediately upon the completion of the Offering, there will be 14,393,743 Class A Ordinary Shares outstanding, respectively; if the Class B Ordinary Shares are converted, there will be 22,052,743 outstanding following the Offering, respectively. If the underwriter exercises its overallotment option in full, there would be 660,000 more Class A Ordinary Shares outstanding in each case.

Ordinary Shares

The following are summaries of material provisions of our amended and restated memorandum and articles of association, corporate governance policies and the Companies Act insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands. The purposes of the company are not addressed in our amended and restated memorandum and articles of association.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of amended and restated memorandum and articles of association, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to ten votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the amended and restated memorandum and articles of association, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis. There are no provisions in our amended and restated articles of association that would limit the lifespan of the Class B Ordinary Shares, and the holders of Class B Ordinary Shares are able to hold their Class B Ordinary Shares for any period of time (subject to mandatory automatic conversions in certain circumstances as set forth herein).

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our amended and restated memorandum and articles of association.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to ten votes, and each Class A Ordinary Share is entitled to one vote, voting together as one class. Voting at any shareholders’ meeting shall be decided on a poll as set forth in the amended and restated memorandum and articles of association.

In the case of an equality of votes, the chairman of the meeting shall be entitled to a casting vote. Actions that may be taken at a general meeting also may be taken by a resolution in writing by simple majority of the shareholders in writing entitled to vote in respect of an ordinary resolution, or a unanimous resolution of all the shareholders in writing in respect of a special resolution.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members present in person or by proxy holding not less than one-third of all votes attaching the shares in the Company, shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the amended and restated memorandum and articles of association.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment. In the event of any sale, transfer, assignment or disposition of any Class B Ordinary Shares to any person other than the permitted transferees, such Class B Ordinary Shares shall automatically convert into fully paid and nonassessable Class A Ordinary Shares on a one to one ratio. The permitted transferees shall mean any person who is the original beneficial holder of the Class B Ordinary Shares and a founder of our Company (unless otherwise adjusted in the amended and restated memorandum and articles of association). For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition, unless and until any such pledge, charge, encumbrance or other third party right is enforced and any person who is not the permitted transferee would be registered as holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

Any future issuances of Class B Ordinary Shares may be dilutive to the voting power of the holders of Class A Ordinary Share. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares and may result in a dilution of the voting power of the holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”).

Issuance of Additional Shares

Our amended and restated memorandum and articles of association authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our amended and restated memorandum and articles of association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the Memorandum and Articles relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•        limit the ability of shareholders to requisition and convene general meetings of shareholders. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. However, our amended and restated memorandum and articles of association provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the amended and restated memorandum and articles of association were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than five days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to all of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company that does not hold a license to carry on business in the Cayman Islands:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

•        may not issue negotiable or bearer shares but may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, which:

(i)     distinguishes each share by its number (so long as the share has a number);

(ii)    confirms the amount paid, or agreed to be considered as paid on the shares of each member;

(iii)   confirms the number and category of shares held by each member; and

(iv)   confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Representatives’ Warrants

Please see “Underwriting — Representatives’ Warrants” below for a full description of the warrants (and shares underlying such warrants) that we are issuing to the Representative of the Underwriter in connection with this Offering.

Differences in Corporate Law between Cayman and Delaware Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Act permits a merger of two or more constituent companies incorporated under Cayman Islands law and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger, a plan of merger or consolidation is required to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights entitled by virtue of that person holding shares save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent 75% in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of not less than 90% of the shares affected within four months, the offer may, within a two-month period commencing on the expiration of such four months period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•        a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•        the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs, expenses, actions, proceedings, charges or liabilities incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we will enter into indemnification agreements with our directors and executive officers prior to the effectiveness of this prospectus that provide such persons with additional indemnification prior to the effectiveness of this prospectus beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters requiring a special resolution by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding not less than 1/3 of all voting power of our (paid up) share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders other rights to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings although our Memorandum and Articles provide for same.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but amended and restated memorandum and articles of association do not provide for cumulative voting.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed, by the directors or by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. Our amended and restated memorandum and articles of association, as well as our Code of Business Conduct and Ethics that applies to our officers, directors and employees outlines how to handle these types of transactions and other potential conflicts of interest.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act a company may be dissolved, liquidated or wound up by a special resolution of our shareholders; and under our amended and restated memorandum and articles of association, our Directors have power to present a winding up petition in the name of the Company and/or to apply for the appointment of provisional liquidators in respect of the Company.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, each of our Memorandum of Association and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Lock-up Agreements

In connection with this Offering, all of our directors and executive officers and holders of five percent or more of the ordinary share on a fully diluted basis immediately prior to the consummation of this offering, have signed lock-up agreements which, subject to certain exceptions, prevent them from selling or otherwise disposing of any of our shares, or any securities convertible into or exercisable or exchangeable for shares for a period of not less than 180 days from the effective date of this prospectus (each, a “Lock Up Period”), without the prior written consent of the underwriters. The underwriters may in their sole discretion and at any time without notice (except in the case of officers and directors) release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock Up Period. When determining whether or not to release shares from the lock-up agreements, the underwriters may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

Shares Held for Six Months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of this Offering, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Class A Ordinary Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our Company or from an affiliate of our Company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfilment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

•        1% of the number of Class A Ordinary Shares then outstanding; or

•        the average weekly trading volume of our Class A Ordinary Shares on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The six-month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the 90 days preceding such date.

Shares Held by Non-Affiliates for One Year

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this Offering.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a ‘data controller’, whilst certain of the company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, no public market existed for our Class A Ordinary Shares. We cannot assure you that a liquid trading market for our ordinary shares will develop on NASDAQ or be sustained after this Offering. Once approved for listing on NASDAQ, sales of substantial amounts of our Class A Ordinary Shares following this Offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our Class A Ordinary Shares and could impair our future ability to obtain capital, especially through an offering of equity securities.

We will have an aggregate of 14,393,743 Class A Ordinary Shares (or up to 15,037,603 Class A Ordinary Shares if the over-allotment option is exercised in full) outstanding immediately upon the closing of this Offering.

Of these shares, the 4,400,000 Class A Ordinary Shares sold in this Offering by us will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining 9,993,743 Class A Ordinary Shares, representing approximately 56.61% of our outstanding shares, will be held by our existing shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below for our officers, directors and greater than 5% shareholders, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements described below, and the provisions of Rules 144 under the Securities Act, the restricted securities will be available for sale in the public market.

We also agreed to register up to 264,000 Class A Ordinary Shares underlying the Representatives’ Warrants. Once exercised, of which there can be no guarantee, subject to the relative lock up period described elsewhere in this prospectus, those Class A Ordinary Shares shall be freely tradable without restriction or further registration under the Securities Act.

Upon expiration of the respective lock-up periods after the date of this prospectus, outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.

Days After Date of this Prospectus	Shares Eligible for Sale		Comment
Upon Effectiveness	5,060,000		Freely tradable shares sold in the Offering.
90 days	[•]	*	Shares saleable under Rule 144 and after expiration of the lock-up.
Six months	[•]	**	Shares saleable under Rule 144 and after expiration of the lock-up.

____________

*        Up to an additional [•] Class A Ordinary Shares are therefore subject to such lock-up period if so issued.

**      Up to an additional 264,000 Class A Ordinary Shares underlying the Representatives’ Warrants fit into this category, if and upon exercise of same.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

Shares Held for Six Months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of this Offering, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned our Class A Ordinary Shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from our Company or from an affiliate of our Company as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us. In the case of an affiliate shareholder, the right to sell is also subject to the fulfilment of certain additional conditions, including manner of sale provisions and notice requirements, and to a volume limitation that limits the number of shares to be sold thereby, within any three-month period, to the greater of:

•        1% of the number of our ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this Offering; or

•        the average weekly trading volume in our ordinary shares on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

The six-month holding period of Rule 144 does not apply to sales of unrestricted securities. Accordingly, persons who hold unrestricted securities may sell them under the requirements of Rule 144 described above without regard to the six-month holding period, even if they were considered our affiliates at the time of the sale or at any time during the 90 days preceding such date.

Shares Held by Non-Affiliates for One Year

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this Offering.

Lock-up Agreements

See “Description of Share Capital — Lock-up Agreements” for a description of the lock up agreement imposed upon certain of our shareholders.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel. To the extent that the discussion relates to matters of U.S. Federal Income Taxation, it represents the opinion of Messina Madrid Law P.A., our U.S. counsel. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of Hong Kong tax law, it represents the opinion of Angela Ho & Associates, our Hong Kong counsel.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

Material PRC Income Tax Considerations

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax rate of 25% on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

We do not believe that ICZOOM meets all of the conditions required for PRC resident enterprise. The Company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

However, if the PRC tax authorities determine that ICZOOM is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, the tax rate is reduced to 5% for dividends if relevant conditions are met. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within the PRC.

It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, ICZOOM, is not deemed to be a PRC resident enterprise, our shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee would be obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7, and we may be required to expend valuable resources to comply with Bulletin 37, or to establish that we should not be taxed under Circular 7 and Bulletin 37.

Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Hong Kong Taxation

Our subsidiaries incorporated in Hong Kong are subjected to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on or after April 1, 2018, the two-tiered profits tax rates regime took effect, under which the profits tax rate is 8.25% on assessable profits of the first HK$2 million and 16.5% on any assessable profits in excess of HK$2 million. For connected entities, as is the case of our four Hong Kong subsidiaries, ICZOOM HK, Ehub, Hjet HK and Components Zone HK, only one of the connected entities can elect to be charged at two-tiered profits tax rates. For the years ended June 30, 2020 and 2019, Ehub has elected to be charged at two-tiered profits tax rates, while our other Hong Kong subsidiaries, ICZOOM HK, Hjet HK and Components Zone HK, are still subject to Hong Kong profits tax rate at 16.5% of taxable income earned in Hong Kong. Hong Kong does not impose a withholding tax on dividends.

Material U.S. Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our Class A Ordinary Shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares is not described as a U.S. Holder in one of the four bullet points above and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Class A Ordinary Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        banks;

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers who have elected mark-to-market accounting;

•        tax-exempt entities (including private foundations);

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5% or more of our voting shares;

•        persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•        persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        persons holding our Ordinary Shares through a Trust.

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.      The actual days in the United States in the current year; plus

2.      One-third of his or her days in the United States in the immediately preceding year; plus

3.      One-sixth of his or her days in the United States in the second preceding year.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (or “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Class A Ordinary Shares

Taxation of Distributions Paid on Class A Ordinary Shares

Subject to the passive foreign investment company (or “PFIC”), rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Class A Ordinary Shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. With respect to corporate U.S. Holders, dividends on our shares will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends on our shares will be taxed at the lower long-term capital gains rate applicable to qualified dividend income (see “Taxation — Taxation on the Disposition of Class A Ordinary Shares” below), provided that (1) our Class A Ordinary Shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese

“resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Tax Treaty,” (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. U.S. Holders should consult their own tax advisors regarding the tax treatment of any dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

If PRC taxes apply to dividends paid to a U.S. Holder on our Class A Ordinary Shares, such U.S. Holder may be entitled to a reduced rate of PRC tax under the U.S-PRC Tax Treaty. In addition, such PRC taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Class A Ordinary Shares

Upon a sale or other taxable disposition of our Class A Ordinary Shares, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in U.S. dollars and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares. Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations. If PRC taxes would otherwise apply to any gain from the disposition of our Class A Ordinary Shares by a U.S. Holder, such U.S. Holder may be entitled to a reduction in or elimination of such taxes under the U.S.-PRC Tax Treaty. Any PRC taxes that are paid by a U.S. Holder with respect to such gain may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations that could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation, as defined in Section 1297(a) of the US Internal Revenue Code, will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Based on our current composition and assets, we do not expect to be treated as a PFIC under the current PFIC rules. Our PFIC status, however, will not be determinable until after the end of each taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (or “QEF”), election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Class A Ordinary Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Class A Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our Class A Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of a PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Class A Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Class A Ordinary Shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Class A Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its Class A Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our Class A Ordinary Shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Class A Ordinary Shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our Class A Ordinary Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our Class A Ordinary Shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b)is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Individual U.S. Holders may be required to report ownership of our Class A Ordinary Shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if (1) the Class A Ordinary Shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the Class A Ordinary Shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds US$50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to Class A Ordinary Shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our Class A Ordinary Shares are advised to consult with their own tax advisors concerning all such reporting requirements.

ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in the Cayman Islands in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and officers (except one independent director nominee) are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Robinson & Cole LLP, located at Chrysler East Building, 666 Third Avenue, 20th floor, New York, NY 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, Angela Ho & Associates, our counsel as to Hong Kong law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, Hong Kong and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been informed by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty; and

(e)     was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Angela Ho & Associates, has further advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, the judgment is for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the judgment is a final and conclusive and has not been stayed or satisfied in full, the judgment is from a competent court, the judgment was not obtained by fraud, misrepresentation or mistake nor obtained in proceedings which contravenes the rules of natural justice and the enforcement of the judgment is not contrary to public policy in Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Prime Number Capital, LLC, referred herein as Representatives, have severally agreed to purchase from us on a firm commitment basis the following respective number of Class A Ordinary Shares at an Offering Price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Class A Ordinary Shares
Prime Number Capital, LLC	[•]
Shengang Securities Company Limited	[•]
Total	4,400,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Class A Ordinary Shares being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Class A Ordinary Shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the Registration Statement, to purchase up to 660,000 additional Class A Ordinary Shares at the Offering Price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional Class A Ordinary Shares as the number of Class A Ordinary Shares to be purchased by it in the above table bears to the total number of Class A Ordinary Shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional Class A Ordinary Shares to the underwriters to the extent the option is exercised. If any additional Class A Ordinary Shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Commission and Expenses

The underwriters will receive a commission equal to between $[•] and $[•], representing 4% or 7.5% of the gross proceeds to be raised in this offering, respectively, such amounts representing the lowest commission rate (company introduced investors) on an offering with no exercise of the overallotment option or the highest commission rate (underwriter introduced investors) on an offering with full exercise of the overallotment option. We have been advised by the Representatives that the underwriters propose to offer the Class A Ordinary Shares to the public at the Offering Price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[•] per share under the Offering Price of $[•] per share. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[•] per share to other dealers. After the Offering, the Representatives may change the Offering Price and other selling terms.

The following table shows, the per share and maximum total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds to us, before expenses. Solely for purposes of the below table, the aggregate amounts shown for the 7.5% and 4% underwriting discount and commissions reflect the assumption that 100% of shares are sold with the respective commission. By contrast, the assumed proceeds to us before expenses reflects the assumption that half of the offering will be sold with a 7.5% commission and half of the offering will be sold with a 4% commission, for an aggregate rate of 5.75%.

	Per Class A Ordinary Share		Total (No Overallotment)		Total (Full Overallotment)
Initial public offering price	$	[•]	$	[•]	$	[•]
Underwriting discount and commissions (7.5%) for sales to investors introduced by the underwriter(1)	$	[•]	$	[•]	$	[•]
Underwriting discount and commissions (4.0%) for sales to investors introduced by us(1)	$	[•]	$	[•]	$	[•]
Assumed proceeds to us, before expenses	$	[•]	$	[•]	$	[•]

____________

(1)      Offering amounts for underwriter- and company-introduced investors assume sale of 100% of shares at each respective commission rate. Assumed proceeds presumes the sale of half of offered shares at 7.5% commission and half at 4.0% commission rates. The fees do not include the Representatives’ Warrants or expense reimbursement as described below.

We have agreed to pay the underwriter a non-accountable expense allowance of $150,000 at the closing of the Offering. In addition, we have agreed to reimburse the Representatives up to a maximum allowance of $190,000 for certain out-of-pocket expenses they incur in connection with this offering, including, but not limited to, filing offering materials with the Financial Industry Regulatory Authority, or FINRA, background checks, “road show” expenses, costs of book-building, prospectus tracking and compliance software and the fees and disbursements of its counsel, accountants and other agents and representatives. We have delivered to the Representatives, an amount of $50,000 (by wire transfer of immediately available funds) as an advance against reasonably anticipated out-of-pocket expenses, which shall be applied towards the maximum expense allowance and returned to us to the extent not offset by actual out-of-pocket expenses. Upon the underwriter’s receipt of a “no objections letter” from FINRA, we will also deliver to the Representatives an additional $50,000 advance against such actual out-of-pocket expenses.

We estimate that expenses payable by us in connection with the offering of our shares, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $[•] million.

Representatives’ Warrants

We have also agreed to issue to Representatives the Representatives’ Warrants to purchase a number of our Class A Ordinary Shares equal to an aggregate of 6% of the Class A Ordinary Shares sold in this offering. The Representatives’ Warrants will have an exercise price equal to 125% of the Offering Price of the shares sold in this offering and may be exercised on a cashless basis. The Representatives’ Warrants are exercisable commencing six (6) months after the effective date of the Registration Statement related to this Offering, and will be exercisable for five years after the effective date of the Registration Statement related to this Offering. The Representatives’ Warrants are not redeemable by us. We have registered the Representatives’ Warrants and underlying Class A Ordinary Shares in connection with this Offering. In the event this registration were to become unavailable, we have also agreed to (i) a one-time demand registration of the Class A Ordinary Shares underlying the Representatives’ Warrants at our expense and (ii) one additional demand registration of the Class A Ordinary Shares underlying the Representatives’ Warrants at the expense of the holders of the Representatives’ Warrants, such demand rights expire five years from the effective date of the Registration Statement. We have agreed to unlimited “piggyback” registration rights at our expense for the term of the Representatives’ Warrants. The Representatives’ Warrants and the Class A Ordinary Shares underlying the Representatives’ Warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representatives’ Warrants or the securities underlying the Representatives’ Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representatives’ Warrants or the underlying securities for a period of 6 months from the effective date of the Registration Statement related to this Offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representatives’ Warrants will provide for adjustment in the number and price of such

Representatives’ Warrants (and the Class A Ordinary Shares underlying such Representatives’ Warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors and holders of five percent or more of the ordinary share on a fully diluted basis immediately prior to the consummation of this offering will agree not to sell, contract to sell, encumber, grant any option for the sale or otherwise dispose of any ordinary shares for a period of 180 days from the effective date of this prospectus without the prior written consent of the Representatives.

In addition, the underwriting agreement provides that we will not, for a period of six months following the closing of the offering of the Class A Ordinary Shares, offer, sell or distribute any of our securities, without the prior written consent of the Representatives.

Listing

We have applied for the listing of our Class A Ordinary Shares on the NASDAQ Capital Market under the symbol “IZM” We make no representation that such application will be approved or that the Class A Ordinary Shares will trade on such market either now or at any time in the future.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Representatives or by their affiliates. Other than the prospectus in electronic format, the information on the Representatives’ websites and any information contained in any other websites maintained by the Representatives is not part of this prospectus or the Registration Statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representatives in their capacity as underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of Class A Ordinary Shares in excess of the number of Class A Ordinary Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A Ordinary Shares over-allotted by the underwriters is not greater than the number of Class A Ordinary Shares that may be purchased in the over-allotment option. In a naked short position, the number of Class A Ordinary Shares involved is greater than the number of Class A Ordinary Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing Class A Ordinary Shares in the open market.

•        Syndicate covering transactions involve purchases of Class A Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A Ordinary Shares to close out the short position, the underwriters will consider, among other things, the price of Class A Ordinary Shares available for purchase in the open market as compared to the price at which it may purchase Class A Ordinary Shares through the over-allotment option. If the underwriters sell more Class A Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or retarding a decline in the market price of our securities. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this Offering, there has been no public market for our securities and the Offering Price for our Class A Ordinary Shares will be determined through negotiations between us and the Representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the Offering Price will correspond to the price at which our Class A Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Class A Ordinary Shares will develop and continue after this offering.

Other Terms

In addition, if this Offering is terminated, then for a period of twelve (12) months following such termination, if we complete a closing of a transaction in which we or one of our subsidiaries or holding entities, sells securities in an offering similar to this Offering, we have agreed that the underwriter will be entitled to 30% of the compensation payable to the Representatives in this Offering.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Class A Ordinary Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Canada

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Class A Ordinary Shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Class A Ordinary Shares in the Cayman Islands.

Hong Kong

The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document which contains an invitation or offer relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than, inter alia, with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Other Relationships

The underwriters and their respective affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except for services provided in connection with this Offering, none of the underwriters have provided any financing, investment and/or advisory services to us during the 180 day period preceding the initial filing of the Registration Statement related to this Offering, and as of the date of this prospectus, we do not have any agreement or arrangement with any of the underwriters to provide any of such services during the 90 day period following the effective date of the Registration Statement related to this Offering.

EXPENSES OF THE OFFERING

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$3,999
FINRA filing fee	$5,998
NASDAQ listing fee	$50,000
Legal fees and expenses	$501,573
Underwriter out-of-pocket expenses	$190,000
Accounting fees and expenses	$94,440
Printing fees and expenses	$52,500
Miscellaneous	$24,470
Total	$922,980

LEGAL MATTERS

Certain matters as to U.S. federal law and New York State Law in connection with this offering will be passed upon for us by Robinson & Cole LLP, New York, New York. The validity of the shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Certain legal matters relating to the offering as to Hong Kong Law and Chinese law will be passed upon for us by Angela Ho & Associates, our counsel as to Hong Kong law, and Han Kun Law Offices, our counsel as to Chinese law, respectively. Messina Madrid Law P.A. is acting as the U.S. tax counsel to us in connection with this initial public offering. The underwriter is being represented by Kaufman & Canoles, P.C., Richmond, Virginia, as to United States federal securities and New York State law matters and by Grandall Law Firm as to Chinese law, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

Financial statements as of June 30, 2021 and 2020, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Friedman LLP an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement under the Securities Act relating to this Offering of our Class A Ordinary Shares. This prospectus does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

You may read and copy the Registration Statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Upon completion of this Offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year.

We maintain a corporate website www.iczoomex.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ICZOOM GROUP INC. AND SUBSIDIARIES

ICZOOM GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2021	June 30, 2021
ASSETS
CURRENT ASSETS:
Cash	$1,078,338	$3,196,683
Restricted cash	2,048,445	3,611,507
Short-term investments	1,568	928,800
Notes receivable	18,000	18,000
Accounts receivable, net	66,531,550	68,064,235
Inventories, net	1,152,073	2,463,465
Advances to suppliers	6,505,480	6,644,093
Prepaid expenses and other current assets	2,486,331	1,996,726
TOTAL CURRENT ASSETS	79,821,785	86,923,509

Property and equipment, net	53,144	56,966
Intangible assets, net	440,204	490,536
Other noncurrent assets	6,347	7,283
Deferred tax assets	39,817	31,713
TOTAL ASSETS	$80,361,297	$87,510,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$10,059,776	$15,067,938
Short-term borrowings- third-party loans	700,000	370,000
Notes payable	1,500,000	1,500,035
Accounts payable	50,278,896	54,444,986
Deferred revenue	5,024,973	5,390,649
Due to related parties	362,812	298,731
Taxes payable	2,906,407	2,300,685
Accrued expenses and other current liabilities	336,184	723,690
TOTAL CURRENT LIABILITIES	71,169,048	80,096,714

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.08 par value, 70,000,000 shares authorized, 17,652,743 shares issued and outstanding as of December 31 and June 30, 2021*:
Class A shares, 60,000,000 shares authorized, 9,993,743 shares issued and outstanding	799,499	799,499
Class B shares, 10,000,000 shares authorized, 7,659,000 shares issued and outstanding	612,720	612,720
Additional paid-in capital	14,606,138	14,600,143
Statutory reserve	538,750	538,750
Accumulated deficit	(8,465,345)	(9,364,684)
Accumulated other comprehensive income	1,100,487	226,865
TOTAL SHAREHOLDERS’ EQUITY	9,192,249	7,413,293
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,361,297	$87,510,007

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Six months ended December 31,
	2021	2020
Revenue
Sales of electronic components, net of sales taxes and value added taxes	$138,531,453	$126,881,524
Service commission fees, net of sales taxes and value added taxes	1,993,615	785,445
Total revenue	140,525,068	127,666,969
Cost of revenue	136,299,375	123,724,704
Gross profit	4,225,693	3,942,265

OPERATING EXPENSES
Selling expenses	921,587	861,088
General and administrative expenses	1,487,099	1,275,800
Total operating expenses	2,408,686	2,136,888
INCOME FROM OPERATIONS	1,817,007	1,805,377

OTHER INCOME (EXPENSE)
Foreign exchange transaction gain (loss)	(14,213)	1,133,406
Interest expense	(236,444)	(359,088)
Short-term investment income	23,981	32,882
Subsidy income	181,086	161,740
Loss from termination of the VIE agreements	(205,250)	—
Other expense, net	(86,716)	(135,357)
Total other income (expenses), net	(337,556)	833,583
INCOME BEFORE INCOME TAX PROVISION	1,479,451	2,638,960
PROVISION FOR INCOME TAXES	374,863	628,514
NET INCOME	1,104,588	2,010,446
Foreign currency translation adjustments	873,622	474,498
TOTAL COMPREHENSIVE INCOME	$1,978,210	$2,484,944

EARNINGS PER ORDINARY SHARE:
– BASIC	$0.06	$0.11
– DILUTED	$0.06	$0.10

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*:
– BASIC	17,652,743	17,652,743
– DILUTED	19,529,883	19,529,910

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED DECEMBER 31, 2021 AND 2020
(UNAUDITED)

	Ordinary Shares, $0.08 par*				Additional Paid-in Capital	Statutory Reserve	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Class A Shares	Amount	Class B Shares	Amount
Balance, June 30, 2020	9,993,743	$799,499	7,659,000	$612,720	$14,045,745	$490,200	$(11,950,700)	$(824,145)	$3,173,319
Employee common share options	—	—	—	—	308,567	—	—	—	308,567
Net income for the period	—	—	—	—	—	—	2,010,446	—	2,010,446
Foreign currency translation adjustment	—	—	—	—	—	—	—	474,498	474,498
Balance, December 31, 2020	9,993,743	$799,499	7,659,000	$612,720	$14,354,312	$490,200	$(9,940,254)	$(349,647)	$5,966,830
Balance, June 30, 2021	9,993,743	$799,499	7,659,000	$612,720	$14,600,143	$538,750	$(9,364,684)	$226,865	$7,413,293
Employee common share options	—	—	—	—	161,096	—	—	—	161,096
Net income for the period	—	—	—	—	—	—	1,104,588	—	1,104,588
Effect of termination of the VIE	—	—	—	—	(155,101)	—	(205,249)	—	(360,350)
Foreign currency translation adjustment	—	—	—	—	—	—	—	873,622	873,622
Balance, December 31, 2021	9,993,743	$799,499	7,659,000	$612,720	$14,606,138	$538,750	$(8,465,345)	$1,100,487	$9,192,249

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,104,588	$2,010,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,572	114,169
Amortization of debt issuance costs	84,095	89,270
Amortization of share-based compensation	161,096	308,567
Deferred income tax benefits	(7,760)	—
Unrealized exchange gain/loss	166,912	128,708
Loss from termination of the VIE agreements	205,250	—
Changes in operating assets and liabilities:
Notes receivable	—	1,016,400
Accounts receivable	2,389,739	(9,164,660)
Inventories	1,328,520	104,659
Advances to suppliers	138,623	(478,043)
Prepaid expenses and other current assets	(457,815)	(283,299)
Accounts payable	(4,366,567)	7,266,821
Deferred revenue	(412,749)	108,150
Taxes payable	577,378	1,051,536
Accrued expenses and other current liabilities	(983,728)	750,233
Net cash provided by operating activities	16,154	3,022,957

Cash flows from investing activities:
Purchase of property and equipment	(10,124)	(9,925)
Purchase of intangible assets	(1,485)	(20,402)
Purchase of short-term investments	(14,625,930)	(20,765,971)
Proceeds upon maturity of short-term investments	15,554,979	20,458,147
Net cash provided by (used in) investing activities	917,440	(338,151)

Cash flows from financing activities:
Proceeds from short-term bank loans	15,053,570	15,769,052
Repayments of short-term bank loans	(20,200,000)	(15,800,000)
Proceeds from loans payable to third-parties	700,000	—
Repayments from loans payable to third-parties	(370,000)	—
Proceeds from banker’s acceptance notes payable	1,500,000	—
Repayment of banker’s acceptance notes payable	(1,500,035)	—
Proceeds from borrowings from related parties	448,238	150,000
Repayment of related party borrowings	(589,396)	(1,173,224)
Net cash used in financing activities	(4,957,623)	(1,054,172)
Effect of exchange rate fluctuation on cash and restricted cash	342,622	(423,062)
Net (decrease) increase in cash and restricted cash	(3,681,407)	1,207,572
Cash and restricted cash at beginning of period	6,808,190	2,698,827
Cash and restricted cash at end of period	$3,126,783	$3,906,399

Supplemental cash flow information
Cash paid for income taxes	$56,593	$130,488
Cash paid for interest	$236,444	$359,088

ICZOOM GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(UNAUDITED)

The following tables provide a reconciliation of cash and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the unaudited condensed consolidated statement of cash flows:

	December 31, 2021	December 31, 2020
Cash, end of this period	$1,078,338	$3,906,399
Restricted cash, end of this period	2,048,445	—
Total cash and restricted cash, end of this period	$3,126,783	$3,906,399
	June 30, 2021	June 30, 2020
Cash, beginning of this period	$3,196,683	$2,615,843
Restricted cash, beginning of this period	3,611,507	82,984
Total cash and restricted cash, beginning of this period	$6,808,190	$2,698,827

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

ICZOOM Group Inc. (“ICZOOM” or the “Company”), through its wholly-owned subsidiaries, is engaged in sales of electronic components to customers in the People’s Republic of China (“PRC”). Major electronic components purchased from suppliers and then sold to customers through the Company’s online platform include: integrated circuit, discretes, passive components, optoelectronics, electromechanical, Maintenance, Repair and Operations (“MRO”), design tools, etc. These electronic components are primarily used by customers in the consumer electronic industry, automotive electronics, industry control segment with primary target customers being China-based small and medium-sized enterprises. In addition, the Company also provides customs clearance, temporary warehousing, logistic and shipping services to customers to earn service commission fees.

Organization

ICZOOM, formerly known as Horizon Business Intelligence Co., Limited, was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on June 18, 2015 and changed to its current name on May 3, 2018.

ICZOOM owns 100% of the equity interests of the following four subsidiaries incorporated in accordance with the laws and regulations in Hong Kong: (1) Iczoom Electronics Limited (“ICZOOM HK”) was incorporated on May 22, 2012; (2) Ehub Electronics Limited (“Ehub”) was incorporated on September 13, 2012; (3) Hjet Industrial Corporation Limited (“Hjet HK”) was incorporated on August 6, 2013 and (4) Components Zone International Limited (‘Components Zone HK”) was incorporated on May 19, 2020. ICZOOM HK, Ehub and Hjet HK are primarily engaged in purchases and distribution of electronic components from overseas suppliers, and Components Zone HK is a holding company with no activities.

On September 17, 2020, Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise of Components Zone HK.

ICZOOM, Components Zone HK and ICZOOM WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the chairman of the Board of Directors who is also the Chief Executive Officer (“CEO”) of the Company, and the Chief Operating Officer (“COO”) of the Company, were the controlling shareholders of the following entities: (1) Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”), formed in Shenzhen City, China on November 8, 2013; (2) Shenzhen Hjet Supply Chain Co., Ltd. (“Hjet Supply Chain”), formed in Shenzhen City, China on July 3, 2006; (3) Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd. (“Heng Nuo Chen”), formed in Shanghai City, China on March 25, 2015; (4) Shenzhen Iczoom Electronics Co., Ltd. (“ICZOOM Shenzhen”), formed in Shenzhen City, China on July 20, 2015; (5) Shenzhen Hjet Yun Tong Logistics Co., Ltd. (“Hjet Logtistics”), formed in Shenzhen City, China on May 31, 2013 and (6) Shenzhen Pai Ming Electronics Co., Ltd. (“Pai Ming Shenzhen”), formed in Shenzhen City, China on May 9, 2012. Hjet Shuntong is currently not engaging in any active business operations and merely acting as a holding company. ICZOOM Shenzhen operates the Company’s e-commerce platform to facilitate the sales of electronic components. Hjet Supply Chain handles order fulfilment for e-commerce customers. Heng Nuo Chen and Hjet Logistics are engaged in logistic, shipping and delivery of products to customers. In order to comply with the PRC laws and regulations, Pai Ming Shenzhen holds Internet Content Provider (“ICP”) license to operate the e-commerce platform.

Hjet Shuntong, ICZOOM Shenzhen, Hjet Supply Chain, Heng Nuo Chen and Hjet Logistics are collectively called “ICZOOM Operating Entities”.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Reorganization

A reorganization of the Company’s legal structure (“Reorganization”) was completed on December 14, 2020. The reorganization involved the incorporation of ICZOOM WFOE, the transfer of the 100% equity interest of ICZOOM operating entities to ICZOOM WFOE, and entering into certain contractual arrangements between ICZOOM WFOE and the shareholders of Pai Ming Shenzhen. Consequently, ICZOOM became the ultimate holding company of all the entities mentioned above.

On December 14, 2020, ICZOOM WFOE entered into a series of contractual arrangements with the shareholder of Pai Ming Shenzhen. These agreements include Exclusive Purchase Agreement, Exclusive Business Cooperation Agreement, Share Pledge Agreement, Power of Attorney and Spousal Consent Letter (collectively the “VIE Agreements”). Pursuant to the VIE Agreements, ICZOOM WFOE has the exclusive right to provide Pai Ming Shenzhen with consulting services related to business operations including technical and management consulting services. As a result of our direct ownership in ICZOOM WFOE and the VIE Agreements, Pai Ming Shenzhen was treated as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation, which allowed ICZOOM to consolidate Pai Ming Shenzhen’ operations and financial results in ICZOOM’s consolidated financial statements in accordance with U.S. GAAP. ICZOOM was treated as the primary beneficiary for accounting purposes under U.S. GAAP.

The Company, together with its wholly owned subsidiaries and its VIE, was effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization was considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries, and its VIE has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The unaudited condensed consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities
ICZOOM	June 18, 2015	Cayman Islands	Parent, 100%	Investment holding
ICZOOM HK	May 22, 2012	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Ehub	September 13, 2012	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Hjet HK	August 6, 2013	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Components Zone HK	May 19, 2020	Hong Kong	100%	Investment holding
ICZOOM WFOE	September 17, 2020	PRC	100%	WFOE, Consultancy and information technology support
Hjet Shuntong	November 8, 2013	PRC	100%	Investment holding
Hjet Supply Chain	July 3, 2006	PRC	100%	Order fulfilment
ICZOOM Shenzhen	July 20, 2015	PRC	100%	Sales of electronic components through B2B e-commerce platform

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities
Hjet Logistics	May 31, 2013	PRC	100%	Logistics and product shipping
Heng Nuo Chen	May 25, 2015	PRC	100%	Logistics and product shipping. Deregistered in September 2021
Pai Ming Shenzhen	May 9, 2012	PRC	0%, Former VIE	Holds an EDI license and an ICP License. The VIE agreements has been terminated in December 2021

In order to streamline the Company’s business structure, on August 23, 2021, one of the Company’s subsidiaries, Heng Nuo Chen, completed the deregistration with China’s State Administration of Industry and Commerce. The deregistration of Heng Nuo Chen has no material impact on the Company’s business because Heng Nuo Chen had limited business activities and operation since its inception. Total assets and total liabilities of Heng Nuo Chen as of June 30, 2021 amounted to approximately $5,879 and $325,497, accounted for 0.01% and 0.41% of the Company’s consolidated total assets and liabilities, respectively. Heng Nuo Chen did not generated any revenue since its inception and the accumulated deficit of Heng Nuo Chen as of June 30, 2021 was $305,780, accounted for 3.27% of the Company’s consolidated accumulated deficit. Due to such immateriality, no discontinued operations was reported.

The VIE contractual arrangements

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Prior to December 15, 2021, in order to comply with the PRC laws and regulations, the Company held its Internet Content Provider (“ICP”) license to operate the e-commerce platform, through Pai Ming Shenzhen. Pursuant to the VIE contractual arrangements, neither the Company nor its subsidiaries owned any equity interest in Pai Ming Shenzhen. Instead, the Company controlled and received the economic benefits of the operation results of Pai Ming Shenzhen through the VIE agreements. Under U.S. GAAP, for accounting purposes, the Company was deemed to have a controlling financial interest in, and be the primary beneficiary of Pai Ming Shenzhen, because pursuant to the VIE agreements, the operations of Pai Ming Shenzhen were solely for the benefit of ICZOOM WFOE and ultimately, the Company. The Company consolidated the operation and financial results of Pai Ming Shenzhen as primary beneficiary through contractual arrangements in lieu of direct equity ownership by the Company. The Company terminated the VIE agreements with Pai Ming Shenzhen on December 15, 2021 (see “Termination of the VIE agreements” below for details).

Termination of the VIE agreements

Due to PRC legal restrictions on direct foreign investment in internet-based businesses, such as provision of internet information services platform and other value-added telecommunication services, the Company originally carried out its business through a series of contractual arrangements with Shenzhen Pai Ming Electronics Co., Ltd. (“Pai Ming Shenzhen”). On December 15, 2021 (the “VIE termination date”), the Company terminated the agreements under the VIE structure. There were no penalties or non-compete agreements derived from the termination of the VIE agreements. After the termination of the VIE agreement, the Company will no longer consolidate the operation and financial results of Pai Ming Shenzhen going forward. The Company’s Hong Kong subsidiary, ICZOOM HK, now operates a new B2B online platform, which does not require an ICP license under

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

the PRC law. After the termination of the agreements under the VIE structure, in consideration that it may take some time for customers to take actions to complete the transfer and adapt to new platform, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022 to assist such transition over a one-year period, pursuant to which Pai Ming Shenzhen has agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push, etc., and ICZOOM WFOE has agreed to pay Pai Ming Shenzhen with a base monthly fixed fee of RMB100,000 and additional service fee based on the service performance of Pai Ming Shenzhen. After termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022, the COO’s brother transferred all of his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the Company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions (see Note 18).

The termination of the VIE agreements did not discontinue the Company’s existing business, which is to sell electronic component products and provide related services to customers. Historically, the Company’s business was substantially conducted through its wholly owned subsidiaries established in China and Hong Kong, instead of through Pai Ming Shenzhen. Prior to the termination, operating revenue generated through Pai Ming Shenzhen amounted to $72,425 from July 1, 2021 to December 15, 2021, accounted for only 0.05% of the Company’s unaudited consolidated total revenue for the six months ended December 31, 2021. Total assets and total liabilities of Pai Ming Shenzhen amounted to approximately $219,897 and $427,395 as of December 15, 2021, accounted for only 0.60% and 0.89% of the Company’s unaudited consolidated total assets and liabilities as of December 31, 2021, respectively. The Company recorded a loss of $205,249 from the termination of the VIE agreements for the six months ended December 31, 2021. Therefore, the Company’s management believes that the termination of the VIE agreements does not represent a strategic shift that has (or will have) a major effect on the Company’s operations and financial results. The termination is not accounted as discontinued operations in accordance with ASC 205-20.

The following presents the unaudited balance sheet information of the VIE as of December 15, 2021 and June 30, 2021, and the unaudited result of operations and cash flows of the VIE for the period from July 1, 2021 to December 15, 2021 as compared to six months ended December 31, 2020, after elimination of intercompany transactions and balances.

	December 15, 2021 (the VIE termination date)	June 30, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$41,912	$2,891
Accounts receivable	173,550
Prepaid expenses and other current assets	2,024	7,061
TOTAL CURRENT ASSETS	217,486	9,952
Other noncurrent assets	2,411	1,452
TOTAL ASSETS	$219,897	$11,404

LIABILITIES
CURRENT LIABILITIES
Accrued expenses and other current liabilities	$427,395	$566,158
TOTAL CURRENT LIABILITIES	427,395	566,158
TOTAL LIABILITIES	$427,395	$566,158

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

	From July 1, 2021 to December 15, 2021 (the VIE termination date)	For the six months ended December 31, 2020
	(Unaudited)	(Unaudited)
REVENUE, net	$72,425	$30,839
COST OF REVENUE	1,122	28,431
GROSS PROFIT	71,303	2,408

OPERATING EXPENSES
Selling expenses	14,265	18,570
General and administrative expenses	75,751	87,590
Total operating expenses	90,016	106,160
LOSS FROM OPERATIONS	(18,713)	(103,752)

OTHER INCOME
Other income, net	92	216
Total other income, net	92	216
LOSS BEFORE INCOME TAX PROVISION	(18,621)	(103,536)
PROVISION FOR INCOME TAXES	—	—
NET LOSS	$(18,621)	$(103,536)
	From July 1, 2021 to December 15, 2021 (the VIE termination date)	For the six months ended December 31, 2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(18,621)	$(103,536)
Changes in operating assets and liabilities:
Accounts receivable	—	(34,848)
Advances to suppliers	—	—
Inventories	—	(1,282)
Prepaid expenses and other current assets	4,095	(1,805)
Deferred revenue	—	33,409
Accrued expenses and other current liabilities	53,198	112,043
Net cash provided by operating activities	38,672	3,981
Effect of exchange rate fluctuation on cash	349	(9,662)
Net increase in cash	39,021	(5,681)
Cash at beginning of the period	2,891	6,316
Cash at end of the period	$41,912	$635

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the years ended June 30, 2021 and 2020 included in the Company’s Registration Statement Form F-1. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. Operating results for the interim period ended December 31, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2022.

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and advance to suppliers, inventory valuations, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, realization of deferred tax assets, and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations. The Company’s operations may be further affected by the ongoing outbreak of COVID-19 pandemic. A COVID-19 resurgence could negatively affect the execution of the Company’s sales contract and fulfilment of customer orders and the collection of the payments from customers on a timely manner. The Company will continue to monitor and modify the operating strategies in response to the COVID-19. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the date the Company’s unaudited condensed financial statements are released.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains all of its bank accounts in the PRC. The Company’s cash balances in these bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Restricted cash

Restricted cash consists of cash deposited with the PRC banks and used as collateral to secure the Company’s short-term bank loans. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires entities to present the aggregate changes in cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, the statement of cash flows will be required to present restricted cash and restricted cash equivalents as a part of the beginning and ending balances of cash and cash equivalents. The Company adopted the updated guidance retrospectively and presented restricted cash within the ending cash, cash equivalents, and restricted cash balance on the Company’s unaudited condensed consolidated statement of cash flows for the periods presented.

Notes receivable

Notes receivable represent banks’ acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These notes receivable are non-interest bearing and are collectible within six to twelve months. As of June 30, 2021, the Company had notes receivable balance of $928,800, which has been substantially connected back during six months ended December 31, 2021. As of December 31, 2021, the Company had notes receivable balance of $18,000, which is expected to be fully collected by June 2022.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company reduces accounts receivable by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The Company determines the adequacy of allowance for doubtful accounts based on individual account analysis, historical collection trend, and best estimate of specific losses on individual exposures. The Company establishes a provision for doubtful receivable when there is objective evidence that the Company may not be able to collect amounts due. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after the management has determined that the likelihood of collection is not probable. Allowance for uncollectable balances amounted to $104,184 and $133,059 as of December 31, 2021 and June 30, 2021, respectively.

Inventories

Inventories are comprised of purchased electronic components products to be sold to customers. Inventories are stated at the lower of cost or net realizable value, determined using primarily an average weighted cost method. The Company reviews its inventories periodically to determine if any reserves are necessary for potential shrinkage and obsolete or unusable inventory. There was no inventory allowance as of December 31, 2021 and June 30, 2021, respectively.

Advances to suppliers

Advance to suppliers consists of balances paid to suppliers for purchase of electronic components that have not been provided or received. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for doubtful accounts by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of December 31, 2021 and June 30, 2021, there was no allowance recorded as the Company considers all of the advances to be fully realizable.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-term investments

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks with maturities ranging from one month to twelve months. The banks invest the Company’s fund in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 1.5% to 3.35% per annum. The carrying values of the Company’s short-term investments approximate fair value because of their short-term maturities. The interest earned is recognized in the unaudited condensed consolidated statements of income and comprehensive income over the contractual term of these investments (see Note 6).

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Office equipment and furniture	3 years
Transportation vehicles	5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in unaudited condensed consolidated statements of income and comprehensive income in other income (expenses).

Intangible assets, net

The Company’s intangible assets primarily consist of internal-use software development costs associated with the Company’s e-commerce platform. Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible assets over useful lives of 10 year using a straight-line method, which reflects the estimated pattern in which the economic benefits of the internally developed software are to be consumed.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. There were no impairments of these assets as of December 31, 2021 and June 30, 2021.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, consulting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred IPO costs as included in “prepaid expenses and other current assets” amounted to $626,433 and $398,393 as of December 31, 2021 and June 30, 2021, respectively (see Note 6).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, restricted cash, short-term investments, notes receivable, accounts receivable, advances to suppliers, inventories, prepaid expenses and other current assets, short-term bank loans, short-term borrowings — third-party loans, notes payable, accounts payable, deferred revenue, taxes payable, due to related parties and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of December 31,2021 and June 30, 2021 based upon the short-term nature of the assets and liabilities.

Foreign currency translation

The functional currency for ICZOOM, ICZOOM HK, Ehub, Hjet HK and Components Zone HK is the U.S Dollar (“US$”). The Company primarily operates its business through its PRC subsidiaries as of December 31, 2021. The functional currency of the Company’s PRC subsidiaries and VIE is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	December 31, 2021	June 30, 2021	December 31, 2020
Period-end spot rate	US$1=RMB 6.3776	US$1=RMB 6.4599	US$1=RMB 6.5232
Average rate	US$1=RMB 6.4475	US$1=RMB 6.6007	US$1=RMB 6.8871

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company currently generates its revenue from the following main sources:

Revenue from sales of electronic components to customers

The Company operates a B2B online platform www.iczoomex.com, where the Company’s customers can register as members first, and then use the platform to post the quotes for electronic component products (such as integrated circuit, discretes, passive components, optoelectronics, electromechanical, MRO and design tools, etc.). Once purchase orders received from customers, the Company purchases desired products from suppliers, takes control of purchased products in its warehouses, and then organizes the shipping and delivery of products to customers. New customers are typically required to make certain prepayment to the Company before the Company purchases products from suppliers.

The Company accounts for revenue from sales of electronic components on a gross basis as the Company is responsible for fulfilling the promise to provide the desired electronic component products to customers, and is subject to inventory risk before the product ownership and risk are transferred and has the discretion in establishing prices. All of the Company’s contracts are fixed price contracts and have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue from sales of electronic components is recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Advance payment from customers is recorded as deferred revenue first and then recognized as revenue when products are delivered to the customers and the Company’s performance obligations are satisfied. The Company does not routinely allow customers to return products and historically return allowance was immaterial. There is no separate rebate, discount, or volume incentive involved. Revenue is reported net of all value added taxes (“VAT”).

Service commission fees

The Company’s service commission fees primarily consist of (1) fees charged to customers for assisting them for customs clearance when they directly purchase electronic component products from overseas suppliers; (2) fees charged to customers for providing temporary warehousing and organizing the product shipping and delivery to customer designated destinations after customs clearance. There is no separately identifiable other promises in the contracts.

The Company merely acts as an agent in this type of transaction and earns a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable. The Company does not have control of the goods in this type of transaction, has no discretion in establishing prices and does not have the ability to direct the use of the goods to obtain substantially all the benefits. Such revenue is recognized at the point when the Company’s customs clearance, warehousing, logistic and delivery services are performed and the customer receive the products. Revenues are recorded net of sales taxes and value added taxes.

Contract Assets and Liabilities

The Company did not have contract assets as of December 31, 2021 and June 30, 2021.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its unaudited condensed consolidated balance sheets as deferred revenue of $5,024,973 and $5,390,649 as of December 31,2021 and June 30, 2021, respectively. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling expense when incurred.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenue

The Company disaggregates its revenue from contracts by product and service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors.

The summary of the Company’s total revenues by product and service type for the six months ended December 31, 2021 and 2020 was as follows:

	For the six months ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Sales of electronic components products:
Semiconductor:
Integrated Circuits	$57,803,495	$68,232,292
Power/Circuit Protection	9,451,825	8,405,795
Discretes	13,121,904	14,557,949
Passive Components	20,282,073	7,793,587
Optoelectronics/Electromechanical	7,396,134	7,072,610
Other semiconductor products	13,340,404	5,467,493
Equipment, tools and others:
Equipment	4,464,687	8,162,663
Tools and others	12,670,931	7,189,135
Total sales of electronic components products	138,531,453	126,881,524
Service commission fees	1,993,615	785,445
Total revenue	$140,525,068	$127,666,969

Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company purchases electronic component products from third-party suppliers and then sells to customers. The Company’s products have similar economic characteristics with respect to vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, and concludes that the Company has only one reporting segment.

Shipping and handling costs

Shipping and handling costs are expensed as incurred. Inbound shipping and handling cost associated with bringing the purchased electronic component products from suppliers to the Company’s warehouse are included in cost of revenue. Outbound shipping and handling costs associated with shipping and delivery the products to customers are included in selling expenses. For the six months ended December 31, 2021 and 2020, shipping and handling costs included in cost of revenue amounted to $270,624 and $264,317 and shipping and handling costs included in selling expenses amounted to $242,333 and $208,331, respectively.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and development

The Company’s research and development activities primarily relate to development and implementation of its e-commerce platform and software. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s e-commerce platform. Capitalized software development costs amounted to $2,504 and $712 for the six months ended December 31, 2021 and 2020, respectively. Research and development expenses included in general and administrative expenses amounted to $235,767 and $41,959 for the six months ended December 31, 2021 and 2020, respectively, primarily comprising employee costs, and amortization and depreciation to intangible assets and property and equipment used in the research and development activities.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for six months ended December 31, 2021 and 2020. The Company does not believe that there was any uncertain tax provision at December 31, 2021 and June 30, 2021. The Company’s subsidiaries in Hong Kong are subject to the profit taxes in Hong Kong. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. For the six months ended December 31, 2021 and 2020, the Company generated income of $505,461 and $1,439,727 through its Hong Kong subsidiaries, respectively.

As of December 31, all of the tax returns of the Company’s subsidiaries remain available for statutory examination by Hong Kong and PRC tax authorities.

Value added tax (“VAT”)

The Company is a general taxpayer and is subject to applicable VAT tax rate of 6% or 16%, and starting from April 1, 2019, the Company is subject to applicable VAT tax rate of 6% or 13%. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT tax paid to suppliers against their output VAT liabilities.

Debt issuance costs

Debt issuance costs related to a recognized debt liability are presented in the unaudited condensed consolidated balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. Amortization of debt origination costs is calculated using the effective interest method and is included as a component of interest expense.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The following table sets forth the computation of basic and diluted earnings per share for six months ended December 31, 2021 and 2020:

	For the six months ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Numerator:
Net income attributable to ordinary shareholders	$1,104,588	$2,010,446

Denominator:
Weighted-average number of ordinary shares outstanding – basic	17,652,743	17,652,743
Outstanding options	1,920,348	1,920,348
Potentially dilutive shares from outstanding options	1,877,140	1,877,167
Weighted-average number of ordinary shares outstanding – diluted	19,529,883	19,529,910
Earnings per share – basic	$0.06	$0.11
Earnings per share – diluted	$0.06	$0.10

Employee benefit plan

The Company’s subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying unaudited condensed consolidated statements of income and comprehensive income amounted to $76,229 and $29,539 for six months ended December 31, 2021 and 2020, respectively.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the consolidated financial statements expressed in RMB to US$ is reported in other comprehensive income in the unaudited condensed consolidated statements of comprehensive income.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the unaudited condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government subsidies

Government subsidies are provided by the relevant PRC municipal government authorities to subsidize the cost of certain research and development projects. The Company recognizes government subsidies as other operating income when they are received because they are not subject to any past or future conditions, there are no performance conditions or conditions of use, and they are not subject to future refunds. Government subsidies received and recognized as other operating income totaled $181,086 and $161,740 for the six months ended December 31, 2021 and 2020, respectively.

Share-based compensation

The Company grants stock options to eligible employees for services and accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses using the straight-line method over the vesting period.

The fair value of share options was determined using the binomial option valuation model, which requires the input of highly subjective assumptions, including the expected volatility, the exercise multiple, the risk-free rate and the dividend yield. For expected volatility, the Company has made reference to historical volatility of several comparable companies in the same industry. The exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested share options. The risk-free rate for periods within the contractual life of the share options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. The dividend yield is based on the expected dividend policy over the contractual life of the share options.

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recently adopted accounting pronouncement

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. In November 2019, the FASB issued ASU 2019-10, which extends the effective date for adoption of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11 to clarify its new credit impairment guidance in ASU 326. Accordingly, for public entities that are not smaller reporting entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an emerging growth company, we plan to adopt this guidance effective July 1, 2022. We are currently evaluating the impact of our pending adoption of ASU 2016-13 on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) — Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. ASU 2016-02 was further amended in November 2019 by ASU 2019-10 and in June 2020 by ASU 2020-05, which deferred the effective date of new lease standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company will adopt this guidance effective July 1, 2022. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its unaudited condensed consolidated financial statements.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Accounts receivable	$66,635,734	$68,197,294
Less: allowance for doubtful accounts	(104,184)	(133,059)
Accounts receivable, net	$66,531,550	$68,064,235

The Company’s accounts receivable (“AR”) primarily includes balance due from customers when the Company’s products are sold and delivered to customers.

99.8% of the June 30, 2021 accounts receivable balance has been collected. Approximately 79.2% of the December 31, 2021 accounts receivable balance has been collected as of the date the Company’s unaudited interim financial statements for the six months ended December 31, 2021 were issued and the remaining balance is expected to be collected by June 30, 2022. The following table summarizes the Company’s outstanding accounts receivable and subsequent collection by aging bucket:

	As of December 31, 2021	Subsequent collection	% of collection
	(Unaudited)
AR aged less than 6 months	$64,968,628	$51,227,510	78.8%
AR aged from 7 to 12 months	1,667,106	1,562,922	93.8%
AR aged over 1 year	—		—
Accounts Receivable	$66,635,734	$52,790,432	79.2%
	Balance as of June 30, 2021	Subsequent collection	% of collection
AR aged less than 6 months	$63,787,917	$63,654,858	99.8%
AR aged from 7 to 12 months	4,409,377	4,409,377	100%
AR aged over 1 year	—	—	—%
Accounts Receivable	$68,197,294	$68,064,235	99.8%

Allowance for doubtful accounts movement is as follows:

	December 31, 2021	June 30, 2021
	(Unaudited)
Beginning balance	$133,059	$15,255
Additions/(reversal)	(30,249)	107,789
Foreign currency translation adjustments	1,374	10,015
Ending balance	$104,184	$133,059

NOTE 4 — INVENTORIES, NET

Inventories, net, consist of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Semiconductors	$1,097,203	$2,216,448
Equipment, tools and others	54,870	247,017
Inventory valuation allowance	—	—
Total inventory, net	$1,152,073	$2,463,465

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net, consist of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Advances to suppliers	$6,505,480	$6,644,093
Less: allowance for doubtful accounts	—	—
Advances to suppliers, net	$6,505,480	$6,644,093

Advance to suppliers represents balance paid to various suppliers for purchase of electronic components that have not been delivered. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of December 31, 2021 and June 30, 2021, there was no allowance recorded as the Company considers all of the advance to suppliers balance fully realizable. The June 30, 2021 advance to supplier balance has been fully realized by December 2021. Approximately 96.9% or $6.3 million of the December 31, 2021 advance to suppliers balance has been realized as of the date of this filing and the remaining balance is expected to be realized by June 30, 2022.

NOTE 6 — SHORT-TERM INVSTMENT

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks with maturities ranging from one month to twelve months. The banks invest the Company’s fund in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 1.5% to 3.35% per annum.

Short-term investment consisted of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Beginning balance	$928,800	$2,267,865
Add: purchase additional wealth management financial products	14,625,930	44,822,233
Less: proceeds received upon maturity of short-term investment	(15,554,979)	(46,344,808)
Foreign currency translation adjustments	1,817	183,510
Ending balance of short-term investment	$1,568	$928,800

Interest income generated from short-term investment amounted to $23,981 and $32,881 for the six months ended December 31,2021 and 2020, respectively.

NOTE 7 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Other receivables, net(1)	$1,779,193	$1,538,916
Deferred initial public offering costs(2)	626,433	398,393
Prepaid expenses(3)	80,705	59,417
Prepaid expenses and other current assets	$2,486,331	$1,996,726

____________

(1)      Other receivable primarily includes prepaid VAT input tax in connection with the Company’s purchase of electronic component products from third-party suppliers when VAT invoices have not been received as of the balance sheet date. Other receivable also includes, advances to employees for business development and security deposits for operating leases. All the June 30, 2021 other receivable balance and approximately 91.9% of the December 31, 2021 other receivable balance has been collected or settled.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — PREPAID EXPENSES AND OTHER CURRENT ASSETS (cont.)

(2)      Deferred initial public offering costs of $626,433 and $398,393 was included in “prepaid expenses and other current assets” as of December 31, 2021 and June 30, 2021, respectively.

(3)      Prepaid expenses include mainly prepayment for rental expense and equipment maintenance, etc.

NOTE 8 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Office equipment and furniture	$145,804	$134,014
Automobiles	82,872	81,848
Leasehold improvement	297,930	297,787
Subtotal	526,606	513,649
Less: accumulated depreciation	(473,462)	(456,683)
Property and equipment, net	$53,144	$56,966

Depreciation expense was $14,626 and $62,423 for the six months ended December 31,2021 and 2020 respectively.

NOTE 9 — INTANGIBLE ASSETS, NET

Intangible assets, net, mainly consist of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Capitalized internal-use software development costs	$934,244	$919,829
Less: accumulated amortization	(494,040)	(429,293)
Intangible assets, net	$440,204	$490,536

Amortization expense was $73,946 and $51,746 for the six months ended December 31, 2021 and 2020, respectively. Estimated future amortization expense for intangible assets is as follows:

Twelve months ending December 31,	Amortization expense
2022	$120,126
2023	120,126
2024	78,273
2025	75,548
2026	22,206
Thereafter	23,925
$440,204

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT

The Company borrowed from PRC banks, other financial institutions and third parties as working capital funds. As of December 31, 2021 and June 30, 2021, the Company’s debt consisted of the following:

(a) Short-term loans:

		December 31, 2021	June 30, 2021
		(Unaudited)
Shanghai Pudong Development Bank	(1)	$5,000,000	$5,000,000
Huaxia Bank	(2)	—	3,000,000
Agricultural Bank of China	(3)	2,500,000	2,500,000
Industrial and Commercial Bank of China	(4)	2,600,000	2,600,000
East West Bank	(5)	—	2,000,000
Less: Debt issuance cost	(6)	(40,224)	(32,062)
Total short-term loans, net		$10,059,776	$15,067,938

(1) On February 23, 2021, the Company signed a loan contract with Shanghai Pudong Development Bank(“SPD bank”) to borrow $2.3 million as working capital, with effective interest rate of 4.35% per annum and maturity date on August 24, 2021. In addition, on March 9, 2021, the Company signed another loan contract with SPD bank to borrow $2.7 million as working capital with effective interest rate of 4.7% per annum and maturity date on September 3, 2021. Both loans were guaranteed by the Company’s certain shareholders. These loans were fully repaid upon maturity.

On September 10, 2021, the Company signed a new loan contract with SPD bank to borrow $2.7 million as working capital, with effective interest rate of 4.7% per annum and maturity date on March 7, 2022. The loan was fully repaid upon maturity.

On September 22, 2021, the Company signed a new loan contract with SPD bank to borrow $2.3 million as working capital, with effective interest rate of 4.2% per annum and maturity date on March 21, 2022. The loan was fully repaid upon maturity.

For the above-mentioned loans from SPD bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(2) On May 20, 2021, the Company borrowed $3.0 million short-term loan from Huaxia bank as working capital for six months, with loan maturity date on November 20, 2021 and effective interest rate at 2.30% per annum. The loan was guaranteed by the Company’s certain shareholders and related parties. The loan was fully repaid upon maturity.

For the loans borrowed from Huaxia bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(3) On January 21, 2021, the Company borrowed $2.5 million short-term loan from Agricultural Bank of China (“ABC bank”) as working capital for six months, with loan maturity date on July 20, 2021 and effective interest rate of 1.34% per annum. The loan was fully repaid upon maturity.

On July 22, 2021, the Company borrowed $2.5 million short-term loan from ABC bank as working capital for six months, with loan maturity date on January 18, 2022 and effective interest rate of 1.25% per annum. On December 22, 2021, the loan was fully repaid before its maturity date of January 18, 2022.

On December 23, 2021, the Company borrowed $2.5 million short-term loan from ABC bank as working capital for six months, with loan maturity date on March 23, 2022 and effective interest rate of 1.31per annum. On February 23, 2022, the loan was fully repaid before its maturity date of March 23, 2022.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

For the above-mentioned loans from ABC bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(4) On May 8, 2021, the Company borrowed $1.3 million short-term loan from Industrial and Commercial Bank of China (“ICBC”) as working capital for three months, with loan maturity date on August 4, 2021 and effective interest rate of 1.37% per annum. The loan was fully repaid upon maturity.

On June 4, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on September 1, 2021 and effective interest rate of 1.33% per annum. The loan was fully repaid upon maturity.

On August 6, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 3, 2021. The loan was fully repaid before maturity date. In addition, on September 2, 2021, the Company borrowed additional $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 30, 2021. Both loans have effective interest rate of 1.32% per annum. These loans were fully repaid upon maturity.

On November 16, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on February 9, 2022 and effective interest rate of 1.34% per annum. The loan was fully repaid upon maturity.

On December 3, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on March 1, 2022 and effective interest rate of 1.37% per annum. The loan was fully repaid upon maturity.

For the above-mentioned loans from ICBC bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(5) On March 16, 2021, the Company obtained a $20 million line of credit from East West Bank (“EW Bank”) as working capital. On April 26, 2021, the Company borrowed $2 million out of this line of credit as working capital, with loan maturity date on July 26, 2021 and effective interest rate of 1.5% per annum. The loan was repaid upon maturity. As of the date of this filing, the Company had availability to borrow $20 million from this line of credit before September 15, 2022.

(6) In order to obtain the above-mentioned loans from PRC banks, as of December 3, 2021 and June 30, 2021, the Company incurred total of $290,684 and $269,740 loan origination fees to be paid to above mentioned related parties for providing loan guarantees and pledging their personal assets as collaterals to safeguard the loans. The loan origination fees were recorded as deferred financing cost against the loan balances. For the six months ended December 31,2021 and 2020, $84,095 and $85,603 deferred financing cost was amortized, respectively.

For the above-mentioned short-term loans from PRC banks and financial institutions, interest expense amounted to $188,382 and $305,529 for the six months ended December 31, 2021 and 2020, respectively, respectively.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

(b) Notes payable:

The Company has various credit facilities with PRC banks that provide for working capital in the form of notes payable.

Notes payable consists of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Huaxia Bank	$1,500,000	$1,500,035

On June 18, 2021, the Company obtained a line of credit from Huaxia Bank of $1.5 million as working capital in the form of banker’s acceptance note. This note was interest free and with a maturity date on December 20, 2021. The Company pledged restricted cash of $1.5 million as collateral to secure this note. The notes payable was fully repaid upon maturity.

On July 9, 2021, the Company obtained a line of credit from Huaxia Bank of $1.5 million as working capital in the form of banker’s acceptance note. The effective interest rate on this note was 1.20% per annum and the maturity date on January 10, 2022. The Company pledged restricted cash of $1.5 million as collateral to secure this note. The notes payable was fully repaid upon maturity.

For the above-mentioned banker’s acceptance notes payable borrowed from PRC banks, interest expense amounted to $18,199 and $53,559 for the six months ended December 31, 2021 and 2020, respectively.

(c) Short-term borrowings- third-party loans

On July 30, 2020, the Company borrowed $370,000 loan from an unrelated individual in order to pay IPO related service fees to various service providers. The effective interest rate on this third-party loan is 4% per annum, with loan maturity date on July 29, 2021. The loan was repaid upon maturity.

On July 2, 2021, the Company borrowed $300,000 loan from an unrelated company as working capital, with loan maturity date on July 1, 2022, and effective interest rate of 3.6% per annum. On December 31, 2021, the Company borrowed $400,000 loan from an unrelated company as working capital, with loan maturity date on December 31, 2022, and effective interest rate of 3.6% per annum.

Total interest expense on these third-party loans amounted to $5,385 and Nil for the six months ended December 31, 2021 and 2020, respectively.

NOTE 11 — ACCOUNTS PAYABLE

The Company’s accounts payable (“AP”) primarily include balance due to suppliers for purchase of electronic components products. The June 30, 2021 accounts payable balance has been fully settled by February 28, 2022. Approximately 85.7% of the accounts payable balance as of December 31, 2021 has been settled as of the date the Company’s unaudited interim financial statements for the six months ended December 31, 2021 were issued and the remaining balance is expected to be settled by June 30, 2022.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — ACCOUNTS PAYABLE (cont.)

The following table summarizes the Company’s outstanding accounts payable and subsequent settlement by aging bucket:

	Balance as of December 31, 2021	Subsequent settlement	% of collection
	(Unaudited)
Accounts payable aged less than 6 months	$49,978,100	42,771,783	85.6%
Accounts payable aged from 7 to 12 months	300,796	300,796	100.0%
Accounts payable aged over 1 year	—	—	—
Total accounts payable	$50,278,896	43,072,579	85.7%
	Balance as of June 30, 2021	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$52,399,768	$52,399,768	100.0%
Accounts payable aged from 7 to 12 months	2,037,594	2,037,594	100.0%
Accounts payable aged over 1 year	7,624	7,624	100.0%
Total accounts payable	$54,444,986	$54,444,986	100.0%

NOTE 12 — TAXES

(a) Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

ICZOOM HK, Ehub, Hjet HK and Components Zone HK are incorporated in Hong Kong and are subject to profit taxes at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on or after April 1, 2018, the two-tiered profits tax rates regime took effect, under which the profits tax rate is 8.25% on assessable profits of the first HK$2 million and 16.5% on any assessable profits in excess of HK$2 million. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. As a result, Ehub is nominated by the Company and is subject to tax rate of 8.25% on the first HK$2 million of assessable profits and a tax rate of 16.5% on the remaining profits and ICZOOM HK, Hjet HK and Components Zone HK are subject to Hong Kong profit taxes at a rate of 16.5% for the six months ended December 31, 2021 and 2020, respectively.

PRC

ICZOOM WOFE, Hjet Shuntong, ICZOOM Shenzhen, Hjet Supply Chain, Heng Nuo Chen, Hjet Logistics and Pai Ming Shenzhen are incorporated in the PRC, and are subject to the PRC Enterprise Income Tax Laws (“EIT Laws”) and are taxed at the statutory income tax rate of 25%.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. ICZOOM Shenzhen, one of the Company’s ICZOOM Operating Entities in the PRC, was approved as HNTEs and is entitled to a reduced income tax rate of 15% beginning December 2020, which is valid for three years.

(i) The components of the income tax provision from Cayman Islands, Hong Kong, and China are as follows:

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Current tax provision
Cayman Islands	$—	$—
Hong Kong	97,171	131,628
China	285,451	496,886
	382,622	628,514
Deferred tax provision (benefit)
Cayman Islands	—	—
Hong Kong	(13,770)	—
China	6,010	—
	(7,760)	—
Income tax provision	$374,862	$628,514

Reconciliation of the differences between the income tax provision computed based on PRC statutory income tax rate and the Company’s actual income tax provision for the six months ended December 31, 2021 and 2020, respectively are as follows:

	For the Six Months ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Income tax expense computed based on PRC statutory rate	$369,862	$659,741
Effect of rate differential for Hong Kong entities	(87,091)	(213,087)
Non-deductible expenses:
Stock-based compensation*	40,274	77,141
Meals and entertainment	—	1,894
Change in valuation allowance	51,818	102,825
Actual income tax provision	$374,863	$628,514

____________

*        The Company’s stock-based compensation expenses were recorded under the Cayman parent company level. Pursuant to the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. As a result, stock-based compensation expenses are non-deductible expenses for income tax purposes.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

Deferred tax assets

The Company’s deferred tax assets are comprised of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Deferred tax assets derived from net operating loss (“NOL”) carry forwards	$633,164	$726,607
Allowance for doubtful accounts	26,046	31,713
Less: valuation allowance	(619,393)	(726,607)
Deferred tax assets	$39,817	$31,713

Movement of valuation allowance:

	December 31 2021	June 30, 2021
	(Unaudited)
Balance at beginning of the period	$726,607	$566,766
Current period addition	51,818	159,841
Effect due to the termination of VIE	(159,031)	—
Balance at end of the period	$619,393	$726,607

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company has four subsidiaries in HK, including ICZOOM HK, Components Zone HK, Hjet HK and Ehub, among which ICZOOM HK, Components Zone HK were reported recurring operating losses since 2015 to June 2021. In addition, the Company also has five subsidiaries and VIE in the PRC, among which, Pai Ming Shenzhen, Hjet Shuntong, ICZOOM Shenzhen and Hjet Logistics were also reported recurring operating losses since 2015 to June 2021.

Due to the termination of the VIE in December 2021, valuation allowance of $159,031 from the VIE as accrued in prior periods has been removed because the Company will no longer consolidate the operation results of the VIE Pai Ming Shenzhen. Management concluded that the chances for the above-mentioned HK and PRC subsidiaries to be profitable in the foreseeable near future and to utilize their net operating loss carry forwards were remote. Accordingly, the Company provided valuation allowance of $619,393 and $726,607 for the deferred tax assets of these subsidiaries for the six months ended December 31, 2021 and 2020, respectively.

(b) Taxes payable

Taxes payable consist of the following:

	December 31, 2021	June 30, 2021
	(Unaudited)
Income tax payable	$2,505,459	$2,176,875
Value added tax payable	400,948	123,810
Total taxes payable	$2,906,407	$2,300,685

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARTY TRANSACTIONS

a. Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	December 31, 2021	June 30, 2020
		(Unaudited)
Mrs. Duanrong Liu	Shareholder, Director and Chief Operating Officer	$212,828	$96,955
Mr. Lei Xia	Shareholder, Chairman and Chief Executive Officer	48,474	68,687
Other shareholders	Shareholders of the Company	101,510	133,089
Total due to related parties		$362,812	$298,731

As of December 31, 2021 and June 30, 2021, the balance due to related parties was loan advance from the Company’s shareholders and was used as working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

b. Loan guarantee provided by related parties

In connection with the Company’s short-term borrowings from the PRC banks, the Company’s controlling shareholder and Chief Executive Officer and several other shareholders jointly signed guarantee agreements by pledging their personal properties with the banks to secure the bank loans. The Company also incurred loan origination fees of $290,684 and $269,740 as of December 31 and June 30, 2021 respectively, to be paid to these related parties for providing such loan guarantees (see Note 10).

c. Consulting service arrangement with former VIE

On December 15, 2021, the Company terminated the VIE agreements with Pai Ming Shenzhen. On January 22, 2022, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen, pursuant to which Pai Ming Shenzhen agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push, etc. over a one-year period, and ICZOOM WFOE has agreed to pay Pai Ming Shenzhen with a base monthly fixed fee of RMB100,000 and additional service fee based on the service performance of Pai Ming Shenzhen. After the termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022. the COO’s brother transferred all his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 18, 2022 to April 19, 2022 were accounted for as related party transactions (see Note 1 and Note 18).

NOTE 14 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance. For the six months ended December 31, 2021 and 2020, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — CONCENTRATIONS (cont.)

As of December 31, 2021 and June 30, 2021, $2,773,117 and $4,773,853 of the Company’s cash and restricted cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of December 31, 2021 and June 30, 2021, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries and VIE located in the PRC.

For the six months ended December 31, 2021 and 2020, no single customer accounted for more than 10% of the Company’s total revenue. The Company’s top 10 customers aggregately accounted for 25.1% and 25.0% of the total revenue for the six months ended December 31, 2021 and 2020, respectively.

As of December 31, 2021 and June 30, 2021, no customer accounted for more than 10% of the total accounts receivable balance.

As of December 31, 2021 and June 30, 2021, no single supplier accounted for more than 10% of the total advance to suppliers balance.

As of December 31, 2021 and June 30, 2021, no single supplier accounted for more than 10% of the total accounts payable balance.

For the six months ended December 31, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases.

NOTE 15 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was incorporated under the laws of the Cayman Islands on June 23, 2015. The original authorized number of ordinary shares was 100 million shares with par value of US$0.02 per share (including 60,000,000 shares of Class A shares and 40,000,000 shares of Class B shares). Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote and each Class B ordinary share will be entitled to ten votes. The Class A ordinary shares are not convertible into shares of any other class. The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one to one basis.

On November 13, 2020, the Company amended its Memorandum of Association to reverse split the authorized number of shares at a ratio of 1-for-4 share to 25 million shares with par value of US$0.08 per share, and reverse split the issued shares from 70,610,963 shares at par value of US$0.02 per share to 17,652,743 ordinary shares with par value of $0.08 per share. The reverse split is considered part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note1).

As a result of this revere split, the authorized number of Class A ordinary shares have been changed from 60,000,000 shares to 15,000,000 shares, and authorized number of Class B ordinary shares have been changed from 40,000,000 shares to 10,000,000 shares. As of June 30, 2020 and December 31, 2020, the Company had 17,652,743 ordinary shares issued and outstanding (including 9,993,743 shares of Class A ordinary shares and 7,659,000 shares of Class B ordinary shares).

On August 25, 2021, the Company amended its Memorandum of Association to increase the authorized shares of Class A ordinary shares from 15,000,000 shares to 60,000,000 shares with par value of $0.08 per share. As a result of this amendment, the total authorized ordinary shares has been changed from 25,000,000 shares (including 15,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares) to 70,000,000 shares (including 60,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — SHAREHOLDERS’ EQUITY (cont.)

Statutory reserve and restricted net assets

Relevant PRC laws and regulations restrict the Company’s PRC subsidiaries and VIE from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Company in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company without the consent of a third party.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S GAAP differ from those in the statutory financial statements of the WFOE and its subsidiaries and VIE. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

In light of the foregoing restrictions, the Company’s PRC subsidiaries and VIE and are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulations in the PRC may further restrict the WFOE, VIE and the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances.

As of December 31, 2021 and June 30, 2021, the restricted amounts as determined pursuant to PRC statutory laws totaled $538,750 and $538,750, respectively. In connection with the termination of the VIE agreements as disclosed in Note 1, $155,101 paid-in capital of the VIE has been removed from the consolidation. As of December 31, 2021 and June 30, 2021, the Company’s total restricted net assets amounted to $16,557,107 and $16,551,112, respectively.

NOTE 16 — SHARE-BASED COMPENSATION

On October 5, 2015, the Company’s Board of Directors approved the 2015 Equity Incentive Plan (the “Plan”) for the purpose of providing incentive and rewards to employees and executives. According to the Plan, 50,000,000 of the Company’s Class A ordinary shares was reserved for issuance to qualified employees, directors and officers. Given the reverse split on November 13, 2020 (see Note 15), number of ordinary shares reserved for issuance changed to 12,500,000 shares.

Under the Plan, the following stock-based compensations have been granted to the Company’s employees, directors and officers (number of option shares and exercise price reflected the effect of the1-for-4 share reverse split):

(1)    On October 5, 2015, options to purchase 1,591,288 shares of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08 per share. These share options will vest equally over a service period of four years and expire on October 5, 2023.

(2)    On December 26, 2016, options to purchase 128,500 shares of the Company’s Class A ordinary shares has been granted at an exercise price of $0.08 per share. These share options will vest equally over a service period of four years and expire on December 26, 2024.

(3)    On December 22, 2017, options to purchase 426,250 of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08. These option shares will vest equally over a service period of four years, and expire on December 22, 2025.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SHARE-BASED COMPENSATION (cont.)

(4)    On December 21, 2018, options to purchase 88,500 of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08 per share. These option shares will vest equally over a service period of four years, and expire on December 21, 2026.

(5)    On January 15, 2020, options to purchase 67,575 shares of the Company’s Class A ordinary shares have been granted at an exercise price of $1.20 per share. These option shares vest equally over a service period of four years, and expire on January 15, 2028.

The following table summarizes the Company’s stock option activities:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual term	Fair Value
Outstanding, June 30, 2020	1,994,075	$0.09	3.90	$2,771,393
Exercisable, June 30, 2020	1,855,394	$0.08	3.75	$2,234,775
Granted	—	—	—	—
Forfeited	(73,727)	0.35	—	(219,656)
Exercised	—	—	—	—
Outstanding, June 30, 2021	1,920,348	$0.09	2.80	$2,551,737
Exercisable, June 30, 2021	1,898,186	$0.08	2.76	$2,470,526
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Outstanding, December 31, 2021	1,920,348	$0.09	2.29	$2,551,737
Exercisable, December 31, 2021	1,917,204	$0.09	2.29	$2,542,370

The fair value of share options was determined using the binomial option valuation model. The binomial model requires the input of highly subjective assumptions, including the expected share price volatility and the suboptimal early exercise factor. The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. For expected volatilities, the Company has made reference to historical volatilities of several comparable companies. The suboptimal early exercise factor was estimated based on the Company’s expectation of exercise behavior of the grantees. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

There were no options granted under the Company’s 2015 Equity Incentive Plans for the six months ended December 31, 2021.

On March 19, 2021, pursuant to the Company’s 2021 Equity Incentive Plan, the Company board of directors approved to grant 68 employees the options to purchase 1,158,200 shares of the Company’s ordinary shares at an exercise price of $1.20 per share. These option shares will vest equally over a service period of four years, and expire on March 19, 2029. However, on June 10, 2021, the Company board of directors approved to delay the issuance of the abovementioned share options to these employees.

The total fair value of share options vested for the six months ended December 31, 2021 and 2020 was $71,845 and $235,751, respectively. The Company recorded stock based compensation expense of $161,096 and $308,567 for the six months ended December 31, 2021 and 2020, respectively.

As of December 31, 2021 and June 30, 2021, there were $161,381 and $688,570 of unrecognized share-based compensation expenses related to share options granted by the Company, which were expected to be recognized over a weighted-average vesting period of 1.55 and 1.08 years, respectively.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s unaudited condensed consolidated financial position, results of operations and cash flows.

Lease commitment

The Company’s PRC subsidiaries and VIE entered into operating lease agreements with landlords to lease warehouse and office space. For six months ended December 31, 2021 and 2020, total operating lease expense amounted to $299,367 and $254,748, respectively. As of December 31, 2021, future minimum lease payments under non-cancelable operating lease agreement are as follows:

Twelve Months ended December 31,	Lease expense
2022	$469,132
2023	35,592
Total	$504,724

NOTE 18 — SUBSEQUENT EVENTS

From January 2022 to March 2022, the Company repaid an aggregate of $10.1 million December 31, 2021 outstanding short-term bank loans to various financial institutions upon maturity (see Note 10).

From January 2022 to March 2022, the Company borrowed additional $10.8 million loans from various PRC banks, including the following:

(1)    On February 25, 2022, the Company signed a new loan contract with ABC bank to borrow $3.2 million as working capital, with loan maturity date on August 22, 2022 and effective interest rate of 1.9% per annum. The loan was guaranteed by the Company’s certain shareholders and related parties.

(2)    On February 16, 2022, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on May 13, 2022 and effective interest rate of 1.59% per annum. The loan borrowed from ICBC Bank was guaranteed by the Company’s certain shareholders. The loan was fully repaid upon maturity.

(3)    On March 8, 2022, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on June 6, 2022 and effective interest rate of 1.61% per annum. The loan borrowed from ICBC Bank was guaranteed by the Company’s certain shareholders.

(4)    On March 15, 2022, the Company borrowed $2.7 million short-term loan from SPD Bank as working capital for three months, with loan maturity date on September 13, 2022 and effective interest rate of 4.2% per annum. The loan borrowed was guaranteed by the Company’s certain shareholders.

(5)    On March 24, 2022, the Company borrowed $2.3 million short-term loan from SPD Bank as working capital for three months, with loan maturity date on September 20, 2022 and effective interest rate of 4.2% per annum. The loan borrowed was guaranteed by the Company’s certain shareholders.

In addition to the above borrowings, subsequently, on May 13, 2022, the company repaid 1.3 million short-term loan from ICBC upon the maturity. On May 17, 2022, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on August 12, 2022 and effective interest rate of 2.1% per annum. The loan borrowed from ICBC Bank was guaranteed by the Company’s certain shareholders.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — SUBSEQUENT EVENTS (cont.)

As a result of the above repayment and new borrowings, the Company had outstanding short-term bank loan balances of $10.8 million as of the date the Company’s unaudited condensed consolidated financial statements are released and $10.8 million as of the filing date of this prospectus.

As disclosed in Note 1, in connection with the termination of the VIE agreements, the Company’s Hong Kong subsidiary, ICZOOM HK, now operates a new B2B online platform, which does not require an ICP license under the PRC law. In order to transfer the customer and supplier information from a B2B online platform operated by Pai Ming Shenzhen to the new B2B online platform operated by ICZOOM HK, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022 to assist such transition over a one-year period, pursuant to which Pai Ming Shenzhen has agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push, etc., and ICZOOM WFOE has agreed to pay Pai Ming Shenzhen with a base monthly fixed service fee of RMB100,000 and additional service fee based on service performance of Pai Ming Shenzhen. After termination of the VIE agreement, Pai Ming Shenzhen was treated as a related party to the Company because the COO’s brother was one of the shareholders of Pai Ming Shenzhen. On April 19, 2022. the COO’s brother transferred all his ownership interest in Pai Ming Shenzhen to an unrelated individual and Pai Ming Shenzhen was no longer treated as a related party to the company after April 19, 2022. Therefore, the consulting service fees to be paid to Pai Ming Shenzhen during the period from January 22, 2022 to April 19, 2022 were accounted for as related party transactions (see Note 1 and Note 13).

The Company evaluated the subsequent event through the date of the unaudited condensed consolidated financial statements are available to release, and concluded that there are no additional reportable subsequent events except those disclosed.

NOTE 19 — UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the unaudited condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries and VIE exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and VIE shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and VIE in the form of loans, advances or cash dividends without the consent of a third party.

The unaudited condensed interim financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIE. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and VIE” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the unaudited consolidated interim financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of December 31, 2021 and June 30, 2021, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY BALANCE SHEETS

	December 31, 2021	June 30, 2021
	(Unaudited)
ASSETS
Non-current assets
Investment in subsidiaries and VIE	$9,192,249	$7,413,293
Total assets	$9,192,249	$7,413,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES	$—	$—

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.08 par value, 70,000,000 shares authorized, 17,652,743 shares issued and outstanding as of December 31, 2021 and June 30, 2021:*
Class A shares, 60,000,000 shares authorized, 9,993,743 and 9,993,743 shares issued and outstanding	799,499	799,499
Class B shares, 10,000,000 shares authorized, 7,659,000 shares issued and outstanding	612,720	612,720
Additional paid-in capital	14,606,138	14,600,143
Accumulated deficit	(7,926,595)	(8,825,934)
Accumulated other comprehensive gain	1,100,487	226,865
Total shareholders’ equity	9,192,249	7,413,293
Total liabilities and shareholders’ equity	$9,192,249	$7,413,293

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Six Months Ended December 31
	2021	2020
	(Unaudited)	(Unaudited)
EQUITY IN EARNINGS OF SUBSIDIARIES AND VIE	$1,104,588	$2,010,446
NET INCOME	1,104,588	2,010,446
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	873,622	474,498
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$1,978,210	$2,484,944

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,104,588	$2,010,446
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiaries and VIE	(1,104,588)	(2,010,446)
Net cash used in operating activities	—	—

CHANGES IN CASH AND RESTRICTED CASH	—	—
CASH AND RESTRICTED CASH, beginning of period	—	—
CASH AND RESTRICTED CASH, end of period	$—	$—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of
ICZOOM Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ICZOOM Group Inc. and its subsidiaries (collectively, the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020.

New York, New York

November 15, 2021, except Note 1, as to which the date is February 25, 2022

ICZOOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2021	June 30, 2020
ASSETS
CURRENT ASSETS:
Cash	$3,196,683	$2,615,843
Restricted cash	3,611,507	82,984
Short-term investments	928,800	2,267,865
Notes receivable	18,000	989,100
Accounts receivable, net	68,064,235	43,990,262
Inventories, net	2,463,465	1,717,628
Advances to suppliers	6,644,093	6,720,823
Prepaid expenses and other current assets	1,996,726	1,277,144
TOTAL CURRENT ASSETS	86,923,509	59,661,649

Property and equipment, net	56,966	115,026
Intangible assets, net	490,536	532,926
Other noncurrent assets	7,283	1,140
Deferred tax assets	31,713	3,814
TOTAL ASSETS	$87,510,007	$60,314,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$15,067,938	$11,034,535
Short-term borrowings	370,000	—
Notes payable	1,500,035	1,413,000
Accounts payable	54,444,986	38,734,540
Deferred revenue	5,390,649	2,608,228
Due to related parties, net of unamortized loan origination fees	298,731	1,571,866
Taxes payable	2,300,685	1,484,823
Accrued expenses and other current liabilities	723,690	294,244
TOTAL CURRENT LIABILITIES	80,096,714	57,141,236

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.08 par value, 70,000,000 shares authorized, 17,652,743 shares issued and outstanding as of June 30, 2021 and 2020*:
Class A shares, 60,000,000 shares authorized, 9,993,743 shares issued and outstanding	799,499	799,499
Class B shares, 10,000,000 shares authorized, 7,659,000 shares issued and outstanding	612,720	612,720
Additional paid-in capital	14,600,143	14,045,745
Statutory reserve	538,750	490,200
Accumulated deficit	(9,364,684)	(11,950,700)
Accumulated other comprehensive loss	226,865	(824,145)
TOTAL SHAREHOLDERS’ EQUITY	7,413,293	3,173,319
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,510,007	$60,314,555

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Years ended June 30,
	2021	2020
Revenue
Sales of electronic components, net of sales taxes and value added taxes.	$277,747,738	$163,971,645
Service commission fees, net of sales taxes and value added taxes.	1,613,088	1,241,966
Total revenue	279,360,826	165,213,611
Cost of revenue	271,339,544	160,616,350
Gross profit	8,021,282	4,597,261

OPERATING EXPENSES
Selling expenses	1,778,854	1,498,158
General and administrative expenses	2,845,983	2,123,501
Total operating expenses	4,624,837	3,621,659
INCOME FROM OPERATIONS	3,396,445	975,602

OTHER INCOME (EXPENSE)
Foreign exchange transaction gain	861,542	889,356
Interest expense	(864,691)	(744,046)
Short-term investment income	92,314	102,359
Subsidy income	168,461	26,113
Other income (expense), net	49,368	60,899
Total other income	306,994	334,681
INCOME BEFORE INCOME TAX PROVISION	3,703,439	1,310,283
PROVISION FOR INCOME TAXES	1,068,873	718,413
NET INCOME	2,634,566	591,870
Foreign currency translation adjustments	1,051,010	(84,599)
TOTAL COMPREHENSIVE INCOME	$3,685,576	$507,271

EARNINGS PER ORDINARY SHARE:
– BASIC	$0.15	$0.03
– DILUTED	$0.13	$0.03

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*:
– BASIC	17,652,743	17,591,661
– DILUTED	19,529,883	19,540,869

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2021 AND 2020

	Ordinary Shares, $0.08 par*				Additional Paid-in Capital	Statutory Reserve	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Class A Shares	Amount	Class B Shares	Amount
Balance, June 30, 2019	9,881,868	$790,549	7,659,000	$612,720	$13,171,923	$280,175	$(12,332,545)	$(739,546)	$1,783,276
Additional shares issued	111,875	8,950	—	—	264,600	—	—	—	273,550
Employee common share options	—	—	—	—	609,222	—	—	—	609,222
Net income for the year	—	—	—	—	—	—	591,870	—	591,870
Appropriation to statutory reserve	—	—	—	—	—	210,025	(210,025)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(84,599)	(84,599)
Balance, June 30, 2020	9,993,743	$799,499	7,659,000	$612,720	$14,045,745	$490,200	$(11,950,700)	$(824,145)	$3,173,319
Employee common share options	—	—	—	—	554,398	—	—	—	554,398
Net income for the year	—	—	—	—	—	—	2,634,566	—	2,634,566
Appropriation to statutory reserve	—	—	—	—	—	48,550	(48,550)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,051,010	1,051,010
Balance, June 30, 2021	9,993,743	$799,499	7,659,000	$612,720	$14,600,143	$538,750	$(9,364,684)	$226,865	$7,413,293

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

The accompanying notes are an integral part of these consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Years ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$2,634,566	$591,870
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	194,899	246,316
Loss from disposal of equipment	90	10,115
Provision for doubtful accounts	107,789	15,363
Amortization of debt issuance costs	78,145	183,156
Amortization of share-based compensation	554,398	609,222
Deferred income tax benefits	(31,037)	(3,316)
Unrealized exchange gain/loss	973,040	479,801
Changes in operating assets and liabilities:
Notes receivable	1,042,500	(996,100)
Accounts receivable	(19,761,705)	(18,398,123)
Inventories	(586,291)	(274,447)
Advances to suppliers	76,782	(3,543,553)
Prepaid expenses and other current assets	(639,102)	1,086,685
Other noncurrent assets	(5,902)	4,124
Accounts payable	15,615,601	15,333,732
Deferred revenue	2,527,843	1,259,093
Taxes payable	675,649	376,494
Accrued expenses and other current liabilities	405,541	(1,154,496)
Net cash provided by (used in) operating activities	3,862,806	(4,174,064)

Cash flows from investing activities:
Purchase of property and equipment	(21,755)	(6,501)
Purchase of intangible assets	(18,596)	(158,062)
Purchase of short-term investments	(44,822,233)	(40,306,475)
Proceeds upon maturity of short-term investments	46,344,808	38,022,560
Net cash provided by (used in) investing activities	1,482,224	(2,448,478)

Cash flows from financing activities:
Proceeds from short-term bank loans	35,148,698	24,324,646
Repayments of short-term bank loans	(32,271,871)	(18,753,950)
Proceeds from short-term borrowings	370,000	—
Proceeds from banker’s acceptance notes payable	1,468,058	6,229,912
Repayment of banker’s acceptance notes payable	(1,515,000)	(10,381,551)
Proceeds from borrowings from related parties	1,500,193	1,101,460
Repayment of related party borrowings	(2,848,754)	(1,057,972)
Proceeds from sale of common stock, net of issuance costs	—	273,550
Net cash provided by financing activities	1,851,324	1,736,095
Effect of exchange rate fluctuation on cash and restricted cash	(3,086,991)	1,713,556
Net increase (decrease) in cash and restricted cash	4,109,363	(3,172,891)
Cash and restricted cash at beginning of year	2,698,827	5,871,718
Cash and restricted cash at end of year	$6,808,190	$2,698,827

Supplemental cash flow information
Cash paid for income taxes	$273,205	$225,923
Cash paid for interest	$574,401	$744,046

ICZOOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(UNAUDITED)

The following tables provides a reconciliation of cash and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the consolidated statement of cash flows:

	June 30, 2021	June 30, 2020
Cash, end of the year	$3,196,683	$2,615,843
Restricted cash, end of year	3,611,507	82,984
Total cash and restricted cash, end of year	$6,808,190	$2,698,827
	June 30, 2021	June 30, 2020
Cash, beginning of year	$2,615,843	$2,281,141
Restricted cash, beginning of year	82,984	3,590,577
Total cash and restricted cash, beginning of year	$2,698,827	$5,871,718

The accompanying notes are an integral part of these consolidated financial statements

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

ICZOOM Group Inc. (“ICZOOM” or the “Company”), through its wholly-owned subsidiaries and an entity controlled through contractual arrangements, is engaged in sales of electronic components to customers in the People’s Republic of China (“PRC”). Major electronic components purchased from suppliers and then sold to customers through the Company’s online platform include: integrated circuit, discretes, passive components, optoelectronics, electromechancal, Maintenance, Repair and Operations (“MRO”), design tools, etc. These electronic components are primarily used by customers in the consumer electronic industry, automotive electronics, industry control segment with primary target customers being China-based small and medium-sized enterprises. In addition, the Company also provides customs clearance, temporary warehousing, logistic and shipping services to customers to earn service commission fees.

Organization

ICZOOM, formerly known as Horizon Business Intelligence Co., Limited, was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on June 18, 2015 and changed to its current name on May 3, 2018.

ICZOOM owns 100% of the equity interests of the following four subsidiaries incorporated in accordance with the laws and regulations in Hong Kong: (1) Iczoom Electronics Limited (“ICZOOM HK”) was incorporated on May 22, 2012; (2) Ehub Electronics Limited (“Ehub”) was incorporated on September 13, 2012; (3) Hjet Industrial Corporation Limited (“Hjet HK”) was incorporated on August 6, 2013 and (4) Components Zone International Limited (‘Components Zone HK”) was incorporated on May 19, 2020. ICZOOM HK, Ehub and Hjet HK are primarily engaged in purchases and distribution of electronic components from overseas suppliers, and Components Zone HK is a holding company with no activities.

On September 17, 2020, Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise of Components Zone HK.

ICZOOM, Components Zone HK and ICZOOM WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the chairman of the Board of Directors who is also the Chief Executive Officer (“CEO”) of the Company, and the Chief Operating Officer (“COO”) of the Company, were the controlling shareholders of the following entities: (1) Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”), formed in Shenzhen City, China on November 8, 2013; (2) Shenzhen Hjet Supply Chain Co., Ltd. (“Hjet Supply Chain”), formed in Shenzhen City, China on July 3, 2006; (3) Shanghai Heng Nuo Chen International Freight Forwarding Co., Ltd. (“Heng Nuo Chen”), formed in Shanghai City, China on March 25, 2015; (4) Shenzhen ICZoom Electronics Co., Ltd. (“ICZoom Shenzhen”), formed in Shenzhen City, China on July 20, 2015; (5) Shenzhen Hjet Yun Tong Logistics Co., Ltd. (“Hjet Logtistics”), formed in Shenzhen City, China on May 31, 2013 and (6) Shenzhen Pai Ming Electronics Co., Ltd. (“Pai Ming Shenzhen”), formed in Shenzhen City, China on May 9, 2012. Hjet Shuntong is currently not engaging in any active business operations and merely acting as a holding company. ICZOOM Shenzhen operates the Company’s e-commerce platform to facilitate the sales of electronic components. Hjet Supply Chain handles order fulfilment for e-commerce customers. Heng Nuo Chen and Hjet Logistics are engaged in logistic, shipping and delivery of products to customers. In order to comply with the PRC laws and regulations, Pai Ming Shenzhen holds Internet Content Provider (“ICP”) license to operate the e-commerce platform.

Hjet Shuntong, ICZOOM Shenzhen, Hjet Supply Chain, Heng Nuo Chen and Hjet Logistics are collectively called “ICZOOM Operating Entities”.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Reorganization

A reorganization of the Company’s legal structure (“Reorganization”) was completed on December 14, 2020. The reorganization involved the incorporation of ICZOOM WFOE, the transfer of the 100% equity interest of ICZOOM operating entities to ICZOOM WFOE, and entering into certain contractual arrangements between ICZOOM WFOE and the shareholders of Pai Ming Shenzhen. Consequently, ICZOOM became the ultimate holding company of all the entities mentioned above.

On December 14, 2020, ICZOOM WFOE entered into a series of contractual arrangements with the shareholder of Pai Ming Shenzhen. These agreements include Exclusive Purchase Agreement, Exclusive Business Cooperation Agreement, Share Pledge Agreement, Power of Attorney and Spousal Consent Letter (collectively the “VIE Agreements”). Pursuant to the VIE Agreements, ICZOOM WFOE has the exclusive right to provide Pai Ming Shenzhen with consulting services related to business operations including technical and management consulting services. As a result of our direct ownership in ICZOOM WFOE and the VIE Agreements, we believe that Pai Ming Shenzhen should be treated as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation, which allows ICZOOM to consolidate Pai Ming Shenzhen’ operations and financial results in ICZOOM’s financial statements in accordance with U.S. GAAP. ICZOOM is treated as the primary beneficiary for accounting purposes under U.S. GAAP.

The Company, together with its wholly owned subsidiaries and its VIE, is effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries, and its VIE has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities
ICZOOM	June 18, 2015	Cayman Islands	Parent, 100%	Investment holding
ICZOOM HK	May 22, 2012	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Ehub	September 13, 2012	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Hjet HK	August 6, 2013	Hong Kong	100%	Purchase of electronic components from overseas suppliers
Components Zone HK	May 19, 2020	Hong Kong	100%	Investment holding
ICZOOM WFOE	September 17, 2020	PRC	100%	WFOE, Consultancy and information technology support
Hjet Shuntong	November 8, 2013	PRC	100%	Investment holding
Hjet Supply Chain	July 3, 2006	PRC	100%	Order fulfilment

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities
ICZOOM Shenzhen	July 20, 2015	PRC	100%	Sales of electronic components through B2B e-commerce platform
Hjet Logistics	May 31, 2013	PRC	100%	Logistics and product shipping
Heng Nuo Chen	May 25, 2015	PRC	100%	Logistics and product shipping. Deregistered in September 2021
Pai Ming Shenzhen	May 9, 2012	PRC	VIE	Holds an EDI license and an ICP License

In order to streamline the Company’s business structure, on August 23, 2021, one of the Company’s subsidiaries, Heng Nuo Chen, completed the deregistration with China’s State Administration of Industry and Commerce. The deregistration of Heng Nuo Chen has no material impact on the Company’s business because Heng Nuo Chen had limited business activities and operation since its inception. Total assets and total liabilities of Heng Nuo Chen as of June 30, 2021 amounted to approximately $5,879 and $325,497, accounted for 0.01% and 0.41% of the Company’s consolidated total assets and liabilities, respectively. Heng Nuo Chen did not generated any revenue since its inception and the accumulated deficit of Heng Nuo Chen as of June 30, 2021 was $305,780, accounted for 3.27% of the Company’s consolidated accumulated deficit. Due to such immateriality, no discontinued operations was reported (also see Note 18).

The VIE contractual arrangements

In order to comply with the PRC laws and regulations, the Company holds its Internet Content Provider (“ICP”) license to operate the e-commerce platform, through Pai Ming Shenzhen. The Company consolidated the operation and financial results of Pai Ming Shenzhen as primary beneficiary through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Pursuant to these contractual arrangements, neither the Company nor its subsidiaries own any equity interest in Pai Ming Shenzhen. Instead, the Company controls and receives the economic benefits of the operation results of Pai Ming Shenzhen through the VIE agreements. Under U.S. GAAP, for accounting purposes, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of Pai Ming Shenzhen, because pursuant to the VIE agreements, the operations of Pai Ming Shenzhen are solely for the benefit of ICZOOM WFOE and ultimately, the Company.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

Risks associated with the VIE structure

The Company believes that the contractual arrangements with its VIE and the shareholder of its VIE are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

The Company’s ability to conduct its businesses may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and its shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and its VIE. The Company has not provided any financial support to the VIE for the years ended June 30, 2021 and 2020.

The following financial statement amounts and balances of the VIE were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	June 30, 2021	June 30, 2020
ASSETS
CURRENT ASSETS
Cash	$2,891	$6,316
Prepaid expenses and other current assets	7,061	3,790
TOTAL CURRENT ASSETS	$9,952	$10,106
Other noncurrent assets	1,452	—
TOTAL ASSETS	$11,404	$10,106

LIABILITIES
CURRENT LIABILITIES
Accrued expenses and other current liabilities	566,158	314,880
TOTAL CURRENT LIABILITIES	$566,158	$314,880
TOTAL LIABILITIES	$566,158	$314,880

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (cont.)

	For the years ended June 30,
	2021	2020
REVENUE	$36,273	$—
COST OF REVENUE	32,229	—
GROSS PROFIT	4,044	—

OPERATING EXPENSES
Selling expenses	37,809	47,811
General and administrative expenses	182,628	174,950
Total operating expenses	220,437	222,761
LOSS FROM OPERATIONS	(216,393)	(222,761)

OTHER EXPENSE AND OTHER INCOME
Other income (loss), net	243	(43)
Total other income (loss), net	243	(43)
LOSS BEFORE INCOME TAX PROVISION	(216,150)	(222,804)
PROVISION FOR INCOME TAXES	—	—
NET LOSS	(216,150)	(222,804)
	For the years Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(216,150)	$(222,804)
Changes in operating assets and liabilities:
Accounts receivable	—	1,423
Advances to suppliers	—	2,775
Prepaid expenses and other current assets	(2,847)	47
Other noncurrent assets	(1,421)	—
Accrued expenses and other current liabilities	216,478	224,556
Net cash provided by (used in) operating activities	(3,940)	5,997
Effect of exchange rate fluctuation on cash	515	(52)
Net increase (decrease) in cash	(3,424)	5,945
Cash at beginning of year	6,316	371
Cash at end of year	$2,891	$6,316

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, and entity which it consolidate the operation and financial results through VIE agreements. All inter-company balances and transactions are eliminated upon consolidation.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and advance to suppliers, inventory valuations, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, realization of deferred tax assets, and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations. The Company’s operations may be further affected by the ongoing outbreak of COVID-19 which in March 2020, had been declared as a pandemic by the World Health Organization. To reduce the spread of the COVID-19, the Chinese government employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s facilities beginning in early February to March 1, 2020, limited support from the Company’s employees, and difficulties to collect customer payments on a timely basis, the Company’s business was negatively impacted and generated lower revenue and net income during the period from February to March 1, 2020. Although the Company resumed its operations on March 1, 2020 and the COVID-19 impact on the Company’s operating results and financial performance for the years ended June 30, 2021 and 2020 seems to be temporary, a COVID-19 resurgence could negatively affect the execution of the Company’s sales contract and fulfilment of customer orders and the collection of the payments from customers on a timely manner. The Company will continue to monitor and modify the operating strategies in response to the COVID-19. The extent of the future impact of COVID-19 is still highly uncertain and cannot be predicted as of the date the Company’s financial statements are released.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains all of its bank accounts in the PRC. The Company’s cash balances in these bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted cash

Restricted cash consists of cash deposited with the PRC banks and used as collateral to secure the Company’s short-term bank loans. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires entities to present the aggregate changes in cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, the statement of cash flows will be required to present restricted cash and restricted cash equivalents as a part of the beginning and ending balances of cash and cash equivalents. The Company adopted the updated guidance retrospectively and presented restricted cash within the ending cash, cash equivalents, and restricted cash balance on the Company’s consolidated statement of cash flows for the periods presented.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Notes receivable

Notes receivable represent banks’ acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These notes receivable are non-interest bearing and are collectible within six to twelve months. As of June 30, 2020, the Company had notes receivable balance of $989,100, which has been fully settled and collected before December 31, 2020. Notes receivable amounted to $18,000 as of June 30, 2021 and is expected to be fully collected by November 2021.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company reduces accounts receivable by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The Company determines the adequacy of allowance for doubtful accounts based on individual account analysis, historical collection trend, and best estimate of specific losses on individual exposures. The Company establishes a provision for doubtful receivable when there is objective evidence that the Company may not be able to collect amounts due. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after the management has determined that the likelihood of collection is not probable. Allowance for uncollectable balances amounted to $133,059 and $15,525 as of June 30, 2021 and 2020, respectively.

Inventories

Inventories are comprised of purchased electronic components products to be sold to customers. Inventories are stated at the lower of cost or net realizable value, determined using primarily an average weighted cost method. The Company reviews its inventories periodically to determine if any reserves are necessary for potential shrinkage and obsolete or unusable inventory. There was no inventory allowance as of June 30, 2021 and 2020, respectively.

Advances to suppliers

Advance to suppliers consists of balances paid to suppliers for purchase of electronic components that have not been provided or received. Advance to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for doubtful accounts by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of June 30, 2021 and 2020, there was no allowance recorded as the Company considers all of the advances to be fully realizable.

Short-term investments

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks with maturities ranging from one month to twelve months. The banks invest the Company’s fund in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 1.5% to 3.35% per annum. The carrying values of the Company’s short-term investments approximate fair value because of their short-term maturities. The interest earned is recognized in the consolidated statements of operations and comprehensive income (loss) over the contractual term of these investments (see Note 6).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Office equipment and furniture	3 years
Transportation vehicles	5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in consolidated statements of operations and comprehensive income (loss) in other income (expenses).

Intangible assets, net

The Company’s intangible assets primarily consist of internal-use software development costs associated with the Company’s e-commerce platform. Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The Company amortizes its intangible assets over useful lives of 10 year using a straight-line method, which reflects the estimated pattern in which the economic benefits of the internally developed software are to be consumed.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. There were no impairments of these assets as of June 30, 2021 and 2020.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, consulting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred IPO costs as included in “prepaid expenses and other current assets” amounted to $398,393 and $133,601 as of June 30, 2021 and 2020, respectively (see Note 6).

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, restricted cash, short-term investments, notes receivable, accounts receivable, advances to suppliers, inventories, prepaid expenses and other current assets, short-term bank loans, notes payable, accounts payable, deferred revenue, taxes payable, due to related parties and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of June 30, 2021 and 2020 based upon the short-term nature of the assets and liabilities.

Foreign currency translation

The functional currency for ICZOOM, ICZOOM HK, Ehub, Hjet HK and Components Zone HK is the U.S Dollar (“US$”). The Company primarily operates its business through its PRC subsidiaries and VIE as of June 30, 2021. The functional currency of the Company’s PRC subsidiaries and VIE is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	June 30, 2021	June 30, 2020
Year-end spot rate	US$1=RMB 6.4599	US$1=RMB 7.0771
Average rate	US$1=RMB 6.6007	US$1=RMB 7.0274

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company currently generates its revenue from the following main sources:

Revenue from sales of electronic components to customers

The Company operates a B2B online platform www.iczoomex.com, where the Company’s customers can register as members first, and then use the platform to post the quotes for electronic component products (such as integrated circuit, discretes, passive components, optoelectronics, electromechanical, MRO and design tools, etc.). Once purchase orders received from customers, the Company purchases desired products from suppliers, takes control of purchased products in its warehouses, and then organizes the shipping and delivery of products to customers. New customers are typically required to make certain prepayment to the Company before the Company purchases products from suppliers.

The Company accounts for revenue from sales of electronic components on a gross basis as the Company is responsible for fulfilling the promise to provide the desired electronic component products to customers, and is subject to inventory risk before the product ownership and risk are transferred and has the discretion in establishing prices. All of the Company’s contracts are fixed price contracts and have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue from sales of electronic components is recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Advance payment from customers is recorded as deferred revenue first and then recognized as revenue when products are delivered to the customers and the Company’s performance obligations are satisfied. The Company does not routinely allow customers to return products and historically return allowance was immaterial. There is no separate rebate, discount, or volume incentive involved. Revenue is reported net of all value added taxes (“VAT”).

Service commission fees

The Company’s service commission fees primarily consist of (1) fees charged to customers for assisting them for customs clearance when they directly purchase electronic component products from overseas suppliers; (2) fees charged to customers for providing temporary warehousing and organizing the product shipping and delivery to customer designated destinations after customs clearance. There is no separately identifiable other promises in the contracts.

The Company merely acts as an agent in this type of transaction and earns a commission fee ranging from 0.2% to 1% based on the value of the merchandise that customers purchase from suppliers and such commission fee is not refundable. The Company does not have control of the goods in this type of transaction, has no discretion in establishing prices and does not have the ability to direct the use of the goods to obtain substantially all the benefits. Such revenue is recognized at the point when the Company’s customs clearance, warehousing, logistic and delivery services are performed and the customer receive the products. Revenues are recorded net of sales taxes and value added taxes.

Contract Assets and Liabilities

The Company did not have contract assets as of June 30, 2021 and 2020.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $5,390,649 and $2,608,228 as of June 30, 2021 and 2020, respectively. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling expense when incurred.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenue

The Company disaggregates its revenue from contracts by product and service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors.

The summary of the Company’s total revenues by product and service type for the years ended June 30, 2021 and 2020 was as follows:

	For the Years Ended June 30,
	2021	2020
Sales of electronic components products:
Semiconductor:
Integrated Circuits	$143,829,248	$79,312,766
Power/Circuit Protection	16,223,578	10,025,174
Discretes	36,810,512	22,683,681
Passive Components	18,173,486	9,366,104
Optoelectronics/Electromechanical	6,530,856	8,813,314
Other semiconductor products	13,206,802	7,779,976
Equipment, tools and others:
Equipment	18,595,683	14,250,154
Tools and others	24,377,573	11,740,476
Total sales of electronic components products	277,747,738	163,971,645
Service commission fees	1,613,088	1,241,966
Total revenue	$279,360,826	$165,213,611

Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company purchases electronic component products from third-party suppliers and then sells to customers. The Company’s products have similar economic characteristics with respect to vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, and concludes that the Company has only one reporting segment.

Shipping and handling costs

Shipping and handling costs are expensed as incurred. Inbound shipping and handling cost associated with bringing the purchased electronic component products from suppliers to the Company’s warehouse are included in cost of revenue. Outbound shipping and handling costs associated with shipping and delivery the products to customers are included in selling expenses. For the years ended June 30, 2021 and 2020, shipping and handling costs included in cost of revenue amounted to $518,233 and $351,415, and shipping and handling costs included in selling expenses amounted to $359,111 and $270,196, respectively.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and development

The Company’s research and development activities primarily relate to development and implementation of its e-commerce platform and software. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s e-commerce platform. Capitalized software development costs amounted to $18,596 and $153,379 for the years ended June 30, 2021 and 2020, respectively. Research and development expenses included in general and administrative expenses amounted to $238,070 and $101,129 for the years ended June 30, 2021 and 2020, respectively, primarily comprising employee costs, and amortization and depreciation to intangible assets and property and equipment used in the research and development activities.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended June 30, 2021 and 2020. The Company does not believe that there was any uncertain tax provision at June 30, 2021 and 2020. The Company’s subsidiaries in Hong Kong are subject to the profit taxes in Hong Kong. The Company’s subsidiaries and VIE in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the years ended June 30, 2021 and 2020.

As of June 30, 2021, all of the tax returns of the Company’s subsidiaries and VIE remain available for statutory examination by Hong Kong and PRC tax authorities.

Value added tax (“VAT”)

The Company is a general taxpayer and is subject to applicable VAT tax rate of 6% or 16%, and starting from April 1, 2019, the Company is subject to applicable VAT tax rate of 6% or 13%. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT tax paid to suppliers against their output VAT liabilities.

Debt issuance costs

Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. Amortization of debt origination costs is calculated using the effective interest method and is included as a component of interest expense.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The following table sets forth the computation of basic and diluted earnings per share for the years ended June 30, 2021 and 2020:

	For the Years ended June 30,
	2021	2020
Numerator:
Net income attributable to ordinary shareholders	$2,634,566	$591,870

Denominator:
Weighted-average number of ordinary shares outstanding – basic	17,652,743	17,591,661
Outstanding options	1,920,348	1,994,075
Potentially dilutive shares from outstanding options	1,877,140	1,949,208
Weighted-average number of ordinary shares outstanding – diluted	19,529,883	19,540,869
Earnings per share – basic	$0.15	$0.03
Earnings per share – diluted	$0.13	$0.03

Employee benefit plan

The Company’s subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying consolidated statements of income and comprehensive income amounted to $101,983 and $95,664 for the years ended June 30, 2021 and 2020, respectively.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income(loss). The foreign currency translation gain or loss resulting from translation of the consolidated financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of comprehensive income.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Government subsidies

Government subsidies are provided by the relevant PRC municipal government authorities to subsidize the cost of certain research and development projects. The Company recognizes government subsidies as other operating income when they are received because they are not subject to any past or future conditions, there are

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

no performance conditions or conditions of use, and they are not subject to future refunds. Government subsidies received and recognized as other operating income totaled $168,461 and $26,113 for the years ended June 30, 2021 and 2020, respectively.

Share-based compensation

The Company grants stock options to eligible employees for services and accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses using the straight-line method over the vesting period.

The fair value of share options was determined using the binomial option valuation model, which requires the input of highly subjective assumptions, including the expected volatility, the exercise multiple, the risk-free rate and the dividend yield. For expected volatility, the Company has made reference to historical volatility of several comparable companies in the same industry. The exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested share options. The risk-free rate for periods within the contractual life of the share options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. The dividend yield is based on the expected dividend policy over the contractual life of the share options.

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recently adopted accounting pronouncement

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. In November 2019, the FASB issued ASU 2019-10, which extends the effective date for adoption of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11 to clarify its new credit impairment guidance in ASU 326. Accordingly, for public entities that are not smaller reporting entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an emerging growth company, we plan to adopt this guidance effective July 1, 2022. We are currently evaluating the impact of our pending adoption of ASU 2016-13 on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) — Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. ASU 2016-02 was further amended in November 2019 by ASU 2019-10 and in June 2020 by ASU 2020-05, which deferred the effective date of new lease standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company will adopt this guidance effective July 1, 2022. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	June 30, 2021	June 30, 2020
Accounts receivable	$68,197,294	$44,005,517
Less: allowance for doubtful accounts	(133,059)	(15,255)
Accounts receivable, net	$68,064,235	$43,990,262

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET (cont.)

The Company’s accounts receivable (“AR”) primarily includes balance due from customers when the Company’s products are sold and delivered to customers.

99.9% of the June 30, 2020 accounts receivable balance has been collected by May 31, 2021. Approximately 80.2% of the June 30, 2021 accounts receivable balance has been collected as of the date of this filing and the remaining balance is expected to be collected by January 31, 2022. The following table summarizes the Company’s outstanding accounts receivable and subsequent collection by aging bucket:

	As of June 30, 2021	Subsequent collection	% of collection
AR aged less than 6 months	$63,787,917	$50,290,417	78.8%
AR aged from 7 to 12 months	4,409,377	4,409,377	100.0%
AR aged over 1 year	—	—	—
Accounts Receivable	$68,197,294	$54,699,794	80.2%
	Balance as of June 30, 2020	Subsequent collection	% of collection
AR aged less than 6 months	$38,217,572	$38,217,572	100.0%
AR aged from 7 to 12 months	5,524,755	5,524,755	100.0%
AR aged over 1 year	263,190	247,935	94.2%
Accounts Receivable	$44,005,517	$43,990,262	99.9%

Allowance for doubtful accounts movement is as follows:

	June 30, 2021	June 30, 2020
Beginning balance	$15,255	$—
Additions	107,789	15,363
Foreign currency translation adjustments	10,015	(108)
Ending balance	$133,059	$15,255

NOTE 4 — INVENTORIES, NET

Inventories, net, consist of the following:

	June 30, 2021	June 30, 2020
Semiconductors	$2,216,448	$1,108,380
Equipment, tools and others	247,017	609,248
Inventory valuation allowance	—	—
Total inventory, net	$2,463,465	$1,717,628

NOTE 5 — ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net, consist of the following:

	June 30, 2021	June 30, 2020
Advances to suppliers	$6,644,093	$6,720,823
Less: allowance for doubtful accounts	—	—
Advances to suppliers, net	$6,644,093	$6,720,823

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — ADVANCES TO SUPPLIERS, NET (cont.)

Advance to suppliers represents balance paid to various suppliers for purchase of electronic components that have not been delivered. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of June 30, 2021 and 2020, there was no allowance recorded as the Company considers all of the advance to suppliers balance fully realizable. The June 30, 2020 advance to supplier balance has been fully realized as of December 31, 2020. Approximately 86.8% of the June 30, 2021 advance to suppliers balance has been realized as of the date of this filing and the remaining balance is expected to be realized by January 31, 2022.

NOTE 6 — SHORT-TERM INVSTMENT

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks with maturities ranging from one month to twelve months. The banks invest the Company’s fund in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 1.5% to 3.35% per annum. Short-term investment consisted of the following:

	June 30, 2021	June 30, 2020
Beginning balance	$2,267,865	$—
Add: purchase additional wealth management financial products	44,822,233	40,306,475
Less: proceeds received upon maturity of short-term investment	(46,344,808)	(38,022,560)
Foreign currency translation adjustments	183,510	(16,050)
Ending balance of short-term investment	$928,800	$2,267,865

Interest income generated from short-term investment amounted to $92,314 and $102,359 for the years ended June 30, 2021 and 2020, respectively.

NOTE 7 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	June 30, 2021	June 30, 2020
Other receivables, net(1)	$1,538,916	$1,131,409
Deferred initial public offering costs(2)	398,393	133,601
Prepaid expenses(3)	59,417	12,134
Prepaid expenses and other current assets	$1,996,726	$1,277,144

____________

(1)      Other receivable primarily includes prepaid VAT input tax in connection with the Company’s purchase of electronic component products from third-party suppliers when VAT invoices have not been received as of the balance sheet date. Other receivable also includes, advances to employees for business development and security deposits for operating leases. As of the date of this report, approximately 99% of the June 30, 2020 other receivable balance and approximately 90.6% of the June 30, 2021 other receivable balance has been collected or settled.

(2)      Deferred initial public offering costs of $398,393 and $133,601 was included in “prepaid expenses and other current assets” as of June 30, 2021 and 2020, respectively.

(3)      Prepaid expenses include mainly prepayment for rental expense and equipment maintenance, etc.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	June 30, 2021	June 30, 2020
Office equipment and furniture	$134,014	$111,563
Automobiles	81,848	74,887
Leasehold improvement	297,787	288,145
Subtotal	513,649	474,595
Less: accumulated depreciation	(456,683)	(359,569)
Property and equipment, net	$56,966	$115,026

Depreciation expense was $85,081 and $150,913 for the years ended June 30, 2021 and 2020, respectively.

NOTE 9 — INTANGIBLE ASSETS, NET

Intangible assets, net, mainly consist of the following:

	June 30, 2021	June 30, 2020
Capitalized internal-use software development costs	$919,829	$822,356
Less: accumulated amortization	(429,293)	(289,430)
Intangible assets, net	$490,536	$532,926

Amortization expense was $109,818 and $95,403 for the years ended June 30, 2021 and 2020, respectively. Estimated future amortization expense for intangible assets is as follows:

Twelve months ending June 30,	Amortization expense
2022	$118,269
2023	117,966
2024	98,721
2025	73,416
2026	47,765
Thereafter	34,399
$490,536

NOTE 10 — DEBT

The Company borrowed from PRC banks and other financial institutions as working capital funds. As of June 30, 2021 and 2020, the Company’s debt consisted of the following:

(a) Short-term loans:

		June 30, 2021	June 30, 2020
Shanghai Pudong Development Bank	(1)	$5,000,000	$3,900,000
Huaxia Bank	(2)	3,000,000	2,500,000
Agricultural Bank of China	(3)	2,500,000	2,200,000
Industrial and Commercial Bank of China	(4)	2,600,000	2,500,000
East West Bank	(5)	2,000,000	—
Less: Debt issuance cost	(6)	(32,062)	(65,465)
Total short-term loans, net		$15,067,938	$11,034,535

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

(1) From February 12, 2020 to February 19, 2020, the Company entered into loan agreements with Shanghai Pudong Development Bank (“SPD Bank”) to borrow an aggregate of $3.9 million short-term loan as working capital for six months, with loan maturity date between August 10, 2020 and August 11, 2020, and effective interest rate between 4.22% to 4.23% per annum, respectively. These loans were fully repaid upon maturity.

From August 27, 2020 to September 7, 2020, the Company entered into loan agreements with SPD Bank to borrow an aggregate of $4.7 million short-term loan as working capital for six months, with loan maturity date between February 23, 2021 and March 4, 2021, and effective interest rate at 4.10% per annum. These loans were fully repaid upon maturity.

On February 23, 2021, the Company signed a new loan contract with SPD bank to borrow $2.3 million as working capital, with effective interest rate of 4.35% per annum and maturity date on August 24, 2021. In addition, on March 9, 2021, the Company signed another loan contract with SPD bank to borrow $2.7 million as working capital with effective interest rate of 4.7% per annum and maturity date on September 3, 2021. Both loans were guaranteed by the Company’s certain shareholders. These loans were fully repaid upon maturity.

For the above-mentioned loans from SPD bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(2) On April 1, 2020, the Company borrowed $2.5 million short-term loan form Huaxia Bank as working capital for six months, with loan maturity date on August 20, 2020 and effective interest rate at 4.24% per annum. The loan was fully repaid upon maturity.

On October 13, 2020, the Company borrowed $2.6 million short-term loan form Huaxia Bank as working capital for six months with loan maturity date on April 9, 2021 and effective interest rate at 3.8% per annum. The loan was fully repaid upon maturity.

On May 20, 2021, the Company borrowed $3.0 million short-term loan from Huaxia bank as working capital for six months, with loan maturity date on November 20, 2021 and effective interest rate at 2.30% per annum. The loan was guaranteed by the Company’s certain shareholders and related parties.

For the above-mentioned loans from Huaxia bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(3) On April 24, 2020, the Company borrowed $1.3 million short-term loan from Agricultural Bank of China (“ABC bank”) as working capital for three months, with loan maturity date on July 23, 2020 and effective interest rate was 4.01% per annum. The loan was fully repaid upon maturity.

On May 27, 2020, the Company borrowed $0.9 million short-term loan from ABC Bank as working capital for three months, with loan maturity date on August 25, 2020 and effective interest rate of 3.04% per annum. The loan was fully repaid upon maturity.

On July 27, 2020, the Company borrowed $1.3 million short-term loan from ABC Bank as working capital for three months, with loan maturity date on October 23, 2020 and effective interest rate of 1.95% per annum. The loan was fully repaid upon maturity.

On August 26, 2020, the Company borrowed $0.9 million short-term loan from ABC Bank as working capital for three months, with loan maturity date on November 24, 2020 and effective interest rate of 1.95% per annum. The loan was fully repaid upon maturity.

On October 27, 2020, the Company borrowed $1.3 million short-term loan from ABC Bank as working capital for three months, with loan maturity date on January 25, 2021 and effective interest rate of 1.52% per annum. The loan was fully repaid upon maturity.

On November 26, 2020, the Company borrowed $0.9 million short-term loan from ABC Bank as working capital for three months, with loan maturity date on February 24, 2021 and effective interest rate of 1.53% per annum. The loan was fully repaid upon maturity.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

On January 21, 2021, the Company borrowed $2.5 million short-term loan from ABC bank as working capital for six months, with loan maturity date on July 20, 2021 and effective interest rate of 1.34% per annum. The loan was fully repaid upon maturity.

On July 22, 2021, the Company borrowed $2.5 million short-term loan from ABC bank as working capital for six months, with loan maturity date on January 18, 2022 and effective interest rate of 1.25% per annum.

For the above-mentioned loans from ABC bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

(4) On April 17, 2020, the Company borrowed a $1.3 million short-term loan from Industrial and Commercial Bank of China (“ICBC”) as working capital for three months, with loan maturity on July 10, 2020 and effective interest rate of 2.64% per annum. In addition, on April 29, 2020, the Company borrowed another $1.2 million short-term loan from ICBC as working capital for three months, with loan maturity date on July 24, 2020 and effective interest rate of 2.43% per annum. Both loans were fully repaid upon maturity.

On July 23, 2020, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on October 16, 2021 and effective interest rate of 1.47% per annum. The loan was fully repaid upon maturity.

On August 6, 2020, the Company borrowed $1.2 million short-term loan from ICBC as working capital for three months, with loan maturity date on October 29, 2021 and effective interest rate of 1.46% per annum. The loan was fully repaid upon maturity.

On October 30, 2020, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on January 25, 2021 and effective interest rate of 1.42% per annum. The loan was fully repaid upon maturity.

On November 13, 2020, the Company borrowed $1.2 million short-term loan from ICBC as working capital for three months, with loan maturity date on February 3, 2021 and effective interest rate of 1.32% per annum. The loan was fully repaid upon maturity.

On February 5, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on April 30, 2021 and effective interest rate of 1.40% per annum. In addition, on February 24, 2021, the Company borrowed additional $1.2 million short-term loan from ICBC as working capital for three months, with loan maturity date on May 24, 2021 and effective interest rate of 1.38% per annum. Both loans were repaid upon maturity.

On May 8, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on August 4, 2021 and effective interest rate of 1.37% per annum. The loan was fully repaid upon maturity.

On June 4, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on September 1, 2021 and effective interest rate of 1.33% per annum. The loan was fully repaid upon maturity.

On August 6, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 3, 2021. The loan was fully repaid before maturity date. In addition, on September 2, 2021, the Company borrowed additional $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 30, 2021. Both loans have effective interest rate of 1.32% per annum.

For the above-mentioned loans from ICBC bank, certain shareholders of the Company provided joint guarantees to these loans by pledging their personal properties as collaterals.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — DEBT (cont.)

(5) On March 16, 2021, the Company obtained a $20 million line of credit from East West Bank (“EW Bank”) as working capital. On April 26, 2021, the Company borrowed $2 million out of this line of credit as working capital, with loan maturity date on July 26, 2021 and effective interest rate of 1.5% per annum. The loan was repaid upon maturity. As of the date of this filing, the Company had availability to borrow $20 million from this line of credit before September 15, 2022.

(6) In order to obtain the above-mentioned loans from PRC banks, as of June 30, 2021 and 2020, the Company incurred total of $269,740 and $396,048 loan origination fees to be paid to above mentioned related parties for providing loan guarantees and pledging their personal assets as collaterals to safeguard the loans. The loan origination fees were recorded as deferred financing cost against the loan balances. For the years ended June 30, 2021 and 2020, $78,145 and $183,156 deferred financing cost was amortized, respectively.

For the above-mentioned short-term loans from PRC banks and financial institutions, interest expense amounted to $745,387 and $503,509 for the years ended June 30, 2021 and 2020, respectively, respectively.

(b) Notes payable:

The Company has various credit facilities with PRC banks that provide for working capital in the form of notes payable.

Notes payable consists of the following:

		June 30, 2021	June 30, 2020
Huaxia Bank	(1)	$1,500,035	$1,413,000

On May 22, 2020, the Company obtained a line of credit of RMB 10 million (equivalent to $1,413,000) from Huaxia Bank as working capital. The line of credit was issued by Huaxia Bank in the form of banker’s acceptance note and used by the Company to make payment to suppliers. The effective interest rate on this note was 3.5% per annum and maturity date on June 14, 2021. The Company pledged its short-term investment of $1.5 million as collateral to secure this note. The notes payable was fully repaid upon maturity.

On June 18, 2021, the Company obtained another line of credit from Huaxia Bank of $1.5 million as working capital in the form of banker’s acceptance note. This note was interest free and with a maturity date on December 18, 2021. The Company pledged restricted cash of $1.5 million as collateral to secure this note.

For the above-mentioned banker’s acceptance notes payable borrowed from PRC banks, interest expense amounted to $25,746 and $102,993 for the years ended June 30, 2021 and 2020, respectively.

(c) Third-party loan

On July 30, 2020, the Company borrowed $370,000 loan from an unrelated individual in order to pay IPO related service fees to various service providers. The effective interest rate on this third-party loan is 4% per annum, with loan maturity date on July 29, 2021. The loan was repaid upon maturity. Total interest expense on this third-party loan amounted to $13,567 and Nil for the years ended June 30, 2021 and 2020, respectively.

NOTE 11 — ACCOUNTS PAYBLE

The Company’s accounts payable (“AP”) primarily include balance due to suppliers for purchase of electronic components products. The June 30, 2020 accounts payable balance has been fully settled by May 31, 2021. Approximately 83.3% of the accounts payable balance as of June 30, 2021 has been settled as of the date of this filing and the remaining balance is expected to be settled by January 31, 2022.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — ACCOUNTS PAYBLE (cont.)

The following table summarizes the Company’s outstanding accounts payable and subsequent settlement by aging bucket:

	Balance as of June 30, 2021	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$52,399,768	43,323,202	82.7%
Accounts payable aged from 7 to 12 months	2,037,594	2,037,594	100.0%
Accounts payable aged over 1 year	7,624	7,624	100.0%
Total accounts payable	$54,444,986	45,368,420	83.3%
	Balance as of June 30, 2020	Subsequent settlement	% of collection
Accounts payable aged less than 6 months	$29,543,056	$29,543,056	100.0%
Accounts payable aged from 7 to 12 months	7,297,511	7,297,511	100.0%
Accounts payable aged over 1 year	1,893,973	1,893,973	100.0%
Total accounts payable	$38,734,540	$38,734,540	100.0%

NOTE 12 — TAXES

(a) Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

ICZOOM HK, Ehub, Hjet HK and Components Zone HK are incorporated in Hong Kong and are subject to profit taxes at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on or after April 1, 2018, the two-tiered profits tax rates regime took effect, under which the profits tax rate is 8.25% on assessable profits of the first HK$2 million and 16.5% on any assessable profits in excess of HK$2 million. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. As a result, Ehub is nominated by the Company and is subject to tax rate of 8.25% on the first HK$2 million of assessable profits and a tax rate of 16.5% on the remaining profits and ICZOOM HK, Hjet HK and Components Zone HK are subject to Hong Kong profit taxes at a rate of 16.5% for the years ended June 30, 2021 and 2020, respectively.

(a) Corporate Income Taxes (“CIT”)

PRC

ICZOOM WOFE, Hjet Shuntong, ICZOOM Shenzhen, Hjet Supply Chain, Heng Nuo Chen, Hjet Logistics and Pai Ming Shenzhen are incorporated in the PRC, and are subject to the PRC Enterprise Income Tax Laws (“EIT Laws”) and are taxed at the statutory income tax rate of 25%.

EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. ICZOOM Shenzhen, one of the Company’s ICZOOM Operating Entities in the PRC, was approved as HNTEs and is entitled to a reduced income tax rate of 15% beginning December 2020, which is valid for three years.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

(i)     The components of the income tax provision from Cayman Islands, Hong Kong, and China are as follows:

	For the years Ended June 30,
	2021	2020
Current tax provision
Cayman Islands	$—	$—
Hong Kong	562,684	—
China	533,136	697,251
	1,095,820	697,251
Deferred tax provision (benefit)
Cayman Islands	—	—
Hong Kong	—	—
China	(26,947)	21,162
	(26,947)	21,162
Income tax provision	$1,068,873	$718,413

Reconciliation of the differences between the income tax provision computed based on PRC statutory income tax rate and the Company’s actual income tax provision for the years ended June 30, 2021 and 2020, respectively are as follows:

	For the Years ended June 30,
	2021	2020
Income tax expense computed based on PRC statutory rate	$925,860	$327,572
Effect of rate differential for Hong Kong entities	(186,417)	(66,709)
Non-deductible expenses:
Stock-based compensation*	138,599	205,015
Meals and entertainment	3,791	4,410
Change in valuation allowance	187,040	248,125
Actual income tax provision	$1,068,873	$718,413

____________

*        The Company’s stock-based compensation expenses were recorded under the Cayman parent company level. Pursuant to the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. As a result, stock-based compensation expenses are non-deductible expenses for income tax purposes.

Deferred tax assets

The Company’s deferred tax assets are comprised of the following:

	June 30, 2021	June 30, 2020
Deferred tax assets derived from net operating loss (“NOL”) carry forwards	$726,607	$566,766
Allowance for doubtful accounts	31,713	3,814
Less: valuation allowance	(726,607)	(566,766)
Deferred tax assets	$31,713	$3,814

Movement of valuation allowance:

	June 30, 2021	June 30, 2020
Balance at beginning of the period	$566,766	$340,357
Current period addition	159,841	226,409
Balance at end of the period	$726,607	$566,766

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — TAXES (cont.)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company has four subsidiaries in HK, including ICZOOM HK, Components Zone HK, Hjet HK and Ehub, among which ICZOOM HK, Components Zone HK have reported recurring operating losses since 2015. In addition, the Company also has five subsidiaries and VIE in the PRC, among which, Pai Ming Shenzhen, Hjet Shuntong, ICZOOM Shenzhen and Hjet Logistics have also reported recurring operating losses since 2015.

Management concluded that the chances for the above mentioned HK and PRC subsidiaries and VIE that suffered recurring losses in prior period to become profitable in the foreseeable near future and to utilize their net operating loss carry forwards were remote. Accordingly, the Company provided valuation allowance of $726,607 and $566,766 for the deferred tax assets of these subsidiaries and VIE for the years ended June 30, 2021 and 2020, respectively.

(b) Taxes payable

Taxes payable consist of the following:

	June 30, 2021	June 30, 2020
Income tax payable	$123,810	$1,223,655
Value added tax payable	2,176,875	261,168
Total taxes payable	$2,300,685	$1,484,823

NOTE 13 — RELATED PARTY TRANSACTIONS

a. Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	June 30, 2021	June 30, 2020
Mrs. Duanrong Liu	Shareholder, Director and Chief Operating Officer	$96,955	$488,207
Mr. Lei Xia	Shareholder, Chairman and Chief Executive Officer	68,687	260,799
Other shareholders	Shareholders of the Company	133,089	822,860
Total due to related parties		$298,731	$1,571,866

As of June 30, 2021 and 2020, the balance due to related parties was loan advance from the Company’s shareholders and was used as working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

b. Loan guarantee provided by related parties

In connection with the Company’s short-term borrowings from the PRC banks, the Company’s controlling shareholder and Chief Executive Officer and several other shareholders jointly signed guarantee agreements by pledging their personal properties with the banks to secure the bank loans. The Company also incurred loan origination fees of $269,740 and $396,048 as of June 30, 2021 and 2020 respectively, to be paid to these related parties for providing such loan guarantees (see Note 9).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance. For the years ended June 30, 2021 and 2020, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

As of June 30, 2021 and 2020, $4,773,853 and $1,417,315 of the Company’s cash and restricted cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of June 30, 2021 and 2020, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries and VIE located in the PRC.

For the years ended June 30, 2021 and 2020, no single customer accounted for more than 10% of the Company’s total revenue. The Company’s top 10 customers aggregately accounted for 27.9% and 25.9% of the total revenue for the years ended June 30, 2021 and 2020, respectively

As of June 30, 2021 and 2020, no customer accounted for more than 10% of the total accounts receivable balance.

As of June 30, 2021 and 2020, no single supplier accounted for more than 10% of the total advance to suppliers balance.

As of June 30, 2021 and 2020, no single supplier accounted for more than 10% of the total accounts payable balance.

For the years ended June 30, 2021 and 2020, no single supplier accounted for more than 10% of the Company’s total purchases.

NOTE 15 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was incorporated under the laws of the Cayman Islands on June 23, 2015. The original authorized number of ordinary shares was 100 million shares with par value of US$0.02 per share (including 60,000,000 shares of Class A shares and 40,000,000 shares of Class B shares). Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote and each Class B ordinary share will be entitled to ten votes. The Class A ordinary shares are not convertible into shares of any other class. The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one to one basis.

On November 13, 2020, the Company amended its Memorandum of Association to reverse split the authorized number of shares at a ratio of 1-for-4 share to 25 million shares with par value of US$0.08 per share, and reverse split the issued shares from 70,610,963 shares at par value of US$0.02 per share to 17,652,743 ordinary shares with par value of $0.08 per share. The reverse split is considered part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note1).

As a result of this revere split, the authorized number of Class A ordinary shares have been changed from 60,000,000 shares to 15,000,000 shares, and authorized number of Class B ordinary shares have been changed from 40,000,000 shares to 10,000,000 shares. As of June 30, 2020 and December 31, 2020, the Company had 17,652,743 ordinary shares issued and outstanding (including 9,993,743 shares of Class A ordinary shares and 7,659,000 shares of Class B ordinary shares).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — SHAREHOLDERS’ EQUITY (cont.)

On August 25, 2021, the Company amended its Memorandum of Association to increase the authorized shares of Class A ordinary shares from 15,000,000 shares to 60,000,000 shares with par value of $0.08 per share. As a result of this amendment, the total authorized ordinary shares has been changed from 25,000,000 shares (including 15,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares) to 70,000,000 shares (including 60,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares).

Statutory reserve and restricted net assets

Relevant PRC laws and regulations restrict the Company’s PRC subsidiaries and VIE from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Company in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company without the consent of a third party.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S GAAP differ from those in the statutory financial statements of the WFOE and its subsidiaries and VIE. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

In light of the foregoing restrictions, the Company’s PRC subsidiaries and VIE and are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulations in the PRC may further restrict the WFOE, VIE and the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances.

As of June 30, 2021 and 2020, the restricted amounts as determined pursuant to PRC statutory laws totaled $538,750 and $490,200, respectively, and total restricted net assets amounted to $16,551,112 and $15,948,164, respectively.

NOTE 16 — SHARE-BASED COMPENSATION

On October 5, 2015, the Company’s Board of Directors approved the 2015 Equity Incentive Plan (the “Plan”) for the purpose of providing incentive and rewards to employees and executives. According to the Plan, 50,000,000 of the Company’s Class A ordinary shares was reserved for issuance to qualified employees, directors and officers. Given the reverse split on November 13, 2020 (see Note 14), number of ordinary shares reserved for issuance changed to 12,500,000 shares.

Under the Plan, the following stock-based compensations have been granted to the Company’s employees, directors and officers (number of option shares and exercise price reflected the effect of the1-for-4 share reverse split):

(1)    On October 5, 2015, options to purchase 1,591,288 shares of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08 per share. These share options will vest equally over a service period of four years and expire on October 5, 2023.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SHARE-BASED COMPENSATION (cont.)

(2)    On December 26, 2016, options to purchase 128,500 shares of the Company’s Class A ordinary shares has been granted at an exercise price of $0.08 per share. These share options will vest equally over a service period of four years and expire on December 26, 2024.

(3)    On December 22, 2017, options to purchase 426,250 of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08. These option shares will vest equally over a service period of four years, and expire on December 22, 2025.

(4)    On December 21, 2018, options to purchase 88,500 of the Company’s Class A ordinary shares have been granted at an exercise price of $0.08 per share. These option shares will vest equally over a service period of four years, and expire on December 21, 2026.

(5)    On January 15, 2020, options to purchase 67,575 shares of the Company’s Class A ordinary shares have been granted at an exercise price of $1.20 per share. These option shares vest equally over a service period of four years, and expire on January 15, 2028.

The following table summarizes the Company’s stock option activities:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual term	Fair Value
Outstanding, June 30, 2019	1,981,500	0.08	4.88	2,733,928
Exercisable, June 30, 2019	1,708,938	0.08	4.75	1,728,659
Granted	67,575	1.20	—	201,328
Forfeited	(10,625)	0.08	—	(31,655)
Exercised	(44,375)	0.08	—	(132,208)
Outstanding, June 30, 2020	1,994,075	$0.09	3.90	$2,771,393
Exercisable, June 30, 2020	1,855,394	$0.08	3.75	$2,234,775
Granted	—	—	—	—
Forfeited	(73,727)	0.35	—	(219,656)
Exercised	—	—	—	—
Outstanding, June 30, 2021	1,920,348	0.09	2.80	2,551,737
Exercisable, June 30, 2021	1,898,186	0.08	2.76	2,470,526

The fair value of share options was determined using the binomial option valuation model. The binomial model requires the input of highly subjective assumptions, including the expected share price volatility and the suboptimal early exercise factor. The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. For expected volatilities, the Company has made reference to historical volatilities of several comparable companies. The suboptimal early exercise factor was estimated based on the Company’s expectation of exercise behavior of the grantees. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

There were no options granted under the Company’s 2015 Equity Incentive Plans for the year ended June 30, 2021.

On March 19, 2021, pursuant to the Company’s 2021 Equity Incentive Plan, the Company board of directors approved to grant 68 employees the options to purchase 1,158,200 shares of the Company’s ordinary shares at an exercise price of $1.20 per share. These option shares will vest equally over a service period of four years, and expire on March 19, 2029. However, on June 10, 2021, the Company board of directors approved to delay the issuance of the abovementioned share options to these employees.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SHARE-BASED COMPENSATION (cont.)

The total fair value of share options vested for the years ended June 30, 2021 and 2020 was $235,751 and $506,116, respectively. The Company recorded stock based compensation expense of $554,398 and $609,222 the years ended June 30, 2021 and 2020, respectively.

As of June 30, 2021 and 2020, there were $688,570 and $979,372 of unrecognized share-based compensation expenses related to share options granted by the Company, which were expected to be recognized over a weighted-average vesting period of 1.08 and 1.96 years, respectively.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Lease commitment

The Company’s PRC subsidiaries and VIE entered into operating lease agreements with landlords to lease warehouse and office space. For the years ended June 30, 2021 and 2020, total operating lease expense amounted to $600,062 and $406,420, respectively. As of June 30, 2021, future minimum lease payments under non-cancelable operating lease agreement are as follows:

Twelve Months ended June 30,	Lease expense
2022	$601,067
2023	202,222
Total	$803,289

NOTE 18 — SUBSEQUENT EVENTS

In order to streamline the Company’s business structure, on August 23, 2021, one of the Company’s subsidiaries, Heng Nuo Chen, completed the deregistration with China’s State Administration of Industry and Commerce. The deregistration of Heng Nuo Chen has no material impact on the Company’s business because Heng Nuo Chen had limited business activities and operation since its inception. Total assets and total liabilities of Heng Nuo Chen as of June 30, 2021 amounted to approximately $5,879 and $325,497, accounted for 0.01% and 0.41% of the Company’s consolidated total assets and liabilities, respectively. Heng Nuo Chen did not generated any revenue since its inception and the accumulated deficit of Heng Nuo Chen as of June 30, 2021 was $305,780, accounted for 3.27% of the Company’s consolidated accumulated deficit.

On August 25, 2021, the Company amended its Memorandum of Association to increase the authorized shares of Class A ordinary shares from 15,000,000 shares to 60,000,000 shares with par value of $0.08 per share. As a result of this amendment, the total authorized ordinary shares has been changed from 25,000,000 shares (including 15,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares) to 70,000,000 shares (including 60,000,000 Class A ordinary shares and 10,000,000 Class B ordinary shares) (See Note 15).

From July 2021 to November 2021, the Company repaid an aggregate of $13.4 million June 30, 2021 outstanding short-term bank loans to various financial institutions upon maturity (see Note 10).

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — SUBSEQUENT EVENTS (cont.)

From July 2021 to November 2021, the Company borrowed additional $10.1 million loans from various PRC banks, including the following:

(1)    On July 22, 2021, the Company signed a new loan contract with ABC bank to borrow $2.5 million as working capital, with effective interest rate of 1.253% per annum and maturity date on January 18, 2022. The loan was guaranteed by the Company’s certain shareholders and related parties.

(2)    On September 10, 2021, the Company signed a new loan contract with SPD bank to borrow $2.7 million as working capital with effective interest rate of 4.7% per annum and maturity date on March 7, 2022. In addition, on September 22, 2021, the Company signed another loan contract with SPD bank to borrow $2.3 million as working capital with effective interest rate of 4.2% per annum and maturity date on March 21, 2022. Both loans were guaranteed by the Company’s certain shareholders.

(3)    On August 6, 2021, the Company borrowed $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 3, 2021 and effective interest rate of 1.320% per annum. The loan was fully repaid upon maturity. In addition, on September 2, 2021, the Company borrowed additional $1.3 million short-term loan from ICBC as working capital for three months, with loan maturity date on November 30, 2021 and effective interest rate of 1.32% per annum. The loans borrowed from ICBC Bank were guaranteed by the Company’s certain shareholders.

As a result of the above repayment and new borrowings, the Company had outstanding short-term bank loan balances of $11.8 million as of the date of this report.

The Company evaluated the subsequent event through the date of the report available to issue, and concluded that there are no additional reportable subsequent events except those disclosed.

NOTE 19 — UNAUDITED SUBSEQUENT EVENTS

Repayment of bank loans

On December 22, 2021, the Company repaid $2.5 million loan to ABC bank before its original maturity date of January 18, 2021.

On November 3, 2021, the Company repaid $1.3 million loan to ICBC bank upon maturity.

On November 30, 2021, the Company repaid $1.3 million loan to ICBC bank upon maturity.

Repayment of notes payable

As disclosed in Note 10, on June 18, 2021, the Company obtained a line of credit from Huaxia Bank of $1.5 million as working capital in the form of banker’s acceptance note. This note was interest free and with a maturity date on December 18, 2021. On July 7, 2021, the Company obtained a line of credit from Huaxia Bank of $1.5 million as working capital in the form of banker’s acceptance note. This note was interest free and with a maturity date on January 10, 2022. Both notes payables were fully repaid upon maturity.

New bank loans

On November 16, 2021, the Company entered into a new loan agreement with ICBC bank to borrow $1.3 million as working capital, with interest rate of 1.34% per annum and maturity date on February 9, 2022. The loan was fully repaid upon maturity.

On December 3, 2021, the Company entered into an additional new loan agreement with ICBC bank to borrow $1.3 million as working capital, with interest rate of 1.37% per annum and maturity date on March 1, 2022. The loan was fully repaid upon maturity.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — UNAUDITED SUBSEQUENT EVENTS (cont.)

On December 23, 2021, the Company entered into a new loan agreement with ABC bank to borrow $2.5 million as working capital, with interest rate of 1.31138% per annum and maturity date on March 23, 2022. On February 23, 2022, the loan was fully repaid before its original maturity date.

On February 16, 2022, the Company entered into a new loan agreement with ICBC bank to borrow $1.3 million as working capital, with interest rate of 1.59% per annum and maturity date on May 13, 2022.

On February 25, 2022, the Company entered into a new loan agreement with ABC bank to borrow $3.2 million as working capital, with interest rate of 1.90% per annum and maturity date on August 22, 2022.

On March 8, 2022, the Company entered into a new loan agreement with ICBC bank to borrow $1.3 million as working capital, with interest rate of 1.61% per annum and maturity date on June 6, 2022.

On March 15, 2022, the Company entered into a new loan agreement with SPD bank to borrow $2.7 million as working capital, with interest rate of 4.20% per annum and maturity date on September 13, 2022.

On March 24, 2022, the Company entered into a new loan agreement with SPD bank to borrow $2.3 million as working capital, with interest rate of 4.20% per annum and maturity date on September 20, 2022.

Termination of the VIE agreements

Due to PRC legal restrictions on direct foreign investment in internet-based businesses, such as provision of internet information services platform and other value-added telecommunication services, the Company originally carried out its business through a series of contractual arrangements with Shenzhen Pai Ming Electronics Co., Ltd. (“Pai Ming Shenzhen”). In December 2021, the Company terminated the agreements under the VIE structure. There were no penalties or non-compete agreements derived from the termination of the VIE agreements. After the termination of the VIE agreement, the Company will no longer consolidate the operation and financial results of Pai Ming Shenzhen going forward. The Company’s Hong Kong subsidiary, ICZOOM HK, now operates a new B2B online platform, which does not require an ICP license under the PRC law. After the termination of the agreements under the VIE structure, in consideration that it may take some time for customers to take actions to complete the transfer and adapt to new platform, ICZOOM WFOE entered into a business cooperation agreement with Pai Ming Shenzhen on January 18, 2022 to assist such transition, pursuant to which Pai Ming Shenzhen has agreed to provide ICZOOM WFOE with network services including but not limited to business consultation, website information push, matching services of supply and demand information, online advertising, software customization, data analysis, website operation and other in-depth vertical services through online and offline data push through their platform and ICZOOM WFOE has agreed to pay Pai Ming Shenzhen for its monthly service with a base monthly fixed fee of RMB100,000 and additional variable service fee based on its performance during the one-year-term of the agreement.

The termination of the VIE agreements did not discontinue the Company’s existing business, which is to sell electronic component products and provide related services to customers. Historically, the Company’s business were substantially conducted through its wholly owned subsidiaries established in China and Hong Kong, instead of through Pai Ming Shenzhen. Prior to the termination, operating revenue generated through Pai Ming Shenzhen amounted to $36,273 for the year ended June 30, 2021, accounted for only 0.01% of the Company’s consolidated total revenue for the year ended June 30, 2021. Total assets and total liabilities of Pai Ming Shenzhen amounted to approximately $46,000 and $422,000 as of the date of termination, accounted for only 0.1% and 0.5% of the Company’s consolidated total assets and liabilities, respectively. Therefore, the Company’s management believes that the termination of the VIE agreements does not represent a strategic shift that has (or will have) a major effect on the Company’s operations and financial results. The termination is not accounted as discontinued operations in accordance with ASC 205-20.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the unaudited condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries and VIE exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and VIE shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and VIE in the form of loans, advances or cash dividends without the consent of a third party.

The unaudited condensed interim financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIE. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and VIE” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the unaudited consolidated interim financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of June 30, 2021 and 2020, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY BALANCE SHEETS

	June 30, 2021	June 30, 2020
ASSETS
Non-current assets
Investment in subsidiaries and VIE	$7,413,293	$3,173,319
Total assets	$7,413,293	$3,173,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES	$—	$—

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.08 par value, 70,000,000 shares authorized, 17,652,743 shares issued and outstanding as of June 30, 2021 and 2020:
Class A shares, 60,000,000 shares authorized, 9,993,743 and 9,993,743 shares issued and outstanding	799,499	799,499
Class B shares, 10,000,000 shares authorized, 7,659,000 shares issued and outstanding	612,720	612,720
Additional paid-in capital	14,600,143	14,045,745
Accumulated deficit	(8,825,934)	(11,460,500)
Accumulated other comprehensive gain (loss)	226,865	(824,145)
Total shareholders’ equity	7,413,293	3,173,319
Total liabilities and shareholders’ equity	$7,413,293	$3,173,319

____________

*        Retrospectively restated for effect of 4-for-1 reverse split of the ordinary shares, see Note 15.

ICZOOM GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — UNAUDITED CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended June 30,
	2021	2020
EQUITY IN EARNINGS OF SUBSIDIARIES AND VIE	$2,634,566	$591,870
NET INCOME	2,634,566	591,870
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	1,051,010	(84,599)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$3,685,576	$507,271

ICZOOM GROUP INC.
UNAUDITED PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,634,566	$591,870
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiaries and VIE	(2,634,566)	(591,870)
Net cash used in operating activities	—	—

CHANGES IN CASH AND RESTRICTED CASH	—	—
CASH AND RESTRICTED CASH, beginning of year	—	—
CASH AND RESTRICTED CASH, end of year	$—	$—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)     is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)    is or was, at the request of the Company, serving as a Director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Item 7.  Recent Sales of Unregistered Securities

During the past three years, we have issued the following shares of Class A Ordinary Shares:

In fiscal year 2019, we issued 193,970 shares of Class A Ordinary Shares to 10 individual investors at a purchase price of $4 per share in the total consideration of approximately $776,380.

In fiscal year 2020, we issued 67,500 shares of Class A Ordinary Shares to 12 individual investors at a purchase price of $4 per share (after-split) in the total consideration of approximately $273,550.

In fiscal year 2021, no options were granted.

In addition, we have issued the following options under the Plan:

Fiscal Year of Issuance	Amount of Options Issued	Amount of Optionees	Exercise of Price ($)	Options Forfeited	Options Exercised	Current outstanding options	Total Current Outstanding
2016	1,591,288	28	$0.08	65,000	118,038	1,408,250	—
2017	128,500	15	$0.08	—	8,750	119,750	—
2018	426,250	15	$0.08	9,375	26,875	390,000	—
2019	88,500	17	$0.08	12,500	12,500	63,500	—
2020	67,575	31	$1.20	10,625	44,375	12,575	1,944,075

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

All such share issuances were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

Item 8.  Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
4.1*	Specimen Ordinary Share Certificate
4.2*	Form of Representatives’ Warrant
5.1*	Opinion of Ogier
5.2*	Opinion of Robinson & Cole LLP
8.1*	Opinion of Han Kun Law Offices, regarding certain PRC tax matters
8.2*	Opinion of Messina Madrid Law PA, regarding certain U.S. Federal tax matters
8.3*	Opinion of Ogier, regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.4*	Opinion of Angela Ho & Associates, regarding certain Hong Kong tax matters
10.1*	2015 Equity Incentive Plan
10.2*	Employment Agreement between ICZOOM Group Inc. and Lei Xia dated as of November 1, 2017
10.3*	Employment Agreement between ICZOOM Group Inc. and Duanrong Liu dated as of November 1, 2017
10.4*	Employment Agreement between ICZOOM Group Inc. and Qiang He dated as of March 1, 2021
10.5*	Form of Indemnity Agreement
10.6*	Form of Director Offer Letter
10.7*	Exclusive Business Cooperation Agreement between Components Zone International Limited and Shenzhen Pai Ming Electronics Co., Ltd. dated as of December 14, 2020
10.8*	Call Option Agreements among Components Zone International Limited, Shenzhen Pai Ming Electronics Co., Ltd., and its shareholder dated as of December 14, 2020
10.9*	Equity Pledge Agreement among Components Zone International Limited, Shenzhen Pai Ming Electronics Co., Ltd., and its shareholder dated as of December 14, 2020
10.10*	Shareholder’s Power of Attorney among Components Zone International Limited, Shenzhen Pai Ming Electronics Co., Ltd., and its shareholder dated as of December 14, 2020
10.11*	Spouse Consent Letter of the spouse of the shareholder of Shenzhen Pai Ming Electronics Co., Ltd. dated as of December 14, 2020
10.12*

Termination of Contractual Arrangements by and among Components Zone International Limited, Shenzhen Pai Ming Electronics Co., Ltd., its shareholder, and the spouse of the shareholder dated as of December 10, 2021

10.13*	Business cooperation agreement between Components Zone International Limited and Shenzhen Pai Ming Electronics Co., Ltd dated as of January 18, 2022
14.1*	Code of Conduct and Ethics
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of Friedman LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Robinson & Cole LLP (included in Exhibit 5.2)
23.4	Consent of Han Kun Law Offices (included in Exhibit 99.7)
24.1	Power of Attorney (included on signature page)
99.1*	Charter of the Audit Committee
99.2*	Charter of the Compensation Committee
99.3*	Charter of the Nominating and Corporate Governance Committee
99.4*	Consent of Qi (Jeff) He
99.5*	Consent of Wei Xia
99.6*	Consent of Tianshi (Stanley) Yang
99.7	Opinion of Han Kun Law Offices, regarding certain PRC law matters and the validity of the VIE agreements.
107*	Registration Fee Table

____________

*        Previously filed

(b) Financial Statement Schedules

None.

Item 9.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on 27th day of May, 2022.

ICZOOM Group Inc.
By:	/s/ Lei Xia
Name:	Lei Xia
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lei Xia and Duanrong Liu as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Lei Xia	Chief Executive Officer and Chairman	May 27, 2022
Lei Xia	(Principal Executive Officer)
/s/ Duanrong Liu	Chief Operating Officer and Director	May 27, 2022
Duanrong Liu
/s/ Qiang He	Chief Financial Officer	May 27, 2022
Qiang He	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in Newark, DE, on May 27, 2022.

Authorized U.S. Representative
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates